Exhibit (c) (ii)

Report on State Finances

2012-2013

About this Report

The 2012-13 New South Wales Report on State Finances includes:

▪	an overview of the financial performance and position of the General Government and Total State Sectors for 2012-13

▪	details of further improvements and developments in financial reporting and management of the State’s finances

▪	the audited Consolidated Financial Statements of the General Government and Total State Sectors for 2012-13, including a full set of note disclosures required by Australian Accounting Standards and

▪	the Outcomes Report on Government Finances for the general government, public non-financial corporation, public financial corporation and the non-financial public sectors for 2012-13, prepared in accordance with the Uniform Presentation Framework adopted by all Australian governments (including the Loan Council Allocation Outcome for the State).

These reports and associated commentary provide a comprehensive analysis and review of the State’s financial performance and position.

A reference to one billion dollars is one thousand million dollars.

All figures in tables, charts and text are rounded to the nearest million dollars. Discrepancies between totals and the sum of components reflect rounding. Percentages are based on the underlying unrounded amounts.

Table of Contents

Page
Highlights	1 - 1
Fiscal Strategy	1 - 2
Fiscal Outcomes (General Government and Total State Sectors)	1 - 2
Significant Transactions	1 - 5
Key Financial Indicators (General Government and Total State Sectors)	1 - 6

Overview of the State’s Financial Performance	2 - 1
General Government Sector Statement of Comprehensive Income	2 - 1
Total State Sector Statement of Comprehensive Income	2 - 4
Total State Sector Statement of Financial Position	2 - 7
Fiscal Targets and Principles	2 - 13

Scope of Reporting	3 - 1

Developments in Financial Reporting	4 - 1

Total State Sector Accounts: Audited Consolidated Financial Statements of the NSW General Government and Total State Sectors	5 - 1
Statement of Compliance	5 - 3
Independent Auditor’s Report Total State Sector Accounts	5 - 4
Statements of Comprehensive Income	5 - 6
Statements of Changes in Equity	5 - 8
Statements of Financial Position	5 - 9
Statements of Cash Flows	5 - 10
Notes to the Financial Statements – Table of Contents	5 - 11

Uniform Presentation Framework: Outcomes Report	6 - 2
Statements of Financial Position	6 - 4
Sector Reports
General Government Sector	6 - 6
Public Non-Financial Corporations Sector	6 - 20
Non-Financial Public Sector	6 - 26
Public Financial Corporations Sector	6 - 32
Loan Council Allocation	6 - 38

Highlights

▪	The 2012-13 results are consistent with the Government’s fiscal strategy. These show an improved Budget Result, expenditure growth being below long term revenue growth, higher Net Worth, lower Net Debt and lower Net Financial Liabilities.

▪	The general government recorded a budget surplus of $239 million in 2012-13. This is an improvement of $613 million on the revised estimate contained in the 2013-14 Budget.

▪	The Auditor-General’s unqualified opinion on the NSW General Government and Total State Sector Financial Statements is the first in more than a decade.

▪	The improvement in the Budget outcome compared with the revised estimates published in June 2013 was mainly due to higher stamp duty revenues and higher grant payments from the Commonwealth Government at year end.

▪	Continuing expense controls resulted in general government expenses for 2012-13 being slightly below the revised estimates published in June 2013.

▪	The general government cash deficit reduced to $2,202 million in 2012-13 compared with $5,731 million in 2011-12.

▪	Net worth increased by $21,166 million or 14.5 per cent to $166,677 million for the year ended 30 June 2013.

▪	Net debt for the general government sector reduced to $11,907 million or 2.5 per cent of GSP in June 2013 (from $14,127 million and 3.1 per cent respectively in 2012), largely as a result of monies paid to the State for the Ports transactions.

▪	Net financial liabilities for the general government sector reduced to $62,963 million or 13.4 per cent of GSP (from $71,996 million and 15.7 per cent respectively in 2012), largely reflecting a lower valuation of superannuation and higher financial assets linked to the Ports transactions.

▪	Total State Sector capital expenditure for 2012-13 was $14,149 million.

Report on State Finances 2012-13	1 - 1

Highlights

Fiscal Strategy

▪	The Fiscal Responsibility Act 2012 sets the Government’s fiscal objectives, targets and principles in relation to responsible management of State finances. The Act requires the Budget to include a fiscal strategy statement and a report on performance against the Act’s objectives, targets and principles.

▪	The 2013-14 Budget set out the Government’s fiscal strategy to return the State’s finances back to a sustainable position while improving service delivery. The key elements of that strategy are to maintain the State’s triple A credit rating, hold annual growth in general government expenses below long-term average general government revenue growth and eliminate the unfunded superannuation liability by 2030.

▪	The 2012-13 results are consistent with the Government’s fiscal strategy with a Budget surplus in 2012-13 of $239 million.

▪	Further information on the achievements against the various objectives, targets and principles of the Act are outlined later in this Report.

Fiscal Outcomes - General Government Sector

▪	A Budget surplus for 2012-13 of $239 million.

▪	The improvement in the final Budget result compared with the projection published in June 2013 was mainly due to higher revenues.

▪	Total revenues were $60,131 million. This is $404 million higher than the original 2012-13 Budget estimate and $532 million higher than the revised estimate included in the 2013-14 Budget. The improvement over the revised Budget estimate reflects:

	–	higher taxation revenues of $198 million largely relating to higher stamp duty collections ($173 million) as a result of stronger activity in both residential and commercial property markets in the final months of the financial year

	–	higher national partnership payments from the Commonwealth of $123 million largely relating to additional funding for Transport related NPPs ($40 million), Seamless National Economy reward payment ($24 million) and Education Skills Reform NPP ($56 million).

▪	Total expenses were $59,923 million. This is $629 million lower than the original Budget estimate and $50 million lower than the revised estimate included in the 2013-14 Budget. The variation from the revised Budget estimate reflects:

	–	continuing expenditure control across departments throughout the year

	–	lower superannuation expenses of $107 million based on the final actuary report and a decreased number of members taking pension benefits

	–	$300 million expense in support of the termination of the Coal Supply Agreement for the Cobbora Mine Project.

1 - 2	Report on State Finances 2012-13

Highlights

▪	On a cash basis, the 2012-13 result was a deficit of $2,202 million which is a $1,221 million improvement over the revised Budget estimate of $3,423 million. The major driver of this improvement was the receipt of additional Commonwealth grant payments at year-end and the timing of employee related cash payments.

▪	General Government Sector capital expenditure for 2012-13 was $7,873 million compared with an original budget estimate of $6,356 million. The higher level of expenditure was attributable to the earlier recognition of the Royal North Shore Hospital Acute Services Building in 2012-13 and the transfer of responsibility for rail projects delivery into the general government sector.

▪	General Government Sector net debt reduced to $11,907 million or 2.5 per cent of GSP in June 2013 (in 2012 3.1 per cent). The improvement over the previous year largely reflects monies paid for the Ports transactions of $5,048 million.

▪	General Government Sector net lending result was a deficit of $2,168 million, largely reflecting the impact of the $7,873 million capital program.

Figure 1

Budget Result
(General Government Net Operating Balance)
For the Year ended 30 June

Break in time series associated with the adoption of AASB 1049 affects the net operating balance, but not the balance sheet.

Report on State Finances 2012-13	1 - 3

Highlights

Fiscal Outcomes - Total State Sector

▪	Net Operating Balance of the Total State Sector was a surplus of $2,082 million.

▪	Net Worth of the Total State Sector increased by $21,166 million or 14.5 per cent to $166,677 million for the year ended June 2013.

▪	The increase in Net Worth was largely driven by a favourable outcome for the Ports transaction, higher valuations of non-financial assets, and a superannuation actuarial gain of $6,433 million reflecting revisions to the discount rate for valuing liabilities.

▪	The State also recognised two new provisions for the Victims Compensation Scheme and provisional support, in conjunction with the Commonwealth Government, for NSW Universities defined benefit superannuation schemes.

▪	Total State Sector net financial liabilities reduced to $108,216 million reflecting lower superannuation liabilities and higher financial assets linked to the Ports transaction.

▪	Total State Sector capital expenditure for 2012-13 was $14,149 million.

▪	Total State Sector net lending result was a deficit of $4,684 million, reflecting the impact of the $14,149 million state capital program.

Figure 2

Total State Sector Net Worth
at 30 June

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Highlights

Figure 3

Total State Sector Net Financial Liabilities as
% Gross State Product at 30 June

Significant Transactions

▪	During the year, the Electricity Generator Assets (Authorised Transactions) Bill 2012 was passed to authorise the transfer of electricity generator assets and associated rights and liabilities to private sector buyers.

▪	As such, the operations of Delta West (consisting of the Mt Piper and Wallerawang power stations) and Eraring Energy (business as a whole) are to be disposed of during 2013-14. The impacts of these discontinuing operations have been separately disclosed in the 2012-13 accounts.

▪	As part of the sale of Eraring Energy, a liability of $300 million was recognised in 2012-13 by the State as financial support for the termination of the Coal Supply Agreement for the Cobbora Mine Project.

▪	The State received $5,048 million relating to the finalisation of long-term leasing arrangements for Port Botany and Port Kembla.

▪	Information on all these transactions is outlined in greater detail at Notes 32 and 34.

Report on State Finances 2012-13	1 - 5

Highlights

Key Financial Indicators (GGS)

		Actual 2012-13	Revised Estimate*	Original Budget	Actual 2011-12
General Government Sector
Revenue	$m	60,131	59,599	59,727	59,005
Expenses	$m	59,923	59,973	60,552	58,394
Transactions from Discontinued Operations	$m	30	—	—	49
Budget Result (Net Operating Balance)	$m	239	(374)	(824)	660
Operating Result	$m	1,706	(940)	13	(1,859)
Gross Capital Expenditure	$m	7,873	8,009	6,356	5,880
Cash Result	$m	(2,202)	(3,423)	(4,027)	(5,731)
Net Lending/(Borrowing)	$m	(2,168)	(2,970)	(3,473)	(2,043)

		Actual as at June 2013	Revised Estimate* June 2013	Original Budget June 2013	Actual as at June 2012
Net Debt	$m	11,907	13,032	17,502	14,127
Net Debt as a % of GSP	%	2.5	2.8	3.6	3.1
Net Financial Liabilities (NFL)	$m	62,963	69,228	61,161	71,996
NFL as a % of GSP	%	13.4	14.7	12.8	15.7
Total Assets	$m	265,200	258,330	245,380	247,705
Total Liabilities	$m	98,523	102,679	88,108	102,194
Net Worth	$m	166,677	155,651	157,272	145,511
Net Unfunded Superannuation Liability	$m	40,327	44,460	31,266	47,181

*	Revised Estimate for 2012-13, as published in the 2013-14 Budget on 18 June 2013.

Throughout this Report NSW Treasury has estimated 2012-13 Gross State Product (GSP).

The Australian Bureau of Statistics has yet to publish its 2012-13 estimate of GSP.

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Highlights

Key Financial Indicators (TSS)
		Actual 2012-13	Revised Estimate*	Original Budget	Actual 2011-12
Total State Sector
Revenue	$m	71,228	72,535	72,956	69,856
Expenses	$m	69,396	71,152	74,053	68,727
Transactions from Discontinued Operations	$m	250	—	—	535
Net Operating Balance	$m	2,082	1,383	(1,098)	1,664
Operating Result	$m	6,535	Not Published	Not Published	(4,817)
Gross Capital Expenditure	$m	14,149	14,492	15,063	13,076
Cash Result	$m	(3,094)	Not Published	Not Published	(7,436)
Net Lending/(Borrowing)	$m	(4,684)	(5,502)	(8,242)	(5,201)

		Actual as at June 2013	Revised Estimate* June 2013	Original Budget June 2013	Actual as at June 2012
Net Debt	$m	41,574	44,437	47,973	43,740
Net Debt as a % of GSP	%	8.8	9.4	10.0	9.5
Net Financial Liabilities (NFL)	$m	108,216	115,930	105,200	116,650
NFL as a % of GSP	%	23.0	24.6	21.9	25.4
Total Assets	$m	322,500	317,121	299,069	303,508
Total Liabilities	$m	155,823	161,470	141,797	157,997
Net Worth	$m	166,677	155,651	157,272	145,511
Net Unfunded Superannuation Liability	$m	43,186	48,050	33,292	50,922

*	Revised Estimate for 2012-13, as published in the 2013-14 Budget on 18 June 2013.

Throughout this Report NSW Treasury has estimated 2012-13 Gross State Product (GSP).

The Australian Bureau of Statistics has yet to publish its 2012-13 estimate of GSP.

Report on State Finances 2012-13	1 - 7

Review of Financial Performance

General Government Sector Statement of Comprehensive Income

The 2012-13 General Government Sector Statement of Comprehensive Income is prepared in accordance with AASB 1049 Whole of Government and General Government Sector Financial Reporting.

The statement reports several key aggregates:

▪	Net Operating Balance

▪	Operating Result

▪	Comprehensive Result

▪	Net Lending/Borrowing

The General Government Statement of Comprehensive Income is located at Pages 5-6 and 5-7 of the Consolidated Financial Statements.

The following analysis is for the General Government Sector. It compares actual results for 2012-13 to the original budget.

Budget Result

The Budget Result refers to the Net Operating Balance for the General Government Sector. The Budget Result for 2012-13 is a surplus of $239 million and represents an improvement of $1,063 million on the original budget estimate for 2012-13.

	Original Budget(a) $m	Actual $m	Change $m	Restated Budget(b) $m
Total Revenues	59,727	60,131	404	59,752
Total Expenses	60,552	59,923	(629)	60,551
Transactions from Discontinuing Operations	—	30	30	—
Net Operating Balance (Budget Result)	(824)	239	1,063	(800)
(a)	Original Budget for 2012-13 as presented in the 2012-13 Budget Papers.
(b)	Restated Budget for 2012-13 was due to changes to AASB 2011-13, resulting in the revised treatment of concessionary loans.

A summary of the result compared to the original budget estimate is outlined below and in Note 37 to the audited Consolidated Financial Statements.

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Review of Financial Performance

Revenues

Total revenues of $60,131 million were $404 million or 0.7 per cent higher than budget.

Revenues include grants and subsidies, taxes, fines, fees, sales of goods and services, interest and dividends.

Note 2 to the Consolidated Financial Statements details revenues by class and their components.

▪	Taxation was $131 million lower than budget. Land tax was less than forecast ($226 million) due to lower than expected growth of land values; payroll tax revenue was less than budget ($78 million) due to slower growth of full-time employment partly offset by higher growth of part-time employment; and strong investment returns have reduced future expected levies for Workers Compensation (Dust Diseases) Board ($46 million). Residential and commercial property market activity recovered strongly in the June quarter.

▪	Grants and subsidies in total were $12 million higher than budgeted. Slower growth in GST revenues ($49 million below budget) reflected more subdued economic activity, partly offset by an adjustment for an underpayment in 2011-12. Other grants and subsidies were $61 million greater than budget reflecting a bring forward of Commonwealth funding for rail and road projects ($189 million) into 2012-13. This was partially offset by lower Commonwealth funding for the National Healthcare National Agreement following changes in population growth methodology for 2011-12 and 2012-13 ($98 million) and changes in health price inflation ($41 million). Lower Natural Disaster funding ($46 million) was an additional offset.

▪	Dividends, taxes and other distributions exceeded budget by $281 million in 2012-13 largely from the electricity sector ($225 million), where savings from the integration of the electricity distribution businesses exceeded forecasts. Nevertheless dividends from the electricity sector remained within the Government’s Dividend Cap and did not affect consumer prices. Sydney Water also paid higher dividends ($40 million) reflecting an improved operating performance arising from increased sales in the unexpectedly warm, dry weather and lower operating expenditure.

▪	Sales of goods and services exceeded the budget estimate by $368 million largely due to revised administrative arrangements for the delivery of transport infrastructure ($296 million) and recoupment of costs for administration services provided to RailCorp ($79 million). Both these revenues have offsetting expenditures.

▪	Fines, fees and other revenues were $214 million below original budget estimates. Mining royalties were $560 million less than expected, largely due to lower coal prices, a higher exchange rate and zero revenue being received from supplementary coal royalties. These were offset by higher than expected industry, developer and private sector contributions and motor vehicle traffic fines ($98 million).

Report on State Finances 2012-13	2 - 2

Review of Financial Performance

Expenses

Total expenses of $59,923 million in 2012-13 were $629 million or 1.0 per cent below budget.

▪	Employee expenses were $346 million lower than budget. Lower employee expenses were recorded on a number of Commonwealth funded programs including delays in Early Childhood Education and Skills Reform National ($120 million); Police’s expenses were less than budget mainly due to the impact of decreased Death and Disability and other salary related expenses ($105 million); and the Department of Finance and Services were lower than budget due to significant reductions in Public Works spending following the implementation of the Change Management Plan ($73 million). These under expenditures were offset by increased voluntary redundancy expenses; an increase in TMF Worker’s Compensation claims ($112 million) due to additional medical benefit and legal payments; and Health’s higher than expected salaries and wages related to an increase in in-year hospital inpatient activity and emergency department attendances ($83 million).

▪	Superannuation Interest and Other Superannuation Costs were $359 million lower than budget mainly due to revised actuarial assessments.

▪	Capital and Current Grants and Subsidies and Other Transfers Expense were $418 million lower than budget. This included reductions in education expenditure associated with delayed Commonwealth funded national partnerships ($163 million). Expenditure was also less than expected for the following programs: State Investment Attraction Scheme and Regional Industries Investment Fund ($82 million) due to the timing of commitments, lower expenses in the Climate Change Fund due to cessation of contributions from water utilities and Solar Bonus Scheme reimbursement costs ($61 million) and a change in accounting treatment for Aboriginal Land Claims ($70 million).

▪	Higher Depreciation and Amortisation expenses ($373 million) arose largely as a result of asset revaluations. A Componentisation Review of road corridor assets by Roads and Maritime Services resulted in increased depreciation of road assets ($274 million) and an asset revaluation for the Department of Education and Communities resulted in an increase in depreciation expenses ($148 million).

Discontinued Operations

The operations of Delta West and Eraring Energy were discontinued during the financial year.

Further information on these and prior year transactions can be found in Note 34.

Further Budgetary Information

A detailed analysis of variances from the original 2012-13 Budget is also included in Note 37 of the audited Consolidated Financial Statements (Page 5-157).

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Review of Financial Performance

Total State Sector Statement of Comprehensive Income

The 2012-13 Total State Sector Statement of Comprehensive Income is prepared in accordance with AASB 1049 Whole of Government and General Government Sector Financial Reporting.

The statement reports several key aggregates:

▪	Net Operating Balance

▪	Operating Result

▪	Comprehensive Result

▪	Net Lending/Borrowing

The statement of comprehensive income is located at Pages 5-6 and 5-7 of the Consolidated Financial Statements. Note 36 to the report includes information on the convergence differences between the AASB 1049 aggregates and the GFS equivalents.

The following analysis for the Total State Sector compares actual results for 2012-13 and 2011-12.

Net Operating Balance

The Net Operating Balance for the Total State Sector was a surplus of $2,082 million compared to a $1,664 million surplus in 2011-12. The Net Operating Balance is also referred to as the net result from transactions (total revenues less total expenses).

	2012-13 Actual $m	2011-12 Actual $m	Change $m	Change %
Total Revenues	71,228	69,856	1,372	2.0%
Total Expenses	69,396	68,727	669	1.0%
Transactions from Discontinuing Operations	250	535	(285)	-53.3%
Net Operating Balance (Budget Result)	2,082	1,664	418	25.1%

Revenue

Total revenues for 2012-13 were $71,228 million, an increase of 2.0 per cent over 2011-12 revenues.

Revenues include grants and subsidies, taxes, fines, fees, sales of goods and services, interest and dividends external to the State sector.

Note 2 to the Consolidated Financial Statements details the revenues by class and their components.

The following revenue areas had significant movement in 2012-13 compared with 2011-12:

▪	Taxation - up $1,284 million or 6.3 per cent;

▪	Sale of goods and services - up $1,155 million or 9.2 per cent; and

▪	Specific Purpose and National Partnership Payments - down $1,956 million or 16.6 per cent.

Report on State Finances 2012-13	2 - 4

Review of Financial Performance

The rise in taxation includes an increase in payroll tax of $223 million reflecting an overall employment growth and a rise in average wages.

In December 2008, the Commonwealth and all States and Territories (the States) signed the Intergovernmental Agreement on Federal Financial Relations (IGA) establishing a new framework for payments to the States. There are three types of payments: general purpose payments (mainly GST), Specific Purpose (SPP) and National Partnership (NPP) payments.

Total Commonwealth grants revenue decreased by $1,468 million or 5.6 per cent compared to 2011-12. GST revenue provided to New South Wales of $14,747 million increased by $488 million, compared to 2011-12. This increase was slightly lower ($49 million) than anticipated in the original Budget due to more subdued economic activity, and substantially less than the $16,220 million forecast for 2012-13 in the 2011-12 Budget largely due to the decreased size of National GST Pool and changes to the GST relativity for NSW offset by growth in the population.

Commonwealth National Partnership payments to NSW were $2,412 million lower in 2012-13. The decrease principally relates to funding for transport infrastructure from the National Land Transport and Building Australia Fund.

Figure 4

Total State Sector Revenue 2012-13
(2011-12 in brackets)

Expenses

Total State Sector expenses grew by $669 million or 1 per cent in 2012-13.

Employee expenses (excluding superannuation) grew by $432 million or 1.5 per cent during 2012-13 to $29,520 million.

Superannuation interest costs fell by $1,042 million due to lower interest rates ($770 million) along with higher returns on plan assets ($271 million).

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Review of Financial Performance

Depreciation and amortisation expense rose by $729 million or 12 per cent during 2012-13, of which $305 million was due to a road componentisation review and changes to useful lives of assets held by Roads and Maritime Services.

Other expenses increased by $587 million mainly due to the recognition of a $300 million expense in support of the termination of the Coal Supply Agreement for the Cobbora Mine Project.

Grants and subsidies fell overall by $90 million or 1.2 per cent in 2012-13.

Operating Result

The Operating Result comprises the Net Operating Balance adjusted for ‘Other Economic Flows included in the Operating Result’. Note 4 to the Consolidated Financial Statements details the impact of other economic flows on the result.

The Operating Result for 2012-13 is a surplus of $6,535 million. It mainly comprises a net operating surplus of $2,082 million (explained above) adjusted for a net gain of $2,086 million from the sale of discontinuing operations; the first time recognition of a provision for university superannuation and victims compensation; a loss of $716 million for infrastructure written off during the year and a net gain of $2,782 million resulting from fair value adjustments to financial instruments. The fair value adjustment is mainly attributed to T-Corp borrowings which were impacted by changes in interest rates.

Comprehensive Result

The Comprehensive Result comprises the Operating Result adjusted for other economic flows direct to equity. The 2012-13 Comprehensive Result was a surplus of $21,167 million. It mainly comprises the $6,535 million operating surplus, a $6,433 million actuarial gain on superannuation and a $8,176 million increment from asset revaluations. Explanations of the superannuation gain and asset increments can be found at Note 24 ’Superannuation Provisions’ and asset revaluations at Note 15 ‘Property Plant, and Equipment’.

Net Lending/(Borrowing)

The net lending result represents the financing requirement of the government, calculated taking into account both recurrent and capital transactions.

In 2012-13 the net lending result was a deficit of $4,684 million, reflecting the impact of the $14,149 million state capital program.

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Review of Financial Performance

Total State Sector Statement of Financial Position

Total State Sector Net Worth was $166,677 million in June 2013, an increase of $21,166 million or 14.5 per cent on the previous year.

The increase in Net Worth was largely driven by the higher end of year cash balance attributable to the Ports transaction, higher valuations of non-financial assets, and a superannuation actuarial gain of $6,433 million reflecting revisions to the discount rate used for valuing superannuation liabilities.

The Net Worth of the General Government and the Total State Sectors are the same because the former records an equity investment in the net assets of the Public Non-financial Corporation (PNFC) and Public Financial Corporation (PFC) sectors.

Non-Financial Assets

Non-financial assets represent infrastructure items such as public schools, hospitals, roads, bridges, transport, public housing and sporting facilities, as well as the infrastructure of the State’s commercial authorities such as electricity power stations and distribution assets, dams and water pipelines and ports infrastructure.

The State’s non-financial assets were valued at $274,893 million at 30 June 2013, an increase of $12,732 million on the previous year. This included a net increase in investments in property and infrastructure of $11,144 million, an increase in intangibles of $436 million, and an increase in the assets classified as held for sale of $996 million.

Capital expenditure on property and infrastructure in 2012-13 included investments in:

▪	energy infrastructure	$3,186 million

▪	public transport	$3,154 million

▪	roads and maritime services	$3,006 million

▪	hospitals and equipment	$1,599 million

▪	water infrastructure	$692 million

▪	educational facilities	$541 million

▪	public housing	$262 million

Several agencies performed cyclical revaluations of their property, plant and equipment during the financial year. Refer to Note 15 ‘Property, Plant and Equipment’ and Note 16 ‘Intangibles’ for further information on the annual movements in these asset classes.

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Review of Financial Performance

Net Financial Liabilities

Net Financial Liabilities (NFLs) reflect the financial obligations of the Government. They comprise net debt, unfunded superannuation and other employee provisions, insurance obligations and other liabilities, after deducting receivables and other financial assets.

Total State Sector NFL as a share of gross state product (GSP) decreased to 23 per cent in June 2013 from 25.4 per cent in June 2012 (Refer Figure 5) largely due to the impact of lower than expected bond yields on the valuation of superannuation liabilities. In dollar terms, NFL fell to $108.2 billion.

Figure 5

Total State Sector
Net Financial Liabilities as a Percentage of
Gross State Product at 30 June

Net Financial Liabilities (NFL) is equal to total liabilities less total financial assets and comprises:

	June 2013 $m	June 2012 $m
Net Debt	41,574	43,739
Superannuation Liabilities	43,186	50,922
Employment Provision	15,491	15,289
Insurance Obligation	8,229	7,427
Other net liabilities / (assets)	(263)	(727)
Net Financial Liabilities	108,216	116,650

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Review of Financial Performance

Net Debt

Net Debt comprises borrowings, advances received and deposits held, less cash and cash equivalent assets, financial assets at fair value and advances paid.

Total State Sector Net Debt decreased by $2,166 million to $41,574 million for the year ended 30 June 2013 mainly attributable to the net proceeds from the Ports sales transactions. As a percentage of GSP, net debt fell from 9.5 per cent in June 2012 to 8.8 per cent June 2013 (Refer Figure 6).

Figure 6

Total State Sector
Net Debt as a Percentage of
Gross State Product at 30 June

Net Debt comprises:

	June 2013 $m	June 2012 $m
Cash and Cash Equivalent Assets	12,110	9,975
Financial Assets at Fair Value	24,492	20,777
Advances Paid	440	453
Deposits Held	(1,289)	(1,846)
Borrowings and Derivatives at Fair Value	(72,314)	(69,444)
Borrowings at Amortised Cost	(4,287)	(2,899)
Advances Received	(726)	(755)
Net Debt	(41,574)	(43,740)

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Review of Financial Performance

Superannuation Liabilities

Superannuation liabilities represent the actuarially assessed obligations for past and present employees less the net market value of scheme assets set aside to meet these obligations. During 2012-13, net unfunded superannuation liabilities decreased by $7,737 million to $43,186 million. The decrease is largely explained by:

▪	an increase in the discount rate used to measure the value of superannuation liabilities from 3.06 per cent to 3.8 per cent.

▪	2012-13 State Super Fund earnings of 17.1 per cent (EISS 15.14 per cent), which is well above the long term average fund earnings rate.

Under AASB 119, a floating discount rate based on Commonwealth long-term government bond yields as at 30 June each financial year is used to estimate the present value of liabilities. Bond yield fluctuations lead to major variations in liability estimates over time.

Employer and employee assets in the defined benefits schemes were $37,939 million at 30 June 2013.

Employee Provisions

Employee provisions include annual and long service leave and self-funded obligations for workers compensation.

These liabilities grew by 1.3 per cent to $15,491 million in June 2013. The increase was mainly due to higher provisions for self-funded workers compensation following updated actuarial valuations and the application of revised discount rate, interest rate and wage inflation assumptions.

Refer to Note 24 ’Superannuation Provisions’ for further information.

Insurance Obligations and Other Provisions

These liabilities primarily comprise obligations of the Treasury Managed Fund (excluding workers compensation) and include liabilities for dust disease claims, lifetime care and support for victims with catastrophic injuries from motor vehicle accidents and closed insurance schemes such as the Transport Accident Compensation Fund (old third party scheme).

Insurance liabilities and other provisions grew by 15 per cent to $9,860 million in June 2013. The growth has been affected by the impact of emerging claims in the relatively new Lifetime Care and Support Scheme. These liabilities are backed by similar levels of cash and investments which have been collected through motor vehicle CTP premiums.

The State also recognised two new provisions for the Victims Compensation Scheme and provisional support, in conjunction with the Commonwealth Government, for NSW Universities defined benefit superannuation schemes.

Refer to Note 25 ‘Other Provisions’ for further information on insurance obligations.

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Review of Financial Performance

Other Net Liabilities / (Net Assets)

Other net liabilities decreased by $464 million to $263 million during 2012-13.

Net Worth

The movement in various financial and non-financial assets and liabilities, outlined above, resulted in an increase in Net Worth during 2012-13 of $21,166 million to $166,677 million. This reflected an operating result surplus of $6,535 million, a superannuation actuarial gain of $6,433 million and asset revaluation increments of $8,176 million.

Future Developments

Sale of Delta Electricity Western Power Stations (Delta West)

On 2 September 2013, Delta Electricity completed the sale of its operations at Mount Piper and Wallerawang (collectively, Delta West) power stations to Energy Australia. The value of the operations at the time of sale was $387 million, and the consideration made for the transaction was $475 million. The cash portion of the consideration was $160 million with the remaining balance received through the cancellation of existing deposit liabilities held by the Crown in respect of the Delta West Generation Trader Agreement (GTA).

Prior to sale, certain liabilities and associated cash balances were transferred to other NSW State entities, including:

▪	Insurance provisions covering assessed dust disease claims;

▪	Funding for defined benefit superannuation liabilities; and

▪	Liabilities for defined benefit superannuation.

Sale of Eraring Energy

On 1 August 2013, the State completed the sale of Eraring Energy to Origin Energy. The value of the operations disposed of at the time of sale was $654 million, and the consideration made for the transaction was $659 million. The cash portion of the consideration was $50 million, with the remaining balance received through the cancellation of existing GTA deposit liabilities held by the Crown in respect of the Eraring Energy GTA.

Prior to sale, certain liabilities and associated cash balances were transferred to other NSW State entities, including:

▪	Insurance provisions covering assessed dust disease claims;

▪	Employee and contractor related accident and injury claims;

▪	Funding for defined benefit superannuation liabilities; and

▪	Liabilities for defined benefit superannuation.

2 - 11	Report on State Finances 2012-13

Review of Financial Performance

Transfer of Assets to Green State Power

Immediately prior to the sale of Eraring Energy, a portfolio of hydro and wind renewable assets, including associated working capital, owned by Eraring Energy was transferred to a newly created State owned entity, Green State Power Pty Limited (Green State Power) valued at $143 million. The renewable assets and liabilities were transferred to Green State Power for zero consideration.

Cobbora Holding Company Pty Limited

As part of the sale of Eraring Energy, it was negotiated that Cobbora Holding Company Pty Limited’s (“Cobbora”) coal supply and associated agreements with Eraring Energy were to be terminated in return for a payment from the State to Origin Energy of $300 million. This has been recognised in 2012-13.

In addition, similar agreements with two state owned companies, Macquarie Generation and Delta Electricity, were terminated for zero consideration.

NSW Land and Housing Corporation

The Governor approved the vesting of 1,302 properties to community housing providers on 31 July 2013. The carrying amount of these properties at reporting date is $222 million. The Governor’s order to vest the properties was published in the Government Gazette on 16 August 2013.

Macquarie Generation

On 30 July 2013, the Government announced the start of the sale process for Macquarie Generation – the state’s largest electricity generator – to unlock funds for critically needed infrastructure across NSW. Expressions of interest for the sale of Macquarie Generation were called for in July 2013

Delta Coast

The sale of Delta Electricity Central Coast power stations – Vales Point and Colongra – is expected to take place in 2014.

Newcastle Port

On 26 June 2013, the NSW Government announced that parliamentary support had been gained for lease of the Port of Newcastle (as highlighted in the 2013-14 Budget). It is proposed that, following the scoping study, the Port of Newcastle will be refinanced under a 99-year lease, with funds from the transaction committed to the revitalisation of Newcastle, including a light rail service between Wickham and Newcastle.

Following completion of the scoping study by the Government and confirmation of value for money, an expression of interest process is envisaged.

Report on State Finances 2012-13	2 - 12

Review of Financial Performance

Fiscal Targets and Principles

The Government’s fiscal strategy is articulated in the Fiscal Responsibility Act 2012. The key object of the Act is to maintain the State’s triple-A credit rating. This object is supported by two fiscal targets:

▪	Holding annual general government sector expense growth below long-term average revenue growth; and

▪	Eliminating the State’s unfunded superannuation liabilities by 2030.

The Act also requires the Government to pursue its object in accordance with three principles of sound financial management:

▪	Responsible and sustainable spending, taxation, and infrastructure investment;

▪	Effective financial and asset management; and

▪	Achieving intergenerational equity.

The Fiscal Responsibility Act 2012 also requires the Budget to include a fiscal strategy statement; a report on performance against the Act’s object, targets and principles; an explanation of any departures from the object, targets or principles along with a plan to restore compliance; and an assessment of the impact of Budget measures on the long-term fiscal gap. Every five years (with the next report in 2016-17) the Budget is to include an updated Long Term Fiscal Pressures Report and reassessment of the long-term fiscal gap.

Performance against the Fiscal Targets and Principles of the Fiscal Responsibility Act

The 2012-13 actual results have been assessed against the object, targets and principles of the Fiscal Responsibility Act 2012 to provide a status update against each measure below.

Object	2013-14 Budget Status	2012-13 State Finances (End of Year Status Update)
The object of the FRA is to maintain the State’s triple-A credit rating.	This object was met in 2012-13 with the State’s triple-A credit rating confirmed by both Moody’s and Standard & Poor’s.	As per the Budget Status
Hold expense growth below long-run revenue growth	The historical long-term average annual revenue growth rate was estimated at 5.6 per cent in the 2011-12 Long Term Fiscal Pressures Report (refer to page 4-9 in that report). Over the four years of the 2013-14 Budget, Traditional expense growth (i.e., excluding the impact of AASB 119) is projected to average 3.7 per cent per annum - or about 1.9 percentage points below target.	Long term average expense growth was maintained below long term average revenue growth in 2012-13, delivering a surplus result for the State. This is an improvement over the Budget estimate.

2 - 13	Report on State Finances 2012-13

Review of Financial Performance

Object	2013-14 Budget Status		2012-13 State Finances (End of Year Status Update)
Eliminate the State’s unfunded superannuation liabilities by 2030	The triennial actuarial review of superannuation liabilities was completed in 2012. Based on the current Crown funding plan, the review concluded that liabilities were on track to be fully funded by 2030 in line with the target. With the high rate of earnings forecast for 2012-13, agencies in the PTE sector are now largely fully funded.		As per the Budget Status
Responsible and sustainable spending, taxation and infrastructure investment	The 2013-14 Budget continues to deliver historically low average expense growth over the Budget and forward estimates that is below average revenue growth and considerably below long-run average revenue growth. These outcomes will deliver significant budget surpluses that can fund the Government’s increased and better directed infrastructure spending in a sustainable way. Taxation policies remain stable and predictable.		Expenditures were maintained below revenue in 2012-13, delivering a surplus result for the State. This is an improvement over the Budget estimate.
Effective financial and asset management	Since coming to office one of the key objectives of the Government has been to improve financial and asset management of the State. A significant program of reform, initially informed by Commission of Audit reviews of the State’s finances and public sector management has seen the delivery of:		As per the Budget Status
	▪	heightened accountability of Ministers and agency CEOs in maintaining their expenses to budget
	▪	expense growth brought under control
	▪	private sector provision of public services and introduction of contestability in the delivery of services
	▪	infrastructure priorities being determined on the basis of the best economic and social outcomes through Infrastructure NSW
	▪	better use of existing infrastructure
	▪	divestment of assets that are not core to the delivery of public services and the sale of surplus property assets.

Report on State Finances 2012-13	2 - 14

Review of Financial Performance

Object	2013-14 Budget Status	2012-13 State Finances (End of Year Status Update)
Achieving intergenerational equity	Lowering total state net debt, as delivered in the 2013-14 Budget, will assist in future generations bearing less of the burden of today’s expenditure decisions.	Net Debt in 2012-13 fell below the budget estimates to $41,574 million or 8.8% of GSP.

Another way to consider the effects of Government policies on intergenerational equity is by measuring the change in the long term fiscal gap from one Budget to the next. The long term fiscal gap is the change in the primary balance of the general government sector as a share of gross state product (GSP) from 2009-10 to 2050-51.

The fiscal gap fell from 1.8 per cent to 1.5 per cent in the 2013-14 Budget.

In all respects, performance in 2012-13 and the strategy and measures in the 2013-14 Budget comply with the requirements of the FRA. There are no departures from the object, target and principles outlined in the 2013-14 Budget.

2 - 15	Report on State Finances 2012-13

Scope of Reporting

The Report on State Finances combines the Consolidated Financial Statements of the NSW General Government and Total State Sectors (the Total State Sector Accounts) and the Outcomes Report as required by Loan Council.

Each report gives a different focus on Government finances. The Consolidated Financial Statements capture the cost of operating Government services including depreciation of non-financial assets and valuation adjustments on assets and liabilities, as well as the stock of assets and liabilities. The statements are presented with full accrual accounting note disclosures.

The Outcomes Report provides similar information but is more focused on comparing the actual result to the original budget. In addition, it provides further disaggregation of key aggregates.

A commentary has been provided on the key results of each report.

Consolidated Financial Statements

The Consolidated Financial Statements are also known as the Total State Sector Accounts. They are prepared in accordance with Australian Accounting Standards, in particular AASB 1049 Whole of Government and General Government Sector Financial Reporting and are audited.

The Total State Sector Accounts reports on the operating results, financial position and cash flows of the New South Wales General Government and Total State Sectors.

The New South Wales Total State Sector includes both the General Government sector and the State’s Public Non-Financial Corporations (PNFCs) and Public Financial Corporations (PFCs).

PNFCs are responsible for supplying public infrastructure services, including electricity, ports, water and public transport. PNFCs, other than in the transport and housing sectors, are self-funded from user charges and have been given a specific charter to run their businesses on commercial lines including the achievement of a commercial rate of return on the resources employed.

PFCs may accept demand, time or savings deposits and/or have the authority to incur liabilities and acquire financial assets in the market on their own account. An example of a PFC is the NSW Treasury Corporation.

Refer to Note 39 for a full list of consolidated entities.

Consolidation of entities in these financial statements has been done in accordance with Australian Accounting Standards AASB 127 Consolidated and Separate Financial Statements and AASB 1049 Whole of Government and General Government Sector Financial Reporting as disclosed in Note 1 to the financial statements.

Report on State Finances 2012-13	3 - 1

Scope of Reporting

In 2012-13, the Auditor-General issue an unqualified audit opinion on the Consolidated Financial Statements:

I have audited the accompanying financial statements of the New South Wales General Government and Total State Sectors (the Total State Sector Accounts), which comprise the statements of financial position as at 30 June 2013, the statements of comprehensive income, statements of changes in equity and statements of cash flows for the year then ended, notes comprising a summary of significant accounting policies and other explanatory information.

In my opinion, the Total State Sector Accounts are prepared, in all material respects, in accordance with Australian Accounting Standards and section 6 of the Public Finance and Audit Act 1983 (the PF&A Act).

In 2011-12, the Auditor-General issue a qualified audit opinion on the Consolidated Financial Statements, with the qualification relating to three matters:

The State adopts a fair value accounting policy when measuring buildings. Due to the way the accounting policy was applied to certain buildings, I am unable to obtain all the information I require to form an opinion on the value of buildings and related transactions in the Total State Sector Accounts. Consequently, I am unable to form an opinion whether the following items are free from material misstatement:

▪	within the statements of financial position:

	–	Property, Plant and Equipment (Land and Buildings) - buildings valued at $18.6 billion

▪	within the statements of comprehensive income:

	–	Revaluations - revaluation increment of $4.9 billion

	–	Depreciation and Amortisation - depreciation expense on buildings of $380 million.

As a further consequence, I am unable to form an opinion on the State’s Net Operating Balance/Budget Result, Operating Result, and Comprehensive Result in the statement of comprehensive income.

Certain parcels of land within New South Wales and related infrastructure may be controlled by the State, but these have not been recognised in the Total State Sector Accounts. The value of land and infrastructure that potentially should be recognised is estimated between $500 million and $1.5 billion but may be outside this range. I am unable to obtain all the information I require to form an opinion on the value of land assets and any related infrastructure that should be recognised in the Total State Sector Accounts. Consequently, I am unable to form an opinion whether Property, Plant and Equipment (Land and Buildings) in the statements of financial position are free from material misstatement. My opinion for the year ended 30 June 2011 was similarly qualified.

The State has recognised the value of certain archives in the Total State Sector Accounts for the first time. Although these archives have been valued at $938 million, I have been unable to obtain all the information I require to form an opinion on their existence and value. Consequently, I am unable to form an opinion whether Property, Plant and Equipment (Plant and Equipment) in the statements of financial position are free from material misstatement.

3 - 2	Report on State Finances 2012-13

Scope of Reporting

During 2012-13, the State devoted significant resources to resolution of the audit qualifications contained in the 2011-12 Total State and General Government Financial Statements. This work involved Treasury working closely with agencies to monitor resolution of the underlying agency qualifications as well as reducing any potential misstatements of the accounts.

In 2012-13, the Auditor-General has confirmed the three audit qualifications have been addressed and resolved:

The matters leading to qualifications within the 2012 Independent Auditor’s Report were substantially resolved during 2013. We were provided sufficient appropriate audit evidence for each of the matters.

Outcomes Report

The Outcomes Report is presented in accordance with the Uniform Presentation Framework (UPF) agreed by the Australian Loan Council in March 2008.

The primary objective of the UPF is to ensure that Commonwealth, State and Territory governments provide a common ‘core’ set of financial information. The UPF requires the release of a budget presentation, a mid-year update and an end of year Outcomes Report.

The Outcomes Report is based on the AASB 1049 Whole of Government and General Government Sector Financial Reporting reporting standard to harmonise GFS with accounting standards. It provides a suite of financial statements (without detailed notes) for the various sectors of Government, along with the Loan Council allocation result for the year.

The Outcomes Report provides a consistent minimum reporting base for all States and Territories.

Report on State Finances 2012-13	3 - 3

Developments in Financial Reporting

In 2012-13 there has been a continued emphasis across the sector on improving financial management, budgeting and reporting.

Improvements have focused on three areas:

1.	Financial information

2.	Financial projections

3.	Financial Management Framework Reforms

1. Financial Information

Resolution of matters giving rise to 2011-12 audit qualifications

During 2012-13 significant resources were devoted to resolution of audit qualifications contained in the 2011-12 Total State and General Government Financial Statements with Treasury working closely with agencies to monitor resolution of the underlying agency qualifications as well as reducing any potential misstatements of the accounts. The three audit qualifications from 2011-12 have been addressed by agencies and they have been resolved. For the first time in over a decade the Total State Sector Accounts have been presented without audit qualification. This is a significant achievement for the sector with the resolution of some matters that have been outstanding for over a decade.

This outcome reflects the importance given to the delivery of improved financial management and reporting for the sector, and supported by ongoing investments in the information technologies and enabling systems across the sector as agencies modernise operating and financial systems.

Reducing reported misstatements

In addition to resolution of matters directly impacting on the Total State Sector and General Government Accounts Treasury implemented strategies to track and monitor agencies resolution of issues that were reported by the Auditor General as significant misstatements in the agencies financial statements. These represented agency errors or potential errors / misstatements over $20 million and the focus was to highlight the underlying causes of the issues, and to track resolution by the agency.

The financial management framework was extended in 2012-13 with additional requirements for early close of financial accounts in March – April, greater integration of the Audit and Risk Committees into reviews of financial statements, and increased responsibilities for agencies to provide Chief Financial Officer Attestations as to the accuracy and reliability of financial information, systems and annual accounts.

4 - 1	Report on State Finances 2012-13

Developments in Financial Reporting

2. Financial Projections

In 2012-13 Treasury has continued to work with agencies to improve the reliability of projections and Budgets.

In 2012-13 as part of this focus on improvement the Treasurer engaged the Auditor General to conduct an “assurance review” of the 2012-13 Half Yearly Review and the 2013-14 Budget.

In addition to this, Treasury implemented strategies to track and monitor emerging risks and integrate this into the performance and budget monitoring processes through 2012-13.

As a proportion of General Government revenues, the absolute variance in the forecast for the Budget Result between the actual outcome and the revised estimate (as per the 2013-14 Budget) was 1.0 per cent, down from 1.7 per cent for 2011-12 and in line with the average for the period 2007-08 to 2012-13.

NSW forecasting performance is comparable with other major jurisdictions. For the period 2007-08 to 2012-13 the absolute net operating balance variance as a proportion of general government revenues for Victoria and the Commonwealth averaged 0.6 per cent and 0.8 per cent respectively. For Western Australia the average was 1.7 per cent. For Queensland, for the period 2007-08 to 2011-12, the variance averaged 1.1 per cent of revenues.

3. Financial Management Framework Reforms

Financial Management Reforms have focused on improved governance through the requirements for Risk Management, CFO Attestations, increased requirements for agency early close, first time involvement of the Auditor General in assurance reviews of Budget and Forward Estimates and the 2012-13 Half Yearly Review, continuation of the carry-over process for agencies to support quality expenditure control, and the progression of the NSW Financial Management Transformation program.

Report on State Finances 2012-13	4 - 2

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Total State Sector Accounts
2012 – 2013

Audited Consolidated Financial Statements
of the NSW General Government
and Total State Sectors

Total State Sector Accounts	5 - 1

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5 - 2	Total State Sector Accounts

Statement of Compliance

In our opinion the Total State Sector Accounts:

▪	have been prepared on the basis of the financial reporting requirements as prescribed in the Public Finance and Audit Act 1983; and

▪	are in accordance with AASB 1049 Whole of Government and General Government Sector Financial Reporting and all other Australian Accounting Standards.

The Hon. Mike Baird MP	Philip Gaetjens	Catherine Trivers
Treasurer	Secretary	Director
	The Treasury	The Treasury

25 October 2013

Total State Sector Accounts	5 - 3

INDEPENDENT AUDITOR’S REPORT

New South Wales General Government and Total State Sectors

To Members of the New South Wales Parliament

I have audited the accompanying financial statements of the New South Wales General Government and Total State Sectors (the Total State Sector Accounts), which comprise the statements of financial position as at 30 June 2013 the statements of comprehensive income, statements of changes in equity and statements of cash flows for the year then ended, notes comprising a summary of significant accounting policies and other explanatory information.

Opinion

In my opinion, the Total Sate Sector Accounts are prepared, in all material respects in accordance with Australian Accounting Standards and section 6 of Public Finance and Audit Act 1983 (the PF&A Act). My opinion should be read in conjunction with the rest of this report.

Treasurer’s Responsibility for the Total State Sector Accounts

The Treasurer is responsible for the preparation of the Total State Sector Accounts in accordance with Australian Accounting Standards and the PF&A Act and for such internal control as the Treasurer determines is necessary to enable the preparation of the Total State Sector Accounts that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on the Total State Sector Accounts based on my audit. I conducted my audit in accordance with Australian Auditing Standards. Those standards require that I comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance about whether the Total State Sector Accounts are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgement including the assessment of the risks of material misstatement of the financial statements. whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Treasurer, as well as evaluating the overall presentation of the financial statements.

I believe the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

Level 15, 1 Margaret Street Sydney NSW 2000 | GPO Box 12, Sydney NSW 2001 | t 02 9275 7101 | f 02 9275 7179 | e mail@ audit.nsw.gov.au | audit.nsw.gov.au

5 - 4	Total State Sector Accounts

My opinion does not provide assurance:

•	about the future viability of the New South Wales General Government and Total State Sectors

•	that the Sector’s activities have been carried out effectively, efficiently and economically

•	about the effectiveness of the Sectors’ internal control

•	about assumptions used in formulating the Budget figures disclosed in the financial statements

•	about security and controls over the electronic publication of the audited financial statements on any website where they may be presented

•	about other information that may have been hyperlinked to from the financial statements.

Independence

In conducting my audit, I have complied with the independence requirements of the Australian Auditing Standards and relevant ethical pronouncements. The PF&A Act further promotes independence by:

•	providing that only Parliament, and not the executive government, can remove and Auditor-General

•	mandating the Auditor-General as auditor of public sector agencies but precluding the provision of non-audit services, thus ensuring the Auditor-General and the Audit Office of New South Wales are not compromised in their roles by the possibility of losing clients or income.

A T Whitfield
Acting Auditor-General

25 October 2013
SYDNEY

Total State Sector Accounts	5 - 5

The NSW Consolidated Statements of Comprehensive Income for the Year Ended 30 June 2013

		General Government Sector		Total State Sector
		2012-13	2011-12	2012-13	2011-12
	Note	$m	$m	$m	$m
FROM CONTINUING OPERATIONS
Revenue from Transactions
Taxation	2	21,980	20,660	21,571	20,287
Grants and Subsidies
Commonwealth General Purpose	2	14,777	14,289	14,777	14,289
Commonwealth Specific Purpose Payments	2	7,153	6,806	7,273	6,817
Commonwealth National Partnership Payments	2	2,536	4,948	2,536	4,948
Other Grants and Subsidies	2	941	700	655	500
Sale of Goods and Services	2	5,434	4,961	18,408	16,853
Interest	2	406	552	814	1,203
Dividend and Income Tax Equivalents from Other Sectors	2	2,648	2,088	—	—
Other Dividends and Distributions	2	595	410	666	446
Fines, Regulatory Fees and Other	2	3,662	3,591	4,529	4,514
Total Revenue from Transactions		60,131	59,005	71,228	69,856

Expenses from Transactions
Employee	3	26,195	25,425	29,520	29,088
Superannuation
Superannuation Interest Cost	3	(161)	821	(284)	758
Other Superannuation	3	2,349	2,294	2,762	2,707
Depreciation and Amortisation	3	3,667	2,978	6,776	6,048
Interest	3	2,220	2,082	3,959	4,222
Other Property		—	1	—	1
Other Operating	3	14,245	13,409	19,460	18,610
Grants and Subsidies
Current Grants and Subsidies	3	9,071	9,240	6,780	6,636
Capital Grants	3	2,336	2,143	423	657
Total Expenses from Transactions		59,923	58,394	69,396	68,727

TRANSACTIONS FROM DISCONTINUING OPERATIONS	34	30	49	250	535
NET RESULT FROM TRANSACTIONS -
NET OPERATING BALANCE (BUDGET RESULT FOR THE GENERAL GOVERNMENT SECTOR)		239	660	2,082	1,664

5 - 6	Total State Sector Accounts

The NSW Consolidated Statements of Comprehensive Income for the Year Ended 30 June 2013

		General Government Sector		Total State Sector
	Note	2012-13 $m	2011-12 $m	2012-13 $m	2011-12 $m

NET OPERATING BALANCE		239	660	2,082	1,664
OTHER ECONOMIC FLOWS - INCLUDED IN THE OPERATING RESULT
Gain/(Loss) from Liabilities	4	445	(1,074)	494	(1,133)
Other Net Gains/(Losses)	4	331	(815)	4,042	(5,391)
Share of Earnings from Associates (excluding Dividends)	4	(137)	(23)	(137)	(23)
Dividends from Asset Sale Proceeds	4	151	12	—	—
Deferred Income Tax from Other Sectors	4	634	(727)	—	—
Other	4	44	108	38	109
Discontinuing Operations - Other Economic Flows	4	—	—	17	(44)
Other Economic Flows - included in Operating Result		1,467	(2,519)	4,453	(6,481)

OPERATING RESULT		1,706	(1,859)	6,535	(4,817)
OTHER ECONOMIC FLOWS - OTHER COMPREHENSIVE INCOME
Items that will not be reclassified to operating result
Revaluations		3,020	5,837	8,176	5,646
Share of Earnings from Associates from Revaluations		141	546	141	546
Actuarial Gain/(Loss) from Superannuation		5,613	(19,407)	6,433	(21,574)
Items that may be reclassified subsequently to operating result
Net Gain/(Loss) on Equity Investments in Other Sectors		11,109	(5,617)	—	—
Net Gain/(Loss) on Equity Investments in Other Sectors Discontinued		92	138	—	—
Net Gain/(Loss) on Financial Instruments at Fair Value		(3)	3	91	(97)
Other		(513)	(40)	(210)	(103)
Other Economic Flows - Other Comprehensive Income		19,460	(18,540)	14,631	(15,582)

COMPREHENSIVE RESULT - TOTAL CHANGE IN NET WORTH BEFORE TRANSACTIONS WITH OWNERS AS OWNERS		21,166	(20,399)	21,166	(20,399)
KEY FISCAL AGGREGATES
COMPREHENSIVE RESULT - TOTAL CHANGE IN NET WORTH BEFORE TRANSACTIONS WITH OWNERS AS OWNERS		21,166	(20,399)	21,166	(20,399)
Less: Net Other Economic Flows		(20,927)	21,060	(19,084)	22,063
NET OPERATING BALANCE		239	660	2,082	1,664
Less: Net Acquisition of Non-Financial Assets
Purchases of Non-Financial Assets		7,163	5,782	12,586	12,747
Sales of Non-Financial Assets		(1,023)	(384)	(1,300)	(641)
Less: Depreciation		(3,667)	(2,978)	(6,776)	(6,048)
Plus: Change in Inventories		(17)	7	50	22
Plus: Other Movements in Non-Financial Assets
Assets Acquired Using Finance Leases		709	98	1,563	329
Other		(759)	178	643	456
Equals Total Net Acquisition of Non-Financial Assets		2,407	2,704	6,767	6,866
EQUALS: NET LENDING/(BORROWING)		(2,168)	(2,043)	(4,684)	(5,201)

The Statements of Comprehensive Income should be read in conjunction with the accompanying notes.

Total State Sector Accounts	5 - 7

The NSW Consolidated Statements of Changes in Equity for the Year Ended 30 June 2013

2012-13	Equity at 1 July 2012 $m	Changes in Classification(a) $m	Comprehensive Result $m	Transfers between equity classes $m	Equity at 30 June 2013 $m
General Government Sector
Accumulated funds	10,650	—	12,383	(1,021)	22,012
Reserves
Asset revaluation surplus	54,248	—	3,499	1,040	58,787
Equity investment revaluation surplus	2,269	—	141	(16)	2,394
Hedging reserve	—	—	—	—	—
Available for sale reserve	78,289	(837)	5,250	(3)	82,699
Equity relating to assets held for sale	55	837	(107)	—	785
	145,511	—	21,166	—	166,677

Total State Sector
Accumulated funds	44,904	—	11,437	1,873	58,214
Reserves
Asset revaluation surplus	98,362	—	9,113	(1,452)	106,023
Equity investment revaluation surplus	2,269	—	140	(16)	2,393
Hedging reserve	(92)	—	494	(402)	—
Available for sale reserve	3	—	3	(3)	3
Equity relating to assets held for sale	65	—	(21)	—	44
	145,511	—	21,166	—	166,677

(a)	Reclassification of opening equity due to discontinued operations.

2011-12	Equity at 1 July 2011 $m	Comprehensive Result $m	Transfers between equity classes $m	Equity at 30 June 2012 $m
General Government Sector
Accumulated funds	30,437	(22,277)	2,490	10,650
Reserves
Asset revaluation surplus	49,497	7,274	(2,523)	54,248
Equity investment revaluation surplus	1,732	547	(10)	2,269
Hedging reserve	—	—	—	—
Available for sale reserve	84,232	(5,943)	—	78,289
Equity relating to assets held for sale	12	—	43	55
	165,910	(20,399)	—	145,511

Total State Sector
Accumulated funds	69,957	(27,899)	2,846	44,904
Reserves
Asset revaluation surplus	94,188	7,050	(2,876)	98,362
Equity investment revaluation surplus	1,732	547	(10)	2,269
Hedging reserve	8	(100)	—	(92)
Available for sale reserve	—	3	—	3
Equity relating to assets held for sale	25	—	40	65
	165,910	(20,399)	—	145,511

The Statements of Changes in Equity should be read in conjunction with the accompanying notes.

5 - 8	Total State Sector Accounts

The NSW Consolidated Statements of Financial Position as at 30 June 2013

		General Government Sector		Total State Sector
	Note	2013	2012	2013	2012
		$m	$m	$m	$m
ASSETS
Financial Assets
Cash and Cash Equivalent Assets	5	8,967	6,576	12,110	9,975
Receivables	6	6,492	6,012	6,223	5,902
Tax Equivalents Receivable	7	472	470	—	—
Financial Assets at Fair Value	8	9,071	7,235	24,492	20,777
Advances Paid	9	913	936	440	453
Deferred Tax Equivalents Asset	7	5,307	4,733	—	—
Equity
Investments in Other Public Sector Entities	10	82,721	78,306	—	—
Investments in Other Public Sector - Held for Sale	10/13	784	—	—	—
Investments in Associates	10	4,324	4,224	4,326	4,224
Other Financial Assets		14	12	16	16
Total Financial Assets		119,065	108,504	47,608	41,347
Non-Financial Assets
Inventories	11	271	284	1,468	1,451
Forestry Stock and Other Biological Assets	12	7	8	715	746
Assets Classified as Held for Sale	13	235	432	1,499	504
Investment Properties	14	125	169	562	749
Property, Plant and Equipment
Land and Buildings	15	61,208	61,392	113,470	112,544
Plant and Equipment	15	9,418	9,828	15,082	14,445
Infrastructure Systems	15	70,861	63,882	136,274	126,693
Intangibles	16	2,062	1,710	3,688	3,251
Other Non-Financial Assets	17	1,948	1,495	2,136	1,778
Total Non-Financial Assets		146,135	139,201	274,893	262,161
TOTAL ASSETS		265,200	247,705	322,500	303,508
LIABILITIES
Deposits Held	18	1,072	1,233	1,289	1,847
Payables	19	4,689	4,423	6,105	6,053
Tax Equivalents Payable	7	21	18	—	—
Liabilities Directly Associated with Assets Held for Sale	13	—	—	182	—
Borrowings and Derivatives at Fair Value	20	12	16	72,314	69,444
Borrowings at Amortised Cost	21	29,048	26,870	4,287	2,899
Advances Received	22	725	755	726	755
Employee Provisions	23	13,130	12,802	15,491	15,289
Superannuation Provision	24	40,327	47,181	43,186	50,922
Deferred Tax Equivalent Provision	7	634	780	—	—
Other Provisions	25	6,877	6,252	9,860	8,571
Other Liabilities	26	1,989	1,864	2,383	2,217
TOTAL LIABILITIES		98,523	102,194	155,823	157,997

NET ASSETS		166,677	145,511	166,677	145,511

NET WORTH
Accumulated Funds	27	22,012	10,650	58,214	44,904
Reserves	27	144,665	134,861	108,462	100,607
TOTAL NET WORTH		166,677	145,511	166,677	145,511

OTHER FISCAL AGGREGATES
Net Debt		11,907	14,127	41,574	43,740
Net Financial Liabilities		62,963	71,996	108,216	116,650

The Statements of Financial Position should be read in conjunction with the accompanying notes.

Total State Sector Accounts	5 - 9

The NSW Consolidated Statements of Cash Flows for the Year Ended 30 June 2013

		General Government Sector		Total State Sector
	Note	2012-13 $m	2011-12 $m	2012-13 $m	2011-12 $m
CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Taxation		21,969	20,801	21,570	20,517
Sale of Goods and Services		5,412	5,046	20,219	19,181
Grants and Subsidies		25,241	26,640	25,049	26,451
Interest		385	521	786	1,176
Dividends and Income Tax Equivalents from Other Sectors		2,092	1,980	16	1
Other		6,577	6,394	9,371	9,043
Total Receipts		61,676	61,382	77,012	76,370
Payments
Employee Related		(25,567)	(24,756)	(29,152)	(28,212)
Superannuation		(3,273)	(7,673)	(3,627)	(8,097)
Payments for Goods and Services		(14,697)	(14,735)	(21,217)	(20,924)
Grants and Subsidies		(8,683)	(9,576)	(5,607)	(5,538)
Interest		(1,625)	(1,405)	(3,419)	(3,573)
Other		(3,931)	(3,542)	(5,772)	(5,086)
Total Payments		(57,777)	(61,686)	(68,793)	(71,430)

NET CASH FLOWS FROM OPERATING ACTIVITIES	28	3,900	(304)	8,218	4,940
CASH FLOWS FROM INVESTING ACTIVITIES
Non-Financial Assets
Proceeds from Sale of Non-Financial Assets		954	379	1,245	642
Purchases		(7,056)	(5,806)	(12,557)	(13,018)
Net Cash Flows from Investments in Non-Financial Assets		(6,102)	(5,427)	(11,313)	(12,376)
Financial Assets (Policy Purposes)
Receipts		5,221	323	4,883	2,364
Payments		(112)	(171)	(126)	(211)
Net Cash Flows from Investments in Financial Assets (Policy Purposes)		5,109	152	4,757	2,153
Financial Assets (Liquidity Purposes)
Proceeds from Sale of Investments		272	598	308	520
Purchase of Investments		(759)	(394)	(3,635)	(1,655)
Net Cash Flows from Investments in Financial Assets (Liquidity Purposes)		(487)	204	(3,327)	(1,135)

NET CASH FLOWS FROM INVESTING ACTIVITIES		(1,480)	(5,071)	(9,883)	(11,359)
CASH FLOWS FROM FINANCING ACTIVITIES
Advances Received		—	15	0	16
Advances Repaid		(52)	(54)	(52)	(52)
Proceeds from Borrowings		3,450	12,701	61,653	52,213
Repayments of Borrowings		(3,163)	(8,843)	(57,756)	(47,440)
Deposits Received/(paid) - net		(144)	(147)	(132)	(146)
Other - net		(4)	12	94	(7)
NET CASH FLOWS FROM FINANCING ACTIVITIES		87	3,685	3,807	4,584

NET INCREASE/(DECREASE) IN CASH HELD		2,506	(1,690)	2,143	(1,834)
Opening Cash and Cash Equivalents		6,576	8,258	9,939	11,756
Reclassification of Cash Equivalents and other adjustments		(115)	8	28	18
CLOSING CASH BALANCE	28	8,967	6,576	12,110	9,939

DERIVATION OF CASH RESULT
Net Cash Flows from Operating Activities		3,900	(304)	8,218	4,940
Net Cash Flows from Investments in Non-Financial Assets		(6,102)	(5,427)	(11,313)	(12,376)
CASH SURPLUS/(DEFICIT)	35	(2,202)	(5,731)	(3,094)	(7,436)

The Statements of Cash Flows should be read in conjunction with the accompanying notes

5 - 10	Total State Sector Accounts

Notes to the Financial Statements

Total State Sector Accounts	5 - 11

Note 1

Note 1: Statement of Significant Accounting Policies

Scope

The Total State Sector comprises the General Government Sector, the Public Trading Enterprise Sector and the Public Financial Enterprise Sector. These sectors are determined in accordance with the principles and rules contained in the Australian Bureau of Statistics Australian System of Government Finance Statistics: Concepts, Sources and Methods 2005 (cat. No.5514) (ABS GFS Manual) which is amended from time to time.

The General Government Sector comprises all government agencies that are controlled and mainly financed by the State that:

▪	undertake regulatory functions;

▪	redistribute income and wealth;

▪	provide or distribute goods and services on a non-market basis to individuals and the community; and/or

▪	provide services to general government agencies.

Public Trading Enterprises (PTEs) are government controlled entities that are largely self-funded from user charges and have a commercial charter. However, they may receive funding from the General Government Sector for social programs (non-commercial activities). The PTE sector is also referred to by the ABS as the Public Non-financial Corporation Sector. Examples are the Water Authorities, the Electricity Distributors and other State Owned Corporations.

Public Financial Enterprises (PFEs) are government controlled entities that perform central bank functions, or accept demand, time or savings deposits, or have the authority to incur liabilities and acquire financial assets in the market on their own account. This sector includes NSW Treasury Corporation. The PFE sector is also referred to by the ABS as the Public Financial Corporation Sector.

For accounting purposes, the New South Wales Total State Sector and General Government Sector are not-for-profit entities.

The financial statements of the Total State Sector and General Government Sector for the year ended 30 June 2013 were authorised for issue by the Treasurer on 25 October 2013. This report was issued from:

The Treasury
Level 27
Governor Macquarie Tower
1 Farrer Place,
Sydney NSW 2000
AUSTRALIA

5 - 12	Total State Sector Accounts

Note 1

Basis of Preparation

The financial statements of the Total State Sector is a general purpose financial report. The purpose of these financial statements is to provide users with information about the stewardship by the Government in relation to the Total State Sector and General Government Sector, and information that facilitates assessments of the macroeconomic impact of the State.

The financial statements of the Total State Sector and the General Government Sector are prepared using the accrual basis of accounting which recognises the effect of transactions and events when they occur. The financial statements have also been prepared in accordance with:

▪	applicable Australian Accounting Standards (which include paragraphs applicable to not-for-profit entities and Australian Interpretations), and in particular Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting; and

▪	section 6 of the Public Finance and Audit Act 1983.

In accordance with AASB 1049, the financial statements of the General Government Sector are included as a separate column adjacent to the Total State Sector financial information. AASB 1049 harmonises GFS with Generally Accepted Accounting Principles (GAAP/AGAAP) to the extent that GFS does not conflict with GAAP. This requires the selection of options within the Australian Accounting Standards that harmonise with the ABS GFS Manual. A glossary of key technical terms used in the financial statements, including relevant GFS terminology, is included in Note 40.

All amounts are rounded to the nearest million dollars ($m) and are expressed in Australian dollars.

Use of a zero (“0”) represents amounts rounded down to zero. Use of three dots (“…”) represents nil amounts.

Tables may not add in all instances due to rounding.

Significant Accounting Judgements and Estimates

Judgements, estimates and assumptions are required to be made about the carrying values of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on professional judgements derived from historical experience, independent valuations and/or various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Judgements, key assumptions and estimations that have been made in the preparation of the financial statements are outlined below and/or disclosed in the relevant notes to the financial statements.

Revisions to accounting estimates are recognised in the period in which the estimate is revised and also in future periods that are affected by the revision. Judgements and assumptions made in the application of accounting standards that have significant effects on the financial statements and estimates relate to:

▪	the fair value of land, buildings, infrastructure, plant and equipment and useful lives of PP&E where applicable (refer to Note 15 and the PP&E section in Note 1);

▪	the impairment of physical assets, and the associated recoverable amount (refer to Note 15 and the PP&E section in Note 1);

Total State Sector Accounts	5 - 13

Note 1

▪	actuarial assumptions for employee benefit provisions and superannuation liabilities that are based on the likely tenure of existing staff, patterns of leave claims, future salary movements and future discount rates (refer to Note 23, Note 24 and the Employee Provisions section in Note 1);

▪	an assessment of contingent liabilities, commitments and guarantees (refer Note 31 and the Other Provisions section in Note 1); and

▪	provisions for outstanding claims (refer to Note 25 and the Other Provisions section in Note 1).

Impact of New and Revised Accounting Standards

In 2012-13 there are no new or amended standards having a material impact on the measurement and recognition of assets, liabilities, equity, revenue or expenses in financial statements.

New Accounting Standards issued but not effective

The following accounting standards, amendments and interpretations have been issued, but are not yet effective, and have not been adopted:

AASB 9, AASB 2010-7 and AASB 2012-6 regarding financial instruments

AASB 10 Consolidated Financial Statements

AASB 11 Joint Arrangements

AASB 12 Disclosure of Interests in Other Entities

AASB 13, AASB 2011-8 and AASB 2012-1 regarding fair value measurement

AASB 119, AASB 2011-10 and AASB 2011-11 regarding employee benefits

AASB 127 Separate Financial Statements

AASB 128 Investments in Associates and Joint Ventures

AASB 1053 and AASB 2010-2 regarding differential reporting

AASB 2011-4 removing individual key management personnel (KMP) disclosure requirements

 AASB 2011-7 regarding consolidation and joint arrangements Interpretation 20 and AASB 2011-12 (regarding Interpretation 20) regarding stripping costs in the production phase of a surface mine

AASB 2012-2 regarding disclosures – offsetting financial assets and financial liabilities

AASB 2012-3 regarding offsetting financial assets and financial liabilities

AASB 2012-4 regarding government loans – first time adoption

AASB 2012-5 regarding annual improvements 2009-11 cycle

AASB 2012-10 regarding transition guidance and other amendments

AASB 1055 regarding Budgetary Reporting (no new TSS requirements)

AASB 2013-1 regarding Amendments to AASB1049 – relocation of budgetary reporting requirements (no new TSS requirements)

As a result of the amendment to AASB 119 Employee Benefits, which will be applied from 2013-14, the net superannuation interest cost on the defined benefit superannuation schemes is likely to increase, and become more volatile, as the amended Standard will calculate the net interest expense using the government bond rate (i.e. a single discount rate).

5 - 14	Total State Sector Accounts

Note 1

In contrast, the net interest expense is currently calculated as the difference between the gross interest cost based on the government bond rate and the expected return on plan assets. The change will increase the net interest expense because the expected return on plan assets is normally higher than the government bond rate, thereby reducing the gross interest income and increasing the net interest expense. The difference between the actual asset returns and the gross interest income based on the government bond rate will be recognised as a re-measurement (actuarial gain/loss from superannuation) in other comprehensive income.

It is estimated that if the State had adopted the standard, the General Government Budget Result and Total State Sector Net Operating Balance for the 2012-13 year would have been approximately $1.5 billion and $1.8 billion respectively lower than published and the States Net Borrowing position would have increased by the same amount.

It is estimated that if the State had adopted the standard, the General Government Budget Result and Total State Sector Net Operating Balance for the 2011-12 year would have been approximately $0.9 billion and $1 billion respectively lower than published and the States Net Borrowing position would have increased by the same amount.

However, the overall estimated cost of defined benefit superannuation liabilities will not change, as any increase in net superannuation interest will be offset by a corresponding increase in other comprehensive income to take into account the expected return on plan assets. The estimated superannuation liabilities will remain unchanged under the revised standard.

AASB 119 impact on General Government Sector/Total State Sector Result

	General
	Government Sector		Total State Sector
	2012-13	2011-12	2012-13	2011-12
	$m	$m	$m	$m
Net Result from Transactions - Net Operating Balance (Budget Result for the General Government Sector)	239	660	2,082	1,664
Less AASB 119 impact	(1,539)	(866)	(1,839)	(1,006)
	(1,300)	(206)	243	658

Net Lending / (Borrowing)	(2,168)	(2,043)	(4,684)	(5,201)
Less AASB 119 impact	(1,539)	(866)	(1,839)	(1,006)
	(3,707)	(2,909)	(6,523)	(6,207)

Aside from the impact of AASB 119, the impact of the new standards (outlined above) on the Total State Sector financial statements has not yet been determined, however, it is estimated that the effect of adoption of the remaining standards will have no material impact on future reporting periods.

Total State Sector Accounts	5 - 15

Note 1

Principles of Consolidation

The Total State Sector Accounts consolidates all assets, liabilities, equities, revenues and expenses of the New South Wales Government including those of entities controlled by the State, in accordance with AASB 127 Consolidated and Separate Financial Statements.

In contrast, the General Government Sector financial statements consolidate only those entities within the General Government Sector, using the consolidation procedures specified in AASB 127. The General Government Sector financial statements are not required to apply the full requirements of AASB 127 and AASB 139 Financial Instruments: Recognition and Measurement. Instead of consolidating the PTEs and PFEs on a line by line basis, the General Government Sector financial statements recognise an asset, being the equity investment in those entities, and a gain or loss for changes in the carrying amount of the asset.

Entities are considered to be controlled when the State has the capacity to dominate their financial and operating policies in pursuing the Government’s objectives. Entities are not consolidated where the State merely regulates or acts as a trustee, because these fall outside the concept of ‘control’ defined in AASB 127.

Excluded entities include local government bodies, universities, certain reserve trusts created under the Crown Lands Act 1989, hospitals listed under Schedule 3 of the Health Services Act 1997, the State’s Superannuation Funds, trust funds under management, the NSW Aboriginal Land Council and most professional registration and marketing authorities. All transactions and balances between NSW government agencies (for the Total State Sector Accounts) and between General Government Sector agencies (for the General Government Sector financial statements), have been eliminated. Dissimilar accounting policies adopted by agencies have been amended to ensure consistent policies are adopted in similar circumstances, unless an Accounting Standard permits categorisation of items for which different policies may be appropriate.

Details of consolidated entities are included in Note 39.

Statement of Comprehensive Income Presentation

All amounts included in the comprehensive result (total change in net worth before transactions with owners as owners) are classified as ‘transactions’ or ‘other economic flows’ consistent with the principles in the ABS GFS Manual.

‘Transactions’ result from mutually agreed interaction between parties, such as sales of goods and services. It also includes depreciation. ‘Other economic flows’ result from a change in the volume or value of an asset or liability that does not result from a ‘transaction’, including revaluations resulting from changes in market prices and other gains and losses that result from changes in the volume of assets.

‘Other economic flows’ are separated between those recognised in the GAAP operating result and those recognised as ‘other comprehensive income’, as defined in AASB 101 Presentation of Financial Statements. In some cases, certain items required to be disclosed under Accounting Standards are split into ‘transaction’ and ‘other economic flow’ components.

5 - 16	Total State Sector Accounts

Note 1

Presentation Changes in the 2012-13 Financial Statements

As required by AASB 1049 Whole of Government and General Government Sector Financial Reporting there has been a minor presentational change to the Statement of Comprehensive Income to split ‘Other Economic Flows – Other Comprehensive Income’ under two headings:

▪	items that will not be reclassified to operating result; and

▪	items that may be reclassified subsequently to operating result.

This change does not impact on the results reported.

Revenue from Transactions

Revenue is measured at the fair value of the consideration or contribution received or receivable, in accordance with AASB 1004 Contributions, AASB 118 Revenue, and Interpretation 18 Transfers of Assets from Customers. Additional comments regarding the accounting policies for the recognition of revenue are discussed below.

State Taxation

State taxation is recognised upon assessment as follows:

▪	Government-assessed revenues (mainly land tax) are recognised at the time the assessments are issued.

▪	Taxpayer-assessed revenues including payroll tax and stamp duty, are recognised when the funds are received by the tax collecting agency as this is when the revenues can be reliably measured. Additional revenues, identified after review of taxpayer returns, are recognised upon amended assessment.

Grants and Subsidies

These are recognised when the State gains control over the grants and subsidies, which is normally obtained when the cash is received.

This primarily comprises Commonwealth general purpose, specific purpose, and national partnership payments.

Sale of Goods and Services

Revenue from the sale of goods is recognised when the State transfers to the buyer the significant risks and rewards of ownership of the assets.

Revenue is recognised from the rendering of services when the service is provided or by reference to the stage of completion.

Rental revenue (including from investment properties and public housing) is treated as a government service and recognised in accordance with AASB 117 Leases on a straight-line basis over the lease term (net of rental subsidies).

Total State Sector Accounts	5 - 17

Note 1

Interest Revenue

Interest revenue is recognised as it accrues using the effective interest method in accordance with AASB 139 Financial Instruments: Recognition and Measurement. Net realised or unrealised gains and losses on the revaluation of investments do not form part of ‘revenue / expenses from transactions’ but are reported as part of ‘other economic flows – included in the operating result’.

Dividends and Income Tax Equivalents from other sectors

The General Government Sector receives dividends and tax equivalent payments (pursuant to National Competition Policy) from some of the State’s PTEs and PFEs.

Dividends are recognised as revenue when the right to receive payment is established. Dividend ‘transaction’ revenue excludes dividends paid out of asset sale proceeds, which are treated as ‘other economic flows – included in the operating result’.

Income tax equivalents (represented by the current tax payable / receivable by / from the PTE and PFE sector) are recognised as ‘revenue from transactions’ in the period when earned. Tax equivalent receivables / payables from / to the PTE and PFE sector are also recognised in the General Government Sector, when controlled.

Deferred tax equivalent income and expense are recognised in the General Government Sector as part of ‘other economic flows – included in the operating result’, as well as an asset / liability.

The General Government Sector is the counterparty to the tax effect accounting entries recognised by PTEs and PFEs that are part of the National Tax Equivalent Regime. This treatment is adopted on the basis that the General Government Sector controls these sectors and therefore these amounts.

On consolidation, dividend and income tax equivalent entries are eliminated for the Total State Sector Accounts.

Other Dividends and Distributions

Other dividends include dividends received from investments in entities other than the PTE and PFE sectors and are recognised when the right to receive payment is established. Distributions are mainly represented by distributions from managed fund investments, administered by NSW Treasury Corporation (TCorp). Distributions are recognised as revenue when the right to receive payment is established, which for the managed fund investments is normally on distribution. They exclude fair value movements in the unit price of the investments, which are recognised as ‘other economic flows - included in the operating result’.

Other Revenue (including Fines and Regulatory Revenue)

These revenues are recognised when earned if the monetary amounts can be determined reliably. Otherwise, they are accounted for as follows:

▪	Fines issued by the Courts are recognised when the fine is issued. Traffic infringement fines, such as those administered by the State Debt Recovery Office, are recognised when the cash is received. Revenue from enforcement orders is regarded as being reliably measured when the order is issued.

▪	Regulatory fees, royalty revenue and contributions are generally recognised on an accrual basis in accordance with the substance of the relevant agreement.

5 - 18	Total State Sector Accounts

Note 1

Expenses from Transactions

Expenses recognise the effect of transactions when they occur.

Employee Expenses (excluding superannuation)

These expenses include costs related to employment such as salaries and wages, leave entitlements, fringe benefits tax, workers’ compensation, redundancies and other on-costs associated with leave entitlements.

Payroll tax paid by New South Wales general government sector agencies is eliminated in the General Government Sector financial statements, along with the PTE and PFE amounts, on consolidation in the Total State Sector. Some employee-related expenses are capitalised as part of the construction costs of certain non-current physical assets.

The recognition and measurement policy for employee expenses is detailed below in the associated liability policy note.

Superannuation Expense

Superannuation expense comprises:

▪	for defined contribution plans, the accrued contribution for the period; and

▪	for defined benefit plans, the current service cost and gross interest cost less the expected return on plan assets. This excludes the actuarial gains and losses, which are classified as ‘other economic flows – other comprehensive income’.

Depreciation and Amortisation

Depreciable property, plant and equipment is depreciated (net of its residual value) over its useful life, in accordance with AASB 116 Property, Plant and Equipment. Depreciation is generally allocated on a straight-line basis.

However certain heritage assets, including original artworks and collections and heritage buildings, may not have a limited useful life because appropriate curatorial and preservation policies are adopted. Such assets are not subject to depreciation. Land is not a depreciable asset.

Intangible assets with finite lives are amortised under the straight line method and expensed in the statement of comprehensive income for the period, in accordance with AASB 138 Intangible Assets. Intangible assets with an indefinite life are not amortised, but are tested for impairment annually.

Interest Expense

This comprises interest on borrowings and the unwinding of discounts on non-employee provisions. Interest costs, including borrowing costs under AASB 123 Borrowing Costs, are recognised as expenses in the period in which they occur.

For the PTE Sector, interest on borrowings for infrastructure is capitalised.

Total State Sector Accounts	5 - 19

Note 1

Other Property Expenses

This comprises land rent and royalty expenses, which are recognised as expenses in the period in which they occur.

Other Operating Expenses

These expenses generally represent the day-to-day running costs incurred in the normal operation of agencies, and include asset maintenance costs paid to external parties. The recognition and measurement policy for other provision expenses is detailed below in the associated liability policy note.

Grants and Subsidies

Grants and subsidy expenses generally comprise cash contributions to local government authorities and non-government organisations. They are expensed when the State transfers control of the assets. For the General Government Sector, they also include grants and subsidies paid to PTEs and PFEs.

Accounting for the Goods and Services Tax (GST)

In accordance with Interpretation 1031 Accounting for the Goods and Services Tax, revenues, expenses and assets are recognised net of the amount of GST, except:

▪

where the amount of GST incurred as a purchaser is not recoverable from the Australian Taxation Office, it is recognised as part of the cost of acquisition of an asset or as part of an item of expense; and

▪	receivables and payables are stated with the amount of GST included.

Cash flows are included in the statement of cash flows on a gross basis and the GST component of cash flows arising from investing and financing activities which is recoverable from, or payable to, the Australian Taxation Office is classified as an operating cash flow.

Other Economic Flows

Other economic flows mainly comprise gains and losses on re-measurement of assets and liabilities. This includes realised and unrealised gains and losses, such as gains and losses on asset disposals and sale of businesses, actuarially assessed gains and losses of defined benefits superannuation liabilities, fair value adjustments to physical and financial assets, including investments in other sectors and dividends from asset sale proceeds. These gains or losses are ‘other economic flows’, which are included either in the GAAP ‘operating result’ or ‘other comprehensive income’, in accordance with AASB 101 Presentation of Financial Statements.

Discontinuing Operations

The financial impact of discontinuing operations is disclosed in summary on the face of the Statement of Comprehensive Income and the Statement of Financial Position in accordance with AASB 5 Non-Current Assets Held for Sale and Discontinued Operations. Note 34 discloses further detail for each discontinued operation.

5 - 20	Total State Sector Accounts

Note 1

Assets

Assets recognised in the statement of financial position are classified into financial and non financial assets, based on a liquidity presentation.

Cash and Cash Equivalents

Cash and cash equivalent assets in the statement of financial position comprise cash at bank and in hand, short-term deposits with an original maturity of three months or less, and deposits in NSW Treasury Corporation’s Hour-Glass Managed Fund Cash Facility.

For the purposes of the Statement of Cash Flows, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts.

Receivables

Receivables include debtors in relation to goods and services, taxes, fines and levies receivable. Statutory receivables, such as taxes receivable, are not classified as financial instruments.

Receivables are recognised initially at fair value, based on the transaction cost or face value, in accordance with AASB 139 Financial Instruments: Recognition and Measurement. Subsequent measurement is at amortised cost using the effective interest method, less an allowance for any impairment.

Reimbursements receivables are recognised as a separate asset when it is virtually certain that the reimbursement will be received if the entity settles the obligation and shall not exceed the amount of the related provision.

A change in receivables is accounted for when impaired (‘other economic flows – included in the operating result’), derecognised (‘other economic flows – included in the operating result’) or through the amortisation process (‘transaction’).

Short-term receivables with no stated interest rate are measured at the original invoice amount where the effect of discounting is immaterial.

Financial Assets at Fair Value

Financial assets at fair value mainly include certain investments designated at fair value through profit or loss upon initial recognition, including the NSW Treasury Corporation Hour-Glass Investment facilities. In the Total State Sector Accounts, this also includes securities and placements held by NSW Treasury Corporation.

Financial assets at fair value are either classified as ‘held for trading’, ‘available for sale’ (the residual category) or are designated at ‘fair value through profit and loss’, in accordance with AASB 139 Financial Instruments: Recognition and Measurement. Changes in fair value for assets classified or designated at fair value through profit and loss are recognised as ‘other economic flows -included in the operating result’. Changes in fair value for available for sale assets are recognised as ‘other economic flows - other comprehensive income’, until impaired or disposed of. Refer to Note 1 Impairment of Financial Assets and Financial Liabilities for further details.

Total State Sector Accounts	5 - 21

Note 1

A change in fair value excludes ‘interest’ and ‘distributions’, which are recognised as ‘revenue from transactions’.

Financial assets designated at fair value through profit or loss, namely the TCorp Hour Glass Investment facilities and the TCorp securities and placements, are designated on the basis that these financial assets are managed and their performance is evaluated on a fair value basis, in accordance with a documented risk management strategy, and information about these assets is provided internally on that basis to key management personnel.

Purchases and sales of financial assets under contracts that require delivery of the asset within the timeframe established by convention or regulation are recognised on the trade date i.e. the date that government was committed to purchase or sell the asset.

Advances Paid

Advances paid comprise loans made for public policy purposes. As such, these advances are generally contracted at interest rates that are below market rates. Advances paid are initially measured at fair value plus transaction costs. The difference between the market and the contracted interest rates is recognised in the operating result.

Advances paid consist of non-derivative financial assets with fixed or determinable payments that are intended to be held to maturity or are not quoted in an active market. These financial assets are subsequently measured at amortised cost using the effective interest method, in accordance with AASB 139 Financial Instruments: Recognition and Measurement. Changes in advances paid are accounted for when impaired (‘other economic flows – included in the operating result’), derecognised (‘other economic flows – included in the operating result’) or through an amortisation process (‘transaction’).

Equity Investments in Other Public Sector Entities

In the General Government Sector financial statements, the interest in the PTE and PFE sectors is, in the absence of fair value, accounted for as an equity investment based on the State’s proportional share of the carrying amount of net assets of those sectors (before consolidation adjustments), in accordance with AASB 1049 Whole of Government and General Government Sector Financial Reporting. Any change in the carrying amount of the investment is accounted for as a change in fair value in a manner consistent with the treatment of ‘available for sale’ financial assets in AASB 139 Financial Instruments: Recognition and Measurement and is recognised as an ‘other economic flow –other comprehensive income’. Dividends from the General Government Sector investments in the PTE and PFE sector are accounted for as ‘revenue from transactions’.

Investments in Associates

Equity investments in joint venture entities and associates are accounted for using the equity method.

Movements in the State’s share of profits are recognised in the operating result, split between dividends recognised as ‘revenue from transactions’ and the share of earnings excluding dividends recognised as ‘other economic flows – included in the operating result’. Movements in the State’s share of revaluations to a reserve are recognised as an ‘other economic flows – other non-owner movement in equity’.

5 - 22	Total State Sector Accounts

Note 1

Impairment of Financial Assets

All financial assets, except for those measured at fair value through profit or loss, are subject to annual review for impairment, in accordance with AASB 139 Financial Instruments: Recognition and Measurement.

An allowance for impairment of receivables is established when there is objective evidence that the State will not be able to collect amounts due.

For financial assets carried at amortised cost, the amount of the allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate.

When an available for sale financial asset is impaired, the amount of the cumulative loss is removed from reserves and recognised in profit or loss, based on the difference between the acquisition cost (net of any principal repayment and amortisation) and current fair value, less any impairment loss previously recognised in profit or loss.

Any reversals of impairment losses are reversed through profit or loss, where there is objective evidence, except reversals of impairment losses on investments in an equity instrument classified as ‘available for sale’ which must be made through the reserve. Reversals of impairment losses of financial assets carried at amortised cost cannot result in a carrying amount that exceeds what the carrying amount would have been had there not been an impairment loss.

The amount of the impairment loss is recognised as ‘other economic flows - included in the operating result’. Bad debts are written off as incurred and are treated as ‘expenses from transactions’, where mutually agreed.

De-recognition of financial assets and financial liabilities

In accordance with AASB 139 Financial Instruments: Recognition and Measurement, a financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire, or if the State transfers the financial asset:

▪	where substantially all the risks and rewards have been transferred; or

▪	where the State has not transferred substantially all the risks and rewards, if control has not been retained.

A financial liability is derecognised when the obligation specified in the contract is discharged or cancelled or expires.

Inventories

Inventories held for distribution are stated at cost, adjusted when applicable for any loss of service potential, in accordance with AASB 102 Inventories. A loss of service potential is recognised where the current replacement cost is lower than the carrying amount.

Inventories (other than those held for distribution) are valued at the lower of cost or net realisable value. Cost is calculated using the weighted average cost or the ‘first in first out’ method.

Land held for resale, for government authorities that trade in land, is recorded taking account of acquisition costs, development and other costs.

Total State Sector Accounts	5 - 23

Note 1

Where inventories are acquired at no cost or for nominal consideration, cost is the current replacement cost as at the date of acquisition. The current replacement cost is the cost the State would incur to acquire the asset on the reporting date.

Forestry Stock

The fair value of native forest crops, softwood plantations and hardwood plantations is determined using a discounted cash flow approach. The valuation assumes the continuation of existing practices with regard to forest management and silviculture. The market valuation is prepared by professional foresters, employed by Forestry Corporation of NSW using techniques/methods published in scientific journals and accepted by the forestry industry. The net change in fair value (resulting from price and volume movements) from the beginning to the end of the year is recognised as revenue or an expense in the statement of comprehensive income. This method of valuation closely reflects the usual market practice and provides an more accurate view of the value of the assets in terms of future revenue generation.

Assets Classified as Held for Sale

Certain non-current assets (or disposal groups) are classified as held for sale, where their carrying amount will be recovered principally through a sale transaction, not through continuing use.

Non-current assets (or disposal groups) held for sale are recognised at the lower of carrying amount and fair value less costs to sell, in accordance with AASB 5 Non-Current Assets Held for Sale and Discontinued Operations. These assets are not depreciated while they are classified as held for sale.

Investment Properties

The State owns properties to earn rentals and/or for capital appreciation. These investment properties are stated at fair value supported by market evidence at the reporting date.

Gains or losses arising from changes in fair value are included in ‘other economic flows – included in the operating result’ for the period in which they arise. No depreciation is charged on investment properties, however, where material, ‘consumption of capital’ is recognised as an ‘expense from transactions’.

Management has determined that the following be treated as property, plant and equipment, instead of investment properties based on AASB 140 Investment Property:

▪	public housing is treated as property, plant and equipment because the properties are held to provide a social service rather than for investment purposes; and

▪	properties leased within the NSW public sector by Government Property NSW are treated as property, plant and equipment because the properties are held to provide a service rather than for investment purposes.

5 - 24	Total State Sector Accounts

Note 1

Property, Plant and Equipment

Property, plant and equipment comprise three asset classes:

▪	land and buildings;

▪	plant and equipment; and

▪	infrastructure systems.

Land and buildings include public housing, schools, TAFE colleges, hospitals and Crown land (controlled).

Plant and equipment include computer hardware, rail rolling stock, public buses and ferries, and museum and library collections.

Infrastructure systems comprise the State’s power stations, dams, electricity and water system assets, ports, major roads and railway lines.

Capitalisation and Initial Recognition

Property, plant and equipment is initially recognised at acquisition cost, in accordance with AASB 116 Property, Plant and Equipment. Cost is the amount of cash or cash equivalents paid or the fair value of the other consideration given to acquire the asset at the time of its acquisition or construction or, where applicable, the amount attributed to that asset when initially recognised in accordance with the specific requirements of Australian Accounting Standards.

Assets acquired at no cost or for nominal consideration are initially recognised at their fair value at the date of acquisition. Fair value is the amount for which an asset could be exchanged between knowledgeable, willing parties in an arm’s length transaction.

The cost of assets constructed for own use includes the cost of materials, direct labour, and foreign exchange gains and losses arising during construction as well as an appropriate proportion of variable and fixed overhead costs that can be reliably attributed to the assets.

In general, property, plant and equipment with a value greater than $5,000 is capitalised except for computer equipment which is normally capitalised irrespective of the $5,000 threshold where it is considered to be part of a network of assets.

Valuation of Property, Plant and Equipment

Property, plant and equipment is valued at fair value in accordance with Australian Accounting Standard AASB 116 and NSW Treasury Policy Paper 07-1 Accounting Policy: Valuation of Physical Non-Current Assets at Fair Value (as amended by NSWTC 12/5 and NSWTC 10/07).

Property, plant and equipment is measured on the basis of the fair value of its existing use, where there are no feasible alternative uses in the existing natural, legal, financial and socio-political environment. However, where there are feasible alternative uses, assets are valued at highest and best use, after taking into account the effect of restrictions on the use of the asset.

Fair value of property, plant and equipment is determined based on the best available market evidence, including current market selling prices for the same or similar assets.

Total State Sector Accounts	5 - 25

Note 1

Market-based evidence is available and used for the following types of property, plant and equipment:

▪	Land under roads is valued at existing use, based on an englobo valuation approach or proxy such as open space land (i.e. as such land generally has no feasible alternative use, is undeveloped and publicly accessible).

▪	Other land, including Crown leasehold land, which is valued based on the net present value of the income stream.

▪	Non-specialised buildings, which include commercial and general purpose buildings for which there is a secondary market.

▪	Certain heritage assets, including artworks, book collections, philately and coin collections.

Where there is no available market-based evidence:

▪	The fair value of non-cash generating assets are measured at depreciated replacement cost.

▪	The fair value of cash generating assets are estimated using either depreciated replacement cost or an income approach (prior to 2011-12 fair value was based on depreciated replacement cost).

Depreciated replacement cost is based on existing use and the ‘incremental optimised replacement cost’. Optimised replacement cost is the minimum cost, in the normal course of business, to replace the existing asset with a technologically modern equivalent asset with the same economic benefits, adjusting for any overdesign, overcapacity and redundant components. Incremental optimisation means that optimisation is limited to the extent that optimisation can occur in the normal course of business, using commercially available technology.

The income approach is a technique that converts future amounts (cash flows or income and expenses) to single current discounted amount.

Depreciated replacement cost is used, in the absence of market-based evidence, to revalue non-cash generating:

▪	Specialised buildings designed for a specific, limited purpose with no feasible alternative use. This includes hospitals, schools, court houses, emergency services buildings and buildings to house specialised plant and infrastructure and some heritage properties.

▪	Heritage assets, including library and museum collections that are of a specialised nature with no feasible alternative use.

However, heritage and cultural assets are not recognised where they cannot be reliably measured.

Non-specialised assets with short useful lives are measured at depreciated historical cost, as a surrogate for fair value.

Revaluation of Property, Plant & Equipment

Revaluations are made with sufficient regularity to ensure that the carrying amount of property, plant and equipment does not materially differ from fair value at the reporting date. Subject to the above, assets are revalued at least every five years.

Where the State revalues non-current assets by reference to current prices for assets newer than those being revalued (adjusted to reflect the present condition of the assets), the gross amount and accumulated depreciation are separately restated.

5 - 26	Total State Sector Accounts

Note 1

Otherwise, any accumulated depreciation is generally offset against the gross carrying amount of the assets to which they relate, and the net asset carrying amount is increased or decreased by the revaluation increment or decrement.

Revaluation increments are credited directly to the revaluation surplus, except that, to the extent that an increment reverses a revaluation decrement for that class of asset previously recognised as a loss in the operating result, the increment is recognised as a gain.

Revaluation decrements are recognised immediately as losses, except that they are debited directly to the revaluation surplus to the extent that a credit exists in the revaluation surplus in respect of the same class of asset.

Where an asset that has previously been revalued is disposed of, any balance remaining in the revaluation surplus in respect of that asset is transferred to accumulated funds.

Impairment of Property, Plant and Equipment

The State assesses at each reporting date whether there is any indication that an asset or a cash generating unit may be impaired, in accordance with AASB 136 Impairment of Assets. If such an indication exists, the State estimates the recoverable amount. An impairment loss is recognised where the carrying amount of the asset or cash-generating unit exceeds the recoverable amount. Impairment losses are recognised as ‘other economic flows – included in operating result’.

The recoverable amount of specialised assets that form part of a cash generating unit, in the absence of a market selling price, is the value in use, based on the expected future cash flows.

For not-for-profit entities, where an asset does not belong to or constitute a cash generating unit, impairment should not exist under AASB 136 unless selling costs are material. This is because for not-for-profit entities, AASB 136 modifies the recoverable amount in such circumstances to be the higher of fair value less costs to sell and depreciated replacement cost.

Intangible Assets

The State recognises intangible assets only if it is probable that future economic benefits will flow to the State and the cost of the asset can be measured reliably. Examples of intangibles include computer software and easements to access privately owned land.

Intangible assets are measured initially at cost, in accordance with AASB 138 Intangible Assets. Where an asset is acquired at no or nominal cost, the cost is its fair value as at the date of acquisition.

All research costs are expensed. Development costs are only capitalised when certain criteria are met.

Intangible assets are subsequently measured at fair value only if there is an active market. If there is no active market, the assets are carried at cost less any accumulated amortisation.

Intangible assets are tested for impairment where an indicator of impairment exists and in the case of intangible assets with indefinite lives, annually, either individually or at the cash generating unit level.

Easements are estimated to have an indefinite life as the access rights are considered to be permanent.

Total State Sector Accounts	5 - 27

Note 1

Other Non Financial Assets

Other non financial assets include prepayments and emerging assets arising from Build-Own-Operate Transfer (BOOT) arrangements. Prepayments represent payments in advance of receipts of goods or services. Emerging assets are discussed separately as part of ‘privately financed projects and service concession arrangements’.

Privately Financed Projects and Service Concession Arrangements

In a privately financed project (PFP), a public sector entity (the grantor) arranges for the private sector (the operator) to design, finance and build infrastructure and provide associated operational or management services for an agreed period (the service period).

Many PFPs include a service concession arrangement (SCA) as described in Interpretation 129 Service Concession Arrangements: Disclosures. An SCA is an agreement under which the public sector (the grantor) grants a concession to the private sector (the operator) to provide services that give the public access to major economic and social facilities. In effect, the SCA operator (rather than the grantor) is the primary provider of the services with the infrastructure and provides the services to the public.

PFPs are accounted for in three different ways, depending on the extent of the grantor’s control of the underlying infrastructure, i.e. whether the infrastructure is:

▪	grantor-controlled from the beginning of the service period;

▪	operator-controlled during the service period and grantor-controlled thereafter; or

▪	operator-controlled for its entire useful life.

PFP infrastructure purchased under a deferred payment arrangement or acquired under a finance lease is grantor-controlled from the beginning of the service period. Such infrastructure is recognised as property, plant and equipment and depreciated over its useful life or the term of the lease in accordance with AASB 116 Property, Plant and Equipment or AASB 117 Leases. The payment obligation is recognised as a liability.

PFP infrastructure subject to a Build-Own-Operate-Transfer (BOOT) arrangement is operator-controlled during the service period but grantor-controlled thereafter. The grantor receives the infrastructure in exchange for granting a service concession to the operator under a SCA. At the end of the service period the grantor recognises the transferred infrastructure as property, plant and equipment and commences depreciating it in accordance with AASB 116. At present, BOOT arrangements are the only PFPs to feature SCAs and every BOOT arrangement includes one. See Note 17 for details of present SCAs.

PFP infrastructure subject to a Build-Own-Operate (BOO) arrangement is permanently operator-controlled. Therefore the grantor does not recognise the infrastructure as an asset. Interpretation 4 Determining whether an Arrangement contains a Lease is applied where relevant. Any PFP service fees payable to the operator are expensed as incurred.

The principles and guidance in Treasury Policy & Guidelines Paper TPP 06-8 Accounting for Privately Financed Projects apply and are used to determine the grantor’s accounting treatment for a PFP or SCA under existing Australian accounting pronouncements (such as AASB 116, AASB 117 or Interpretation 4).

5 - 28	Total State Sector Accounts

Note 1

TPP 06-8 determines which party controls the infrastructure by assessing who has the majority of the associated risks and benefits. Where the grantor controls the infrastructure during the service period, it recognises an asset for the infrastructure and a liability for any associated obligation to pay for it.

An up-front contribution by the operator (or grantor), that is substantively part of the PFP is recognised progressively over the period of consequently reduced payments.

A right to receive the infrastructure for a nominal sum (including zero) at the end of the service period is recognised as revenue and an asset whose value emerges during that period. The accumulated value of the right at the end of the service period equates to the written down replacement cost of the infrastructure at that time. The value is allocated during the service period as if it were the compound value of an annuity discounted at the NSW government bond rate applicable to the purchaser at the commencement of the service period. Any increase or decrease in the fair value of the right to receive the infrastructure that occurs during the service period, is recognised as an asset revaluation, similarly to a revaluation of property plant and equipment.

Emerging rights to receive SCA infrastructure are classified as ‘other assets’ and ‘other revenue’. Up-front contributions are classified as “other liabilities” (if received from the operator) or ‘prepayments’ (if paid to the operator).

A land lease in connection with a PFP is accounted for in accordance with AASB 117 Leases.

Liabilities

Liabilities in the statement of financial position are presented on a liquidity basis.

Deposits held

Deposits held represent liabilities, for customer and contractors security deposits for utilities such as electricity and water and for Generation Trading Agreements (GTAs) with Origin Energy and Energy Australia (formerly known as TRUenergy), referred to as ‘GenTraders’. Customer and contractor deposits can be refunded at any time, and in the case of the GenTrader deposits, if certain contractual conditions are not met. These deposits are recognised at no less than the amount payable on demand, in accordance with AASB 139 Financial Instruments: Recognition and Measurement.

Payables

These amounts represent certain liabilities recognised prior to the end of the financial year that are unpaid at the balance sheet date. Payables include accrued interest, accrued salaries, wages and on-costs, amounts owing for construction or purchase of assets and amounts payable for settlement of financial and other liabilities.

Payables are recognised initially at fair value, usually based on the transaction cost or face value, in accordance with AASB 139 Financial Instruments: Recognition and Measurement. Subsequent measurement is at amortised cost using the effective interest method.

Short-term payables with no stated interest rate are measured at the original invoice amount where the effect of discounting is immaterial.

Total State Sector Accounts	5 - 29

Note 1

Borrowings and Advances Received

The borrowings and advances received liabilities are not held for trading and represent funds raised from the following sources:

▪	loans raised by the Commonwealth on behalf of the State under the previous Financial Agreement;

▪	advances by the Commonwealth for housing and other specific purposes;

▪	domestic and overseas borrowings raised by the NSW Treasury Corporation; and

▪	borrowings by public sector agencies (including finance leases).

The General Government Sector borrowings and advances received liabilities include borrowings by General Government Agencies from NSW Treasury Corporation, which is a PFE. These are eliminated in the Total State Sector.

General Government Sector borrowings are direct loans with no market value, and are recognised at amortised cost using the effective interest method, in accordance with AASB 139 Financial Instruments: Recognition and Measurement.

Amortised cost is the face value of the debt less unamortised discount or plus unamortised premiums. The discount or premiums are treated as finance charges and amortised using the effective interest rate method over the term of the debt.

In the Total State Sector, the domestic and overseas borrowings are designated at ‘fair value through profit or loss’ under AASB 139, on the basis that they are managed by NSW Treasury Corporation and evaluated on a fair value basis in accordance with a documented risk management strategy, and information is provided internally on that basis to key management personnel.

Overseas borrowings are translated at exchange rates prevailing at the reporting date.

Gains or losses arising from fair value movements in borrowings ‘designated at fair value through profit or loss’ (excluding interest), foreign exchange and debt restructuring transactions are included as ‘other economic flows – included in the operating result’ in the period in which they arise.

Lease Liabilities, Assets and Operating Leases

A distinction is made between finance leases, which effectively transfer from the lessor to the lessee substantially all the risks and benefits incidental to ownership of the leased assets, and operating leases under which the lessor effectively retains substantially all such risks and benefits.

Finance leases are recognised as assets and liabilities at the fair value of the leased property, or if lower, at the present value of the minimum lease payments. The leased asset is amortised on a straight line basis over the term of the lease or, where it is likely that the entity will obtain ownership of the asset, the useful life of the asset to the entity. The finance lease liability is determined in accordance with AASB 117 Leases. Lease payments are allocated between the principal component of the lease liability and the interest expense.

Long term leases of land are classified as finance leases receivable. This recognises that substantially all the risks and rewards incidental to ownership of the land are transferred to the lessee.

Operating lease payments and receipts are charged to the operating result over the term of the lease.

5 - 30	Total State Sector Accounts

Note 1

The cost of leasehold improvements is capitalised as an asset and amortised over the remaining term of the lease or the estimated useful life of the improvements, whichever is the shorter.

Derivative Liabilities and Assets

The State has derivative assets and liabilities. Derivatives are held for trading financial instruments (except for designated and effective hedging instruments which are subject to hedge accounting), valued on a fair value basis as at reporting date, in accordance with AASB 139 Financial Instruments: Recognition and Measurement. Gains and losses from one valuation date to the next are recognised as ‘other economic flows – included in the operating result’.

Designated and effective hedges are measured at fair value and are accounted for either as a fair value hedge (i.e. hedge of exposures to changes in fair value) or a cash flow hedge (i.e. hedge of exposure to variability in cash flows). Gains or losses on fair value hedges are recognised as an ‘other economic flow – included in the operating result’. Gains or losses on the effective portion of cash flow hedges are recognised as an ‘other economic flow – other comprehensive income’, until the forecast transaction affects profit or loss and it is recycled into ‘other economic flows – included in the operating result’. The ineffective portion of cash flow hedges is recognised as an ‘other economic flow – included in the operating result’.

Where an active market exists, fair values are determined by reference to the specific market quoted prices / yields at year end. If no active market exists, judgement is used to select the valuation technique which best estimates fair value by discounting the expected future cash flows arising from the financial instruments to their present value using market yields and margins appropriate to the financial instruments. These margins take into account credit quality and liquidity of the financial instruments.

All derivatives are recognised on the statement of financial position at trade date (the date the State becomes party to the contractual provisions of the financial instrument concerned).

Employee Provisions (excluding Superannuation)

Wages and Salaries, Annual Leave and Sick Leave

Liabilities for salaries and wages (including non-monetary benefits), annual leave and paid sick leave that are due to be settled within 12 months of the reporting date are recognised and measured in respect of employees’ services up to the reporting date at undiscounted amounts based on the amounts expected to be paid when the liabilities are settled.

Long-term annual leave that is not expected to be taken within 12 months is measured at present value in accordance with AASB 119 Employee Benefits. Market yields on government bonds as at 30 June are used to discount long-term annual leave.

Unused non-vesting sick leave does not give rise to a liability as it is not considered probable that sick leave taken in the future will be greater than the benefits accrued in the future.

Amounts consequential to employment, are recognised as liabilities and expenses where the employee benefits to which they relate have been recognised.

Total State Sector Accounts	5 - 31

Note 1

Long Service Leave

A liability for long service leave is measured in accordance with AASB 119 at the present value of future payments anticipated for the employee services that the State has taken on at the reporting date, using the projected unit credit method. An actuary calculates this using:

▪	expected future wage and salary levels;

▪	experience of employee departures; and

▪	periods of service.

Estimated future cash outflows are discounted using market yields at the reporting date that closely match the term of maturity of government bonds.

A short hand measurement technique is used as allowed by AASB 119, based on employees with five and more years of services, where it is not materially different from the present value, as confirmed periodically by an actuary.

Self funded worker’s compensation

Some government agencies hold a group self-insurer’s licence with the WorkCover Authority for workers’ compensation.

Other government agencies are covered for workers’ compensation by the State’s self insurance scheme, known as the Treasury Managed Fund.

These liabilities are actuarially calculated and measured on a discounted cash flows basis, on a similar basis to ‘other provisions’.

Superannuation Provision

An unfunded superannuation liability is recognised in respect of the defined benefit schemes, in accordance with AASB 119 Employee Benefits. It is measured as the difference between the estimated present value of members’ accrued benefits at reporting date and the estimated net market value of the superannuation scheme assets at that date.

The actuaries apply estimating techniques to value the unfunded superannuation liability. The liability is assessed annually and is calculated based on the latest Triennial Review actuarial economic assumptions, except for the discount rate. The discount rate is based on the 10 year Commonwealth government bond rate as at 30 June.

In estimating these liabilities, there are many assumptions, as well as market forces that can impact the liability value over the next financial year.

The present value of accrued benefits is based on expected future payments that arise from membership of the fund to reporting date in respect of the contributory service of current and past New South Wales state government employees.

5 - 32	Total State Sector Accounts

Note 1

The accrued benefits amount is calculated having regard to:

▪	expected future wage and salary levels;

▪	the growth rate in the Consumer Price Index; and

▪	the experience of employee departures and their periods of service.

Detailed information regarding the most recent assumptions from the 2012 triennial review is available from the ‘Report on Actuarial Investigation of State Superannuation Schemes 2012’ at http://www.statesuper.nsw.gov.au Actuarial gains and losses resulting from changes in measurement assumptions (e.g. discount rate and abnormal earning rates) are immediately recognised as part of ‘other economic flows – other comprehensive income’. The other components of the expense are recognised in ‘expenses from transactions’.

Other Provisions

Other provisions exist when:

▪	the State has a present legal or constructive obligation as a result of a past event;

▪	it is probable that an outflow of resources will be required to settle the obligation; and

▪	a reliable estimate can be made of the amount of the obligation.

Other provisions are recognised, in accordance with AASB 137 Provisions, Contingent Liabilities and Contingent Assets, at the estimates of the obligation to pay. If the effect of the time value of money is material, provisions are discounted at a pre-tax rate that reflects the current market assessments of the time value of money and the risks specific to the liability.

These include the State’s obligations arising from the:

▪	schemes managed by the NSW Self Insurance Corporation (SICorp), including home warranty insurance outside the NSW public sector, closed schemes and the Treasury Managed Fund, a self insurance scheme for certain public sector agencies.

▪	Workers’ Compensation (Dust Diseases) Board and WorkCover Authority outstanding claims, including claims assumed by the State from some failed insurance companies.

▪	Lifetime Care and Support Scheme, which provides treatment, rehabilitation, care and support services to persons catastrophically injured in motor accidents in New South Wales.

In regard to outstanding claims, the liabilities are measured as the present value of the expected future payments, including claims incurred but not yet reported, and the anticipated fund management fees. Expected future payments are estimated on the basis of the ultimate cost of settling claims.

The amount and timing of the actual outflows in relation to the above provisions have a degree of uncertainty. Actual results may depend on a number of factors specific to the type of claim, for example, future economic and environmental conditions may be different to those assumed.

Total State Sector Accounts	5 - 33

Note 1

Any changes to the liabilities from the unwinding of the discount due to the passage of time is recognised as interest in ‘expenses from transactions’ in the operating result.

Actuarial gains and losses resulting from changes in measurement assumptions (e.g. discount rate and inflation rate) are immediately recognised as part of ‘other economic flows – included in the operating result’. The other components of the expense are recognised in ‘expenses from transactions’.

Other Liabilities

All other liabilities are recorded at the estimates of obligation to pay.

Up-front payments received in respect of privately financed projects, are deferred and amortised over the term of the arrangement.

Contingencies and Guarantees

Contingent assets and liabilities are possible future assets or liabilities that may arise from past events. The existence of these assets or liabilities will only be confirmed by the occurrence or non-occurrence of one or more future events not wholly in control of the State. For disclosure purposes, contingent assets and liabilities have been classified into quantifiable, where the economic effect is known, or non-quantifiable.

Guarantees are provided to facilitate the provision of certain services and the construction of several infrastructure assets may give rise to contingent liabilities.

Budgeted Amounts

The budgeted amounts are disclosed for the primary financial statements where they are presented to Parliament. The budget disclosed is the original / first budget presented to Parliament in respect of the financial year, and excludes forward estimates presented previously. The budgeted financial statements are presented on a basis consistent with AASB 1049 Whole of Government and General Government Sector Financial Reporting.

Disaggregated Sector Information

Disaggregated primary financial statements are provided for the General Government Sector, PTE and PFE sectors as a note to the Total State Sector Accounts. These financial statements are prepared consistent with the accounting policies adopted in the Total State Sector Accounts. This sector information is determined before consolidation eliminations, and includes GFS type fiscal aggregates and reconciliations.

5 - 34	Total State Sector Accounts

Note 1

Correction of Prior Period Errors

The 2011-12 financial statements have been revised to reflect corrections of prior period errors in accordance with AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors.

AASB 108 requires the correction of prior period errors retrospectively, subject to certain limitations, to permit comparability with the current year. The retrospective adjustment occurs by restating the comparative amount in the prior period, or, if the event occurred before the earliest prior period presented, by restating the opening balances of assets, liabilities, and equity for the earliest prior period presented.

Note 38 to this report includes the 2011-12 financial statements with the line items affected by corrections of prior period errors (if applicable), and an explanation of the material differences for the amounts reported in the audited 2011-12 General Government Sector and Total State Sector Accounts.

Revisions to Estimates

Changes in accounting estimates are recognised in the period when the estimate is revised. Such changes are not adjusted retrospectively to the financial statements.

Changes in Accounting Policy

In 2012-13, there were no changes in accounting policy that materially impacted the financial statements.

Total State Sector Accounts	5 - 35

Note 2

Note 2: Revenue

	General Government Sector		Total State Sector
	2012-13	2011-12	2012-13	2011-12
	$m	$m	$m	$m

Taxation
Payroll Tax	6,946	6,721	6,720	6,497
Stamp Duties	6,242	5,338	6,238	5,334
Land Tax	2,333	2,350	2,260	2,277
Gambling and Betting	1,873	1,815	1,873	1,815
Other	4,588	4,437	4,480	4,364
	21,980	20,660	21,571	20,287

Grants and Subsidies Revenue
Commonwealth General Purpose(a)	14,777	14,289	14,777	14,289
Commonwealth Specific Purpose Payments	7,153	6,806	7,273	6,817
Commonwealth National Partnership Payments	2,536	4,948	2,536	4,948
Other Grants and Subsidies	941	700	655	500
Total Grants and Subsidies Revenue	25,406	26,742	25,240	26,553

Grants dissected into Current and Capital Components
Current Grants and Subsidies Revenue from the Commonwealth(b)
General Purpose	14,777	14,289	14,777	14,289
Specific Purpose	7,132	6,580	7,152	6,591
National Partnership Payments	1,439	2,144	1,439	2,144
Current Grants from the Commonwealth	23,348	23,013	23,367	23,024
Other Grants and Subsidies	885	614	611	392
Total Current Grant Revenue	24,233	23,627	23,979	23,416

Capital Grant Revenue from the Commonwealth(b)
Specific Purpose	20	226	121	226
National Partnership Payments	1,097	2,803	1,097	2,803
Capital Grants from the Commonwealth	1,117	3,029	1,218	3,029
Other Grants and Subsidies	56	86	44	108
Total Capital Grant Revenue	1,173	3,115	1,262	3,137
Total Grants and Subsidies Revenue	25,406	26,742	25,240	26,553
(a)	General Purpose recurrent grants mainly comprise New South Wales’ share of the Goods and Services Tax.
(b)	Grant revenue and expenses exclude the following transfer payments from the Commonwealth government that New South Wales on-passes to third parties. They are not recorded as New South Wales revenue and expenses as the State has no control over the amounts that it on-passes.

Transfer Payments from the Commonwealth Government on-passed by New South Wales to Third Parties	General Government Sector		Total State Sector
	2012-13	2011-12	2012-13	2011-12
	$m	$m	$m	$m

Transfer Receipts
Current Transfer Receipts for Specific Purposes	3,405	3,534	3,405	3,534
Capital Transfer Receipts for Specific Purposes	33	3	33	3
Total Receipts	3,438	3,537	3,438	3,537
Transfer Payments
Currrent Transfer Payments to Local Government	674	860	674	860
Currrent Transfer Payments to the Private and Not-For-Profit Sector	2,731	2,675	2,731	2,675
Capital Transfer Payments to Local Government	—	—	—	—
Capital Transfer Payments to the Private and Not-for-Profit Sector	33	3	33	3
Total Payments	3,438	3,537	3,438	3,537

5 - 36	Total State Sector Accounts

Note 2

Contributions

The following contributions received from the Commonwealth for National Partnership and Specific Purpose Payments can only be spent on specific agreed items and to a specific timetable agreed with the Commonwealth (subject to timing variations), or the funds must be returned. These disclosures relate to revenue recognised for both the General Government and the Total State Sectors.

Conditional contributions with no designated future expenditure timetable that were recognised as revenue in 2012-13 and not fully spent.

	Balance $m
Policy Area	2012-13	2011-12
Education and Communities	446	625
Family and Community Services	4	19
Health	38	115
Police and Emergency Services	—	—
Water Initiatives	36	—
Total	524	759

Conditional contributions as at 30 June 2013 with a designated future expenditure timetable for the provision of goods and services (and not included in the above table).

	Conditional Contribution	Period to which the amounts relate
	June 2013	2013-14	2014-15	2015-16	Beyond
Policy Area	$m	$m	$m	$m	$m
Transport(a)	710	459	185	66	—
Water Initiatives	18	—	11	7	—
Police and Emergency Services	64	64	—	—	—
Total	792	523	196	73	—
(a)	The conditional contribution balance of $710 million at June 2013 consists of the 2011-12 unspent balance of $1,256 million, plus contributions received in 2012-13 of $427 million, less total contributions spent in 2012-13 of $973 million.

Total State Sector Accounts	5 - 37

Note 2

Conditional contributions as at 30 June 2012 with a designated future expenditure timetable for the provision of goods and services

	Conditional Contribution	Period to which the amounts relate
	June 2012	2012-13	2013-14	2014-15	Beyond
Policy Area	$m	$m	$m	$m	$m

Transport (a)	1,256	928	289	—	39
Water Initiatives	25	25	—	—	—
Total	1,281	953	289	—	39
(a)	The conditional contribution balance of $1,256 million at June 2012 consists of the 2010-11 unspent balance of $623 million, plus received contributions in 2011-12 of $1,621 million, less total contributions spent in 2011-12 of $988 million.

Listed below are unspent Commonwealth contributions at previous year end, and amounts spent in the current year from previous year unspent balance.

Contributions Spent in the 2012-13 Financial Year from the previous 30 June Balance

	General Government Sector		Total State Sector
	Balance	Spent in	Balance	Spent in
	2011-12	2012-13	2011-12	2012-13
Policy Area	$m	$m	$m	$m

Education and Communities	655	655	655	655
Health	225	192	225	192
Family and Community Services	141	39	141	39
Police and Emergency Services	14	10	14	10
Transport (b)	1,256	660	1,256	660
Water Initiatives	15	12	15	12
Total	2,306	1,568	2,306	1,568
(b)	The conditional contribution balance of $1,256 million at June 2012 consists of the 2010-11 unspent balance of $623 million, plus received contributions in 2011-12 of $1,621 million, less total contributions spent in 2011-12 of $988 million.

Contributions Spent in the 2011-12 Financial Year from the previous 30 June Balance

	General Government Sector		Total State Sector
	Balance	Spent in	Balance	Spent in
	2010-11	2011-12	2010-11	2011-12
Policy Area	$m	$m	$m	$m

Education and Communities	404	404	404	404
Health	240	130	240	130
Family and Community Services	138	33	138	33
Police and Emergency Services	13	5	13	5
Primary Industries	5	—	5	—
Transport	623	439	623	439
Total	1,423	1,010	1,423	1,010

5 - 38	Total State Sector Accounts

Note 2

	General Government Sector		Total State Sector
	2012-13	2011-12	2012-13	2011-12
	$m	$m	$m	$m

Sale of Goods and Services comprise revenue from:
Sale of goods	202	207	4,798	4,323
Rentals from public housing and other non-investment properties(c)	215	221	1,126	1,072
Rentals from investment properties	1	2	50	49
Rendering of other services	5,016	4,531	12,434	11,409
	5,434	4,961	18,408	16,853

(c) Includes revenues from the provision of public housing:
Market rent and other tenant charges	64	58	1,693	1,608
Less: Rental subsidies to tenants	(19)	(18)	(916)	(875)
Rentals from Public Housing	45	40	776	733

	General Government Sector		Total State Sector
	2012-13	2011-12	2012-13	2011-12
	$m	$m	$m	$m

Interest Revenue comprises:
Interest from Managed Fixed Interest Facility	35	179	35	323
Interest from Hourglass Cash Managed Fund	88	101	123	168
Interest from other financial institutions	282	272	656	712
	406	552	814	1,203

Dividend and Income Tax Equivalents from Other Sectors
Dividends from the PNFC Sector	1,633	1,210	—	—
Dividends from the PFC Sector	61	51	—	—
Income Tax Equivalents from the PNFC Sector	915	805	—	—
Income Tax Equivalents from the PFC Sector	38	23	—	—
	2,648	2,088	—	—

Other Dividends and Distributions
Distributions from managed funds	328	271	399	307
Dividends from associates	267	139	267	139
	595	410	666	446

Fines, Regulatory Fees and Other Revenues comprise:
Royalties from mining	1,318	1,464	1,318	1,464
Fines	499	377	499	377
Fees	242	236	242	236
Licences	132	149	132	149
Emerging right to receive privately financed infrastructure	205	216	210	221
Developer, industry and other contributions	613	491	945	858
Other Revenue	653	657	1,182	1,208
	3,662	3,591	4,529	4,514

Total State Sector Accounts	5 - 39

Note 3

Note 3: Expenses

	General Government Sector		Total State Sector
	2012-13	2011-12	2012-13	2011-12
	$m	$m	$m	$m

Employee Expenses comprise:
Salaries and wages (including recreation leave)	23,940	23,205	26,780	26,119
Long service leave	776	789	894	1,044
Workers’ compensation	763	629	785	686
Other	716	803	1,060	1,239
	26,195	25,425	29,520	29,088

Superannuation Interest Costs comprise:
Interest on obligations	2,282	2,959	2,550	3,320
less: Expected long-term return on plan assets	(2,443)	(2,138)	(2,833)	(2,562)
	(161)	821	(284)	758

Other Superannuation Expenses comprise:
Defined benefit plans, excluding actuarial gains/losses(a)	577	614	693	720
Defined contribution plans	1,773	1,680	2,069	1,987
	2,349	2,294	2,762	2,707
(a)	Refer to Note 24 Superannuation Provisions for a dissection of defined benefits superannuation expense by component.

Depreciation and Amortisation expense comprise:
Depreciation on
Buildings	1,132	973	1,721	1,543
Plant and equipment	774	747	1,281	1,251
Infrastructure systems	1,409	972	3,174	2,771
Amortisation of
Leased property, plant and equipment	96	96	100	101
Intangibles	256	190	500	382
	3,667	2,978	6,776	6,048

Depreciation of property, plant and equipment

Average useful lives for major assets are as follows(b):

Buildings
Public housing	50 years
Schools and colleges	20-105 years
Hospitals	40 years

Plant and Equipment
Rail rollingstock (leased and non-leased)	32-35 years

Infrastructure
Power stations	50 years
Electricity system assets	4-70 years
Water system assets	3-200 years
Roads pavements	4-100 years
Roads earthworks	50 years
Roads earthworks (other)	indefinite life

Intangibles
Computer Software	2-10 years
Easements	indefinite life

(b)	The average useful lives of schools and colleges (previously 65-80 years), water system assets (previously 10-200 years), road pavements (previously 15-50 years) and road earthworks (previously 25-100 years) have been updated this year.

5 - 40	Total State Sector Accounts

Note 3

	General Government Sector		Total State Sector
	2012-13	2011-12	2012-13	2011-12
	$m	$m	$m	$m

Interest Expenses comprise:
Interest on borrowings	1,619	1,496	3,241	3,566
Interest on Finance Leases	157	167	257	223
Unwinding of discounts on provision liabilities	444	419	461	434
	2,220	2,082	3,959	4,222

Other Operating Expenses comprise:
Operating lease rentals - minimum lease payments	582	460	868	723
Contractor fees	410	181	866	616
Consultancy fees	158	110	182	160
Inventories used up	25	23	787	738
Audit fees(c) for audit	—	—	—	—
for other services	—	—	—	—
Insurance claims	349	463	698	856
Supplies, services and other(d)	10,998	10,467	13,007	12,360
External maintenance (excluding employee costs associated with maintenance)	1,723	1,705	3,051	3,157
	14,245	13,409	19,460	18,610
(c)	Fees to the Audit Office of NSW have not been recognised as expenses because they have been eliminated in consolidation of the NSW total state and general government sectors. The fees eliminated are for financial audits; $23 million to the general government sector (2012: $23 million), and $31 million to the total state sector (2012: $31 million). In addition, $7 million for general government and total state sector performance audits and Auditor-General’s Reports to Parliament (2012: $7 million) have been eliminated.
(d)	2011-12 includes a one-off $311million interest remission expense, incurred as part of the settlement of a tax dispute.

	General Government Sector		Total State Sector
	2012-13	2011-12	2012-13	2011-12
	$m	$m	$m	$m

Grants, Subsidies and Transfers for
Recurrent purposes	9,071	9,240	6,780	6,636
Capital purposes	2,336	2,143	423	657
	11,407	11,383	7,203	7,293

Recurrent and Capital Grants Subsidies and Transfers are provided for:
Education and Training	1,593	1,452	1,472	1,438
Human Services (ageing, disability and home care services, community services and public housing)	3,235	3,359	2,611	2,687
Health	1,060	915	1,060	915
Public Transport	3,448	3,411	12	16
First Home Owners Scheme	201	267	201	267
Other purposes	1,870	1,979	1,847	1,970
	11,407	11,383	7,203	7,293

Refer to Note 35 for information on total expenses (excluding losses) by function.

Total State Sector Accounts	5 - 41

Note 4

Note 4: Other Economic Flows Included in the Operating Result

	General Government Sector		Total State Sector
	2012-13	2011-12	2012-13	2011-12
	$m	$m	$m	$m

Net Gains/(Losses) from liabilities
Changes in discount rates for long service leave liabilities	387	(897)	436	(956)
Changes in discount and inflation rates for insurance liabilities	58	(177)	58	(177)
	445	(1,074)	494	(1,133)

Other Net Gains/(Losses) in the Operating Result(a)
From the sale of discontinuing operations (excludes GFS transactions)	—	—	2,086	261
From disposal of property, plant and equipment	68	(15)	6	(49)
From disposal of intangible assets	(17)	(26)	(121)	(43)
From fair value adjustments to:
Investment property	1	1	1	31
Non-current assets classified as held for sale	(1)	(0)	(1)	(2)
Financial instruments	985	(526)	2,782	(5,054)
Other
Infrastructure written off	(697)	(183)	(716)	(186)
Other	(9)	(67)	5	(349)
	331	(815)	4,042	(5,391)

Share of Earnings from Associates (excluding Dividends)	(137)	(23)	(137)	(23)

Dividends from Asset Sales Proceeds(b)	151	12	—	—

Deferred Income Tax from Other Sectors(c)	634	(727)	—	—

Other Economic Flows
Allowance for impairment of receivables	(179)	102	(185)	101
Victims compensation provision	216	—	216	—
Other	6	6	6	8
	44	108	38	109

Discontinuing Operations(d)	—	—	17	(44)
(a)	Reallocation between categories from other in 2011-12 and minor restated comparative financial statements as per Note 38.
(b)	These dividends comprise the component of dividends associated with the sale of businesses and other one-off asset sales.
(c)	Deferred taxes include amounts associated with superannuation actuarial gains/losses.
(d)	Refer to Note 34 for further information.

5 - 42	Total State Sector Accounts

Note 5 and Note 6

Note 5: Cash and Cash Equivalent Assets

	General Government Sector		Total State Sector
	2013	2012	2013	2012
	$m	$m	$m	$m

Cash administered by NSW Treasury Corporation
Hour Glass Cash Facility (managed fund)(a)	1,573	2,124	2,605	3,236
Managed Fixed Interest Portfolio (Short term deposits facility)(b)	—	2,209	242	2,400
Cash and deposits held at other financial institutions(c)	7,394	2,243	9,264	4,339
	8,967	6,576	12,110	9,975
(a)	The State’s interest in Hour Glass Cash facilities is brought to account as cash equivalents because they enable deposits and withdrawals to be made on a daily basis and are not subject to significant risk of a change in value.
(b)	The Managed Fixed Interest Portfolio balance has reduced as there is no longer a short term deposit facility. Funds have been moved to a separate financial institution for greater returns within the cash and deposits held at other financial institutions.
(c)	The significant increase in the cash and deposits held at other financial institutions is mainly attributable to the net proceeds from the Ports sales transactions (2013: $5,048 million – inclusive of stamp duty).

Note 6: Receivables

	General Government Sector		Total State Sector
	2013	2012	2013	2012
	$m	$m	$m	$m
Current	5,174	4,577	4,906	4,551
Non-current	1,318	1,435	1,317	1,351
Total Receivables	6,492	6,012	6,223	5,902

Receivables comprise
Debtors and accruals from
Sale of goods and services(a)	1,128	1,249	3,019	2,963
Dust disease insurance levies accrued(b)	874	986	874	986
Taxation	1,578	1,365	1,121	927
Dividends from the public corporation sector	1,659	1,201	—	—
Settlements receivable on new borrowings and other financial instruments	—	—	35	—
Asset sales	102	32	78	23
Interest	17	16	25	22
Other	1,448	1,315	1,425	1,165
	6,807	6,164	6,575	6,086
Less Allowance for Impairment(c)	(315)	(152)	(352)	(184)
Total Receivables	6,492	6,012	6,223	5,902
(a)	Generally trade receivables from the sale of goods and services are non-interest bearing with varying terms based on prevalent industry practices.
(b)	Levies receivable under the Workers’ Compensation (Dust Diseases) Act 1942 reflect the full funding of total claim liabilities as estimated by actuaries at the reporting date. This recognises the legislative power given to the State, to impose levies to meet the cost of claim obligations under this Act.
(c)	The allowance for impairment mainly comprises doubtful debts related to the sales of goods and services.

Total State Sector Accounts	5 - 43

Note 7

Note 7: Income Tax Equivalents

Commercial PNFCs and PFCs are part of a National Tax Equivalent Regime, (NTER). Although exempt from income tax obligations to the Australian Government, members of the NTER accrue and pay income tax equivalents to the State, and adopt tax effect accounting, to maintain competitive neutrality for commercial government entities. The General Government Sector recognises accrued receivables and payables which equate to the amounts accrued by PNFCs and PFCs for income tax equivalents. These amounts are eliminated on consolidation of the Total State Sector.

	General Government Sector		Total State Sector
	2013	2012	2013	2012
	$m	$m	$m	$m

Tax equivalents receivable	472	470	—	—
Deferred tax equivalents receivable	5,307	4,733	—	—
Tax equivalents payable	(21)	(18)	—	—
Deferred tax equivalents provision	(634)	(780)	—	—
Net Balances Receivable from the PNFC/PFC Sectors	5,124	4,405	—	—

5 - 44	Total State Sector Accounts

Note 8

Note 8: Financial Assets at Fair Value

	General Government Sector		Total State Sector
	2013	2012	2013	2012
	$m	$m	$m	$m
Current	361	528	11,255	8,232
Non-current	8,710	6,707	13,237	12,545
	9,071	7,235	24,492	20,777

Financial assets at fair value comprise:
Financial assets held for trading
Derivative Assets(a)
Electricity contracts	—	—	232	257
Swaps	—	—	30	1
Futures	13	8	7	18
Other	—	—	110	29
Held for trading	13	8	379	305

Designated and effective hedging instruments
Derivative Assets(a)
Swaps	—	—	406	494
Other	—	—	5	5
Hedging instruments	—	—	411	499

Financial assets designated at fair value through profit or loss
Fiduciary investments administered by NSW Treasury Corporation Hour Glass Managed Funds	7,940	6,443	9,407	7,609
Managed Fixed Interest Portfolio	190	—	1,048	644
Securities and placements held by NSW Treasury Corporation	—	—	5,628	6,231
Held with other financial institutions	500	570	6,955	4,001
Designated at Fair Value through profit or loss	8,630	7,013	23,038	18,485
Finance Leases Receivable (b)	428	214	664	1,488
Total Financial Assets at Fair Value	9,071	7,235	24,492	20,777
(a)	Refer to Note 33 Financial Instruments for a description of the major types of derivatives.
(b)	Finance Leases Receivable

Future minimum lease receipts under finance leases are receivable for each of the following periods:
Not later than one year	17	37	44	249
Between one and five years	218	119	260	727
Later than five years	515	414	756	1,309
Gross investment in the lease	750	570	1,060	2,285
Less: Future interest revenues	(322)	(356)	(396)	(797)
Present value of minimum lease payments receivable	428	214	664	1,488
Finance lease receivables resulted in:
the unguaranteed residual values accruing to lessors benefit	19	20	19	20
contingent rents recognised as income	1	1	1	1

The Finance Lease Receivables balance for the Total State Sector no longer includes the Generation Trading Agreements as they are discontinued operations and have been reclassified as Assets Classified as Held for Sale (refer Note 13).

Under a 99-year finance lease of Port Assets to the NSW Ports Consortium, the finance lease receivable includes a residual emerging interest in the Port Assets amounting to $135 million in the General Government Sector and $171 million in the Total State Sector for 2012-13. The discontinued operations relating to the Port Transactions are further disclosed in Note 34.

Total State Sector Accounts	5 - 45

Note 9 and Note 10

Note 9: Advances Paid

	General Government Sector		Total State Sector
	2013	2012	2013	2012
	$m	$m	$m	$m
Current	59	195	35	167
Non-current	854	741	405	286
	913	936	440	453

Advances comprise :
Treasury advances for public housing and other purposes	646	685	148	157
Loans for rural assistance	142	136	142	136
Loans for road transport infrastructure	119	112	119	112
Other	6	3	31	48
	913	936	440	453

Note 10: Equity Investments

	General Government Sector		Total State Sector
EQUITY INVESTMENTS	2013	2012	2013	2012
	$m	$m	$m	$m
Investments in Other Public Sector Entities(a)
Investments in Public Non-financial Corporations	85,584	83,430	—	—
Investments in Public Financial Corporations	765	348	—	—
Consolidation adjustment to investment in net assets	(3,628)	(5,472)	—	—
	82,721	78,306	—	—

(a)	Note 39 details the entities that comprise the PNFCs and PFC sectors. The Government has a full ownership interest in these entities. The PNFCs and PFCs are not market listed. The value of the investment has been measured using the carrying amount of the net assets of the sectors before consolidation eliminations, as a surrogate for fair value.

Investments in Other Public Sector- Held for Sale
Equity investment held in Eraring Energy	784	—	—	—
	784	—	—	—

Investments in Associates Accounted for Using the Equity Method comprise the State’s share in:
Snowy Hydro Ltd(b)	3,325	3,329	3,325	3,329
Murray -Darling Basin Authority(c)	806	700	806	700
Law Courts Ltd(d)	123	123	123	123
Other Entities	70	72	72	72
	4,324	4,224	4,326	4,224

5 - 46	Total State Sector Accounts

Note 10

(b)	Snowy Hydro Ltd

Snowy Hydro Ltd is an unlisted public company limited by guarantee. Snowy Hydro Ltd is mainly involved in generating and marketing renewable electricity, as well as the storage and diversion of bulk water to the Murray and Murrumbidgee Rivers.

New South Wales has a 58 per cent share of Snowy Hydro Ltd, with the Commonwealth and Victorian governments retaining 13 per cent and 29 per cent respectively. New South Wales does not control the entity, with one of up to nine board directors and equal one third shareholder voting rights with the other Governments as prescribed by the Snowy Hydro Corporatisation Act 1997. Thus, as New South Wales does not control the entity it has applied the equity method to account for its investment in Snowy Hydro Ltd.

There is no published quotation price for the fair value of this investment. The State recognises its investment in Snowy Hydro Ltd (SHL) based upon 58 per cent of net assets reported in its financial statements with the exception of property, plant and equipment (PP&E). The State recognises 58 per cent of SHL’s PP&E and adjusts this to fair value using the income approach under AASB 116

Property, Plant and Equipment.

There were no impairment losses relating to the investment in Snowy Hydro Ltd, however there were capital and other commitments as follows:

	General Government Sector		Total State Sector
	2013	2012	2013	2012
	$m	$m	$m	$m
Amount of New South Wales’ share of Snowy Hydro Ltd’s:
Capital expenditure commitments	15	21	15	21
Operating lease commitments	41	43	41	43
Other Commitments	9	9	9	9

The following table illustrates summarised information of New South Wales’ investment in Snowy Hydro Ltd:

	General Government Sector		Total State Sector
	2013	2012	2013	2012
	$m	$m	$m	$m
State’s Share of Snowy Hydro Ltd’s net assets:
Current assets	250	283	250	283
Non-current assets	3,450	3,361	3,450	3,361
Current liabilities	(365)	(313)	(365)	(313)
Non-current liabilities	(10)	(2)	(10)	(2)
Net Assets	3,325	3,329	3,325	3,329

	General Government Sector		Total State Sector
	2012-13	2011-12	2012-13	2011-12
	$m	$m	$m	$m
State’s Share of Snowy Hydro Ltd’s profit:
Revenue	699	488	699	488
Profit before income tax	219	183	219	183
Income tax expense	(66)	(64)	(66)	(64)
Profit after income tax	153	119	153	119
Other comprehensive income	—	—	—	—
Total comprehensive result	153	119	153	119

Total State Sector Accounts	5 - 47

Note 10

(c)	Murray-Darling Basin Authority Joint Ventures

On transition of the former Murray-Darling Basin Commission (MDBC) to the Murray Darling Basin Authority (MDBA) two joint ventures were established to hold the jurisdictional assets previously held by the MDBC on behalf of the jurisdictions.

New South Wales has a 26.67 per cent share of the MDBA joint ventures. South Australia and Victoria each have a 26.67 per cent share with the remaining 20 per cent held by the Commonwealth. Thus, as New South Wales does not control the entities it has applied the equity method to account for its investment in the Living Murray joint ventures.

The following table illustrates summarised information of New South Wales’ investment in the MDBA joint ventures.

	General Government Sector		Total State Sector
	2013	2012	2013	2012
	$m	$m	$m	$m
Amount of New South Wales’ share of Living Murray’s:
Capital expenditure commitments	—	—	—	—
Operating lease commitments	—	—	—	—
Other Commitments	—	—	—	—

	General Government Sector		Total State Sector
	2013	2012	2013	2012
	$m	$m	$m	$m
Share of Living Murray net assets:
Non-current assets	806	700	806	700
Net Assets	806	700	806	700

	General Government Sector		Total State Sector
	2012-13	2011-12	2012-13	2011-12
	$m	$m	$m	$m
Share of Living Murray operating results:
Revenue	16	24	16	24
Surplus/deficit	(12)	17	(12)	17
Other comprehensive income	—	—	—	—
Total comprehensive result	(12)	17	(12)	17

(d)	Law Courts Ltd

New South Wales has a 52.5 per cent share of Law Courts Ltd along with the Australian Government retaining the remaining 47.5 per cent. Each jurisdiction has appointed 3 directors in accordance with the company’s constitution. Thus as New South Wales does not control the entity it has applied the equity method to account for its investment in Law Courts Ltd.

Law Courts Ltd is an unlisted public company, limited by guarantee that was incorporated in Australia, established to provide building management services for the Law Courts Building in Queen Square, Sydney. There is no published quotation price for the fair value of this investment. New South Wales recognises its investment based upon 52.5 per cent of Law Courts Ltd’s net assets reported in its financial statements.

The reporting date of Law Courts Ltd is the same as the Total State Sector Accounts.

5 - 48	Total State Sector Accounts

Note 10

There were no impairment losses relating to the investment in the Law Courts Ltd. There were no material other expenditure commitments. NSW’s share of capital commitments at 30 June 2013 was $1.2 million (2012: $13 million).

The following table illustrates summarised information of New South Wales’ investment in Law Courts Ltd:

	General Government Sector		Total State Sector
	2013	2012	2013	2012
	$m	$m	$m	$m
Amount of New South Wales’ share of Law Court Ltd’s:
Capital expenditure commitments	1	13	1	13
Operating lease commitments	6	8	6	8
Other Commitments	—	—	—	—

	General Government Sector		Total State Sector
	2013	2012	2013	2012
	$m	$m	$m	$m
Share of Law Courts Ltd net assets:
Current assets	4	14	4	14
Non-current assets	120	112	120	112
Current liabilities	(1)	(3)	(1)	(3)
Non-current liabilities	—	—	—	—
Net Assets	123	123	123	123

	General Government Sector		Total State Sector
	2012-13	2011-12	2012-13	2011-12
	$m	$m	$m	$m
Share of Law Courts Ltd profit and movement in reserves:
Revenue	10	23	10	23
Profit before income tax	(9)	(3)	(9)	(3)
Profit after income tax	(9)	(3)	(9)	(3)
Other comprehensive income	9	(4)	9	(4)
Total comprehensive result	—	(7)	—	(7)

Total State Sector Accounts	5 - 49

Note 11

Note 11: Inventories

	General Government Sector		Total State Sector
	2013	2012	2013	2012
	$m	$m	$m	$m
Current	197	207	933	928
Non-current	74	77	535	523
	271	284	1,468	1,451

Inventories comprise:
Raw Materials:
At cost	15	17	165	162
Work in Progress:
At cost	3	4	8	9
Finished Goods:
At cost	13	14	13	14
At net realisable value	3	3	3	3
Consumable Stores:
At cost	147	146	433	461
Held for Distribution:
Consumable Stores
At cost	4	4	5	6
At current replacement cost	—	—	1	—
Land Held for Resale(a)	87	96	838	796
	271	284	1,468	1,451
(a)	Land held for resale, for government authorities that trade in land, has been recorded at:

Acquisition Cost	70	81	475	461
Development Cost	18	15	324	295
Other Costs	—	—	40	40
	87	96	838	796

5 - 50	Total State Sector Accounts

Note 12

Note 12: Forestry Stock and Other Biological Assets

All forestry stock relates to the Total State Sector only. The value for livestock and other biological assets relate to both the general government and the total state sectors.

The State has forests, including those within national parks and wilderness areas, do not form part of this note due to the restrictions on their use by virtue of the National Parks and Wildlife Act 1974.

	General Government Sector		Total State Sector
	2013	2012	2013	2012
	$m	$m	$m	$m
Forests and Other Biological Assets
Forests and Other Biological Assets	7	8	715	746
	7	8	715	746

	Softwood Plantation Timber	Hardwood Plantation Timber	Native Forest Timber	Total 2013
	$m	$m	$m	$m
Forestry Stock at beginning of reporting period	738	—	—	738
Opening balance adjustment	(4)	—	—	(4)
Harvested timber (transferred to inventories)	(30)	—	—	(30)
Net change in fair value	4	—	—	4
Total forestry stock at reporting period	708	—	—	708
Closing balance of other biological assets (livestock and fodder)				7
Total forestry stock and other biological assets at reporting period				715

	Softwood Plantation Timber	Hardwood Plantation Timber	Native Forest Timber	Total 2012
	$m	$m	$m	$m
Forestry Stock at beginning of reporting period	750	—	—	750
Harvested timber (transferred to inventories)	(109)	—	—	(109)
Net change in fair value	97	—	—	97
Total forestry stock at reporting period	738	—	—	738
Closing balance of other biological assets (livestock and fodder)				8
Total forestry stock and other biological assets at reporting period				746

Total State Sector Accounts	5 - 51

Note 13

Note 13: Assets Classified as Held for Sale

	General Government Sector		Total State Sector
	2013	2012	2013	2012
	$m	$m	$m	$m
Financial Assets Held For Sale
Equity investment held for sale(a)	784	—	—	—
	784	—	—	—
Non-Financial Assets Held For Sale
Land and buildings	235	432	313	469
Plant and equipment	—	—	20	18
Infrastructure systems	—	—	1	17
Trade and other receivables	—	—	537	—
Other assets	—	—	27	—
Other financial assets	—	—	602	—
	235	432	1,499	504

The following Liabilities and Equity are associated with the above assets

Liabilities Directly Associated with Assets Held For Sale
Trade and other payables	—	—	118	—
Provisions	—	—	48	—
Other financial liabilities	—	—	16	—
	—	—	182	—

Amounts Recognised through Other Comprehensive Income Relating to Assets Held For Sale
Property, Plant and Equipment asset revaluation increments	1	55	45	66
	1	55	45	66
(a)	Equity investment held for sale represents the State’s investment in Eraring Energy (refer Note 10). The State expects that not all assets and liabilities currently reported will exist in the accounts of Eraring energy as at the date of completion. A description of the assets and liabilities expected to be sold are included in the disclosure below.

General Government Sector

Land and Buildings held for sale in 2012-13 and 2011-12 include surplus properties to be sold through various agency sale programs. Assets held for sale are expected to be sold in the following financial year using a number of disposal options including auction, tender, direct negotiation and through appropriate property swaps. Consequently, the portfolio of assets held for sale is variable.

The change to the Land and Building category was largely driven by the Barangaroo Delivery Authority in 2011-12 which recognised the sale of leased land. More ground leases had been transferred to ‘assets held for sale’ as they were expected to reach substantial commencement over the 12 months to 30 June 2013.

5 - 52	Total State Sector Accounts

Note 13

Total State Sector

In addition to those assets described above, the key assets held for sale relate to two transactions as shown below:

Delta Electricity

As described in Note 34 Discontinued Operations, the State is seeking to dispose part of Delta Electricity’s (Delta West) operations as at 30 June 2013. The transaction was completed on 2 September 2013 and post-completion adjustments are expected to be finalised by 31 December 2013. Delta West operations will be disposed through the sale of assets and liabilities. The major classes of assets and liabilities of Delta West’s business at the end of the reporting period are as follows:

2013
Assets	$m
Trade and other receivables	431
Other financial assets	16
Other assets	25
Property, plant and equipment	11
Assets classified as held for sale	483

Liabilities
Trade and other payables	56
Provisions	23
Other financial liabilities	16
Liabilities classified as held for sale	95

Net assets of Delta West operations held for sale	387

Eraring Energy

As described in Note 34 Discontinued Operations, the State is seeking to dispose of Eraring Energy’s operations as at 30 June 2013. The transaction was completed on 1 August 2013 and post-completion adjustments are expected to be finalised by 31 December 2013. Eraring Energy will be disposed through the sale of the State’s Equity Investment. The major classes of assets and liabilities of Eraring Energy’s business at the end of the reporting period are as follows:

Total State Sector Accounts	5 - 53

Note 13 and Note 14

2013
Assets	$m
Trade and other receivables	106
Other financial assets	586
Land and Buildings	34
Plant and Equipment	11
Infrastructure Systems	1
Other assets	2
Assets classified as held for sale	741

Liabilities
Trade and other payables	62
Provisions	25
Liabilities classified as held for sale	86

Net assets of Eraring Energy operations held for sale	654

Note 14: Investment Properties

	General Government Sector		Total State Sector
	2013	2012	2013	2012
	$m	$m	$m	$m
FAIR VALUE
Opening Balance 1 July	169	236	749	782
Opening balance adjustment	—	—	0	—
Additions (from acquisitions or subsequent expenditure)	—	—	7	2
Disposals and transfers of assets held for sale	(45)	(69)	(195)	(65)
Net gain/(loss) from fair value adjustment	1	1	1	31
Other changes	—	—	—	(1)
Closing Balance 30 June	125	169	562	749

The following amounts from Investment Properties activity have been recognised in the statement of comprehensive income:
Rental income	30	21	82	71
Direct operating expenses:
that generated rental income	15	4	23	11
that did not generate rental income	—	—	2	1

The fair value of investment properties has been determined by independent valuers as at 30 June 2013. The primary valuers are Land and Property Information and Preston Rowe Paterson NSW Pty Ltd.

5 - 54	Total State Sector Accounts

Note 15

Note 15: Property, Plant and Equipment

General Government Sector

Fair Value	Land and Buildings	Plant and Equipment	Infrastructure Systems	Total
	$m	$m	$m	$m
At 30 June 2012
Gross carrying amount	88,381	13,751	87,257	189,389
Accumulated depreciation and impairment	(26,989)	(3,923)	(23,375)	(54,287)
Net carrying amount	61,392	9,828	63,882	135,102

At 30 June 2013
Gross carrying amount	86,334	13,570	103,767	203,671
Accumulated depreciation and impairment	(25,126)	(4,152)	(32,906)	(62,184)
Net carrying amount	61,208	9,418	70,861	141,487

Reconciliation:	Land and Buildings	Plant and Equipment	Infrastructure Systems	Total
	$m	$m	$m	$m
Year ended 30 June 2013
Net carrying amount at start of year	61,392	9,828	63,882	135,102

Additions	2,121	1,366	4,709	8,196
Assets reclassified to held for sale	(197)	—	—	(197)
Disposals	(141)	(52)	(305)	(498)
Net revaluation increments recognised in reserves	(1,087)	23	4,065	3,001
Impairment losses:
recognised in equity	(1)	—	—	(1)
reversals in equity	—	—	—	—
recognised in the operating result	—	—	—	—
reversals in the operating result	—	—	—	—
Depreciation expense	(1,132)	(774)	(1,409)	(3,315)
Other movements (inc. amortisation of leased assets)	253	(973)	(82)	(802)
Net carrying amount at end of year	61,208	9,418	70,861	141,487

Total State Sector Accounts	5 - 55

Note 15

General Government Sector

Fair Value	Land and Buildings	Plant and Equipment	Infrastructure Systems	Total
	$m	$m	$m	$m
At 30 June 2011
Gross carrying amount	80,737	13,948	81,121	175,806
Accumulated depreciation and impairment	(22,349)	(4,173)	(21,208)	(47,730)
Net carrying amount	58,388	9,775	59,913	128,076

At 30 June 2012
Gross carrying amount	88,381	13,751	87,257	189,389
Accumulated depreciation and impairment	(26,989)	(3,923)	(23,375)	(54,287)
Net carrying amount	61,392	9,828	63,882	135,102

Reconciliation:	Land and Buildings	Plant and Equipment	Infrastructure Systems	Total
	$m	$m	$m	$m
Year ended 30 June 2012
Net carrying amount at start of year	58,388	9,775	59,913	128,076

Additions	282	1,038	4,255	5,575
Assets classified to held for sale	(263)	—	(1)	(264)
Disposals	(74)	(189)	(1)	(264)
Net revaluation increments recognised in reserves	4,967	256	489	5,712
Impairment losses:
recognised in equity	—	—	—	—
reversals in equity	(628)	—	—	(628)
recognised in the operating result	—	—	—	—
reversals in the operating result	—	—	—	—
Depreciation expense	(977)	(740)	(975)	(2,692)
Other movements (inc. amortisation of leased assets)	(303)	(312)	202	(413)
Net carrying amount at end of year	61,392	9,828	63,882	135,102

5 - 56	Total State Sector Accounts

Note 15

Total State Sector

Fair Value	Land and Buildings	Plant and Equipment	Infrastructure Systems	Total
	$m	$m	$m	$m
At 30 June 2012
Gross carrying amount	143,776	25,325	228,532	397,633
Accumulated depreciation and impairment	(31,232)	(10,880)	(101,839)	(143,951)
Net carrying amount	112,544	14,445	126,693	253,682

At 30 June 2013
Gross carrying amount	143,062	26,322	253,264	422,648
Accumulated depreciation and impairment	(29,592)	(11,240)	(116,990)	(157,822)
Net carrying amount	113,470	15,082	136,274	264,826

Reconciliation:	Land and Buildings	Plant and Equipment	Infrastructure Systems	Total
	$m	$m	$m	$m
Year ended 30 June 2013
Net carrying amount at start of year	112,544	14,445	126,693	253,682

Additions	2,649	878	11,072	14,599
Assets reclassified to held for sale	(156)	—	—	(156)
Disposals	(168)	(27)	(621)	(816)
Net revaluation increments recognised in reserves	1,460	11	7,378	8,849
Impairment losses:
recognised in equity	10	(14)	(713)	(717)
reversals in equity	—	—	—	0
recognised in the operating result	—	—	—	—
reversals in the operating result	—	—	—	—
Depreciation expense	(1,721)	(1,281)	(3,174)	(6,176)
Net transfers associated with ports transactions	—	—	(2,637)	(2,637)
Other movements (inc. amortisation of leased assets)	(1,148)	1,070	(1,723)	(1,800)
Net carrying amount at end of year	113,470	15,082	136,274	264,826

Total State Sector Accounts	5 - 57

Note 15

Total State Sector

Fair Value	Land and Buildings	Plant and Equipment	Infrastructure Systems	Total
	$m	$m	$m	$m
At 1 July 2011
Gross carrying amount	134,448	24,903	218,831	378,182
Accumulated depreciation and impairment	(26,048)	(10,838)	(95,768)	(132,654)
Net carrying amount	108,400	14,065	123,063	245,528

At 30 June 2012
Gross carrying amount	143,776	25,325	228,532	397,633
Accumulated depreciation and impairment	(31,232)	(10,880)	(101,839)	(143,951)
Net carrying amount	112,544	14,445	126,693	253,682

Reconciliation:	Land and Buildings	Plant and Equipment	Infrastructure Systems	Total
	$m	$m	$m	$m
Year ended 30 June 2012
Net carrying amount at start of year	108,400	14,065	123,063	245,528

Additions	751	1,915	9,847	12,513
Assets classified to held for sale	(368)	(6)	67	(307)
Sydney desalination plant derecognised	—	—	(1,896)	(1,896)
Disposals	(296)	(213)	(205)	(714)
Net revaluation increments recognised in reserves	7,146	270	363	7,779
Impairment losses:
recognised in equity	(1,950)	—	(968)	(2,918)
reversals in equity	1	—	—	1
Depreciation expense	(1,500)	(1,258)	(2,864)	(5,622)
Other movements (inc. amortisation of leased assets)	360	(328)	(714)	(682)
Net carrying amount at end of year	112,544	14,445	126,693	253,682

During 2012-13, the revaluations included the following:

General Government and Total State Sectors

▪	The Department of Education conducted a further revaluation of School and TAFE Buildings during 2013 resulting in an overall decrement of $1,237 million in the current year estimates. The revaluation was conducted as at 31 December 2012 using a depreciated replacement cost, mass valuation methodology, consistent with the requirements of Australian Accounting Standards and NSW Treasury requirements.

Under this methodology, the replacement cost of each building was calculated by determining the lowest cost in current prices, to replace the building with a modern equivalent to current facility standards, having regard to the building construction type and characteristics, the area of the structure, the specific functionality of the building’s rooms and the locality of the property.

The depreciated replacement cost method applied in the current year assigns values to the specific components of building shell; fit-out; furniture; and site services for each School and TAFE building; and landscaping for each site. These components are then depreciated separately in accordance with the depreciation policy and useful lives. For 2013, the building shell components of buildings of State Heritage significance have not been depreciated, in accordance with NSW Treasury policy.

5 - 58	Total State Sector Accounts

Note 15

The Department engaged qualified quantity surveyors from the Department of Finance and Services to provide replacement cost details for School and TAFE buildings at 31 December 2012. In addition, a sample of cost rates has been tested against rates provided by independent external quantity surveyors. Assessment of building market cost movements between December 2012 and June 2013 concluded that there was no material movement in values since the revaluation date.

▪	Roads and Maritime Services conducted a full valuation of the road infrastructure assets, carried out by an independent valuer. This resulted in an overall increment of $4,222 million. This is mainly attributed to a change in the valuation methodology from rateable value by Local Government Area to pre-acquisition value of the property adjusted for annual cost indexation. The review disaggregated road corridors into specific asset classes to better gauge asset conditions, rate of depreciation and useful life. The uplift resulted in higher rates of depreciation in the current and future operating results.

▪	The Minister Administering the Environmental Planning and Assessment Act showed a revaluation increment of $78 million. As land is not depreciable this change in estimate had no impact on operating results.

▪	Australian Museum Trust had a revaluation decrement of $366 million. Collection assets were independently valued as at 30 June 2013 for the cultural and natural history collections and for the library and archives collections. Other registered collection items were internally valued using the expertise of collection management personnel to estimate the recollection cost. The change was estimated to not materially impact the annual depreciation expense.

Total State Sector only

▪	The NSW Land and Housing Corporation (LAHC) revalued its residential property portfolio upwards by $2,032 million during 2012-13. The LAHC, under the revaluation option, values property, plant and equipment at fair value with reference to its highest and best use, being the value of its existing use, where there are no feasible alternative uses in the existing natural, legal, financial and socio-political environment.

▪	Ausgrid conducted a full valuation of its System Assets carried out by an independent valuer. The valuation used the discounted cash flow model for its valuation of the system assets under a value-in-use approach. It recognised a valuation increment of $2,872 million during 2012-13.

Total State Sector Accounts	5 - 59

Note 15

During 2011-12, the revaluations included the following:

General Government and Total State Sectors

▪	The Department of Education and Communities performed a full valuation of its land and buildings resulting in an overall increment of $6,013 million comprising land $1,136 million, and buildings $4,877 million. School and TAFE buildings were valued using a methodology developed by the Department in 2007, which valued buildings based on their functional usage. Under this methodology the replacement value of each building was calculated by determining how much each building would cost to build in current prices, to the current school’s facility standard, having regard to room functionality and the area of the structure. The Department engaged qualified quantity surveyors from the Department of Finance and Services to provide replacement cost details for school and TAFE buildings at 30 June 2012.

In 2012, the components included in these rates had been reviewed, to provide replacement costs which would fully replace the gross service potential embodied in the existing assets with technologically modern equivalent assets, which all meet the school facility standard. The school facility standards exceed the Building Code of Australia requirements, thus leading to higher costs to replace. Compared to the rates used in 2007, the 2012 rates now include additional cost factors that more fully take account of planning design, documentation and fees associated with the cost to build new schools and TAFE colleges. In accordance with AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors, the valuation changes were treated as changes in accounting estimates and adjusted prospectively. This change in estimate had led to a $4,877 million net increase in value of building assets, based on the reference to prices newer than the actual assets being revalued. Management estimates that the June 2012 revaluation in school and TAFE buildings would result in an increase in 2012-13 annual depreciation expense by approximately $40 million.

▪	Prior to a restructure the former Roads and Traffic Authority revalued downwards its land under roads by $2,581 million against the state’s revaluation surplus. The valuation decreases were a result of new information provided by the Valuer-General which was not previously available to the Authority. In accordance with AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors, the valuation changes were treated as changes in accounting estimates. As land is not depreciable this change in estimate had no impact on operating results.

▪	The Roads and Maritime Services revalued its road infrastructure using its road cost index resulting in a $1,720 million increment.

Total State Sector only

▪	In determining fair value of electricity and water distribution assets state owned distributors applied in 2011-12 an income approach instead of the previously adopted depreciated replacement cost. In accordance with AASB 108, the resulting $267 million (electricity) increment and $275 million (water) revaluation decrement was treated as a change in accounting estimates. The change was estimated to not materially impact the annual depreciation expense.

▪	In November 2012 the Australian Government legislated a carbon pricing mechanism, to commence in 2012-13. This had impacted the valuation and estimated useful lives of the State’s infrastructure assets, and resulted in the State recognising in 2011-12 a $1,320 million impairment loss against the asset revaluation surplus.

5 - 60	Total State Sector Accounts

Note 15 and Note 16

▪	NSW Land and Housing Corporation revalued its residential property portfolio upwards by $1,144 million. The Land and Housing Corporation engaged registered valuers to value 4,500 benchmark properties by physical inspection in December 2011. These benchmark properties were then used to develop a reference matrix that extrapolated the value of all residential properties taking into account the particular characteristics of each property.

Note 16: Intangibles

General Government Sector

Cost	Computer Software	Easements(a)	Other	Total
	$m	$m	$m	$m
At 1 July 2012
Cost (gross carrying amount)	2,635	168	5	2,808
Accumulated amortisation and impairment	(1,098)	—	—	(1,098)
Net carrying amount	1,537	168	5	1,710

At 30 June 2013
Cost (gross carrying amount)	3,209	156	—	3,365
Accumulated amortisation and impairment	(1,303)	—	—	(1,303)
Net carrying amount	1,906	156	—	2,062

Reconciliation:

Year ended 30 June 2013
Net carrying amount at start of year	1,537	168	5	1,710

Additions	542	—	2	544
Disposals	(2)	—	—	(2)
Reclassification from property, plant and equipment	89	—	(7)	82
Impairment	(10)	(6)	1	(15)
Amortisation	(249)	—	(1)	(250)
Other movements	(1)	(6)	—	(7)
Net carrying amount at end of year	1,906	156	0	2,062
(a)	Includes easements over land, and water rights.

Total State Sector Accounts	5 - 61

Note 16

General Government Sector

Cost	Computer Software	Easements(a)	Other	Total
	$m	$m	$m	$m
At 1 July 2011
Cost (gross carrying amount)	2,091	167	5	2,263
Accumulated amortisation and impairment	(971)	—	—	(971)
Net carrying amount	1,120	167	5	1,292

At 30 June 2012
Cost (gross carrying amount)	2,635	168	5	2,808
Accumulated amortisation and impairment	(1,098)	—	—	(1,098)
Net carrying amount	1,537	168	5	1,710

Reconciliation:

Year ended 30 June 2012
Net carrying amount at start of year	1,120	167	5	1,292

Additions	605	6	2	613
Disposals	(16)	4	—	(12)
Reclassification from property, plant and equipment	17	—	—	17
Impairment	(10)	—	—	(10)
Amortisation	(178)	—	—	(178)
Other movements	(1)	(9)	(2)	(12)
Net carrying amount at end of year	1,537	168	5	1,710
(a)	Includes easements over land, and water rights.

5 - 62	Total State Sector Accounts

Note 16

Total State Sector

Cost	Computer Software	Easements(a)	Other	Total
	$m	$m	$m	$m
At 1 July 2012
Cost (gross carrying amount)	4,456	883	43	5,382
Accumulated amortisation and impairment	(2,126)	(1)	(4)	(2,131)
Net carrying amount	2,330	882	39	3,251

At 30 June 2013
Cost (gross carrying amount)	5,308	968	—	6,277
Accumulated amortisation and impairment	(2,568)	(20)	—	(2,588)
Net carrying amount	2,740	948	—	3,688

Reconciliation:

Year ended 30 June 2013
Net carrying amount at start of year	2,330	882	39	3,251

Additions	771	31	76	878
Disposals	(3)	—	—	(3)
Reclassification from property, plant and equipment	96	—	81	177
Impairment	(24)	(47)	(39)	(110)
Amortisation	(491)	—	(7)	(498)
Other movements	61	82	(150)	(7)
Net carrying amount at end of year	2,740	948	0	3,688
(a)	Includes easements over land, and water rights.

Total State Sector Accounts	5 - 63

Note 16 and Note 17

Total State Sector

Cost	Computer Software $m	Easements(a) $m	Other $m	Total $m
At 1 July 2011
Cost (gross carrying amount)	3,816	881	23	4,720
Accumulated amortisation and impairment	(1,873)	(16)	(3)	(1,892)
Net carrying amount	1,943	865	20	2,828

At 30 June 2012
Cost (gross carrying amount)	4,456	883	43	5,382
Accumulated amortisation and impairment	(2,126)	(1)	(4)	(2,131)
Net carrying amount	2,330	882	39	3,251

Reconciliation:

Year ended 30 June 2012
Net carrying amount at start of year	1,943	865	20	2,828

Additions	775	26	18	819
Disposals	(16)	(8)	—	(24)
Reclassification from property, plant and equipment	68	—	(2)	66
Impairment	(19)	—	—	(19)
Amortisation	(370)	—	—	(370)
Other movements	(51)	(1)	3	(49)
Net carrying amount at end of year	2,330	882	39	3,251
(a)	Includes easements over land, and water rights.

Assumptions

	Computer Software	Easements	Other
Useful lives	Finite	Indefinite	Finite

Amortisation method	Straight line	Not amortised	Various

Internally Generated/Acquired	Both	Acquired	Both

Impairment test/Recoverable amount testing	Where an indicator of impairment exists	Annually and where an indicator of impairment exists	Where an indicator of impairment exists

Note 17: Other Non-Financial Assets

	General Government Sector		Total State Sector
	2013 $m	2012 $m	2013 $m	2012 $m
Other Non-Financial Assets comprise:
Right to receive privately financed transport and sporting infrastructure	1,364	1,207	1,409	1,256
Prepayments	304	288	434	433
Emission rights	—	—	4	35
Other(a)	280	—	289	54
	1,948	1,495	2,136	1,778
(a)	It includes initial recognition of immaterial agencies other assets (Refer Note 38 Restated Comparative Financial Statements).

5 - 64	Total State Sector Accounts

Note 17

Present service concession arrangements

The following service concession arrangements (SCA) are in place:

Infrastructure subject to the arrangement		Concession period (years and final year)

Roads and road infrastructure
▪	M2	49 / 2046
▪	M4 Service Centre	25 / 2017
▪	M5	34 / 2026
▪	M7	31 / 2037
▪	Cross City Tunnel	30 / 2035
▪	Eastern Distributor	48 / 2048
▪	Lane Cove Tunnel	30 / 2037
Airport Line railway stations		30 / 2030
Olympic Arena		31 / 2031
Olympic Stadium		32 / 2031
Opera House car park		50 / 2043
Various hospital car parks		25 / various

In these arrangements, the grantor gives the service concession in exchange for the right to receive the infrastructure from the operator at the end of the concession period. The operator is required to design, finance and build the infrastructure and use it to provide services directly to the public during the concession period. The operator is permitted to charge the public for the services it provides.

SCA infrastructure is operator-controlled during the concession period and grantor-controlled thereafter. Therefore, during the concession period, the grantor recognises an emerging asset and revenue for its right to receive the infrastructure. At the end of the concession period, the grantor recognises the transferred infrastructure as property, plant and equipment and commences depreciating it.

The grantor normally leases the underlying land to the operator for a nominal or commercial rental during the concession period. In many cases, the operator also pays an up-front contribution to the grantor and, in a few cases, the grantor pays an up-front contribution to the operator. Sometimes the grantor receives a share of the operator’s revenue.

Total State Sector Accounts	5 - 65

Note 18 and Note 19

Note 18: Deposits Held

	General Government Sector		Total State Sector
	2013 $m	2012 $m	2013 $m	2012 $m

Deposits are held for the purposes of:
Electricity Generation Trading Agreements(a)	961	1,131	961	1,131
Electricity Supply	—	—	54	60
Held by Public Financial Corporations	—	—	114	522
Other	111	102	160	133
	1,072	1,233	1,289	1,847
(a)	In 2010-11, the State entered into respective Generation Trading Agreements (GTAs) with Origin Energy and Energy Australia (formerly TRUenergy) (referred to as Gentraders) to sell the trading rights of Eraring, Shoalhaven, Mount Piper and Wallerawang power stations. The Gentraders paid a total of $1,321 million in four deposits to the Crown. The deposits earn interest. The Gentraders have directed the Crown (and the Crown has agreed) to use the deposits to pay the annual capacity charges (and other amounts to the relevant GTAs) to repay the State’s finance lease receivable. If Eraring Energy or Delta Electricity default, and the Gentrader terminates the GTA, the Gentrader may recover the unspent portion of the deposits on termination of the GTA. It is expected that the GTA will be extinguished as part of the sale of Delta Electricity and Eraring Energy in 2013-14 (Refer to Note 13 Assets Classified as Held for Sale and Note 34 Discontinued Operations).

Note 19: Payables

	General Government Sector		Total State Sector
	2013 $m	2012 $m	2013 $m	2012 $m

Payables comprise:
Payables of a capital nature	697	600	926	891
Accrued employee benefits(a)	787	715	890	817
Interest on borrowings & advances	352	347	6	6
Settlement of borrowings & other financial instruments	—	—	144	25
Creditors & other accruals(b)	2,853	2,761	4,139	4,314
	4,689	4,423	6,105	6,053
(a)	Refer to Note 23 Employee Provisions and Note 24 Superannuation Provisions for information on other employee benefit liabilities.
(b)	Creditors and other accruals include trade creditors which are generally non-interest bearing with various terms based on prevalent industry practice.

5 - 66	Total State Sector Accounts

Note 20

Note 20: Borrowings and Derivative Liabilities at Fair Value

	General Government Sector		Total State Sector
	2013 $m	2012 $m	2013 $m	2012 $m

Current	2	4	12,040	13,004
Non current	10	12	60,274	56,440
	12	16	72,314	69,444

Borrowings and derivative liabilities at fair value comprise:
Borrowings at Fair Value
Short term borrowings of TCorp	—	—	—	35
Bonds and other borrowings issued by TCorp	—	—	71,551	68,446
Other fair value borrowings	12	16	12	16
Borrowings at fair value	12	16	71,563	68,497

Derivatives held for trading
Swaps	—	—	28	1
Electricity contracts(a)	—	—	156	231
Futures	—	—	—	1
Other	—	—	5	23
Held for trading	—	—	189	256

Designated and effective hedging instruments
Swaps	—	—	543	638
Electricity contracts(a)	—	—	20	51
Futures	—	—	—	—
Other	—	—	0	2
Hedging instruments	—	—	563	691

Total Borrowings and Derivative Liabilities at Fair Value	12	16	72,314	69,444
(a)	Derivative Electricity Hedging Contracts
It is the policy of state-owned electricity generators to hedge their risk associated with fluctuations in the sale price of electricity into the national electricity market. This is by entering into derivative contracts (cash flow hedges) with wholesale electricity market counterparties. These derivatives are marked to market and their fair values are measured based on industry accepted valuation methodologies and a forward curve, in accordance with AASB 139 Financial Instruments: Recognition and Measurement. Electricity contracts associated with discontinued operations are reflected in Note 13 Assets Classified as Held for Sale.

Total State Sector Accounts	5 - 67

Note 21 and Note 22

Note 21: Borrowings at Amortised Cost

	General Government Sector		Total State Sector
	2013 $m	2012 $m	2013 $m	2012 $m

Current	888	756	184	160
Non current	28,159	26,113	4,103	2,740
	29,048	26,870	4,287	2,899

Borrowings at amortised cost comprise(a)

Other borrowings at amortised cost	25,945	24,353	77	78
Bank overdraft	—	—	—	1
Finance leases(b)	3,103	2,516	4,210	2,820
	29,048	26,870	4,287	2,899
(a)	A schedule of maturity analysis (of contractural cashflows) including future interest commitments is reported in Note 33 Financial Instruments.
(b)	Future minimum lease payments under finance leases are payable for each of the following periods:

Not later than one year	337	309	396	306
Between one and five years	1,472	1,160	1,850	1,224
Later than five years	4,345	2,899	7,633	4,137

Minimum lease payments	6,154	4,368	9,879	5,667
Less: Future finance charges	(3,051)	(1,852)	(5,669)	(2,847)
Present value of minimum lease payments	3,103	2,516	4,210	2,820

Finance lease liabilities resulting in contingent rental expense	9	6	9	6

The State (Total State Sector) has an agreement for a Rail Rolling-stock Public Private Partnership, which constitutes a finance lease. These assets and the associated finance lease liabilities are recognised on completion and delivery of assets progressively. As at 30 June 2013, a finance lease liability of $1,070 million (2012: $233 million) is recognised for the rolling stock assets. The finance lease liability and aggregate minimum lease payments total $9,653 million in nominal dollars (2012: $9,753 million). In addition, as at 30 June 2013, a finance lease liability of $259 million (2012: $246 million) is recognised in relation to the provision of a related maintenance facility.
The Royal North Shore Hospital Acute Service Building of $620 million has been recognised by the State as part of a Public Private Partnership which constitutes a finance lease.

Note 22: Advances Received

	General Government Sector		Total State Sector
	2013 $m	2012 $m	2013 $m	2012 $m

Current	37	38	39	38
Non-current	689	717	687	717
	725	755	726	755

Advances comprise loans received for policy purposes from:
The Australian Government	726	755	726	755
Other Lenders	(0)	—	—	—
	725	755	726	755

5 - 68	Total State Sector Accounts

Note 23

Note 23: Employee Provisions

	General Government Sector		Total State Sector
	2013 $m	2012 $m	2013 $m	2012 $m
Current	9,587	9,818	11,469	11,857
Non current	3,543	2,984	4,022	3,432
	13,130	12,802	15,491	15,289

These comprise:
Long service leave	6,780	6,879	8,175	8,330
Annual and other leave entitlements	2,573	2,428	3,010	2,908
Self funded worker’s compensation(a)	3,390	3,082	3,581	3,323
Other	387	413	725	728
Total Employee Provisions	13,130	12,802	15,491	15,289

Employee Benefit Liabilities comprise:
Accrued employee benefits reported as payables	787	715	890	817
Employee benefit provisions	13,130	12,802	15,491	15,289
Superannuation provisions	40,327	47,181	43,186	50,922
Aggregate Employee Benefit Liabilities	54,244	60,698	59,567	67,028
(a)	Some government agencies hold a group self-insurer’s licence with the WorkCover Authority for workers’ compensation. This self funded liability has been actuarially calculated by David A Zaman Pty Ltd, McMahon Actuarial Services Pty Ltd and Taylor Fry Pty Ltd on a discounted cash flows basis using a “central” estimate and assuming an interest rate of 2.5 to 6.0 per cent (2012: 1.86 per cent to 6.0 per cent) per annum and a future wage inflation rate of 3.06 to 4.0 per cent (2012: 1.9 per cent to 4.0 per cent) per annum. In addition, self funded workers’ compensation includes liabilities of the Treasury Managed Fund that have been actuarially calculated by PriceWaterhouseCoopers Actuarial Pty Ltd assuming a liability discount rate of 5.6 per cent (2012: 5.6 per cent) and a future wage inflation rate of 2.4 to 4.0 per cent (2012: 4.0 per cent) and a superimposed inflation rate of 0 to 3.0 per cent (2012: 0 to 3.0 per cent).

Total State Sector Accounts	5 - 69

Note 24

Note 24: Superannuation Provisions

	General Government Sector		Total State Sector
	2013 $m	2012 $m	2013 $m	2012 $m
Current	1,352	1,565	1,481	1,765
Non current	38,975	45,616	41,705	49,157
	40,327	47,181	43,186	50,922

The following note provides information about the State’s defined benefits superannuation schemes.

This note contains information on:

▪	the various superannuation schemes;

▪	major economic assumptions;

▪	the movement in 2012-13 liabilities and the impact of assumptions;

▪	composition of the unfunded liabilities by scheme, recognised in the statement of financial position, and member numbers;

▪	historical information of combined schemes’ cumulative gains, obligations and fund assets;

▪	the annual movement by scheme in defined benefit obligations;

▪	the annual movement by scheme in the fair value of fund assets;

▪	annual superannuation expense;

▪	actual return on plan assets;

▪	fund assets (by asset class);

▪	funding arrangements for employer contributions. This includes the scheme liabilities as reported by the trustees (using different discount rates), recommended contribution rates, funding method, and economic assumptions; and

▪	nature of asset/liability.

5 - 70	Total State Sector Accounts

Note 24

NSW Public Sector Defined Benefit Superannuation Schemes

State public sector superannuation liability is made up of the assets and liabilities of the following schemes:

▪	State Authorities Superannuation Scheme (SASS);

▪	State Authorities Non Contributory Superannuation Scheme (SANCS);

▪	State Superannuation Scheme (SSS);

▪	Police Superannuation Scheme (PSS);

▪	Energy Industries Superannuation Schemes (EISS);

▪	Judges’ Pension Scheme (JPS); and

▪	Parliamentary Contributory Superannuation Scheme (PCSS).

All of the above schemes (except for JPS) are closed to new entrants.

Management is assisted by the actuary in calculating the unfunded liability. The SAS Trustee Corporation’s (STC) actuary Mercer Human Resource Consulting calculated the unfunded liabilities of the State Public Sector superannuation schemes for the year ended 30 June 2013 and 30 June 2012 under AASB 119 Employee Benefits and AAS 25 Financial Reporting by Superannuation Plans.

SASS, SANCS, SSS, and PSS, the State Super Fund schemes are all defined benefit schemes – at least a component of the final benefit is derived from a multiple of member salary and years of membership. These schemes are closed to new members.

The Projected Unit Credit (PUC) valuation method was used to determine the present value of the defined benefit obligations and related current service costs. This method sees each period of service as giving rise to an additional unit of benefit entitlement and measures each unit separately to build up the final obligations.

Actuarial gains and losses are recognised through ‘other economic flows – other comprehensive income’.

All Fund assets are invested in STC at arm’s length through independent fund managers.

The estimate of accrued benefit liabilities of the Total State Sector is based on calculations carried out by Mercer Human Resource Consulting, the STC’s actuary. Actuarial calculations were based on scheme membership data as at 30 April 2013 (EISS 30 June 2012) projected to 30 June 2013. The fair value of pooled fund assets comprises the actual June 2013 balance. The fair value of EISS assets at 30 June 2013 is projected from 30 June 2012 values, allowing for actual investment returns in 2012-13.

Total State Sector Accounts	5 - 71

Note 24

The principal economic assumptions at the reporting dates are as per the following table.

MAJOR ECONOMIC ASSUMPTIONS	30 June 2013		30 June 2012
State Super Fund Schemes
Discount rate at 30 June	3.8	% pa	3.06	% pa
Expected return on assets	8.6%		8.6%
Expected salary increases	2.5	% pa(a)	2.5	% pa
Expected rate of CPI increases	2.5	% pa	2.5	% pa
EISS
Discount rate at 30 June	3.8	% pa	3.06	% pa
Expected return on assets	8.1%		8.1%
Expected salary increases	3.5	% pa	3.5%
Expected rate of CPI increases	2.5	% pa	2.5	% pa
(a)	Salary Increase rate (excluding promotional increases) for State Super Funds Schemes for forward years are: 2013-14 2.25% (PSS 2.9%), 2014-15 2.25%, 2015-16 to 2019-20 2.0% pa and 2020 onwards 2.5% pa

The unfunded superannuation liabilities shown are for employers and employees combined and are the difference between the present value of forecast employees’ accrued benefits at year end and the estimated net market value of scheme assets to meet them at that date.

An employer does not have to recognise the Future Service Liability, as this is used to determine if there should be an asset ceiling limit (AASB 119, paragraph 58). Under AASB 119, any recognised prepaid superannuation asset cannot be more than the total unrecognised past service cost and the present value of any available economic benefits in plan refunds or future plan contribution reductions. If there is no surplus in excess of recovery, an asset ceiling limit is not imposed.

Movement in the 2012-13 Unfunded Liabilities and the Impact of Assumptions

The decrease of $6.854 billion in general government and $7.736 billion for total state sector unfunded liabilities over the twelve months to 30 June 2013, is largely explained by:

▪	a rise in the State Super Fund and EISS liability discount rate from 3.06 per cent to 3.8 per cent; and

▪	2012-13 State Super Fund earnings rates of 17.1 per cent (EISS 15.14 per cent), which is well above the long term average fund earnings rate.

The major potential for volatility arises from:

▪	movements in the market prices of plan assets; and

▪	the 30 June long-term Commonwealth government bond rate, which is applied to discount the accrued liabilities.

The future liability value can also be impacted, generally to a lesser degree, by revisions to long-term actuarial assumptions including those listed in the previous table, as well as changes to mortality and other actuarially applied rates.

5 - 72	Total State Sector Accounts

Note 24

There are a number of variables that impact on the valuation of the defined benefit superannuation liabilities including discount rate, future salary increases, future increase in the Consumer Price Index (CPI), and future life expectancy. As the majority of accrued liabilities sit within the General Government Sector and the key variable relates to movement of the discount rate. Sensitivity analysis of a discount rate movement of plus 0.5 per cent would reduce accrued liabilities by an estimated $4,185 million, and a discount rate movement of minus 0.5 per cent would increase accrued liabilities by an estimated $4,669 million.

General Government Sector

2013 Member Numbers and Superannuation Position for AASB 119

Member Numbers	NSW Public Sector Superannuation Scheme
	SASS	SANCS	SSS	PSS	JPS	PCSS	Total

Contributors	27,243	38,453	9,694	1,516	142	46	38,641
Deferred benefits	10,532	12,300	1,696	92	—	2	12,322
Pensioners	3,191	—	42,466	6,532	179	285	52,653
Pensions fully commuted	—	—	14,590	—	—	—	14,590

Superannuation Position for AASB 119 purposes

	$m	$m	$m	$m	$m	$m	$m

Accrued Liability(a)	11,959	2,372	43,878	12,586	969	653	72,417
Fair value of plan assets(a)	(8,363)	(1,452)	(17,900)	(4,148)	—	(236)	(32,099)
	3,596	920	25,978	8,438	969	417	40,318
Future Service Liability(b)	(1,267)	(537)	(565)	(154)	—	—	(2,523)
Adjustment for limitation on net asset	—	—	9	—	—	—	9
Net (asset)/liability disclosed in balance sheet	3,596	920	25,987	8,438	969	417	40,327
(a)	The accrued benefits liability less the net market value of scheme assets represents the defined benefits obligation of the State. For SASS, it includes the accumulation component (i.e. employee accrued benefit liabilities and equivalent employee scheme assets).
(b)	The Future Service Liability (FSL) does not have to be recognised by an employer. It is only used to determine if an asset ceiling limit should be imposed (AASB 119, para 58). Under AASB 119, any prepaid superannuation asset recognised cannot exceed the total of any unrecognised past service cost and the present value of any economic benefits that may be available in the form of refunds from the plan or reductions in future contributions to the plan. Where the “surplus in excess of recovery” is zero, no asset ceiling limit is imposed.

Total State Sector Accounts	5 - 73

Note 24

2012 Member Numbers and Superannuation Position for AASB 119

Member Numbers	NSW Public Sector Superannuation Scheme
	SASS	SANCS	SSS	PSS	JPS	PCSS	Total

Contributors	29,562	42,782	11,581	1,639	142	46	42,970
Deferred benefits	10,534	12,510	1,930	102	—	2	12,568
Pensioners	3,281	—	40,221	6,544	179	285	50,510
Pensions fully commuted	—	—	14,390	—	—	—	14,390

Superannuation Position for AASB 119 purposes

	$m	$m	$m	$m	$m	$m	$m

Accrued Liability(a)	11,838	2,579	47,006	12,880	1,049	732	76,084
Fair value of plan assets(a)	(7,698)	(1,458)	(15,783)	(3,763)	—	(201)	(28,903)
	4,140	1,121	31,223	9,117	1,049	531	47,181
Future Service Liability(b)	(1,523)	(557)	(840)	(233)	—	—	(3,153)
Adjustment for limitation on net asset	—	—	—	—	—	—	—
Net (asset)/liability disclosed in balance sheet	4,140	1,121	31,223	9,117	1,049	531	47,181
(a)	The accrued benefits liability less the net market value of scheme assets represents the defined benefits obligation of the State. For SASS, it includes the accumulation component (i.e. employee accrued benefit liabilities and equivalent employee scheme assets).
(b)	The Future Service Liability (FSL) does not have to be recognised by an employer. It is only used to determine if an asset ceiling limit should be imposed (AASB 119, para 58). Under AASB 119, any prepaid superannuation asset recognised cannot exceed the total of any unrecognised past service cost and the present value of any economic benefits that may be available in the form of refunds from the plan or reductions in future contributions to the plan. Where the “surplus in excess of recovery” is zero, no asset ceiling limit is imposed.

Total State Sector

2013 Member Numbers and Superannuation Position for AASB 119

Member Numbers	NSW Public Sector Superannuation Scheme
	SASS	SANCS	SSS	PSS	JPS	PCSS	EISS	Total

Contributors	32,692	44,587	10,379	1,516	142	46	3,299	48,074
Deferred benefits	10,532	12,300	1,841	92	—	2	21	12,488
Pensioners	3,799	—	45,073	6,532	179	285	462	56,330
Pensions fully commuted	—	—	15,659	—	—	—	11	15,670

Superannuation Position for AASB 119 purposes

	$m	$m	$m	$m	$m	$m	$m	$m

Accrued Liability(a)	14,655	2,687	46,856	12,586	969	653	2,710	81,116
Fair value of plan assets(a)	(10,329)	(1,680)	(19,663)	(4,148)	—	(236)	(1,883)	(37,939)
	4,326	1,007	27,193	8,438	969	417	827	43,177
Future Service Liability(b)	(1,428)	(647)	(634)	(154)	—	—	(287)	(3,150)
Adjustment for limitation on net asset	—	—	9	—	—	—	—	9
Net (asset)/liability disclosed in balance sheet	4,326	1,007	27,202	8,438	969	417	827	43,186
(a)	The accrued benefits liability less the net market value of scheme assets represents the defined benefits obligation of the State. For SASS, it includes the accumulation component (i.e. employee accrued benefit liabilities and equivalent employee scheme assets).
(b)	The Future Service Liability (FSL) does not have to be recognised by an employer. It is only used to determine if an asset ceiling limit should be imposed (AASB 119, para 58). Under AASB 119, any prepaid superannuation asset recognised cannot exceed the total of any unrecognised past service cost and the present value of any economic benefits that may be available in the form of refunds from the plan or reductions in future contributions to the plan. Where the “surplus in excess of recovery” is zero, no asset ceiling limit is imposed.

5 - 74	Total State Sector Accounts

Note 24

2012 Member Numbers and Superannuation Position for AASB 119

Member Numbers	NSW Public Sector Superannuation Scheme
	SASS	SANCS	SSS	PSS	JPS	PCSS	EISS	Total

Contributors	35,865	50,206	12,702	1,639	142	46	3,484	53,878
Deferred benefits	10,534	12,510	2,110	102	—	2	22	12,770
Pensioners	3,786	—	43,268	6,544	179	285	446	54,508
Pensions fully commuted	—	—	15,661	—	—	—	10	15,671

Superannuation Position for AASB 119 purposes

	$m	$m	$m	$m	$m	$m	$m	$m

Accrued Liability(a)	14,716	2,965	50,306	12,880	1,049	732	2,762	85,410
Fair value of plan assets(a)	(9,614)	(1,695)	(17,578)	(3,763)	—	(201)	(1,637)	(34,488)
	5,102	1,270	32,728	9,117	1,049	531	1,125	50,922
Future Service Liability(b)	(1,742)	(674)	(969)	(233)	—	—	(336)	(3,954)
Adjustment for limitation on net asset	—	—	—	—	—	—	—	—

Net (asset)/liability disclosed in balance sheet	5,102	1,270	32,728	9,117	1,049	531	1,125	50,922
(a)	The accrued benefits liability less the net market value of scheme assets represents the defined benefits obligation of the State. For SASS, it includes the accumulation component (i.e. employee accrued benefit liabilities and equivalent employee scheme assets).
(b)	The Future Service Liability (FSL) does not have to be recognised by an employer. It is only used to determine if an asset ceiling limit should be imposed (AASB 119, para 58). Under AASB 119, any prepaid superannuation asset recognised cannot exceed the total of any unrecognised past service cost and the present value of any economic benefits that may be available in the form of refunds from the plan or reductions in future contributions to the plan. Where the “surplus in excess of recovery” is zero, no asset ceiling limit is imposed.

General Government

Combined Schemes’ Cumulative Actuarial Losses since 2009 for AASB 119

	2013	2012	2011	2010	2009
	$m	$m	$m	$m	$m

Cumulative loss at 1 July	36,780	17,373	17,829	14,673	3,216
Recognised during the year	(5,935)	19,407	(456)	3,156	11,457
Cumulative loss at 30 June	30,845	36,780	17,373	17,829	14,673

Actuarial losses and gains primarily result from changes in liability discount rates and volatility in fund earnings.

Total State Sector

Combined Schemes’ Cumulative Actuarial Losses since 2009 for AASB 119

	2013	2012	2011	2010	2009
	$m	$m	$m	$m	$m

Cumulative loss at 1 July	41,520	20,019	20,444	16,906	3,846
Recognised during the year	(6,626)	21,501	(425)	3,538	13,060
Cumulative loss at 30 June	34,894	41,520	20,019	20,444	16,906

Actuarial losses and gains primarily result from changes in liability discount rates and volatility in fund earnings.

Total State Sector Accounts	5 - 75

Note 24

General Government

Present Value of Defined Benefit Obligation, Fair Value of Plan Assets, Surplus/Deficit in Plan for AASB 119

	2013	2012	2011	2010	2009
	$m	$m	$m	$m	$m

PV Defined Benefit Obligation	72,417	76,084	57,691	56,909	52,008
Fair Value Plan Assets(a)	32,099	28,903	25,358	24,187	22,585
Deficit/(Surplus) in the plan	40,318	47,181	32,333	32,722	29,423

Experience adjustment arising on plan liabilities	2,606	16,957	(436)	3,324	7,010
Experience adjustment arising on plan assets	2,679	2,004	(33)	(87)	4,543

(a)	Excludes adjustment for limitation on net asset.

Total State Sector

Present Value of Defined Benefit Obligation, Fair Value of Plan Assets, Surplus/Deficit in Plan for AASB 119

	2013	2012	2011	2010	2009
	$m	$m	$m	$m	$m

PV Defined Benefit Obligation	81,116	85,410	65,908	64,874	59,296
Fair Value Plan Assets(a)	37,939	34,488	31,870	30,354	28,303
Deficit/(Surplus) in the plan	43,177	50,922	34,038	34,520	30,993

Experience adjustment arising on plan liabilities	3,483	18,925	(402)	3,786	7,600
Experience adjustment arising on plan assets	3,018	2,538	(77)	(221)	6,954

(a)	Excludes adjustment for limitation on net asset.

5 - 76	Total State Sector Accounts

Note 24

General Government Sector

Reconciliation of the present value of the defined benefit obligations for 2012-13

NSW Public Sector Superannuation Scheme	Accrued Benefits 1 July 2012	Current service cost(a)	Interest cost(a)	Contributions by Fund participants	Actuarial (Gains)/ Losses(a)	Benefits paid	Accrued benefits 30 June 2013(b)
	$m	$m	$m	$m	$m	$m	$m

State Super Fund
State Authorities
Superannuation Scheme	11,838	326	347	157	479	(1,188)	11,959
State Authorities Non-Contributory
Superannuation Scheme	2,579	83	73	—	34	(397)	2,372
State Superannuation Scheme	47,006	30	1,416	149	(3,277)	(1,446)	43,878
Police Superannuation Scheme	12,880	83	387	10	(211)	(563)	12,586
Parliamentary Contributory
Superannuation Scheme	732	11	22	1	(90)	(23)	653
Judges’ Pension Scheme	1,049	42	31	—	(114)	(39)	969
TOTAL	76,084	575	2,276	317	(3,179)	(3,656)	72,417

Reconciliation of the fair value of fund assets for 2012-13

NSW Public Sector Superannuation Scheme	Fair Value of Fund Assets at beginning of the year	Expected return on fund assets	Actuarial gains/ (losses)(a)	Employer Contributions	Contributions by Fund participants	Benefits paid	Fair Value of Fund Assets at end of the year(b)
	$m	$m	$m	$m	$m	$m	$m

State Super Fund
State Authorities
Superannuation Scheme	7,698	626	669	401	157	(1,188)	8,363
State Authorities Non-Contributory
Superannuation Scheme	1,458	116	105	170	—	(397)	1,452
State Superannuation Scheme	15,783	1,314	1,626	474	149	(1,446)	17,900
Police Superannuation Scheme	3,763	315	331	292	10	(563)	4,148
Parliamentary Contributory
Superannuation Scheme	201	17	25	15	1	(23)	236
Judges’ Pension Scheme	—	—	—	39	—	(39)	—
TOTAL	28,903	2,388	2,756	1,391	317	(3,656)	32,099

(a)	The superannuation expense in the statement of comprehensive income differs to the totals in the above reconciliation of movements in the superannuation schemes, due to the first time inclusion of a number of small entities controlled by the state government (previously not considered material for the whole-of-government purposes) (listed in note 39). In addition, the superannuation expense in the statement of comprehensive income may also differ to the totals in the above reconciliation due to a component of the movements being capitalised into constructed assets.
(b)	The accrued benefits liability and the net market value of scheme assets include the accumulation component (i.e. employee accrued benefit liabilities and equivalent employee scheme assets).

Total State Sector Accounts	5 - 77

Note 24

Total State Sector

Reconciliation of the present value of the defined benefit obligations for 2012-13

NSW Public Sector Superannuation	Accrued Benefits	Current service	Interest	Contributions by Fund	Actuarial (Gains)/	Benefits	Accrued benefits
Scheme	1 July 2012	cost(a)	cost(a)	participants	Losses(a)	paid	30 June 2013(b)
	$m	$m	$m	$m	$m	$m	$m

State Super Fund
State Authorities
Superannuation Scheme	14,716	368	428	185	424	(1,466)	14,655
State Authorities Non-Contributory
Superannuation Scheme	2,965	98	84	—	(14)	(446)	2,687
State Superannuation Scheme	50,306	45	1,513	161	(3,244)	(1,925)	46,856
Police Superannuation Scheme	12,880	83	387	10	(211)	(563)	12,586
Parliamentary Contributory
Superannuation Scheme	732	11	22	1	(90)	(23)	653
Judges’ Pension Scheme	1,049	42	31	—	(114)	(39)	969
Energy Industries Superannuation Scheme	2,762	57	103	21	(118)	(115)	2,710
TOTAL	85,410	704	2,568	378	(3,367)	(4,577)	81,116

Reconciliation of the fair value of fund assets for 2012-13

NSW Public Sector Superannuation	Fair Value of Fund Assets at beginning	Expected return on	Actuarial gains/	Employer	Contributions by Fund	Benefits	Fair Value of Fund Assets at end of the
Scheme	of the year	fund assets	(losses)(a)	Contributions	participants	paid	year(b)
	$m	$m	$m	$m	$m	$m	$m

State Super Fund
State Authorities
Superannuation Scheme	9,614	782	787	427	185	(1,466)	10,329
State Authorities Non-Contributory
Superannuation Scheme	1,695	135	120	176		(446)	1,680
State Superannuation Scheme	17,578	1,479	1,878	492	161	(1,925)	19,663
Police Superannuation Scheme	3,763	315	331	292	10	(563)	4,148
Parliamentary Contributory
Superannuation Scheme	201	17	25	15	1	(23)	236
Judges’ Pension Scheme	—	—	—	39	—	(39)	—
Energy Industries Superannuation Scheme	1,637	131	118	91	21	(115)	1,883
TOTAL	34,488	2,859	3,259	1,532	378	(4,577)	37,939

(a)	The superannuation expense in the statement of comprehensive income differs to the totals in the above reconciliation of movements in the superannuation schemes, due to the first time inclusion of a number of small entities controlled by the state government (previously not considered material for the whole-of-government purposes) (listed in note 39). In addition, the superannuation expense in the statement of comprehensive income may also differ to the totals in the above reconciliation due to a component of the movements being capitalised into constructed assets.
(b)	The accrued benefits liability and the net market value of scheme assets include the accumulation component (i.e. employee accrued benefit liabilities and equivalent employee scheme assets).

5 - 78	Total State Sector Accounts

Note 24

General Government Sector

Reconciliation of the present value of the defined benefit obligations for 2011-12

NSW Public Sector Superannuation	Accrued Benefits	Current service	Interest	Contributions by Fund	Actuarial (Gains)/	Benefits	Accrued benefits
Scheme	1 July 2011	cost(a)	cost(a)	participants	Losses(a)	paid	30 June 2012(b)
	$m	$m	$m	$m	$m	$m	$m

State Super Fund
State Authorities
Superannuation Scheme	10,772	308	551	164	915	(872)	11,838
State Authorities Non-Contributory
Superannuation Scheme	2,370	94	120	—	239	(244)	2,579
State Superannuation Scheme	33,994	122	1,733	174	12,342	(1,359)	47,006
Police Superannuation Scheme	9,331	61	481	11	3,385	(389)	12,880
Parliamentary Contributory
Superannuation Scheme	489	2	26	1	238	(24)	732
Judges’ Pension Scheme	735	27	39	—	284	(36)	1,049
TOTAL	57,691	614	2,950	350	17,403	(2,924)	76,084

Reconciliation of the fair value of fund assets for 2011-12

NSW Public Sector Superannuation	Fair Value of Fund Assets at beginning	Expected return on	Actuarial gains/	Employer	Contributions by Fund	Benefits	Fair Value of Fund Assets at end of the
Scheme	of the year	fund assets	(losses)(a)	Contributions	participants	paid	year(b)
	$m	$m	$m	$m	$m	$m	$m

State Super Fund
State Authorities
Superannuation Scheme	6,322	531	(449)	2,002	164	(872)	7,698
State Authorities Non-Contributory
Superannuation Scheme	880	76	(29)	775	—	(244)	1,458
State Superannuation Scheme	14,952	1,261	(1,277)	2,032	174	(1,359)	15,783
Police Superannuation Scheme	2,987	252	(224)	1,126	11	(389)	3,763
Parliamentary Contributory
Superannuation Scheme	217	18	(25)	14	1	(24)	201
Judges’ Pension Scheme	—	—	—	36	—	(36)	—
TOTAL	25,358	2,138	(2,004)	5,985	350	(2,924)	28,903

(a)	The superannuation expense in the statement of comprehensive income can differ to the totals in the above reconciliation of movements in the superannuation schemes, due to a component of the movements being capitalised into constructed assets.
(b)	The accrued benefits liability and the net market value of scheme assets include the accumulation component (i.e. employee accrued benefit liabilities and equivalent employee scheme assets).

Total State Sector Accounts	5 - 79

Note 24

Total State Sector

Reconciliation of the present value of the defined benefit obligations for 2011-12

NSW Public Sector Superannuation	Accrued Benefits	Current service	Interest	Contributions by Fund	Actuarial (Gains)/	Benefits	Accrued benefits
Scheme	1 July 2011	cost(a)	cost(a)	participants	Losses(a)	paid	30 June 2012(b)
	$m	$m	$m	$m	$m	$m	$m

State Super Fund
State Authorities
Superannuation Scheme	13,380	351	680	194	1,248	(1,137)	14,716
State Authorities Non-Contributory
Superannuation Scheme	2,740	109	138	—	282	(304)	2,965
State Superannuation Scheme	37,002	120	1,830	191	13,032	(1,869)	50,306
Police Superannuation Scheme	9,331	61	481	11	3,385	(389)	12,880
Parliamentary Contributory
Superannuation Scheme	489	2	26	1	238	(24)	732
Judges’ Pension Scheme	735	27	39	—	284	(36)	1,049
Energy Industries Superannuation Scheme	2,231	50	126	22	498	(165)	2,762
TOTAL	65,908	720	3,320	419	18,967	(3,924)	85,410

Reconciliation of the fair value of fund assets for 2011-12

NSW Public Sector Superannuation	Fair Value of Fund Assets at beginning	Expected return on	Actuarial gains/	Employer	Contributions by Fund	Benefits	Fair Value of Fund Assets at end of the
Scheme	of the year	fund assets	(losses)(a)	Contributions	participants	paid	year(b)
	$m	$m	$m	$m	$m	$m	$m

State Super Fund
State Authorities
Superannuation Scheme	8,417	704	(602)	2,038	194	(1,137)	9,614
State Authorities Non-Contributory
Superannuation Scheme	1,168	100	(53)	784	—	(304)	1,695
State Superannuation Scheme	17,373	1,351	(1,477)	2,009	191	(1,869)	17,578
Police Superannuation Scheme	2,988	252	(224)	1,125	11	(389)	3,763
Parliamentary Contributory
Superannuation Scheme	217	18	(24)	13	1	(24)	201
Judges’ Pension Scheme	—	—	—	36	—	(36)	—
Energy Industries Superannuation Scheme	1,707	137	(154)	90	22	(165)	1,637
TOTAL	31,870	2,562	(2,534)	6,095	419	(3,924)	34,488

(a)	The superannuation expense in the statement of comprehensive income can differ to the totals in the above reconciliation of movements in the superannuation schemes, due to a component of the movements being capitalised into constructed assets.
(b)	The accrued benefits liability and the net market value of scheme assets include the accumulation component (i.e. employee accrued benefit liabilities and equivalent employee scheme assets).

5 - 80	Total State Sector Accounts

Note 24

	General Government Sector		Total State Sector
	2012-13	2011-12	2012-13	2011-12
	$m	$m	$m	$m

Defined benefits expense recognised in the statement of comprehensive income as:

Employee superannuation expense(a)
Current service cost	575	614	704	720
Interest on obligation	2,276	2,950	2,568	3,320
Expected return on plan assets	(2,388)	(2,138)	(2,859)	(2,562)
Defined benefits expense	463	1,426	413	1,478

(Gains)/Losses recognised as other economic flows(b)
Net actuarial losses/(gains) recognised in year	(5,935)	19,407	(6,626)	21,501
Change in surplus in excess of recovery available from scheme	9	—	9	—
Defined benefits superannuation (gains)/losses	(5,926)	19,407	(6,617)	21,501
Amount recognised in the statement of comprehensive income	(5,463)	20,833	(6,204)	22,979
(a)	The superannuation expense in the statement of comprehensive income can differ to the totals in the above reconciliation of movements in the superannuation schemes, due to a component of the movements being capitalised into constructed assets.
(b)	Actuarial gains and losses are recognised through ‘other economic flows – other comprehensive income’. The superannuation expense in the statement of comprehensive income differs to the totals in the above reconciliation of movements in the superannuation schemes, due to the first time inclusion of a number of small entities controlled by the state government (previously not considered material for the whole-of-government purposes) (listed in note 39).

Actual return on plan assets(a)
State Super Fund
State Authorities Superannuation Scheme	1,256	(6)	1,555	(5)
State Authorities Non Contributory Superannuation Scheme	221	(3)	256	(3)
State Superannuation Scheme	2,654	(12)	2,916	(11)
Police Superannuation Scheme	609	(6)	609	(6)
Judges’ Pension Scheme	—	—	—	—
Parliamentary Contributory Superannuation Scheme	42	(3)	42	(3)
Energy Industries Superannuation Scheme	—	—	249	(17)
	4,782	(30)	5,627	(45)
(a)	2011-12 numbers have been restated due to an error made when rounding.

Fund Assets	General Government and Total State Sectors Pooled Fund	Total State Sector EISS	General Government and Total State Sectors Pooled Fund	Total State Sector EISS
The percentage invested in each asset class at 30 June:	2013	2013	2012	2012
Australian equities	30.4%	—	28.0%	—
Overseas equities	26.1%	—	23.7%	—
Australian fixed interest securities	6.9%	—	4.9%	—
Overseas fixed interest securities	2.2%	—	2.4%	—
Property	8.3%	7.0%	8.6%	—
Cash	13.1%	9.0%	19.5%	1.7%
Other	13.0%	27.0%	12.9%	—
Listed Equities	—	36.0%	—	65.1%
Unlisted Property	—	—	—	2.6%
Private Equity	—	1.0%	—	1.3%
Semi-Liquids and Absolute Return (growth)	—	—	—	17.1%
Fixed Income	—	20.0%	—	12.1%

All fund assets are invested by the trustees at arm’s length through independent fund managers.

Total State Sector Accounts	5 - 81

Note 24

Funding arrangements for employer contributions

Arrangements for employer contributions for Funding – calculated in accordance with AAS 25

The following is a summary of the 30 June financial position of the fund calculated in accordance with AAS 25 Financial Reporting by Superannuation Plans.

General Government Sector

	Accrued Benefits	Net Market Value of Fund Assets	Net (surplus)/deficit
	2013	2013	2013
NSW Public Sector Superannuation Scheme	$m	$m	$m
State Super Fund
State Authorities Superannuation Scheme	10,705	8,363	2,342
State Authorities Non Contributory Superannuation Scheme	2,105	1,452	653
State Superannuation Scheme	26,477	17,900	8,577
Police Superannuation Scheme	6,852	4,148	2,704
Judges’ Pension Scheme	529	—	529
Parliamentary Contributory Superannuation Scheme	367	236	131
	47,035	32,099	14,936

	Accrued Benefits	Net Market Value of Fund Assets	Net (surplus)/deficit
	2012	2012	2012
NSW Public Sector Superannuation Scheme	$m	$m	$m
State Super Fund
State Authorities Superannuation Scheme	10,140	7,698	2,442
State Authorities Non Contributory Superannuation Scheme	2,221	1,458	763
State Superannuation Scheme	25,342	15,783	9,559
Police Superannuation Scheme	6,661	3,763	2,898
Judges’ Pension Scheme	506	—	506
Parliamentary Contributory Superannuation Scheme	360	201	159
	45,230	28,903	16,327

5 - 82	Total State Sector Accounts

Note 24

Total State Sector

	Accrued Benefits	Net Market Value of Fund Assets	Net (surplus)/deficit
	2013	2013	2013
NSW Public Sector Superannuation Scheme	$m	$m	$m
State Super Fund
State Authorities Superannuation Scheme	12,883	10,329	2,554
State Authorities Non Contributory Superannuation Scheme	2,366	1,680	686
State Superannuation Scheme	28,242	19,663	8,579
Police Superannuation Scheme	6,852	4,148	2,704
Judges’ Pension Scheme	529	—	529
Parliamentary Contributory Superannuation Scheme	367	236	131
Energy Industries Superannuation Scheme	1,968	1,883	85
	53,207	37,939	15,268

	Accrued Benefits	Net Market Value of Fund Assets	Net (surplus)/deficit
	2012	2012	2012
NSW Public Sector Superannuation Scheme	$m	$m	$m
State Super Fund
State Authorities Superannuation Scheme	12,435	9,614	2,821
State Authorities Non Contributory Superannuation Scheme	2,546	1,695	851
State Superannuation Scheme	27,463	17,578	9,885
Police Superannuation Scheme	6,661	3,763	2,898
Judges’ Pension Scheme	506	—	506
Parliamentary Contributory Superannuation Scheme	360	201	159
Energy Industries Superannuation Scheme	1,830	1,637	193
	51,801	34,488	17,313

The primary difference between the net deficit above (per AAS 25) and the net deficit calculated in accordance with AASB 119 (and brought to account in the Total State Sector Account’s statement of financial position) is that the accrued benefits discount rate is based on the more volatile 30 June long term Commonwealth government bond rate for the AASB 119 calculation, whereas the AAS 25 calculation uses a less volatile long term earnings rate. As the long term earning rate exceeds the Commonwealth government bond rate, liabilities valued under AAS 25 are lower than liabilities valued under AASB 119.

Recommended contribution rates for the State

State Super Fund
State Authorities Superannuation Scheme	Multiple of member contributions
State Authorities Non Contributory Superannuation Scheme	% of member salary
State Superannuation Scheme	Multiple of member contributions
Police Superannuation Scheme	Multiple of member contributions
Judges’ Pension Scheme	% of member salary
Parliamentary Contributory Superannuation Scheme	Multiple of member contributions
Energy Industries Superannuation Scheme
Division B	Multiple of member contributions
Division C	% of member salary
Division D	Multiple of member contributions

Total State Sector Accounts	5 - 83

Note 24

Funding Method

The method used to determine the employer contribution recommendations at last actuarial review was the Aggregate Funding method. The method adopted affects the timing of the costs to the employer. Under the Aggregate Funding method, the employer contributions rate is determined so that sufficient assets will be available to meet benefit payments to existing members, taking into account the current value of assets and future contributions.

Economic Assumptions

The economic assumptions adopted from the 2012 triennial actuarial reviews of the State Super Fund and the Energy Industries Superannuation Scheme for the Aggregate Funding Method were:

	2013(a)		2012(a)
State Super Fund
Weighted-Average Assumption
Expected rate of return on assets backing current pension liabilities	8.3	% pa	8.3	% pa
Expected rate of return on assets backing other liabilities	7.3	% pa	7.3	% pa
Expected salary increase rate	2.7	% pa	4.0	% pa
Expected rate of CPI increase	2.5	% pa	2.5	% pa

Energy Industries Superannuation Scheme
Weighted-Average Assumption
Expected rate of return on Fund Assets	7.0	% pa	7.0	% pa
Expected salary increase rate(b)	2.7	% pa	3.5	% pa
Expected rate of CPI increase	2.5	% pa	2.5	% pa

(a)	2013 assumptions are derived from the 2012 triennial actuarial review and 2012 assumptions are derived from the 2009 triennial actuarial review.
(b)	Expected salary increase rate till 30 June 2014 and a rate of 3.5 per cent thereafter. 2009 triennial review applied in 2012, a constant rate of 3.5 per cent per annum was adopted.

Nature of asset/liability

If a surplus exists in the employer’s interest in the Fund, the employer may be able to take advantage of it in the form of a reduction in the required contribution rate, depending on the approval of the Fund’s trustee, based on advice of the Fund’s actuary. Where a deficiency exists, the employer is responsible for any differences between the employer’s share of fund assets and the defined benefit obligation.

5 - 84	Total State Sector Accounts

Note 25

Note 25: Other Provisions

	General Government Sector		Total State Sector
	2013	2012	2013	2012
	$m	$m	$m	$m

Current	1,341	1,220	2,022	1,525
Non current	5,535	5,032	7,839	7,046
	6,877	6,252	9,860	8,571

These comprise:
Victims Compensation Fund	150	—	150	—
Outstanding claims:
Self Insurance Corporation (excluding self funded worker’s compensation)	2,931	2,907	2,931	2,907
Workers’ Compensation (Dust Diseases)	1,673	1,665	1,673	1,665
Lifetime Care and Support Scheme	—	—	2,067	1,783
WorkCover Authority	140	146	140	146
Long Service Corporation Schemes	767	747	767	747
HIH loss compensation	131	179	131	179
Provision for Land Remediation, Restoration Costs and Other Claims	1,085	609	2,001	1,145
Total Other Provisions	6,877	6,252	9,860	8,571

Insurance Recoveries Receivable include those accrued by:
Self Insurance Corporation - for reinsurance and other recoveries receivable	228	269	228	269

Workers’ Compensation (Dust Diseases) Board -insurance levies accrued	874	986	874	986
	1,102	1,255	1,102	1,255

Other provisions include for example, the State’s obligations arising from several insurance schemes, University Superannuation provision and other obligations:

New Provisions

▪	In 2012-13, the State and the Commonwealth came to an interim agreement for the funding of staff from NSW Universities who are members of the State Super’s defined benefit schemes (SASS, SANCS and SSS). As at 30 June 2013 a provision for universities superannuation was recognised and the amount was actuarially assessed by Mercer Actuarial Consulting.

▪	The Victims Compensation Fund (VCF) under the Victims Support and Rehabilitation Act 1996 was established for the purpose of compensating victims for injuries resulting from acts of violence, witnesses to such acts, close relatives of the deceased victims and to law enforcement victims. Up to 30 June 2012, unpaid pending claims were disclosed as contingent liabilities in the financial statements, due to the uncertainty surrounding the successful assessment of such claims, claims volumes and corresponding dollar claim amounts.

Total State Sector Accounts	5 - 85

Note 25

An independent review of the accounting treatment of the unpaid pending claims was undertaken in January 2013 by PricewaterhouseCoopers which concluded that a provision should be recognised because the Department is able to determine a range of possible payment outcomes based on available historical payment data. As at 30 June 2013, liabilities were valued by the actuaries PricewaterhouseCoopers Actuarial Pty Ltd.

Provisions Continuing

▪	Managed by the NSW Self Insurance Corporation (SICorp). These comprise liabilities for closed schemes for the previous workers compensation and third party insurance schemes, for home warranty insurance, and for the Treasury Managed Fund, a self-insurance scheme. The Treasury Managed Fund protects the insurable assets and exposures of all public sector agencies financially dependent on the Consolidated Fund, all public hospitals and various statutory authorities.

The liability for outstanding claims is measured as the present value of the expected future payments and is determined by the Manager of SICorp in consultation with independent actuary, PricewaterhouseCoopers Actuarial Pty Ltd and Taylor Fry Pty Ltd. The discount rate used is based on NSW Treasury’s estimate of fair value for the ten year New South Wales government bond yields.

The expected future payments are estimated on the basis of the ultimate cost of settling claims, which is affected by factors arising during the period to settlement such as normal inflation and ’superimposed inflation’. Superimposed inflation refers to factors such as trends in court awards.

▪	Workers’ Compensation (Dust Diseases) Board and WorkCover Authority outstanding claims: The WorkCover Authority liabilities includes claims assumed by the State from some failed insurance companies. The liabilities cover claims incurred but not yet paid, incurred but not yet reported and the anticipated fund management fees in respect of the management of those claims. At 30 June 2013, liabilities for compensation payments and estimated compensation for future claims were valued by the actuaries Taylor Fry Proprietary Limited. The liability is measured as the present value of the expected future payments.

▪	Provision for participants’ care and support services for persons catastrophically injured from motor accidents in NSW are under the Motor Accidents (Lifetime Care and Support) Act 2006. At 30 June 2013, liabilities were valued by the actuaries PricewaterhouseCoopers Actuarial as the present value of the expected future payments.

▪	A provision for loss compensation associated with the former HIH Insurance Limited has been raised by the State for building warranty insurance and for motor vehicle claims for which the Nominal Defendant is responsible under the Motor Accidents Compensation Act 1999. The liability is measured by the actuaries at 30 June 2013, Taylor Fry Pty Ltd as the present value of the expected future payments and by Finity Consulting Pty Ltd for the Building Insurers’ Guarantee Corporation.

▪	The Long Service Corporation Schemes’ liabilities have been assessed based upon a full actuarial investigation that was undertaken at 30 June 2012 by Professional Financial Solutions. As at 30 June 2013, Professional Financial Solutions has undertaken an actuarial update.

5 - 86	Total State Sector Accounts

Note 25

Key actuarial assumptions for the main schemes are:

▪	For the NSW Treasury Managed Fund (TMF) scheme administered by SICorp the following average inflation rates and discount rates were used in measuring the liability for outstanding claims:

	TMF
	2013	2012
	%	%
Not Later than one year
Inflation Rate	2.5 - 4.0	2.5 - 4.0
Discount Rate	5.6	5.6
Superimposed Inflation(a)	0 - 3.0	0 - 3.0
Later than one year
Inflation Rate	2.5 - 4.0	2.5 - 4.0
Discount Rate	5.6	5.6
Superimposed Inflation(a)	0 - 3.0	0 - 3.0
(a)	Dependent on payment type

For other Schemes details are as follows:

Scheme	Discount Rate%		Inflation Rate%
	2013	2012	2013	2012
Claims expected to be paid not later than one year
Workers’ Compensation (Dust Diseases) Board	6.0	6.0	4.0	4.0
WorkCover Authority	2.54 - 2.8	2.39 - 2.60	3.5	4.0
HIH Loss Compensation	2.5	2.4	3.6	4.5
Building and Construction Industry Long Service Payment Scheme	7.0	3.0	4.0	4.0
Lifetime Care and Support	6.0	6.0	4.0	4.0

Claims expected to be paid later than one year
Workers’ Compensation (Dust Diseases) Board	6.0	6.0	4.0	4.0
WorkCover Authority	2.61 - 5.41	1.86 - 4.25	3.06 - 3.5	1.9 - 3.75
HIH Loss Compensation	2.7 - 5.2	2.5 - 4.4	3.3 - 3.8	3.0 - 3.5
Building and Construction Industry Long Service Payments Scheme	7.0	3.0	4.0	4.0
Lifetime Care and Support	6.0	6.0	4.0	4.0

The discount rate for each scheme reflects current market assessments of the time value of money, and the risks specific to the liability.

Total State Sector Accounts	5 - 87

Note 25

General Government Sector

2012-13 Movement in Other Provisions

	Carrying Amount	Additional Provision	Amounts Used During	Unused Amounts Reversed	Actuarial (Gain)/Loss	Unwinding/ change in discount rate	Carrying Amount
	1 July 2012	2012-13	2012-13	2012-13(a)	2012-13	2012-13	30 June 2013
	$m	$m	$m	$m	$m	$m	$m
Outstanding claims:
Self Insurance Corporation
(excluding workers compensation)	2,907	427	(429)	—	(122)	148	2,931
Workers’ Compensation (Dust Diseases)	1,665	—	(94)	—	(1)	103	1,673
WorkCover Authority	146	13	(12)	—	4	(11)	140
Long Service
Corporation	747	118	(65)	—	—	(33)	767
HIH loss compensation	179	—	(23)	(27)	—	2	131
Victims Compensation Fund	—	150	—	—	—	—	150
Land Remediation, Restorations and Other Claims	609	580	(112)	(11)	11	8	1,085
Total Other Provisions	6,252	1,288	(734)	(38)	(108)	217	6,877

(a)	Additional disclosure of Unused Amounts Reversed 2012-13 as required by Accounting Standards.

2011-12 Movement in Other Provisions

	Carrying Amount	Additional Provision	Amounts Used During	Unused Amounts Reversed	Actuarial (Gain)/Loss	Unwinding/ change in discount rate	Carrying Amount
	1 July 2011	2011-12	2011-12	2011-12(a)	2011-12	2011-12	30 June 2012
	$m	$m	$m	$m	$m	$m	$m
Outstanding claims:
Self Insurance Corporation
(excluding workers compensation)	2,701	1,650	(1,445)	—	(147)	148	2,907
Workers’ Compensation (Dust Diseases)	1,682	(15)	(100)	—	—	98	1,665
WorkCover Authority	128	(28)	(9)	—	—	55	146
Long Service
Corporation	669	112	(68)	—	—	34	747
HIH loss compensation	208	9	(40)	—	(4)	5	179
Victims Compensation Fund	—	—	—	—	—	—	—
Land Remediation, Restorations and Other Claims	490	197	(97)	—	19	—	609
Total Other Provisions	5,878	1,925	(1,759)	—	(132)	340	6,252
(a)	Additional disclosure of Unused Amounts Reversed 2012-13 as required by Accounting Standards.

5 - 88	Total State Sector Accounts

Note 25

Total State Sector

2012-13 Movement in Other Provisions

	Carrying Amount	Additional Provision	Amounts Used During	Unused Amounts Reversed	Actuarial (Gain)/Loss	Unwinding/ change in discount rate	Carrying Amount
	1 July 2012	2012-13	2012-13	2012-13(a)	2012-13	2012-13	30 June 2013
	$m	$m	$m	$m	$m	$m	$m
Outstanding claims:
Self Insurance Corporation
(excluding workers compensation)	2,907	427	(429)	—	(122)	148	2,931
Workers’ Compensation (Dust Diseases)	1,665	—	(94)	—	(1)	103	1,673
WorkCover Authority	146	13	(12)	—	4	(11)	140
Lifetime Care and Support Scheme	1,783	225	(49)	—	—	108	2,067
Long Service
Corporation	747	118	(65)	—	—	(33)	767
HIH loss compensation	179	—	(23)	(27)	—	2	131
Victims Compensation Fund	—	150	—	—	—	—	150
Land Remediation, Restorations and Other Claims	1,145	1,686	(790)	(69)	11	19	2,002
Total Other Provisions	8,571	2,619	(1,461)	(96)	(108)	336	9,860
(a)	Additional disclosure of Unused Amounts Reversed 2012-13 as required by Accounting Standards.

2011-12 Movement in Other Provisions

	Carrying Amount	Additional Provision	Amounts Used During	Unused Amounts Reversed	Actuarial (Gain)/Loss	Unwinding/ change in discount rate	Carrying Amount
	1 July 2011	2011-12	2011-12	2011-12(a)	2011-12	2011-12	30 June 2012
	$m	$m	$m	$m	$m	$m	$m
Outstanding claims:
Self Insurance Corporation
(excluding workers compensation)	2,701	1,650	(1,445)	—	(147)	148	2,907
Workers’ Compensation (Dust Diseases)	1,682	(15)	(100)	—	—	98	1,665
WorkCover Authority	128	(28)	(9)	—	—	55	146
Lifetime Care and Support Scheme	1,445	423	(47)	—	(121)	84	1,783
Long Service				—
Corporation	669	112	(68)	—	—	34	747
HIH loss compensation	208	9	(40)	—	(4)	5	179
Victims Compensation Fund	—	—	—	—	—	—	—
Land Remediation, Restorations and Other Claims	1,106	248	(229)	—	19	—	1,145
Total Other Provisions	7,939	2,399	(1,938)	—	(253)	424	8,571
(a)	Additional disclosure of Unused Amounts Reversed 2012-13 as required by Accounting Standards.

Total State Sector Accounts	5 - 89

Note 26 and Note 27

Note 26: Other Liabilities

	General Government Sector		Total State Sector
	2013	2012	2013	2012
	$m	$m	$m	$m

Current	843	621	1,028	862
Non-current	1,146	1,243	1,355	1,355
	1,989	1,864	2,383	2,217

Other Liabilities comprise:
Aboriginal Land Council claims granted(a)	—	—	—	—
Deferred revenue on the private provision of infrastructure(b)	282	296	282	296
Other deferred revenue	1,042	1,348	1,224	1,495
Cobbora Obligations	300	—	300	—
Other	365	220	577	426
	1,989	1,864	2,383	2,217
(a)	There has been a change in treatment of Aboriginal Land Council Claims granted. Claims that have been granted to local Aboriginal Land Councils under the Aboriginal Land Rights Act 1983 are treated as an impairment of Land Assets in the 2012-13 Financial Statements with 2011-12 comparatives being restated.
(b)	The State under various privately financed Infrastructure projects received payments following the letting of the Lane Cove Tunnel, Cross City Tunnel and Westlink M7 Motorway contracts, as reimbursement of development costs. These up-front payments are amortised over the term of the arrangement rather than recognised as revenue up-front.

Note 27:  Net Worth (Equity)

The State’s equity is classified into accumulated funds and reserves.

Accumulated funds comprises current and prior period retained funds, including the State’s contributed equity in the public trading and financial enterprises.

The reserves are:

▪	Asset Revaluation Surplus: This reserve is used to record increments and decrements on the State’s revaluation of non-current assets. This accords with the policy on the revaluation of property, plant and equipment as discussed in Note 1.

▪	Equity Investment Revaluation Surplus: This reserve comprises the State’s share of the asset revaluation surplus of investments in associates.

▪	Hedging Reserve: This comprises the cumulative gains and losses on the effective portion of cash flow hedges. The gains/losses remain in the reserve until the hedged forecast cash flow affect the operating result, and are recycled into ‘other economic flows – included in the operating result’.

▪	Available for Sale Reserve: This primarily comprises the general government sector’s revaluation reserve for its equity investment in the public non financial corporation, and public financial corporation sectors.

5 - 90	Total State Sector Accounts

Note 27 and Note 28

▪	Amounts Held in Equity Associated with Assets Held for Sale: This comprises the asset revaluation surplus component of assets classified as held for sale.

▪	The Statement of Changes in Equity at the start of this report discloses information on equity movements by class. Statements of Changes in Equity for each sector of government are also reported in Note 35 Disaggregated Financial Statements.

Note 28:  Cash Flow Information

Reconciliation of Operating Result to Net Cash Flows from Operating Activities

	General
	Government Sector		Total State Sector
	2012-13	2011-12(a)	2012-13	2011-12(a)
	$m	$m	$m	$m

Operating result for the year	1,706	(1,859)	6,535	(4,817)
Adjust for:
Non-cash items added back:
Depreciation and amortisation	3,667	2,978	6,776	6,048
Other	759	(178)	(643)	(456)
Other economic flows - included in the operating result	(1,467)	2,519	(4,453)	6,481
Net change in operating assets and liabilities	(765)	(3,764)	3	(2,316)

Net Cash Flows from Operating Activities	3,900	(304)	8,218	4,940
(a)	Prior year figures have been restated (Refer Note 38).

Reconciliation of Closing Cash and Cash Equivalents

Cash assets in the statement of financial position comprise cash and deposits at call. Deposits in TCorp Hour-Glass cash facilities and other TCorp deposits with a maturity of less than 90 days, are reported as cash and deposits at call.

Cash and cash equivalent assets recognised in the statement of financial position are reconciled at the end of the financial year to the Statement of Cash Flows as follows:

	General Government Sector		Total State Sector
	2013	2012	2013	2012
	$m	$m	$m	$m

Cash and deposits at call	8,967	6,576	12,110	9,975
Short term borrowings of Tcorp	—	—	—	(35)
Bank overdraft	—	—	—	(1)
	8,967	6,576	12,110	9,939

Total State Sector Accounts	5 - 91

Note 28

Restricted Cash Assets

General Government Sector and Total State Sector

Agency cash balances at 30 June 2013 include cash, for the general government sector 6,595 million (2012: $1,469 million) and for the total state sector $6,722 million (2012: $1,590 million), which is dedicated for a specific purpose. It includes restricted cash of $981 million (2012: $861 million) under the control of the public health system, $225 million (2012: $103 million) under the control of the transport system, $5 million of education program contributions (2012: $46 million), and $99 million (2012: $129 million) for land remediation works.

$4,960 million (2012: $309 million) of cash held in Crown Special Deposit Accounts can only be used in accordance with the legislation that established the Account. The large movement in 2012-13 is primarily due to the proceeds from Ports transactions. Conditional contributions disclosed in Note 2 are also considered restricted assets. On consolidation of the general government sector, agency cash balances within the Treasury Banking System are offset against the Crown’s cash overdraft for cash management purposes.

Disposal of Entities

Note 34 Discontinuing Operations, details information on the proceeds from the sale in 2012-13 of Port Botany, Port Kembla and Sydney Desalination Pty Ltd. Note 34 Discontinuing Operations, also includes information on the discontinued operations of Delta West and Eraring Energy and other major sales transactions.

Acquisition of Entities

During 2012-13 there were no major acquisitions of entities. During 2011-12, the State purchased seven companies associated with the Sydney Light Rail and Monorail.

Non-Cash Financing and Investing Activities

During 2012-13:

▪	A total of $210 million (2012: $221 million) was recognised in the Total State sector for an emerging interest in private sector provided infrastructure. In the General Government sector, a total of $205 million was recognised (2012: $216 million). It includes $163 million recognised for roads (2012: $153 million) and $25 million for Olympic Park infrastructure (2012: $29 million).

▪	Other assets acquired free of cost in the Total State sector amounted to $466 million (2012: $357 million). In the General Government sector, they amounted to $174 million (2012: $84 million). They include subdivider/developer contributions of water assets of $110 million (2012: $117 million) and electricity assets of $196 million (2012: $130 million) and roads and bridges from Local Councils to the value of $45 million (2012: $2 million).

5 - 92	Total State Sector Accounts

Note 28 and Note 29

▪	It is impracticable to report on the numerous other assets donated to NSW public sector agencies particularly dedicated for health, education and cultural purposes. They are generally reported in individual agency financial statements.

▪	The Total State sector statement of cash flows excludes new assets acquired under finance leases with a value of $1,563 million (2012: $329 million). For the General Government sector, excluded finance lease assets amount to $709 million (2012: $98 million). The General Government sector comprises some leases for new buses and a Public Private Partnership for the Royal North Shore Hospital Acute Services Building. In addition, the Total State Sector includes leases for new rail rolling stock.

Note 29: Trusts Under Management

	General Government Sector		Total State Sector
	2013	2012	2013	2012
	$m	$m	$m	$m

Trusts under management are held on behalf of beneficiaries and are not controlled by the State. Therefore, these trusts are not recognised as assets on the statements of financial position.
Trusts under management mainly comprise various forms of estates under management, unclaimed monies and Supreme Court trust funds held in statutory accounts by the:
NSW Trustee and Guardian(a)	2,486	2,421	2,486	2,421
Workcover Authority	1,741	1,727	1,741	1,727
Rental Bond Board	1,046	975	1,046	975
NSW Treasury Corporation (fiduciary investments)	—	—	729	891
Department of Trade and Investments, Regional Infrastructure and Services	163	157	163	157
Ministry of Health	141	92	141	92
Workers Compensation (Dust Diseases) Board	65	78	65	78
Other	73	59	73	62
	5,715	5,509	6,444	6,403
(a)	The trust balances exclude certain property assets administered by the NSW Trustee and Guardian as they cannot be reliably measured.

Total State Sector Accounts	5 - 93

Note 30

Note 30: Expenditure Commitments

The following represents expenditure contracted for at reporting date, but not recognised in the financial statements.

	General Government Sector		Total State Sector
	2013	2012(a)	2013	2012(a)
	$m	$m	$m	$m

Capital Expenditure (including expenditure for private sector financed infrastructure assets)
Ministry of Health	1,070	904	1,070	904
Roads and Maritime Services	2,113	2,761	2,111	2,761
Transport for NSW	1,881	279	1,881	279
Sydney Water Corporation	—	—	674	639
Department of Education and Communities	432	544	432	544
Transgrid	—	—	379	439
AusGrid	—	—	359	529
Rail Corporation New South Wales	—	—	337	56
NSW Police Force	211	515	211	515
Endeavour Energy	—	—	196	203
Sydney Cricket and Sports Ground Trust	—	—	157	4
Barangaroo Delivery Authority	126	181	126	181
Essential Energy	—	—	84	80
Hunter Water Corporation	—	—	83	52
Department of Attorney General and Justice	75	26	75	26
Sydney Opera House (Trust)	—	—	67	108
NSW Land and Housing Corporation	—	—	66	236
State Transit Authority of NSW	—	—	49	65
State Water Corporation	—	—	32	31
Crown Entity	15	21	15	21
Sydney Catchment Authority	—	—	7	10
Royal Botanic Gardens and Domain Trust	6	32	6	32
Sydney Ports Corporation	—	—	4	173
Delta Electricity	—	—	3	5
Country Rail Infrastructure Authority	—	—	—	71
Other	96	78	146	108
	6,025	5,341	8,570	8,072

Capital Expenditure Commitments:
not later than one year	3,270	2,364	5,263	4,619
later than one year and not later than five years	2,755	2,978	3,296	3,358
later than five years	—	—	11	95
	6,025	5,341	8,570	8,072

5 - 94	Total State Sector Accounts

Note 30 and Note 31

	General Government Sector		Total State Sector
	2013	2012(a)	2013	2012(a)
	$m	$m	$m	$m
Future minimum lease payments under non-cancellable operating leases:(b)
not later than one year	658	642	868	846
later than one year and not later than five years	1,332	1,343	1,599	1,649
later than five years	754	552	1,266	1,093
	2,744	2,537	3,733	3,588

Operating Lease Commitments - Receivables
Future operating lease rentals not provided for in the financial statements and receivable:
not later than one year	40	28	116	139
later than one year and not later than five years	84	74	253	403
later than five years	168	170	522	873
	292	272	891	1,415

Goods and Services Tax (GST) on Commitments
The above expenditure commitments are inclusive of GST. GST input tax credits (debits) are expected to be recoverable from (payable to) the Australian Taxation Office.

GST input tax credits included in the above commitments:
Capital Expenditure	547	478	771	705
Future minimum lease payments under non-cancellable operating lease	225	222	276	296

GST input tax debits included in the above commitments:
Operating Lease Commitments - Receivables	27	10	52	114

(a)	Prior year figures have been restated due to the inclusion of Barangaroo Delivery Authority and the reclassification of Others into agency lines.
(b)	Total future minimum sub-lease payments expected to be received under non-cancellable sub-leases are $169 million (2012: $108 million) for General Government, and $36 million (2012: $35 million) for Total State Sector.

Note 31: Contingent Assets and Liabilities

Contingent assets and liabilities are possible future assets or liabilities that may arise from past events. The existence of these assets or liabilities will only be confirmed by the occurrence or non-occurrence of one or more future events not wholly in control of the State. In this report, contingent assets and liabilities have been classified into quantifiable, where the economic effect is able to be estimated or non-quantifiable.

The State, on occasion, provides guarantees and indemnities. These are listed below.

Total State Sector Accounts	5 - 95

Note 31

Contingent Liabilities

	General Government Sector		Total State Sector
	2013	2012	2013	2012
	$m	$m	$m	$m

(A) Quantifiable Contingent Liabilities
Department of Attorney General and Justice(a) (Victim’s compensation and other claims)	—	227	—	227
Roads and Maritime Services (contractual claims and litigation)	155	75	155	75
NSW Land and Housing Corporation (claims in respect of compensation and litigation)	—	—	18	12
Sydney Water (claims in respect of compensation and litigation)	—	—	0	10
Other agencies	20	8	43	20
	175	310	216	344
(a)	The Department of Attorney General and Justice have recognised Victim’s Compensation claims in the 2012-13 accounts, therefore no contingent disclosure is required.

(B) Non-quantifiable Contingent Liabilities

General Government Sector

Unless otherwise stated, the General Government contingent liabilities are also applicable to the Total State Sector. Included in these are:

▪	The State has a contingent liability under the Native Title Act 1993 (Commonwealth) and the Native Title (New South Wales) Act 1994. The extent of the liability cannot be quantified.

▪	The liability arises as follows:

–	Liability of the State to pay compensation to native title holders in respect to past acts and intermediate period acts (i.e. acts undertaken between October 1975 and December 1996 which were invalid because of native title) which were validated by operation of the Native Title Act 1993 and the Native Title (New South Wales) Act 1994.

–	Liability of the State to pay compensation to native title holders arising from the undertaking of future acts (i.e. acts which affect native title undertaken after 1 January 1994 and for which the Native Title Act 1993 provides that compensation is payable) by the State and its instrumentalities.

[The State has an indemnity under Section 104 of the Native Title (New South Wales) Act 1994 in respect to compensation arising from a compulsory acquisition of native title by an authority which is not the Crown in the right of the State.]

The assets of the State in the form of Crown land and water may be reduced in value in the event that native title is determined to exist over all or any of these assets. The extent of the reduction in value cannot be quantified.

5 - 96	Total State Sector Accounts

Note 31

▪	The assets of the State in the form of reserved Crown land may be reduced in value by operation of the Aboriginal Land Rights Act 1983 (NSW). Under that legislation a land council can apply for the grant of the freehold of claimable Crown land (as defined in Section 36 (1) of the Act) and the claim must be granted. Applications have been made over various areas of land and water in New South Wales, which might ultimately result in land being transferred for no consideration. These applications have not been finalised and it is therefore not possible to estimate the financial impact or result of the claims.

▪	It is likely that some parcels of Crown land may have been potentially contaminated at some stage in the past. The State has identified at least 1,177 (38 high risk, 437 medium risk and 702 low risk) sites on Crown land which are likely to be contaminated to some degree. Work is still to be undertaken to determine the nature and extent of any such contamination. This work will also assist in determining the likely impact of any contamination on the value of the land holdings. However, it is considered that the existence of contaminated sites will not have a material impact on the overall value of the State’s land holdings.

▪	Based on the definition of control in AASB 127 Consolidated and Separate Financial Statements, Affiliated Health Organisations listed in Schedule 3 of the Health Service Act 1997 are only recognised in the Ministry of Health’s Consolidated Financial Statements to the extent of cash payments made.

However, it is accepted that a contingent liability exists which may be realised in the event of cessation of health service activities by any affiliated health organisation.

In this event the determination of assets and liabilities would be dependent on any contractual relationship that may exist or be formulated between the administering bodies of the organisation and the Ministry of Health.

▪	The State has a contingent liability whereby some government authorities have claims against them for compensation for land acquired under the Land Acquisition (Just Terms Compensation) Act 1991. The estimated cost will be determined by the Land and Environment Court in due course.

▪	The State treats payments of unclaimed money to the Consolidated Fund as income. However, claims can be legally lodged for several years after the money is paid into the Fund. These future claims cannot be estimated.

▪	A claim was made against the former Central Sydney Area Health Service (now SLHD) by the lessee of a property owned by the District on the Royal Prince Alfred Hospital (RPAH) campus, on which the lessee had agreed to construct a car park and private hospital to be operated by the lessee. The lessee sought damages principally because it claimed its failure to commence construction of the hospital and to complete the car park was caused by the former Area Health Service. That claim failed, however the lessee successfully sought to be restored to possession and is claiming substantial damages for having been kept out of possession. SLHD also has a substantial cross-claim damages. The matters are before the court. The contingent liability is not able to be reliably quantified at this time.

Total State Sector Accounts	5 - 97

Note 31

▪	As a condition of the sale of Pacific Power International Pty Ltd, the State has an obligation to compensate the trustee of the Electricity Industry Superannuation Fund (EISS) if certain conditions exist at a certain time. The time will be the earlier of:

–	Connell Wagner (the purchaser) ceasing to be an employer in the fund; or

–	the last benefit is paid; or

–	the relevant assets are exhausted.

If the liability arises there would only be one payment. The payment would be the lower of:

–	the actual shortfall between fund assets and fund liabilities; and

–	the potential shortfall, if anticipated investment returns of 4.5 per cent a year (excluding CPI) had not been realised.

At 30 June 2013, the net market value of assets was $6 million (2012: $9 million) less than the estimated value of liabilities.

The unfunded liability is different to both the actual fund shortfall and the investment return shortfall. Based on estimates provided for the 2012 EISS triennial review, the actual fund shortfall as at 30 June 2012 was $8 million, and the investment return shortfall was $3 million. As the payment amount is lower of the amounts, the compensation payment amount would be $3 million. The next review will be performed in 2015.

▪	On 5th January 2011, the Asian Football Confederation (AFC) awarded Australia the hosting rights for the AFC Asia Cup 2015. As part of the bid process, the States signed certain agreements that relate to the operation and conduct of the Competition. The States have agreed to provide funding to the Local Organising Committee AFC Asian Cup Pty Ltd under a Funding Agreement. The State has agreed to certain guarantees as part of the bid process, the risks associated with the guarantees cannot be quantified at this state. These guarantees include:

–	Work permits

–	General Tax Exemptions

–	Safety and Security

–	Protection and Exploitation of Commercial Rights

▪	In May 2012, the State entered into a 10 year operating lease agreement for the provision of data centre capacity on a government-wide basis. The State committed to move a minimum of three megawatts of Information and Communications Technology load into the data centres over the 10 years. The total value of the lease payments is estimated to be $144 million. The State is party to a Tripartite Deed with respect to finance facilities provided to the lessor by a financier. The State has a contingent liability to the financier with a maximum exposure of up to $72 million (2012: $72 million), and which reduces to zero over the contract period. If the State is obliged to make a payment to the financier, it is entitled to be reimbursed by the lessor. Failing such reimbursement, the State has recourse to security over the data centres and related assets.

5 - 98	Total State Sector Accounts

Note 31

Total State Sector

▪	State Corporations receive claims by suppliers for additional charges in the normal course of operations. A number of disputed claims are currently being heard in court. The quantum of these claims cannot accurately be determined.

▪	During the 2012-13 year 776,532 hectares (2011-12, 525,037 hectares) of operational timber reserves were subject to claims under the Native Title Act. The impact of these claims cannot be quantified at this time.

(C) Guarantees and Indemnities

Guarantees have been provided to facilitate the provision of certain services and the construction of several infrastructure assets may give rise to contingent liabilities.

Guarantees are reported for the following sectors.

General Government Sector

Unless otherwise stated, the General Government guarantees are also applicable to the Total State Sector.

The major guarantees are:

▪	State guarantees given to various organisations under statute. They mainly relate to certain co-operative housing societies which the maximum exposure as at 30 June 2013 is $40 million (2012: $38 million).

▪	The State has guaranteed it will provide funding to Cobbora Holding Company Pty Limited to support the costs of its business to the extent that the costs of its business are not funded from other sources.

▪	As part of the sale of NSW Lotteries on 31 March 2010, the State Government provided minimal warranties, indemnities and other obligations in favour of the new operator.

The State made a provision for unclaimed prize funds of $6 million. The provision amount was based on historical data which showed that annual claims for unclaimed prizes were no more than $1 million in a normal year. The NSW Lotteries transaction resulted in the State Government being liable for unclaimed prizes extant at 29 March 2010. In accordance with the Public Lotteries Regulation 2007, any prizes won on or before 30 November 2010 must be claimed on or before 1 December 2016. The State has estimated a potential liability of $1 million per annum until 2016. However, future claims cannot be reliably measured and could exceed the current provision. As at 30 June 2013, a total of $651,725 has been claimed.

The State Government is liable for the direct losses incurred by NSW Lotteries if an adverse regulatory event occurs. The State Government’s aggregate liability is capped. There are no known adverse regulatory events as at the reporting date.

Total State Sector Accounts	5 - 99

Note 31

▪	Issued securities, borrowings and derivative liabilities of the NSW Treasury Corporation with a market value of $73 billion (2012: $70 billion) have been guaranteed by the NSW Government under the Public Authorities (Financial Arrangements) Act 1987.

▪	On 28 June 2002 the Commonwealth’s Snowy Mountain Hydro–electric Authority and the electricity trading company, Snowy Hydro Trading Proprietary Limited were formed into a new public company, Snowy Hydro Limited (SHL). This is owned by NSW, Victoria, and the Commonwealth.

NSW owns 58 per cent share in the company and it has entered into guarantees, indemnities and deeds as part of the agreements leading to the corporatisation of the Snowy Scheme. It is not possible to estimate the amount of exposure at this time for the following situations.

If any change to the Snowy Water licence has an adverse financial impact for SHL, the company will receive that corresponding amount in compensation. NSW may recover 42 per cent of this compensation if Victoria and the Commonwealth agree to water licence changes. No major amendments to the Snowy Licence are currently proposed. The licence expires in 2077 or when ended.

If an instruction from the Water Administration Ministerial Corporation to SHL causes spills or a Jindabyne Dam release causes downstream damage, the State will compensate SHL for the proportion of claims it incurs. NSW will pay 58 per cent of the cost if the Commonwealth and Victoria also agreed with the instruction. No claims currently exist. This indemnity lasts while the licence is in place.

SHL currently have the following ongoing matters:

–	Two unresolved claims lodged with the Dust Diseases Tribunal.

–	Bank guarantees in relation to operating within the national electricity market and rental for properties in Sydney and Melbourne to the value of $24 million.

Liability for Former Scheme Sites has been extinguished except to the extent of any contaminated former sites. The contaminated sites are being rehabilitated as they are identified. SHL does not believe that the contingent liability on any sites identified in the future would be material.

▪	The State has guaranteed the performance of the obligations of various statutory authorities under contracts with private sector parties. The current guarantees outstanding are for the following projects:

–	Sydney Harbour Tunnel

–	M2 Motorway

–	Eastern Distributor

–	Cross City Tunnel

–	Lane Cove Tunnel

–	Western Sydney Orbital

–	Bonnyrigg Communities Public Housing

–	Eastern Creek Alternative Waste Treatment Plant

5 - 100	Total State Sector Accounts

Note 31

–	Illawarra and Woronora Water Treatment Plant

–	Macarthur Water Filtration Plant

–	Prospect Water Filtration Plant and Treatment Works

–	Long Bay Prison and Forensic Hospital

–	Mater Hospital

–	Orange Hospital Redevelopment

–	Royal North Shore Hospital Redevelopment

–	Olympic Stadium

–	Olympic Multi-Use Arena

–	Suburban Rolling Stock

–	VISY Mill: Tumut Timber Supply Agreement

–	Sydney Convention Centre

These guarantees are considered unlikely to ever be exercised.

▪	Note 33 Financial Instruments includes information on the estimated value of financial guarantees. This information is disclosed as a footnote to the table of maturity analysis and interest rate exposure of financial liabilities.

▪	NSW Treasury Corporation has issued unconditional payment undertakings on behalf of some government authorities in the national wholesale electricity market to pay to the system administrator, the Australian Energy Market Operator (AEMO), on demand in writing any amount up to an aggregate maximum agreed with individual participants.

At the reporting date, the amounts of these undertakings were as follows:

Market Participants:	2013 $ million	2012 $ million
National Electricity Market (NEM)	0	14
Short Term Trading Market (STTM)	1	1
	1	15

▪	NSW Treasury Corporation has undertakings for other government authorities for their performance under contracts with third parties. These amounts are recoverable from the State authority participants. At the reporting date they were valued at $143 million (2012: $123 million).

▪	The State of NSW has provided a Deed of Indemnity to the directors and designated senior management of some State-owned Corporations (SOC). This deed indemnifies them against claims and liabilities in connection with the Energy Industry Reform transactions (Transaction Process).

Total State Sector Accounts	5 - 101

Note 31

The SOC covered in this indemnity are:

–	Essential Energy

–	Eraring Energy

–	Ausgrid

–	Macquarie Generation

–	Endeavour Energy

–	Delta Electricity

To the extent permitted by law, the indemnity covers each indemnified party, in their capacity as directors or senior management, against:

–	civil liability arising in respect of the Transaction Process if such liability is or was not due to conduct which involve a lack of good faith on the part of the indemnified party; and

–	costs in defending proceedings, whether civil or criminal, in which judgement is or was given in favour of the indemnified party or in which the indemnified party is or was acquitted or where the proceedings are discontinued or in connection with any application in relation to a proceeding in which a court grants or granted relief to the indemnified party.

The indemnified parties have a duty to maintain in force comprehensive directors’ and officers’ insurance policy which cover all of the risks indemnified by the State under the indemnities until:

–	the completion of the Transaction Process; and

–	for seven year following the completion of the Transaction Process for any acts or omissions of the Indemnified Party occurring before completion of the Transaction Process.

The indemnity does not apply in respect of a liability which arises out of any act or omission on the part of the indemnified party that involves, among others as detailed in the Deed of Indemnity, gross negligence, recklessness and conduct contrary to any written direction or instructions to the indemnified party made by or on behalf of the State.

It is not possible to estimate the amount of contingent liability exposure at this time. There are no known claims as at the reporting date.

▪	The State of NSW has provided a Deed of Indemnity to the directors of Cobbora Holding Company Pty Limited against claims and liabilities in connection with the Government’s Cobbora coal mine development project. The indemnity given has the same terms and qualifications as the one provided to the directors involved in the NSW Energy Industry Reform project (refer to above).

It is not possible to estimate the amount of the contingent liability exposure at this time. There are no known claims as at the reporting date.

▪	In entering a 99 year lease of port assets in 2012-13, the State has indemnified the Port Lessees in respect of pre-existing environmental damage or contamination at relevant sites. There are no known claims as at the reporting date.

5 - 102	Total State Sector Accounts

Note 31

Total State Sector

▪	State owned electricity distributors provide guarantees to regulatory and statutory authorities to the value of $nil (2012: $35 million).

Contingent Assets

General Government

Unless otherwise stated, the General Government contingent assets are also applicable to the Total State Sector.

Contingent assets exist in respect of guarantees received and from pending litigation. These include:

▪	As a result of the collapse of HIH Insurance Limited, the State assumed liabilities of approximately $650 million. This was in respect of building warranty and third party motor insurance. An independent actuary estimated the discounted present value of the outstanding liability to be $138 million as at 30 June 2013 (2012: $179 million). The liquidators of HIH Insurance Limited currently intend to distribute various percentages up to “more than 50 per cent” depending upon the scheme company. In 2012-13, the State received payments totalling $14 million (2012: $30 million).

▪	The State holds various performance bonds totalling $47 million (2012: $47 million) relating to contracts for public transport ticketing. The State also holds guarantees of $130 million (2012: $45 million) as security for contractual performance for bus and transport infrastructure contracts.

▪	The State holds a corresponding guarantee in respect of the State’s outstanding guarantee for the Eastern Creek Alternative Waste Treatment Plant.

Total State Sector

▪	In the current period the State has proceeded with legal proceedings to recover damages of $28 million associated with an electricity contractor. At this stage it is not possible to form an opinion on the likely outcome of the proceedings.

Total State Sector Accounts	5 - 103

Note 32

Note 32: Events after the Reporting Period

Sale of Delta Electricity Western Power Stations (Delta West)

On 2 September 2013, Delta Electricity completed the sale of its operations at Mount Piper and Wallerawang (collectively, Delta West) power stations to Energy Australia. The value of the operations at the time of sale was $387 million, and the consideration made for the transaction was $475 million. The cash portion of the consideration was $160 million with the remaining balance received through the cancellation of existing deposit liabilities held by the Crown in respect of the Delta West Generation Trader Agreement (GTA).

Prior to sale, certain liabilities and associated cash balances were transferred to other NSW State entities, including:

▪	Insurance provisions covering assessed dust disease claims;

▪	Funding for defined benefit superannuation liabilities; and

▪	Liabilities for defined benefit superannuation.

Sale of Eraring Energy

On 1 August 2013, the State completed the sale of Eraring Energy to Origin Energy. The value of the operations disposed of at the time of sale was $654 million, and the consideration made for the transaction was $659 million. The cash portion of the consideration was $50 million, with the remaining balance received through the cancellation of existing GTA deposit liabilities held by the Crown in respect of the Eraring Energy GTA.

Prior to sale, certain liabilities and associated cash balances were transferred to other NSW State entities, including:

▪	Insurance provisions covering assessed dust disease claims;

▪	Employee and contractor related accident and injury claims;

▪	Funding for defined benefit superannuation liabilities; and

▪	Liabilities for defined benefit superannuation.

Transfer of assets to Green State Power

Immediately prior to the sale of Eraring Energy, a portfolio of hydro and wind renewable assets, including associated working capital, owned by Eraring Energy was transferred to a newly created State owned entity, Green State Power Pty Limited (Green State Power) valued at $143 million. The renewable assets and liabilities were transferred to Green State Power for zero consideration.

5 - 104	Total State Sector Accounts

Note 32 and Note 33

Cobbora Holding Company Pty Limited

As part of the sale of Eraring Energy, it was negotiated that Cobbora Holding Company Pty Limited’s (“Cobbora”) coal supply and associated agreements with Eraring Energy were to be terminated in return for a payment from the Crown to Origin Energy of $300 million. This has been recognised in 2012-13.

In addition, similar agreements with two state owned companies, Macquarie Generation and Delta Electricity, were terminated for zero consideration.

NSW Land and Housing Corporation

The Governor approved the vesting of 1,302 properties to community housing providers on 31 July 2013. The carrying amount of these properties at reporting date is $222 million. The Governor’s order to vest the properties was published in the Government Gazette on 16 August 2013.

Note 33: Financial Instruments

The principal financial instruments of the New South Wales public sector (hereafter referred to as the ’State’) are outlined below. These financial instruments arise directly from the State’s operations or are required to finance the State’s operations.

The State’s main risks arising from financial instruments are outlined below, together with the State’s objectives, policies and processes for measuring and managing risk. Further quantitative and qualitative disclosures are included throughout these financial statements.

NSW Treasury, acting for the Treasurer, has overall responsibility for the establishment and oversight of risk management guidelines for the New South Wales public sector. This includes establishing Treasury Management policy to strengthen the framework for managing risks associated with public sector agency treasury functions, including borrowings, investments, derivatives, debt and investment management.

As part of this framework, NSW Treasury administers the Public Authorities (Financial Arrangements) Act 1987 which is the sole source of legal power for government authorities to enter into financial arrangements. Under this Act, the Treasurer is given responsibility of exercising a central supervisory role in respect of the investment and liability management activities of authorities to ensure that the NSW Public Sector’s financial risks and exposures are properly and prudently managed.

This role is effected through the requirement to have the borrowing, investment and joint venture / joint private-public sector financing activities of each authority approved by the Treasurer or Governor.

Total State Sector Accounts	5 - 105

Note 33

NSW Treasury Corporation (TCorp) is the State’s central borrowing and investing authority. TCorp holds a level of investments for liquidity management purposes, and, as the State’s central investing authority it administers the management of the majority of the State’s investments. TCorp, acting as the State’s central borrowing authority, issues bonds to the public. Bondholders include local and overseas individuals and financial institutions.

The State also holds a small component of investments and borrowings which have not been made through TCorp, but were made directly by individual State agencies, under the authority of the Public Authorities (Financial Arrangements) Act 1987.

Management of individual public sector agencies review and agree policies for managing their organisation’s risks. Risk management policies are established to identify and analyse the risks faced by the State, to set risk limits and controls and to monitor risks. Compliance with policies is reviewed by public sector agency audit and risk committees, and/or internal auditors on a regular basis. NSW Treasury monitors agency risks from a financial perspective. This note commences with a summary of the major financial instruments, their classification and carrying amounts.

It is followed by information on the valuation of financial instruments.

The note reports on the main risks as they affect the State’s financial instruments classified into:

▪	Credit Risk, which affects financial assets;

▪	Liquidity Risk, which affects financial liabilities; and

▪	Market Risk, which affects financial assets and liabilities because of changes in market prices.

A reference to ‘financial instruments’ in this note excludes prepayments and statutory receivables/payables as accounting standard AASB 7 Financial Instruments: Disclosures excludes them from the definition of financial instruments.

5 - 106	Total State Sector Accounts

Note 33

The State’s financial instruments are classified as follows:

Accounting Classifications and Fair Values

Financial Instrument Categories

			General Government Sector		Total State Sector
			2013 $m	2012 $m	2013 $m	2012 $m
	Category	Note
Financial Assets
Cash and cash equivalents		5	8,967	6,576	12,110	9,975
Receivables(a)	Loans and receivables (at amortised cost)	6,9	4,953	4,364	4,668	4,210
Financial assets at fair value
	At fair value through profit and loss - classified as held for trading	8	13	8	379	305
	Designated and effective hedging instruments	8	—	—	411	499
	Designated at fair value through profit and loss	8	8,630	7,013	23,038	18,485
	Finance leases receivable	8	428	214	664	1,488
Equity Investments in Other Public Sector Entities		10	83,505	78,306	—	—
Financial Liabilities
Payables(b)	Financial liabilities measured at amortised cost	18,19	5,641	5,532	7,206	7,721
Advances	Financial liabilities measured at amortised cost	22	725	755	726	755
Borrowings(c)	Financial liabilities measured at amortised cost	21	29,048	26,870	4,287	2,899
	Financial liabilities measured at fair value	20	12	16	71,563	68,497
Derivatives	At fair value through profit and loss - classified as held for trading	20	—	—	189	256
	Designated and effective hedging instruments	20	—	—	563	691

(a)	Excludes statutory receivables and prepayments (i.e. not within the scope of AASB 7).
(b)	Excludes statutory payables and deferred revenue (i.e. not within the scope of AASB 7). Fringe Benefits Tax and Goods and Services Tax payables comprise the difference between the payables and deposits held in the above table and the amounts reported in the statement of financial position.
(c)	Borrowings comprise bank overdraft, loans from the Commonwealth, other domestic and foreign borrowings and finance leases.

Total State Sector Accounts	5 - 107

Note 33

Valuation of Financial Instruments

Financial assets are generally recognised at fair value, with the exception of receivables, which are measured at cost. The value of the Hour-Glass Investments is based on the State’s share of the value of the underlying assets of the facility, based on the market value. All of the Hour-Glass facilities are valued using ‘redemption’ pricing. General Government financial liabilities are generally recognised at amortised cost with the exception of derivatives, which are reported at fair value. Total State Sector financial liabilities, which mainly comprise marketable securities, are generally reported at fair value.

Except where specified below, the amortised cost of financial instruments recognised in the statement of financial position approximates the fair value, because of the short-term nature of many of the financial instruments.

Further information on the recognition and measurement of financial instruments by category is reported in Note 1 ’Statement of Significant Accounting Policies’.

The State uses the following hierarchy for disclosing the fair value of financial instruments by valuation technique:

▪	Level 1 – Derived from quoted prices in active markets for identical assets / liabilities

▪	Level 2 – Derived from inputs other than quoted prices that are observable directly or indirectly

▪	Level 3 – Derived from valuation techniques that include inputs for the asset / liability not based on observable market data (unobservable inputs)

There were no transfers between levels within the fair value hierarchy during the year (2012: $56 million).

The table below sets out the State’s financial assets and liabilities measured at fair value according to the fair value hierarchy at reporting date.

Fair Value Hierarchy of Financial Assets and Liabilities

		General Government Sector				Total State Sector
	Level 1 $m	Level 2 $m	Level 3 $m	Total 2013 $m	Level 1 $m	Level 2 $m	Level 3 $m	Total 2013 $m
Financial Assets at fair value
Fiduciary investments adminstered by NSW Treasury Corporation
HourGlass Managed Funds	14	7,926	—	7,940	14	9,393	—	9,407
Managed Fixed Interest Portfolio	190	—	—	190	1,048	—	—	1,048
Securities and placements held by NSW Treasury Corporation	—	—	—	—	2,112	3,516	—	5,628
Derivatives	—	—	13	13	4	617	169	790
Other	305	196	—	500	485	6,470	—	6,955

Financial Liabilities at fair value
Borrowings measured at fair value	—	12	—	12	65,248	6,008	306	71,563
Derivatives	—	—	—	—	—	576	175	751

5 - 108	Total State Sector Accounts

Note 33

Fair Value Hierarchy of Financial Assets and Liabilities

		General Government Sector			Total State Sector
	Level 1 $m	Level 2 $m	Level 3 $m	Total 2012 $m	Level 1 $m	Level 2 $m	Level 3 $m	Total 2012 $m
Financial Assets at fair value
Fiduciary investments adminstered by NSW Treasury Corporation
HourGlass Managed Funds	—	6,443	—	6,443	—	7,609	—	7,609
Managed Fixed Interest Portfolio	—	—	—	—	—	644	—	644
Securities and placements held by NSW Treasury Corporation	—	—	—	—	3,395	2,836	—	6,231
Derivatives		8	—	8	—	624	180	804
Other(a)	235	335	—	570	36	3,965	—	4,001

Financial Liabilities at fair value
Borrowings measured at fair value	—	16	—	16	58,204	9,571	722	68,497
Derivatives	—	—	—	—	11	798	138	947

(a)	Additional information has resulted in the prior year Level 3 ‘Other’ amount being reclassified as Level 1 and 2.

Financial instruments classified at level 3 in the hierarchy include Power Reverse Dual Currency Bonds (PRDC’s Callable Notes) and Cross Currency Swaps. PRDC’s are structured callable notes denominated in Japanese Yen and issued into the Japanese market. The cashflows on each bond are hedged by entering into a structured cross currency swap, callable on the same basis as the corresponding bond.

The State forecasts the cashflows on each bond and swap using the original contractual terms, and where known, the Yen cashflows. The fair value of each bond and swap is calculated as the present value of the Australian dollar cashflows using the original issue margin. The State is of the opinion that no secondary market exists for PRDC’s and there are no reasonably possible alternative assumptions that would significantly change the fair value.

Annual Movement Reconciliation of 3 Fair Value Measurements

	General Government Sector		Total State Sector
	2013 $m	2012 $m	2013 $m	2012 $m
Opening balance	—	—	(680)	(1,054)
Total gains and (losses) - realised	—	—	(29)	64
Total gains and (losses) - unrealised	—	—	82	30
Valuation	—	—	—	(15)
Purchases	13	—	—	—
Settlements	—	—	315	351
Transfers in and out of level 3	—	—	—	(56)
Closing balance	13	—	(312)	(680)

Financial Instruments with Different Carrying Amounts and Fair Value

There are no material differences between the carrying amounts and the fair value of financial instruments. The amortised cost of financial instruments recognised in the statement of financial position approximates fair value due to the short term nature of many of the financial instruments.

Total State Sector Accounts	5 - 109

Note 33

Credit Risk of Financial Assets

Credit risk arises when there is the possibility of the State’s counterparties defaulting on their contractual obligations, resulting in a financial loss to the State. The maximum exposure to credit risk is generally represented by the carrying amount of the financial assets (net of any allowance for impairment). Credit risk arises from the financial assets of the State, including cash, deposits, receivables, and financial assets.

The State controls the borrowing and investing powers of its authorities through the Public Authorities (Financial Arrangement) Act. The provision for the Treasurer to schedule authorities under this Act restricts the ability and amount that public authorities can borrow and invest, and directs most authorities to finance only through NSW Treasury Corporation (TCorp). TCorp manages credit risk associated with its financial assets through the selection of counterparties, establishment of minimum credit rating standards, and monitoring of credit utilisation against limits. Agencies with approved investing powers outside of TCorp are restricted to invest in classes of instruments (with varied credit ratings) as scheduled under the Public Authorities (Financial Arrangement) Act.

The State holds various security deposits in the General Government Sector to the value of $1,072 million (2012: $1,233 million) and Total State Sector to the value of $1,289 million (2012: $1,847 million). At 30 June 2013, $961 million (2012: $1,131 million) is included in security deposits for Eraring Energy and Delta Electricity entering into respective Generation Trading Agreements with Origin and TRUenergy, to sell the trading rights of Eraring, Shoalhaven, Mount Piper and Wallerawang power stations. This deposit is interest bearing.

The State obtains other collateral in relation to securities sold under repurchase agreements and may obtain collateral in relation to securities loaned under its stock lending facility if required by the TCorp Board policy. The terms and conditions of the repurchase agreements are governed by standard industry agreements, reflecting current Australian market practice. In the event of default, the State is immediately entitled to offset the cash collateral against the amounts owed by the defaulting counterparty. There was no cash collateral received for repurchase agreements outstanding at the reporting date (2012: $1,296 million).

The State may obtain, or provide, collateral to support amount due under derivative transactions with certain counterparties. The collateral may include cash or eligible securities obtained, or provided, when agreed market value thresholds are exceeded. There was $131 million of collateral received under these arrangements at the reporting date (2012: $35 million). The State had paid $94 million of collateral under these arrangements during the year (2012: $35 million).

Financial Assets at Fair Value

Financial assets at fair value include fiduciary activities administered by TCorp including Hour-Glass facilities, managed asset portfolios, securities and placements and other investments held directly by public sector agencies.

5 - 110	Total State Sector Accounts

Note 33

The investments within the Hour-Glass facilities are unit holdings in a managed investment pool, and as such, do not give rise to direct credit risk. The carrying amount is not reported within the financial assets at fair value in the table of Credit Risk because they generate nil (direct) sensitivity to credit risk. As the Hour-Glass facilities unit price is sensitive to market price risk, they have been included in the sensitivity analysis under the separate section headed ‘Price Risk’. Credit risk within the Hour-Glass facilities is managed through TCorp, as trustee contracting with a spread of managers and requiring in their mandates a series of controls over the concentration and credit quality of assets.

Managed Asset Portfolios

NSW Treasury Corporation (TCorp) manages risk exposures applicable to specific fixed-interest investments of the State in accordance with an asset portfolio mandate agreed between the two parties. For this service TCorp receives a fee based on the dollar value of the portfolio, and in some cases a fixed component. The various risks are managed by TCorp within limits stipulated in the portfolio mandate.

Securities and Placements

These include bank bills and certificates of deposit, securities sold under repurchase agreements, and government, semi-government and supranational bonds held by TCorp, mainly to cover the liquidity requirements of the State’s borrowings.

Categorisation of Credit Risk

Fixed-interest holdings are categorised for credit risk by the Standard & Poors (S&P) or Moody’s credit rating applicable to the underlying securities. The amount of securities held must not exceed the State’s limit for the relevant S&P or Moody’s equivalent category. Limits also apply to the amounts that may be held with individual counterparties. To be eligible for investment, counterparties must satisfy minimum credit rating criteria. Monitoring processes ensure that credit rating information is up-to-date and portfolio holdings are maintained within the approved credit limits.

Total State Sector Accounts	5 - 111

Note 33

Credit risk applicable to investments is detailed in the tables below.

Concentration of Credit Risk

General Government Sector
2013

Credit Rating(a)	AAA	AA+	AA	AA-	A+	A	Other Ratings(b)	Total
Financial Assets at Carrying Amount(c)
Managed Asset Portfolio	—	—	—	—	—	—	—	—
Securities and Placements	—	—	—	—	—	—	—	—
Derivative Financial Instruments	—	—	—	—	—	—	13	13
Other Financial Assets at Fair Value	—	0	—	1	—	—	498	500
Finance Lease Receivable	—	—	—	—	—	—	428	428
	—	0	—	1	—	—	939	940

2012

Credit Rating(a)	AAA	AA+	AA	AA-	A+	A	Other Ratings(b)	Total
Financial Assets at Carrying Amount(c)
Managed Asset Portfolio	461	—	—	1,547	201	—	—	2,209
Securities and Placements	—	—	—	—	—	—	—	—
Derivative Financial Instruments	—	—	—	—	—	—	8	8
Other Financial Assets at Fair Value	—	—	77	54	115	—	323	569
Finance Lease Receivable	190	—	—	—	—	—	24	214
	651	—	77	1,601	316	—	355	3,000
(a)	Amounts are assigned to the credit ratings categories based on information provided by individual agencies who use rankings assigned by Standard and Poors (S & P) or Moody’s Investor Services. “AAA”, “AA+”, “AA”, “AA-”, “A+”, “A” displayed in the column headings are ratings categories by S & P that are comparable with “Aaa”, “Aa1”,“Aa2”, “Aa3”, “A1”,“A2” ratings given by Moody’s.
(b)	Short term ratings of A-2 or better, when the counterparty has no long term rating or the long term rating is A or lower.
(c)	This table excludes $8,967 million (2012: $4,367 million) of cash and deposits held in Hour-Glass Facility and other financial institutions with various credit ratings.

5 - 112	Total State Sector Accounts

Note 33

Concentration of Credit Risk

Total State Sector

2013

Credit Rating (a)	AAA	AA+	AA	AA-	A+	A	Other Ratings(b)	Total
Financial Assets at Carrying Amount(c)
Managed Asset Portfolio	14	—	—	227	—	0	—	242
Securities and Placements	1,089	921	53	1,207	954	1,188	217	5,628
Derivative Financial Instruments	6	—	—	311	47	198	228	790
Other Financial Assets at Fair Value	—	—	—	6,329	24	75	528	6,955
Finance Lease Receivable	—	1	—	31	—	165	468	664
	1,109	921	53	8,105	1,025	1,626	1,440	14,279

Other Adjustments for Items not on the Statement of Financial Position(d)
Stock Lending	—	—	—	—	—	—	—	—
Additional Potential Exposure to Derivatives	1	—	—	92	57	60	—	210
Additional Potential Exposure to Financial Instruments	—	—	—	1	2	12	2	17
	1,110	921	53	8,198	1,084	1,698	1,442	14,506

2012

Credit Rating (a)	AAA	AA+	AA	AA-	A+	A	Other Ratings(b)	Total
Financial Assets at Carrying Amount (c)
Managed Asset Portfolio	501	—	—	1,680	218	—	—	2,399
Securities and Placements	1,584	1,198	—	2,018	938	355	138	6,231
Derivative Financial Instruments	17	—	—	397	85	99	206	804
Other Financial Assets at Fair Value	—	—	77	3,333	112	—	479	4,001
Finance Lease Receivable	190	—	—	—	—	161	1,137	1,488
	2,292	1,198	77	7,428	1,353	615	1,960	14,923

Other Adjustments for Items not on the Statement of Financial Position(d)
Stock Lending	—	—	—	—	—	—	—	—
Additional Potential Exposure to Derivatives	13	—	—	81	66	47	2	209
Additional Potential Exposure to Financial Instruments	—	—	—	1	27	1	2	31
	2,305	1,198	77	7,510	1,446	663	1,964	15,163
(a)	Amounts are assigned to the credit ratings categories based on information provided by individual agencies who use rankings assigned by Standard and Poors (S & P) or Moody’s Investor Services. “AAA”, “AA+”, “AA”, “AA-”, “A+”, “A” displayed in the column headings are ratings categories by S & P that are comparable with “Aaa”, “Aa1”,“Aa2”, “Aa3”, “A1”,“A2” ratings given by Moody’s.
(b)	Short term ratings of A-2 or better, when the counterparty has no long term rating or the long term rating is A or lower.
(c)	This table excludes $11,869 million (2012: $7,575 million) of cash and deposits held in Hour-Glass Facility and other financial institutions with various credit ratings.
(d)	These items are additional credit exposures not reported on the statement of financial position. These disclosures represent the market value convention for the calculation of credit exposure for derivative financial instruments. This convention is to add to the market value an amount of potential exposure as determined by reference to the length of time to maturity and face value.

Total State Sector Accounts	5 - 113

Note 33

Cash

Cash comprises cash on hand, cash invested in the TCorp Hour-Glass Facility, and cash and deposits held at financial institutions. Interest is earned on daily bank balances at published rates. The TCorp Hour-Glass cash facility is discussed in the section headed ‘Price Risk’ as it is affected by market price risk. The credit ratings of the ‘other financial institutions’ holding the non Hour-Glass cash is mainly graded A+ short term and AA long term.

Receivables

Debtors exist for the settlement of services that the State provides across the broad spectrum of its public services. In addition, the State has issued low interest or interest free loans for policy purposes, which are known as advances. Advances receivable include amounts provided for assistance to farmers and for certain transport infrastructure.

Each State agency is responsible for the management and collection of its debtors.

All debtors are recognised as amounts receivable at reporting date. Sales are made on terms appropriate to the sector providing the public service. Collectability of debtors is reviewed on an ongoing basis. Established procedures are followed to recover outstanding amounts, including letters of demand. Debts which are known to be uncollectible are written off. An allowance for impairment is raised when there is objective evidence that the State will not be able to collect all amounts due. This evidence includes past experience, and current and expected changes in economic conditions and debtor credit ratings.

The annual movement in the allowance for impairment is summarised below.

Movement in Allowance for Impairment

	General Government Sector		Total State Sector
	2013 $m	2012 $m	2013 $m	2012 $m

Opening balance at 1 July	115	108	141	134
Amounts written off during the year	(49)	(64)	(53)	(71)
Amounts recovered during the year	(14)	(6)	(16)	(6)
Increase/(decrease) in allowance recognised in profit or loss	67	77	80	84
Closing balance at 30 June	119	115	152	141

The State provides services to a broad spectrum of the New South Wales economy, for example for water and public housing. Debtors include individual households and commercial businesses with various credit ratings.

The State is not materially exposed to concentrations of credit risk to a single trade debtor or group of debtors in respect of financial instruments.

5 - 114	Total State Sector Accounts

Note 33

Based on past experience, debtors that are not past due (GGS 2013: $4.7 billion; 2012: $4.2 billion; TSS 2013: $4.2 billion; 2012: $3.9 billion) represent GGS 94.7 per cent; TSS 89.5 per cent (GGS 2012: 92.2 per cent; TSS 2012: 86.8 per cent) of the total debtors. On the basis of materiality, information has not been collated for the State on the quantum of debtors which are currently not past due or impaired whose terms have been renegotiated.

The majority of amounts past due or impaired relate to the sale of goods and services. Therefore, the following analysis has been prepared for all receivables past due or impaired, and has not been dissected by component receivable.

Financial Instruments Past due or Impaired

	General Government Sector		Total State Sector
	$m	$m	$m	$m

	Past due but not impaired $m	Considered impaired $m	Past due but not impaired $m	Considered impaired $m

June 2013
Less than three months overdue	86	21	195	41
Between three months and six months overdue	28	17	72	21
Greater than six months overdue	35	74	58	104

June 2012
Less than three months overdue	162	35	253	47
Between three months and six months overdue	39	23	109	28
Greater than six months overdue	43	55	68	80

Each column in the table reports ‘gross receivables’. The receivables considered impaired can comprise of amounts that are fully or partially impaired.

The ageing analysis excludes statutory receivables, as these are not within the scope of AASB 7 and excludes receivables that are not past due and not impaired. Therefore, the total will not reconcile to the amount in the receivables note.

Liquidity Risk of Liabilities

Liquidity risk is the risk that the State will be unable to meet its payment obligations when they fall due. The State, through its agencies, continuously manages risk through monitoring future cash flows and maturities planning to ensure adequate holding of high quality liquid assets. The objective is to maintain a balance between continuity of funding and flexibility through the use of overdrafts, borrowings and other advances.

Total State Sector Accounts	5 - 115

Note 33

The State has a number of financial guarantees outstanding at 30 June 2013 with an estimated total value of $11.9 million (2012: $14 million) recognised in the Statement of Financial Position.

In line with revised disclosure requirements in AASB 7 Financial Instrument: Disclosures the estimated value of $6.7 billion (2012: $5.2 billion) was calculated by an independent valuer based on a worst case scenario. It comprises four types of guarantees, with the largest one for Public Private Partnership (PPP) guarantees $6.2 billion (2012: $4.8 billion). The State has guaranteed that five agencies involved in PPP will meet their obligations to pay for finance leases and services provided. These are long term agreements involving significant sums. It is very unlikely that the agencies would cease to pay the finance lease contracts on assets or meet payments for services they require for their operations.

In addition, Note 31 to these financial statements outline contingent liabilities in respect of guarantees made to facilitate the provision of certain services, the construction of several infrastructure assets, and guarantees associated with the previous disposal of certain assets.

Liabilities are recognised for amounts due to be paid in the future for goods or services received, whether or not invoiced. Trade terms vary, depending upon the service performed and the agreement made with the debtor.

AASB 7 Financial Instrument: Disclosures requires presentation of exposures prepared using contractual undiscounted cash flows. This comprises loan commitments which include both borrowings at face value and future interest commitments. The table below summarises the maturity profile of the State’s financial liabilities.

Maturity Analysis of Financial Liabilities(a)

General Government Sector

		Contract maturity:
	Notes	1 year or less 2013 $m	1 to 5 years 2013 $m	Over 5 years 2013 $m
Financial Liabilities
Payables	18,19	4,836	419	386
Advances	22	61	201	888
Bank overdraft	21	—	—	—
Domestic and foreign borrowings	20,21	1,862	11,695	22,721
Finance leases	21	337	1,472	4,345
Derivative Liabilities	20	—	—	—
Total Financial Liabilities		7,097	13,787	28,339
(a)

The amounts disclosed are the contractual undiscounted cash flows of each class of financial liabilities and therefore will not reconcile to the statement of financial position, which is based on fair value or amortised cost. The balances presented here include gross finance lease obligations, contractual amounts to be exchanged in a derivative financial instrument for which gross cash flows are exchanged, and gross loan commitments, i.e. borrowings at face value plus future interest commitments.

5 - 116	Total State Sector Accounts

Note 33

Maturity Analysis of Financial Liabilities(a)

General Government Sector

			Contract maturity:
	Notes	1 year or less 2012 $m	1 to 5 years 2012 $m	Over 5 years 2012 $m
Financial Liabilities
Payables	18,19	4,578	443	511
Advances	22	60	206	937
Bank overdraft	21	—	—	—
Domestic and foreign borrowings	20,21	1,152	9,782	21,696
Finance leases	21	309	1,160	2,899
Derivative Liabilities	20	—	—	—
Total Financial Liabilities		6,099	11,591	26,043
(a)	The amounts disclosed are the contractual undiscounted cash flows of each class of financial liabilities and therefore will not reconcile to the statement of financial position, which is based on fair value or amortised cost. The balances presented here include gross finance lease obligations, contractual amounts to be exchanged in a derivative financial instrument for which gross cash flows are exchanged, and gross loan commitments, i.e. borrowings at face value plus future interest commitments.

Maturity Analysis of Financial Liabilities(a)

Total State Sector

			Contract maturity:
	Notes	1 year or less 2013 $m	1 to 5 years 2013 $m	Over 5 years 2013 $m
Financial Liabilities
Payables	18,19	6,206	495	505
Advances	22	61	201	888
Bank overdraft	21	—	—	—
Domestic and foreign borrowings	20,21	11,707	34,571	43,306
Finance leases	21	396	1,850	7,633
Derivative Liabilities(b)	20	649	848	819
Total Financial Liabilities		19,019	37,966	53,150
(a)	The amounts disclosed are the contractual undiscounted cash flows of each class of financial liabilities and therefore will not reconcile to the statement of financial position, which is based on fair value or amortised cost. The balances presented here include gross finance lease obligations, contractual amounts to be exchanged in a derivative financial instrument for which gross cash flows are exchanged, and gross loan commitments, i.e. borrowings at face value plus future interest commitments.
(b)	The contract maturity analysis and liquidity risk of derivative liabilities is the best approximation derived from reasonable estimates that were calculated from information sourced from major NSW entities. These balances include estimated interest payments and exclude the impact of offsetting arrangements.

Total State Sector Accounts	5 - 117

Note 33

Maturity Analysis of Financial Liabilities(a)

Total State Sector

		Contract maturity:
	Notes	1 year or less	1 to 5 years	Over 5 years
		2012	2012	2012
		$m	$m	$m
Financial Liabilities
Payables	18,19	6,558	521	642
Advances	22	60	206	937
Bank overdraft	21	—	—	—
Domestic and foreign borrowings	20,21	11,966	29,999	41,784
Finance leases	21	306	1,224	4,137
Derivative Liabilities(b)	20	2,165	1,725	2,380
Total Financial Liabilities		21,055	33,675	49,880
(a)	The amounts disclosed are the contractual undiscounted cash flows of each class of financial liabilities and therefore will not reconcile to the statement of financial position, which is based on fair value or amortised cost. The balances presented here include gross finance lease obligations, contractual amounts to be exchanged in a derivative financial instrument for which gross cash flows are exchanged, and gross loan commitments, i.e. borrowings at face value plus future interest commitments.
(b)	The contract maturity analysis and liquidity risk of derivative liabilities is the best approximation derived from reasonable estimates that were calculated from information sourced from major NSW public sector entities. These balances include estimated interest payments and exclude the impact of offsetting arrangements.

Market Risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. The State’s exposures to market risk are primarily through

▪	interest rate risk on the State’s borrowings and investments,

▪	price risks associated with the movement in the unit price of the Hour-Glass Investment Facilities,

▪	electricity and other price risks that affect specific revenue and expenses, and

▪	foreign exchange risk that could affect borrowings and the value of overseas purchases.

For interest rate risk and Hour-Glass price risk the effect on operating result and equity due to a reasonably possible change in a risk variable is outlined in the information below. A reasonably possible change in a risk variable has been determined after taking into account the economic environment in which the State operates and the time frame for the assessment (i.e. until the end of the next annual reporting period). The sensitivity analysis is based on risk exposures in existence at the reporting date. The analysis is performed on the same basis for 2012.

5 - 118	Total State Sector Accounts

Note 33

Interest Rate Risk

Exposure to interest rate risk arises primarily through the State’s interest bearing assets and liabilities. This risk is minimised by undertaking mainly fixed rate borrowings and entering fixed interest deposits, primarily through NSW Treasury Corporation (TCorp).

TCorp manages the debt portfolio of the Crown, the Roads and Maritime Services and a majority of the State’s commercial entities. A small number of other commercial entities engage private sector financial institutions to manage or advise on the management of their debt portfolios, or manage their own portfolios.

The Treasury’s Debt Management Policy requires that entities with significant debt portfolios manage the portfolio against a benchmark portfolio. This benchmark portfolio reflects the risk and return preferences of the individual entities. The debt manager must ensure that the average maturity of the actual debt portfolio is within an agreed range of the benchmark portfolio. In order to achieve this, TCorp uses derivatives, primarily interest rate futures, to manage the duration and maturity profile of the managed asset portfolio within specified tolerance limits.

The State’s exposure to interest rate risk is set out in the table below. The Interest Rate Risk Table reports the estimated sensitivity of a one per cent movement in interest rates to the operating result of the State. The value of the State’s ‘available-for-sale’ investments that are adjusted through ‘other economic flows – other comprehensive income’, is negligible.

Therefore, for the financial instruments in the table, a change in interest rates would affect the operating result, and not be adjusted through ‘other economic flows – other comprehensive income’.

A reasonably possible change of +/- 1 per cent is used, consistent with current trends in interest rates. The basis will be reviewed annually and amended where there is a structural change in the level of interest rate volatility.

TCorp’s borrowing and investment activities are disclosed in the following tables of Interest Rate Risk – Sensitivity Analysis. However, instead of applying the plus (or minus) one per cent sensitivity, a Value at Risk (VaR) model is used to measure the market risk exposures of the TCorp borrowings and investments in the statement of financial position. VaR is calculated daily and represents an estimate of the loss that can be expected over a 10-day period, with a one per cent probability that this amount may be exceeded. Given TCorp’s financial position at 30 June 2013, the maximum potential loss expected over a 10-day period is $14.1 million (2012: $8.2 million), with a 1 per cent probability that this maximum may be exceeded. The average VaR over the year ended 30 June 2013 was $12.8 million (2012: $10.5 million).

The Hour-Glass Cash and Investment facilities are managed funds, and are affected by market price risk and not by interest risk. A separate sensitivity analysis is provided in the ‘Price Risk’ disclosures of this note.

Total State Sector Accounts	5 - 119

Note 33

Interest Rate Risk – Sensitivity Analysis

General Government Sector

		-1%		1%
	Carrying	Operating	Equity(b)	Operating	Equity(b)
	Amount	Result(a)		Result(a)
	$m	$m	$m	$m	$m
2013
Financial Assets
Cash and cash equivalents(c)	8,967	(74)	—	74	—
Receivables	4,953	—	—	—	—
Financial assets at fair value		—	—	—	—
Administered by T Corp(d)	8,130	—	—	—	—
Other Financial Assets(e)	500	—	—	—	—
Derivative assets	13	—	—	—	—
Finance Leases Receivable	428	—	—	—	—
Financial Liabilities
Bank overdraft	—	—	—	—	—
Payables	5,641	—	—	—	—
Advances	725	—	—	—	—
Borrowings - from T Corp(f)	25,938	n.a.	n.a.	n.a.	n.a.
Borrowings - other(e)	3,122	—	—	—	—
Derivative Liabilities(g)	—	—	—	—	—
2012
Financial Assets
Cash and cash equivalents(c)	6,576	(45)	—	45	—
Receivables	4,364	—	—	—	—
Financial assets at fair value
Administered by T Corp(d)	6,443	—	—	—	—
Other Financial Assets(e)	570	(6)	—	6	—
Derivative assets	8	—	—	—	—
Finance Leases Receivable	214	—	—	—	—
Financial Liabilities
Bank overdraft	—	—	—	—	—
Payables	5,532	—	—	—	—
Advances	755	—	—	—	—
Borrowings - from T Corp(f)	24,354	n.a.	n.a.	n.a.	n.a.
Borrowings - other(e)	2,516	—	—	—	—
Derivative Liabilities(g)	—	—	—	—	—

(a)	A decrease (increase) of one percentage point in interest rates on variable financial instruments at reporting date would have increased (decreased) the operating result by the amounts shown. This analysis assumes that fixed rate instruments held at 30 June will be reinvested upon maturity in fixed (and not floating) rate instruments, and all other variables remain constant. Where the carrying amount is impacted, this amount is multiplied by +/- 1 per cent.
(b)	Financial instruments are not considered available for sale or held for sale items as they are not held for speculative purposes. Financial assets at fair value are classified as held for trading, or, designated and effective hedging instruments. Financial liabilities measured at amortised cost are classified as held for trading, or, designated and effective hedging instruments. Therefore, the potential impact of interest rate fluctuations for these financial instruments will be taken directly to the operating result and not through ‘other economic flows – other comprehensive income’.
(c)	Excludes interest rate sensitivity of the cash and cash equivalents that are held in the TCorp Hour-Glass portfolio. The cash and cash equivalents of the Hour-Glass portfolio are subject to the overall risks of that facility and are reported in a separate table.
(d)	These balances comprise short term securities and placements held with TCorp at fixed interest rates and Hour-Glass investments managed by TCorp. The risks associated with the Hour-Glass are reported separately under the ‘Price Risk’ section of this note.
(e)	These balances represent items that are subject to floating or fixed interest rates that are not held with TCorp. Where the underlying financial instrument has a fixed interest rate, it is considered that there will be no impact from interest rate changes until such time as the instrument matures and the terms and conditions of its lodgement are renegotiated. Therefore, for these financial instruments, a change in interest rate would not affect the operating result, or ‘other economic flows – other comprehensive income’. reported at 30 June.
(f)	Borrowings issued by TCorp include variable and fixed rate instruments. The overall risks associated with these TCorp administered holdings of financial liabilities are disclosed in the narrative on ‘Interest Rate Risk’ including the sensitivity analysis.
(g)	Derivative liabilities are considered non-interest bearing due to their nature. Therefore, changes in interest rates at reporting date would not affect profit or loss.

5 - 120	Total State Sector Accounts

Note 33

Total State Sector

		-1%		1%
	Carrying	Operating	Equity(b)	Operating	Equity(b)
	Amount	Result(a)		Result(a)
	$m	$m	$m	$m	$m
2013
Financial Assets
Cash and cash equivalents(c)	12,110	(95)	—	95	—
Receivables	4,668	—	—	—	—
Financial assets at fair value		—	—	—	—
Held or administered by T Corp(d)	16,083	(6)	—	6	—
Other Financial Assets(e)	6,955	—	—	—	—
Derivative assets	790	—	—	—	—
Finance Leases Receivable	664	—	—	—	—
Financial Liabilities
Bank overdraft	—	—	—	—	—
Payables	7,206	—	—	—	—
Advances	726	—	—	—	—
Borrowings - issued by T Corp(f)	71,551	3	—	(3)	—
Borrowings - other(e)	4,299	—	—	—	—
Derivative Liabilities(g)	751	—	—	—	—
2012
Financial Assets
Cash and cash equivalents(c)	9,975	(67)	—	67	—
Receivables	4,210	—	—	—	—
Financial assets at fair value
Held or administered by T Corp(d)	14,484	(31)	—	31	—
Other Financial Assets(e)	4,001	—	—	—	—
Derivative assets	804	—	—	—	—
Finance Leases Receivable	1,488	—	—	—	—
Financial Liabilities
Bank overdraft	1	—	—	—	—
Payables	7,721	—	—	—	—
Advances	755	—	—	—	—
Borrowings - issued by T Corp(f)	68,481	7	—	(7)	—
Borrowings - other(e)	2,899	—	—	—	—
Derivative Liabilities(g)	947	—	—	—	—

(a)	A decrease (increase) of one percentage point in interest rates on variable financial instruments at reporting date would have increased (decreased) the operating result by the amounts shown. This analysis assumes that fixed rate instruments held at 30 June will be reinvested upon maturity in fixed (and not floating) rate instruments, and all other variables remain constant. Where the carrying amount is impacted, this amount is multiplied by +/- 1 per cent.
(b)	Financial instruments are not considered available for sale or held for sale items as they are not held for speculative purposes. Financial assets at fair value are classified as held for trading, or, designated and effective hedging instruments. Financial liabilities measured at amortised cost are classified as held for trading, or, designated and effective hedging instruments. Therefore, the potential impact of interest rate fluctuations for these financial instruments will be taken directly to the operating result and not through ‘other economic flows – other comprehensive income’.
(c)	Excludes interest rate sensitivity of the cash and cash equivalents that are held in the TCorp Hour-Glass portfolio. The cash and cash equivalents of the Hour-Glass portfolio are subject to the overall risks of that facility and are reported in a separate table.
(d)	These balances comprise short term securities and placements held with TCorp at fixed interest rates and Hour-Glass investments managed by TCorp. The risks associated with the Hour-Glass are reported separately under the ‘Price Risk’ section of this note.
(e)	These balances represent items that are subject to floating or fixed interest rates that are not held with TCorp. Where the underlying financial instrument has a fixed interest rate, it is considered that there will be no impact from interest rate changes until such time as the instrument matures and the terms and conditions of its lodgement are renegotiated. Therefore, for these financial instruments, a change in interest rate would not affect the operating result, or ‘other economic flows – other comprehensive income’ reported at 30 June.
(f)	Borrowings issued by TCorp include variable and fixed rate instruments. The overall risks associated with these TCorp administered holdings of financial liabilities are disclosed in the narrative on ‘Market Risk’.
(g)	Derivative liabilities are considered non-interest bearing due to their nature. Therefore, changes in interest rates at reporting date would not affect profit or loss.

Total State Sector Accounts	5 - 121

Note 33

The above tables have been prepared using the assumption that only floating rate instruments directly affect the operating result, due to a change in interest rate.

The tables show that interest rate risk at 30 June 2013 would not significantly and directly affect the operating result in an immediate sense, as the majority of financial instruments were at a fixed interest rate. However, interest rate changes could affect operating results to a greater extent as time progresses, and existing fixed rate instruments also mature or are rolled over into replacement instruments (fixed or floating rate), which can be affected by future changes to interest rates.

Price Risk

The State’s main exposures to price risk result from changes in market prices of its Hour-Glass managed fund facilities, and through changes in the spot price for electricity purchases and sales, within the National Electricity Market.

The State has no significant direct equity marketable investments. So, aside from Hour-Glass managed funds, there are no other significant financial instruments that are affected by changes in share prices. However, refer to Note 24 Superannuation Provisions for information on superannuation liabilities which can be affected by changes in share and other prices, but do not meet the definition of ‘financial instruments’ for the purposes of this Note, and so are excluded from the following analysis.

NSW Treasury Corporation (TCorp) Hour-Glass Facilities

The State holds units in the following Hour-Glass investment trusts, which are held for strategic rather than trading purposes. The facilities comprise a series of managed funds which are subject to volatility in their unit prices.

Each facility comprises a different underlying type of investment, with associated risks and investment horizons.

5 - 122	Total State Sector Accounts

Note 33

Hour-Glass Facilities

			General Government Sector		Total State Sector
			2013	2012	2013	2012
Facility	Investment Sectors	Investment Horizon	$m	$m	$m	$m

Cash	Cash, money market instruments	Up to 1.5 years	1,573	2,124	2,605	3,236

Strategic cash	Cash, money market instruments	1.5 years to 3 years	127	213	121	278

Medium Term growth	Cash, money market instruments, Australian and International bonds, listed property, Australian shares	3 years to 7 years	177	169	184	183

Long Term growth	Cash, money market instruments, Australian and international bonds, listed property, Australian shares	7 years and over	1,275	1,246	2,741	2,333

Treasury Managed Fund (Hour Glass facility)	Cash, money market instruments, Australian bonds, listed and unlisted property, Australian, international and emerging market shares	Long Term	6,361	4,815	6,361	4,815

The State’s Hour Glass Facilities			9,513	8,567	12,012	10,845

The unit price of each facility is equal to the total fair value of the net assets held by the facility divided by the number of units on issue for that facility. Unit prices are calculated and published daily.

TCorp is trustee for each of the above facilities and is required to act in the best interest of the unitholders and to administer the trusts in accordance with the trust deeds. As trustee, TCorp has appointed external managers to manage the performance and risks of each facility in accordance with a mandate agreed by the parties. However, TCorp acts as manager for part of the Cash Facility and for the Strategic Cash Facility. A significant portion of the administration of the facilities is outsourced to an external custodian.

Investment in the Hour-Glass facilities limits the State’s exposure to risk, as it allows diversification across a pool of funds with different investment horizons and a mix of investments.

The following table provides sensitivity analysis information for each of the Hour-Glass facilities, using historically based volatility information collected over a ten year period, quoted at two standard deviations (i.e. 95 per cent probability).

The TCorp Hour-Glass Investment facilities are designated at fair value through profit or loss and therefore any change in unit price impacts directly on the operating result (rather than ‘other economic flows – other comprehensive income’).

A reasonably possible change is based on the percentage change in unit price (as advised by TCorp) multiplied by the redemption value at 30 June each year for each facility.

Total State Sector Accounts	5 - 123

Note 33

Price Risk Sensitivity Analysis of the Hour-Glass Investment Facilities

	Change in Unit	Change in Unit	General Government Sector		Total State Sector
Facility	Price	Price	2013	2012	2013	2012
	2013	2012	$m	$m	$m	$m
Cash	+/-1.0%	+/-1.0%	16	21	26	32
Strategic Cash	+/-1.0%	+/-1.0%	1	2	1	3
Medium Term Growth	+/-6.0%	+/-6.0%	11	10	11	11
Long Term Growth	+/-15.0%	+/-15.0%	191	187	411	350
Treasury Managed Fund Facility	+/-18.5%	+/-19.5%	1,050	939	1,050	939

The table above shows that the State’s dollar exposure to Hour-Glass unit price risk can be significant, particularly for its holdings in the Long-Term and Treasury Managed Fund Facilities. Both of these facilities are underpinned by heavier weightings in share and property growth assets. It should be expected that while there can short term volatility in annual returns, they will return higher long term returns than the Cash or Strategic Cash facilities. In particular, the Treasury Managed Fund investments are held beyond the short term to reflect the payment horizon for insurance claims, which can extend beyond a few years.

Electricity Price Risk

The State is exposed to electricity price and revenue risk through purchases and sales within the National Electricity Market (NEM). State owned generators sell electricity through the NEM to meet customer load requirements. Price risk arises from the sale of electricity at variable pool prices through the NEM. It is the responsibility of management, in accordance with board approved mandates to use a combination of risk management tools such as swaps, options and futures contracts transacted with market participants and energy trading operators to hedge the customer load and control exposure to NEM pool prices.

Trading is performed under board approved mandates which permit active portfolio management within regularly monitored risk limits. The limits consider measurements of ‘cashflow at risk’ and ‘earnings at risk’, accompanied by volumetrics position analysis. As the energy sales are managed on a daily basis under board approved mandates by management, and each participant operates on its own forward price curve estimate, information has not been collated to enable an estimate of the overall impact of price volatility on the net position of the State. However, information will be published on the impact of price volatility as it affects each of the State’s generators in notes to their individual financial statements.

5 - 124	Total State Sector Accounts

Note 33

Foreign Exchange Risk

The State, through its consolidated entities, has policies and procedures in place and utilises foreign exchange derivatives to ensure that it has no material exposure to changes in foreign exchange rates.

Borrowings

In order to achieve the most cost effective funding of the State’s debt, TCorp conducts a number of debt issues in foreign currencies in foreign capital markets.

Foreign exchange risk, arising from offshore borrowings undertaken in foreign currencies to fund Australian dollar assets, is covered by entering into Australian dollar cross-currency swaps and forward foreign exchange contracts.

Forward foreign exchange contracts with clients are covered by corresponding forward exchange contracts with market counterparties. In the majority of these arrangements the clients indemnify TCorp for any credit exposure arising from the corresponding transaction with the market counterparty.

Managed Asset Portfolios

During the year some investments in the managed fixed asset facility may be denominated in currencies other than Australian Dollars. TCorp is required to effectively hedge that currency exposure as and when it arises. It fully hedges all foreign currency exposure for international fixed interest and listed property unit trust investments and foreign currency denominated bond investments. As at 30 June 2013, the State had no transactional or structural currency exposures associated with these portfolios (2012: nil).

Other Purchase and Sale Commitments

In addition, a number of entities in the NSW Public Sector enter into forward foreign exchange contracts to hedge certain purchase and sale commitments entered into in the normal course of business. These contracts cover the purchase of capital equipment and supplies for state electricity and transport authorities and arts agencies.

The following table list the value of these forward foreign exchange contracts as denominated in their foreign currency.

Total State Sector Accounts	5 - 125

Note 33

Purchase and Sale Commitment Contracts Denominated in their Foreign Currency

	General Government Sector		Total State Sector
	2013	2012	2013	2012
	In Foreign	In Foreign	In Foreign	In Foreign
	Currency	Currency	Currency	Currency
Buy Currency	Millions	Millions	Millions	Millions

Euro	—	—	36	44
Japanese Yen	—	—	—	288
Korean Won	—	—	—	457
Swedish Krona	—	—	2	—
United Kingdom Pound	—	—	—	—
United States Dollar	—	—	33	40

The foreign currency risk is not considered material in terms of a possible impact on the operating result and total equity and, as such, a sensitivity analysis has not been completed. The total exposure in Australian dollars is estimated at $90 million (2012: $116 million).

5 - 126	Total State Sector Accounts

Note 34

Note 34: Discontinued Operations

At 30 June 2013, two discontinuing operations have been noted, being the operations of Delta West and Eraring Energy, and two operations have been discontinued during the financial year. The combined results of the discontinuing operations, and those that were discontinued during the year, included in the profit for the year are set out below. The comparative profit and cash flows from discontinued operations have been re-presented to include those operations classified as discontinued in the current year.

	General Government Sector		Total State Sector
	2012-13	2011-12	2012-13	2011-12
	$m	$m	$m	$m
Net Operating Result of the Discontinued Operation
Delta West	—	—	83	119
Eraring Energy	30	49	(7)	122
Port Botany	—	—	146	157
Port Kembla	—	—	28	34
Sydney Desalination Plant	—	—	—	111
Australian Water Technologies	—	—	—	(8)
	30	49	250	535

Other Economic Flows of the Discontinued Operation
Delta West	—	—	—	1
Eraring Energy	—	—	17	(19)
Port Botany	—	—	—	—
Port Kembla	—	—	—	—
Sydney Desalination Plant	—	—	—	(26)
Australian Water Technologies	—	—	—	—
	—	—	17	(44)

Cash Flows of the Discontinued Operation(a)
Operating activities	30	—	283	—
Investing activities	—	—	1	—
Financing activities	—	—	—	—

(a)	Comparative cash flow information for 2011-12 has not been presented on the basis that in aggregate a reliable estimate of those cash flows cannot be made. Where available, comparative cash flow information is presented in subsequent disclosures.

Total State Sector Accounts	5 - 127

Note 34

Electricity Generators

The Electricity Generator Assets (Authorised Transaction) Bill 2012 was passed to authorise the efficient transfer of all electricity generator assets and associated rights and liabilities to private sector buyers. During the year, two energy transactions were negotiated, with the expected Total State Sector accounting position from the sale transactions expected to be realised in 2013-14.

		Consideration
Operation	Purchaser	$m
Delta West	Energy Australia	475
Eraring Energy	Origin Energy	659
Total		1,134

Delta West

On 15 November 2012, the New South Wales Government issued an announcement outlining its plan to dispose of the New South Wales electricity generators, including Delta Electricity’s Mt Piper and Wallerawang (Delta West) power stations. Delta Electricity disposed of the operations of Delta West through the sale of assets and liabilities (refer Note 13) on 2 September 2013.

The transaction related to the business activities of Delta West only, with the remaining activities of Delta Electricity continuing as normal.

The results of the Delta West discontinued operations for the year are presented below.

The comparative profit and cash flows from discontinued operations have been re-presented to include those operations classified as discontinued in the current year.

	General Government Sector		Total State Sector
	2012-13	2011-12	2012-13	2011-12
	$m	$m	$m	$m
Net Operating Result of the Discontinued Operation

Revenues from Discontinued Operation
Sale of goods and services	—	—	548	562
	—	—	548	562

Expenses from Discontinued Operation
Expenses	—	—	464	443
	—	—	464	443

Net Operating Balance from Discontinued Operation	—	—	83	119

Other Economic Flows of the Discontinued Operation	—	—	—	1

Cash Flows of Delta West Discontinued Operation
Operating activities	—	—	84	52
Investing activities	—	—	—	1
Financing activities	—	—	—	—

5 - 128	Total State Sector Accounts

Note 34

In the determining of the above disclosures, management has applied estimates and judgements to derive values for cash flows.

Eraring Energy

On 24 November 2011, the New South Wales Government issued an announcement outlining its plan to dispose of the New South Wales electricity generators, including Eraring Energy and to terminate the associated coal supply agreements with Cobbora coal mine. The State will dispose of Eraring Energy through the sale of its Equity Investment (refer Note 13) on 1 August 2013.

The transaction includes the business activities of the whole of Eraring Energy, excluding Hydro and Wind Renewable Operations and the Warragamba power station. These other operations have been transferred to other Agencies.

The results of Eraring Energy’s discontinued operations for the year are presented below. The comparative profit and cash flows from discontinued operations have been re-presented to include those operations classified as discontinued in the current year.

	General Government Sector		Total State Sector
	2012-13	2011-12	2012-13	2011-12
	$m	$m	$m	$m
Net Operating Result of the Discontinued Operation

Revenues from Discontinued Operation
Sale of goods and services	—	—	572	595
Dividend	30	49	—	—
	30	49	572	595

Expenses from Discontinued Operation
Expenses	—	—	579	473
	—	—	579	473

Net Operating Balance from Discontinued Operation	30	49	(7)	122

Other Economic Flows of the Discontinued Operation	—	—	17	(19)

Cash Flows of Eraring Energy Discontinued Operation
Operating activities	30	—	2	—
Investing activities	—	—	1	—
Financing activities	—	—	—	—

In the determining of the above disclosures, management has applied estimates and judgements to derive values for cash flows.

Total State Sector Accounts	5 - 129

Note 34

Port Transactions

Two Port Transactions were negotiated and finalised during the year, with the Total State Sector accounting position from the lease transactions reflected below:

		Consideration
Operation	Purchaser	$m
Port Botany	NSW Ports Consortium	4,097
Port Kembla	NSW Ports Consortium	736
Total		4,832

Other Consideration
Ports Transaction Stamp Duty		215
Total Consideration from Port Transactions		5,048

The gain on the Port Transactions are summarised below:

	General Government Sector	Total State Sector
	2012-13	2012-13
Operation	$m	$m
Port Botany	—	2,112
Port Kembla	—	(26)
Transaction costs for the sale of Port Botany and Port Kembla	(48)	(48)
Change in value of equity investment in PTE sector, from net assets disposed	2,086	—
Gain on the Port Transactions recognised in the comprehensive result	2,038	2,038

Port Botany

On 27 July 2012, the NSW Government announced its intention to proceed with the long-term lease of Sydney Ports Corporation’s assets of Port Botany, Enfield Intermodal Terminal and Cooks River Empty Container Park (collectively referred to as the Botany Package). On 1 January 2013, the land and all affixed property, plant and equipment of the Botany Package was transferred to a new subsidiary of Sydney Ports Corporation, Port Botany Lessor Pty Ltd. All non-land assets were transferred into another new controlled entity, the Port Botany Unit Trust.

On 31 May 2013, the transaction was completed and the successful bidder, NSW Ports Consortium, acquired 100 per cent of the issued units in the Port Botany Unit Trust. The property, plant and equipment transferred to Port Botany Lessor Pty Ltd was also leased to the NSW Ports Consortium under a 99-year finance lease. The total cash consideration for the transaction was $4.1 billion.

On 31 May 2013, Port Botany Lessor Pty Ltd was transferred to Ports Assets Ministerial Holding Corporation for nil consideration.

The results of the Port Botany discontinued operations for the year are presented below. The comparative profit and cash flows from discontinued operations have been re-presented to include those operations classified as discontinued in the current year.

5 - 130	Total State Sector Accounts

Note 34

	General Government Sector		Total State Sector
	2012-13	2011-12	2012-13	2011-12
	$m	$m	$m	$m
Net Operating Result of the Discontinued Operation

Revenues from Discontinued Operation
Sale of goods and services	—	—	193	191
	—	—	193	191

Expenses from Discontinued Operation
Expenses	—	—	47	33
	—	—	47	33

Net Operating Balance from Discontinued Operation	—	—	146	157

Other Economic Flows of the Discontinued Operation	—	—	—	—

	General Government Sector		Total State Sector
	2012-13	2011-12	2012-13	2011-12
Gain/(loss) from Port Botany	$m	$m	$m	$m
The consideration received:
Proceeds from sale	—	—	4,097	—
Residual interest in leased assets	—	—	142	—
Less:
Book value of net assets disposed	—	—	(2,127)	—
Change in value of equity investment in PTE sector, from net assets
disposed	2,112	—	—	—
Gain on Port Botany recognised in the comprehensive result	2,112	—	2,112	—

The above disclosure excludes transaction costs. The impact of transaction costs is disclosed separately.

Cash Flows of Port Botany Discontinued Operation
Operating activities	—	—	165	—
Investing activities	—	—	—	—
Financing activities	—	—	—	—

Total State Sector Accounts	5 - 131

Note 34

For Sydney Ports Corporation, the net assets attributable to discontinued operations are those held by the Port Botany Unit Trust as at the date of disposal and land and affixed property, plant and equipment held by Port Botany Lessor Pty Limited which were derecognised under a 99 year finance lease and treated as a disposal. The other assets and liabilities remaining in relation to Port Botany’s operations were disposed of through sale. The assets and liabilities were sold to the NSW Ports Consortium, and the finance lease has been put in place between Port Botany Lessor Pty Limited and NSW Ports Consortium. The net assets of the Port Botany transaction are shown below:

2013
Decrecognised under a 99 year finance lease	$m
Property, Plant and Equipment	1,585

Disposed through sale
Property, Plant and Equipment	539
Other Non-Current Assets	10
Trade and Other Receveivables	25
Trade and Other Payables	(32
Net Assets Attributable to Port Botany	2,127

Port Kembla

On 27 July 2012, the NSW Government announced its intention to proceed with the long-term lease of Port Kembla Port Corporation’s assets (collectively referred to as the Kembla Package).

On 1 January 2013, the land and all affixed property, plant and equipment of the Kembla Package was transferred to a new subsidiary of the Port Kembla Port Corporation, Port Kembla Lessor Pty Ltd. All non-land assets were transferred into another new controlled entity, the Port Kembla Unit Trust.

On 31 May 2013, the transaction was completed and the successful bidder acquired 100 per cent of the issued units in the Port Kembla Unit Trust. The property, plant and equipment transferred to Port Kembla Lessor Pty Ltd was also leased to the successful bidder, NSW Ports Consortium, under a 99-year finance lease with upfront lease income included in the total cash consideration of $0.8 billion.

On 31 May 2013, Port Kembla Lessor Pty Ltd was transferred to Ports Assets Ministerial Holding Corporation for nil consideration.

The results of the Port Kembla discontinued operations for the year are presented below. The comparative profit and cash flows from discontinued operations have been re-presented to include those operations classified as discontinued in the current year.

5 - 132	Total State Sector Accounts

Note 34

	General Government Sector		Total State Sector
	2012-13	2011-12	2012-13	2011-12
	$m	$m	$m	$m
Net Operating Result of the Discontinued Operation

Revenues from Discontinued Operation
Sale of goods and services	—	—	50	52
	—	—	50	52

Expenses from Discontinued Operation
Expenses	—	—	22	19
	—	—	22	19

Net Operating Balance from Discontinued Operation	—	—	28	34

Other Economic Flows of the Discontinued Operation	—	—	—	—

	General Government Sector		Total State Sector
	2012-13	2011-12	2012-13	2011-12
Gain/(loss) from Port Kembla	$m	$m	$m	$m
The consideration received:
Proceeds from sale	—	—	736	—
Residual emerging interest in Port’s assets	—	—	28	—
Less:
Book value of net assets disposed	—	—	(790)	—
Change in value of equity investment in PTE sector, from net assets disposed	(26)	—	—	—
Loss on Port Kembla recognised in the comprehensive result	(26)	—	(26)	—

The above disclosure excludes transaction costs. The impact of transaction costs is disclosed separately.

Cash Flows of Port Kembla Discontinued Operation
Operating activities	—	—	33	—
Investing activities	—	—	—	—
Financing activities	—	—	—	—

Total State Sector Accounts	5 - 133

Note 34

For Port Kembla Port Corporation, the net assets attributable to discontinued operations are those held by the Port Kembla Unit Trust as at the date of disposal and land and affixed property, plant and equipment held by Port Kembla Lessor Pty Limited which were derecognised under a 99 year finance lease and treated as a disposal. The other assets and liabilities remaining in relation to Port Kembla’s operations were disposed of through sale. The assets and liabilities were sold to the NSW Ports Consortium, and the finance lease has been put in place between Port Kembla Lessor Pty Limited and NSW Ports Consortium. The net assets of the Port Kembla transaction are shown below:

2013
Decrecognised under a 99 year finance lease	$m
Property, Plant and Equipment	383

Disposed through sale
Property, Plant and Equipment	405
Trade and Other Receveivables	4
Trade and Other Payables	(1)
Provisions	(1)
Net Assets Attributable to Port Kembla	790

Sydney Desalination Plant

In 2011-12 the State entered into a prepaid finance lease transaction, effectively an asset sale of the Sydney Desalination Plant Pty Ltd on 1 June 2012 to a private sector consortium, in line with the NSW government’s strategy to refinance the desalination plant at Kurnell.

The transaction included the following business activities:

▪	the Sydney Desalination Plant;

▪	the land thereunder; and

▪	associated pipeline that connects the desalination plant into Sydney Water’s network.

As party to the transaction, the State entered a contract to purchase water for 50 years. Prices in this agreement are regulated by IPART. The State pays an annual availability charge to the operator and purchases water in accordance with the operating rules established by the 2010 Metropolitan Water Plan.

The Total State Sector accounting gain in 2011-12 from the sale transaction was $261 million. Sydney Water applied $1.8 billion of the $2.3 billion proceeds to repay TCorp debt related to the previous construction of the plant.

5 - 134	Total State Sector Accounts

Note 34

	General Government Sector		Total State Sector
	2012-13	2011-12	2012-13	2011-12
	$m	$m	$m	$m
Net Operating Result of the Discontinued Operation

Revenues from Discontinued Operation
Sale of goods and services	—	—	—	197
	—	—	—	197

Expenses from Discontinued Operation
Depreciation	—	—	—	27
Other operating expenses	—	—	—	59
	—	—	—	86

Net Operating Balance from Discontinued Operation	—	—	—	111

Other Economic Flows of the Discontinued Operation	—	—	—	(26)

	General Government Sector		Total State Sector
	2012-13	2011-12	2012-13	2011-12
Gain/(loss) from the Sydney Desalination Plant Pty Ltd	$m	$m	$m	$m
The consideration received:
Proceeds from sale	—	—	—	2,295
Less:
Book value of net assets disposed	—	—	—	(2,014)
Change in value of equity investment in PTE sector, from net assets
disposed	—	261	—	—
Costs of transaction			—	(20)
Gain on the Sydney Desalination Plant Pty Ltd recognised in the comprehensive result	—	261	—	261

Cash Flows of the Sydney Desalination Plant Pty Ltd Discontinued Operation
Operating activities	—	—	—	138
Investing activities	—	—	—	—
Financing activities	—	—	—	—

Total State Sector Accounts	5 - 135

Note 34

Australian Water Technologies (AWT) Pty Ltd

In addition the state liquidated Sydney Water Corporation’s subsidiary, Australian Water Technologies Pty Ltd after the winding up and divestment of all of its overseas foreign operations.

	General Government Sector		Total State Sector
	2012-13	2011-12	2012-13	2011-12
	$m	$m	$m	$m
Net Operating Result of the Discontinued Operation

Other expense	—	—	—	8
Net Operating Balance from Discontinued Operation	—	—	—	(8)

Other Economic Flows of the Discontinued Operation	—	—	—	—

There was nil gain (nil proceeds and nil net assets) on winding up of AWT Pty Ltd.

Cash Flows of AWT Pty Ltd Discontinued Operation
Operating activities	—	—	—	—
Investing activities	—	—	—	—
Financing activities	—	—	—	(11)

5 - 136	Total State Sector Accounts

Note 35

Note 35: Disaggregated Financial Statements

The Total State Sector comprises a consolidation of three sectors

▪	General government;

▪	Public non-financial corporations, also referred to as the Public Trading Enterprise Sector (PTE);and

▪	Public financial corporations, also referred to as the Public Financial Enterprise Sector (PFE).

The broad sectors have been determined in accordance with the Government Finance Statistics Standards of the Australian Bureau of Statistics. A brief definition of each sector is described in Note 1 of these financial statements under the sub-heading ’Scope’.

This note presents statements of

▪	comprehensive income;

▪	financial position;

▪	cash flows; and

▪	changes in equity.

for each sector, including the total state sector.

For the purpose of this disclosure, effects of transactions and balances between sectors have not been eliminated, but those between entities within each sector have been eliminated.

Pursuant to National Competition Policy, the State has implemented a National Tax Equivalents Regime (NTER) for Public Corporations, and some General Government agencies.

Tax effect accounting principles have therefore been adopted by all agencies, which are part of the National Tax Equivalents Regime. On consolidation, all NTER related income tax entries are eliminated for the Total State Sector.

The 2011-12 comparative year columns in the following tables have been restated for any corrections of errors and changes in accounting policies, for consistency with the 2012-13 presentation.

In addition this note also presents information on total expenses and total assets by function for the General Government and Total State Sectors. ‘Functions’ are broad policy areas, which the ABS refers to as General Purpose Classifications.

Total State Sector Accounts	5 - 137

Note 35

THE NSW TOTAL STATE SECTOR ACCOUNTS

STATEMENT OF COMPREHENSIVE INCOME BY SECTOR FOR THE YEAR ENDED

30 JUNE 2013

	General Government		Public Non-financial Corporations
	2012-13	2011-12	2012-13	2011-12
FROM CONTINUING OPERATIONS	$m	$m	$m	$m

Revenue from Transactions
Taxation	21,980	20,660	—	—
Grants and Subsidies
Commonwealth General Purpose	14,777	14,289	—	—
Commonwealth National Agreements	7,153	6,806	140	12
Commonwealth National Partnership Payments	2,536	4,948	—	—
Other Grants and Subsidies	941	700	3,140	3,992
Sale of Goods and Services	5,434	4,961	14,240	12,829
Interest	406	552	148	152
Dividend and Income Tax Equivalents from Other Sectors	2,648	2,088	—	—
Other Dividends and Distributions	595	410	—	—
Fines, Regulatory Fees and Other	3,662	3,591	2,000	970
	60,131	59,005	19,668	17,955

Expenses from Transactions
Employee	26,195	25,425	3,391	3,654
Superannuation
Superannuation Interest Cost	(161)	821	(122)	(63)
Other Superannuation	2,349	2,294	407	412
Depreciation and Amortisation	3,667	2,978	3,101	3,063
Interest	2,220	2,082	1,772	1,894
Income Tax Equivalents	—	—	874	708
Other Property	—	1	—	—
Other Operating	14,245	13,409	7,012	6,461
Grants and Subsidies
Current Grants and Subsidies	9,071	9,240	254	138
Capital Grants	2,336	2,143	39	30
	59,923	58,394	16,727	16,298

TRANSACTIONS FROM DISCONTINUING OPERATIONS	30	49	182	234
NET RESULT FROM TRANSACTIONS - NET OPERATING BALANCE (BUDGET RESULT FOR THE GENERAL GOVERNMENT SECTOR)	239	660	3,123	1,891

5 - 138	Total State Sector Accounts

Note 35

THE NSW TOTAL STATE SECTOR ACCOUNTS

STATEMENT OF COMPREHENSIVE INCOME BY SECTOR FOR THE YEAR ENDED

30 JUNE 2013

Public Financial Corporations		Eliminations		Total State Sector
2012-13	2011-12	2012-13	2011-12	2012-13	2011-12
$m	$m	$m	$m	$m	$m

470	429	(880)	(802)	21,571	20,287

—	—	—	—	14,777	14,289
—	—	(20)	—	7,273	6,817
—	—	—	—	2,536	4,948
—	—	(3,426)	(4,192)	655	500
99	23	(1,366)	(961)	18,408	16,853
3,529	3,690	(3,268)	(3,192)	814	1,203

—	—	(2,648)	(2,088)	—	—
71	36	—	—	666	446
12	—	(1,145)	(47)	4,529	4,514
4,181	4,178	(12,752)	(11,282)	71,228	69,856

79	16	(145)	(8)	29,520	29,088

—	—	—	—	(284)	758
6	2	—	—	2,762	2,707
8	6	—	—	6,776	6,048
3,203	3,284	(3,236)	(3,038)	3,959	4,222
38	23	(912)	(731)	—	—
—	1	—	(1)	—	1
397	429	(2,195)	(1,689)	19,460	18,610

5	2	(2,550)	(2,745)	6,780	6,636
—	—	(1,952)	(1,517)	423	657
3,736	3,763	(10,990)	(9,728)	69,396	68,727

—	—	37	253	250	535

445	415	(1,725)	(1,302)	2,082	1,664

Total State Sector Accounts	5 - 139

Note 35

THE NSW TOTAL STATE SECTOR ACCOUNTS
STATEMENT OF COMPREHENSIVE INCOME BY SECTOR FOR THE YEAR ENDED
30 JUNE 2013

	General Government		Public Non-financial Corporations
	2012-13	2011-12	2012-13	2011-12
	$m	$m	$m	$m

NET OPERATING BALANCE	239	660	3,123	1,891

OTHER ECONOMIC FLOWS - INCLUDED IN THE OPERATING RESULT
Gain/(Loss) from Liabilities	445	(1,074)	49	(58)
Other Net Gains/(Losses)	331	(815)	1,921	33
Share of Earnings from Associates (excluding Dividends	(137)	(23)	—	—
Dividends from Asset Sale Proceeds	151	12	—	—
Deferred Income Tax in the Operating Result	634	(727)	—	—
Other	44	108	(35)	(48)
Discontinuing Operations - Other Economic Flows	—	—	(16)	(46)
Other Economic Flows - included in Operating Result	1,467	(2,519)	1,919	(119)

OPERATING RESULT	1,706	(1,859)	5,042	1,772

OTHER ECONOMIC FLOWS - OTHER COMPREHENSIVE INCOME
Items that will not be reclassified to operating result
Revaluations	3,020	5,837	5,156	(191)
Share of Earnings from Associates from Revaluations	141	546	—	—
Actuarial Gain/(Loss) from Superannuation	5,613	(19,407)	819	(2,167)

Items that may be reclassified subsequently to operating result
Deferred Tax Direct to Equity	—	—	(650)	768
Net Gain/(loss) on equity investments in other sectors	11,109	(5,617)	—	—
Net Gain/(loss) on equity investments in other sectors discontinued	92	138	—	—
Net Gain/(loss) on financial instruments at fair value	(3)	3	93	(99)
Other	(513)	(40)	277	(15)
Other Economic Flows - Other Comprehensive Income	19,460	(18,540)	5,696	(1,703)

COMPREHENSIVE RESULT - TOTAL CHANGE IN NET WORTH BEFORE TRANSACTIONS WITH OWNERS AS OWNERS	21,166	(20,399)	10,738	68

KEY FISCAL AGGREGATES

COMPREHENSIVE RESULT - TOTAL CHANGE IN NET WORTH BEFORE TRANSACTIONS WITH OWNERS AS OWNERS	21,166	(20,399)	10,738	68
Less: Net Other Economic Flows	(20,927)	21,060	(7,615)	1,823
NET OPERATING BALANCE	239	660	3,123	1,891

Less: Net Acquisition of Non-Financial Assets
Purchases of Non-Financial Assets	7,163	5,782	5,426	6,957
Sales of Non-Financial Assets	(1,023)	(384)	(277)	(259)
Less: Depreciation	(3,667)	(2,978)	(3,101)	(3,063)
Plus: Change in inventories	(17)	7	67	15
Plus: Other Movements in Non-Financial Assets
- assets acquired using finance leases	709	98	854	231
- other	(759)	178	1,402	278
Equals Total Net Acquisition of Non-Financial Assets	2,407	2,704	4,371	4,158
EQUALS: NET LENDING/(BORROWING)	(2,168)	(2,043)	(1,248)	(2,267)

5 - 140	Total State Sector Accounts

Note 35

THE NSW TOTAL STATE SECTOR ACCOUNTS
STATEMENT OF COMPREHENSIVE INCOME BY SECTOR FOR THE YEAR ENDED
30 JUNE 2013

Public Financial Corporations		Eliminations		Total State Sector
2012-13	2011-12	2012-13	2011-12	2012-13	2011-12
$m	$m	$m	$m	$m	$m

445	415	(1,725)	(1,302)	2,082	1,664

—	—	—	—	494	(1,133)
1,868	(4,599)	(78)	(9)	4,042	(5,391)
—	—	—	—	(137)	(23)
—	—	(151)	(12)	—	—
—	—	(634)	727	—	—
—	—	29	49	38	109
—	—	33	2	17	(44)

1,868	(4,599)	(801)	756	4,453	(6,481)

2,312	(4,184)	(2,525)	(545)	6,535	(4,817)

—	—	—	—	8,176	5,646
—	—	—	—	141	546
—	—	—	—	6,433	(21,574)

—	—	650	(768)	—	—
—	—	(11,109)	5,617	—	—
—	—	(92)	(138)	—	—
—	—	—	—	91	(97)
—	—	26	(48)	(210)	(103)

—	—	(10,525)	4,662	14,631	(15,582)
	—

2,312	(4,184)	(13,051)	4,116	21,166	(20,399)

2,312	(4,184)	(13,051)	4,116	21,166	(20,399)
(1,867)	4,599	11,326	(5,418)	(19,084)	22,063
445	415	(1,725)	(1,302)	2,082	1,664

6	9	(9)	—	12,586	12,747
—	—	1	2	(1,300)	(641)
(8)	(6)	—	—	(6,776)	(6,048)
—	—	—	—	50	22
—	—	—	—	1,563	329
—	—	—	—	643	456
(2)	2	(9)	1	6,767	6,866
447	413	(1,716)	(1,303)	(4,684)	(5,201)

Total State Sector Accounts	5 - 141

Note 35

THE NSW TOTAL STATE SECTOR ACCOUNTS
STATEMENT OF FINANCIAL POSITION BY SECTOR
AS AT 30 JUNE

	General Government		Public Non-financial Corporations
	2013	2012	2013	2012
	$m	$m	$m	$m
ASSETS
Financial Assets
Cash and Cash Equivalent Assets	8,967	6,576	2,001	1,791
Receivables	6,492	6,012	2,270	2,217
Tax Equivalents Receivable	472	470	21	18
Financial Assets at Fair Value	9,071	7,235	1,135	2,196
Advances paid	913	936	12	29
Deferred Tax Equivalents	5,307	4,733	631	780
Equity
Investments in Other Public Sector Entities	82,721	78,306	—	—
Investments in Other Public Sector - Held for Sale	784		—	—
Investments in Associates	4,324	4,224	—	—
Other	14	12	2	4
Total Financial Assets	119,065	108,504	6,073	7,035

Non-Financial Assets
Inventories	271	284	1,196	1,167
Forestry Stock and Other Biological Assets	7	8	708	738
Assets Classified as Held for Sale	235	432	1,264	72
Investment Properties	125	169	436	580
Property, Plant and Equipment
Land and Buildings	61,208	61,392	52,242	51,135
Plant and Equipment	9,418	9,828	5,658	4,613
Infrastructure Systems	70,861	63,882	65,413	62,810
Intangibles	2,062	1,710	1,620	1,535
Other	1,948	1,495	232	432

Total Non-financial Assets	146,135	139,201	128,770	123,083

TOTAL ASSETS	265,200	247,705	134,843	130,118

LIABILITIES
Deposits Held	1,072	1,233	103	91
Payables	4,689	4,423	2,970	3,299
Tax Equivalents Payable	21	18	465	465
Liabilities Directly Associated with Assets Held for Sale	—	—	182	—
Borrowings and Derivatives at Fair Value	12	16	182	309
Borrowings at Amortised Cost	29,048	26,870	30,563	28,619
Advances Received	725	755	486	511
Employee Provisions	13,130	12,802	2,391	2,518
Superannuation Provision	40,327	47,181	2,859	3,740
Deferred Tax Equivalent Provision	634	780	5,306	4,733
Other Provisions	6,877	6,252	2,521	1,874
Other	1,989	1,864	446	529
TOTAL LIABILITIES	98,523	102,194	48,474	46,687

NET WORTH	166,677	145,511	86,368	83,430

OTHER FISCAL AGGREGATES
Net Debt	11,907	14,127	28,186	25,514
Net Financial Liabilities	62,963	71,996	42,402	39,652

5 - 142	Total State Sector Accounts

Note 35

THE NSW TOTAL STATE SECTOR ACCOUNTS
STATEMENT OF FINANCIAL POSITION BY SECTOR
AS AT 30 JUNE

Public Financial Corporations		Eliminations		Total State Sector
2013	2012	2013	2012	2013	2012
$m	$m	$m	$m	$m	$m

1,270	1,961	(128)	(354)	12,110	9,975
900	841	(3,439)	(3,168)	6,223	5,902
—	—	(493)	(489)	—	—
69,652	64,018	(55,366)	(52,672)	24,492	20,777
1	—	(486)	(511)	440	453
3	—	(5,941)	(5,513)	—	—

—	—	(82,721)	(78,306)	—	—
—	—	(784)	—	—	—
2	—	—	—	4,326	4,224
—	—	—	—	16	16
71,828	66,821	(149,358)	(141,013)	47,608	41,347

—	—	—	—	1,468	1,451
—	—	—	—	715	746
—	—	—	—	1,499	504
—	—	—	—	562	749

20	17	—	—	113,470	112,544
7	3	—	—	15,082	14,445
—	—	—	—	136,274	126,693
5	6	—	—	3,688	3,251
3	1	(47)	(150)	2,136	1,778

35	27	(47)	(150)	274,893	262,161

71,862	66,848	(149,405)	(141,163)	322,500	303,508

219	748	(105)	(226)	1,289	1,847
163	33	(1,717)	(1,702)	6,105	6,053
7	5	(493)	(489)	—	—
—	—	—	—	182	—
72,168	69,315	(48)	(196)	72,314	69,444
18	21	(55,341)	(52,610)	4,287	2,899
—	—	(486)	(511)	726	755
15	2	(46)	(34)	15,491	15,289
—	2	—	—	43,186	50,922
1	—	(5,941)	(5,513)	—	—
2,129	1,840	(1,667)	(1,395)	9,860	8,571
4	6	(56)	(182)	2,383	2,217
74,725	71,972	(65,900)	(62,856)	155,823	157,997

(2,863)	(5,124)	(83,505)	(78,306)	166,677	145,511

1,482	4,104		(5)	41,574	43,740
2,897	5,151	(47)	(150)	108,216	116,650

Total State Sector Accounts	5 - 143

Note 35

THE NSW TOTAL STATE SECTOR ACCOUNTS
STATEMENT OF CASH FLOWS BY SECTOR
FOR THE YEAR ENDED 30 JUNE 2013

	General Government		Public Non-financial Corporations
	2012-13	2011-12	2012-13	2011-12
	$m	$m	$m	$m
CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Taxation	21,969	20,801	—	—
Sale of Goods and Services	5,412	5,046	15,576	14,371
Grants and Subsidies	25,241	26,640	3,291	4,004
Interest	385	521	143	153
Dividends and Income Tax Equivalents from Other Sectors	2,092	1,980	16	—
Other	6,577	6,394	2,678	2,621
Total Receipts	61,676	61,382	21,704	21,149

Payments
Employee Related	(25,567)	(24,756)	(3,866)	(3,676)
Superannuation	(3,273)	(7,673)	(346)	(423)
Payments for Goods and Services	(14,697)	(14,735)	(7,799)	(7,076)
Grants and Subsidies	(8,683)	(9,576)	(254)	(137)
Interest	(1,625)	(1,405)	(1,714)	(1,981)
Income Tax Equivalents	—	—	(789)	(755)
Other	(3,931)	(3,542)	(2,025)	(1,946)
Total Payments	(57,777)	(61,686)	(16,794)	(15,993)

NET CASH FLOWS FROM OPERATING ACTIVITIES	3,900	(304)	4,910	5,155
CASH FLOWS FROM INVESTING ACTIVITIES
Non-financial Assets
Proceeds from Sale of Non-financial Assets	954	379	276	264
Purchases	(7,056)	(5,806)	(5,542)	(6,936)
Net Cash Flows from Investments in Non-financial Assets	(6,102)	(5,427)	(5,267)	(6,671)

Financial Assets (Policy Purposes)
Receipts	5,221	323	18	2,299
Payments	(112)	(171)	(14)	(121)
Net Cash Flows from Investments in Financial Assets (Policy Purposes)	5,109	152	4	2,178
Financial Assets (Liquidity Purposes)
Proceeds from Sale of Investments	272	598	209	382
Purchase of Investments	(759)	(394)	(200)	(561)
Net Cash Flows from Investments in Financial Assets (Liquidity Purposes)	(487)	204	9	(179)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(1,480)	(5,071)	(5,254)	(4,672)
CASH FLOWS FROM FINANCING ACTIVITIES
Advances received	—	15	1	101
Advances repaid	(52)	(54)	(341)	(257)
Proceeds from borrowings	3,450	12,701	4,598	6,863
Repayments of Borrowings	(3,163)	(8,843)	(2,684)	(6,626)
Dividends Paid			(1,144)	(1,092)
Deposits received (net)	(144)	(147)	12	1
Other (net)	(4)	12	—	—
NET CASH FLOWS FROM FINANCING ACTIVITIES	87	3,685	442	(1,010)

NET INCREASE/(DECREASE) IN CASH HELD	2,506	(1,690)	99	(527)

5 - 144	Total State Sector Accounts

Note 35

THE NSW TOTAL STATE SECTOR ACCOUNTS
STATEMENT OF CASH FLOWS BY SECTOR
FOR THE YEAR ENDED 30 JUNE 2013

Public Financial Corporations		Eliminations		Total State Sector
2012-13	2011-12	2012-13	2011-12	2012-13	2011-12
$m	$m	$m	$m	$m	$m

470	425	(870)	(708)	21,570	20,517
104	22	(873)	(258)	20,219	19,181
—	—	(3,483)	(4,193)	25,049	26,451
3,503	3,605	(3,245)	(3,103)	786	1,176
—	—	(2,092)	(1,979)	16	1
104	54	13	(26)	9,371	9,043
4,182	4,105	(10,550)	(10,266)	77,012	76,370

(74)	(19)	356	238	(29,152)	(28,212)
(7)	(1)	—	—	(3,627)	(8,097)
(108)	(87)	1,387	973	(21,217)	(20,924)
(2)	(2)	3,332	4,177	(5,607)	(5,538)
(3,200)	(3,122)	3,121	2,935	(3,419)	(3,573)
(38)	(31)	827	786	—	—
(14)	(6)	197	409	(5,772)	(5,086)
(3,443)	(3,269)	9,220	9,519	(68,793)	(71,430)

739	836	(1,331)	(747)	8,218	4,940

—	—	15	(1)	1,245	642
(6)	(9)	47	(268)	(12,557)	(13,018)
(6)	(8)	63	(269)	(11,313)	(12,376)

—	—	(356)	(259)	4,883	2,364
—	—	—	80	(126)	(211)

—	—	(356)	(178)	4,757	2,153

5,595	15,333	(5,769)	(15,793)	308	520
(10,775)	(20,583)	8,099	19,883	(3,635)	(1,655)

(5,180)	(5,250)	2,330	4,089	(3,327)	(1,135)

(5,186)	(5,258)	2,037	3,642	(9,883)	(11,359)

—	—	(1)	(100)	—	16
—	—	341	259	(52)	(52)
61,669	52,308	(8,064)	(19,658)	61,653	52,213
(57,834)	(47,296)	5,925	15,324	(57,756)	(47,440)
(55)	(91)	1,200	1,183	—	—
—	—	—	—	(132)	(146)
—	—	99	(19)	94	(7)
3,780	4,921	(501)	(3,011)	3,807	4,584

(668)	499	206	(116)	2,143	(1,834)

Total State Sector Accounts	5 - 145

Note 35

THE NSW TOTAL STATE SECTOR ACCOUNTS
STATEMENT OF CASH FLOWS BY SECTOR
FOR THE YEAR ENDED 30 JUNE 2013

	General Government		Public Non-financial Corporations
	2012-13	2011-12	2012-13	2011-12
	$m	$m	$m	$m

Opening Cash and Cash Equivalents	6,576	8,258	1,819	2,402
Reclassification of Cash Equivalents	(115)	8	144	(56)

CLOSING CASH BALANCE	8,967	6,576	2,061	1,819

DERIVATION OF CASH RESULT
Net Cash Flows from Operating Activities	3,900	(304)	4,910	5,155
Net Cash Flows from Investments in Non-Financial Assets	(6,102)	(5,427)	(5,267)	(6,671)
Dividend Distributions	—	—	(1,144)	(1,092)
CASH SURPLUS/(DEFICIT)	(2,202)	(5,731)	(1,501)	(2,608)

5 - 146	Total State Sector Accounts

Note 35

THE NSW TOTAL STATE SECTOR ACCOUNTS
STATEMENT OF CASH FLOWS BY SECTOR
FOR THE YEAR ENDED 30 JUNE 2013

Public Financial Corporations		Eliminations		Total State Sector
2012-13	2011-12	2012-13	2011-12	2012-13	2011-12
$m	$m	$m	$m	$m	$m

1,927	1,428	(383)	(332)	9,939	11,756
—	—	—	66	28	18

1,259	1,927	(177)	(382)	12,110	9,939

739	836	(1,331)	(747)	8,218	4,940
(6)	(8)	63	(269)	(11,313)	(12,376)
(55)	(91)	1,200	1,183	—	—
677	737	(68)	167	(3,094)	(7,436)

Total State Sector Accounts	5 - 147

Note 35

The NSW Total State Sector Accounts Statement of Changes in Equity for the Whole of Government by Sector for the Year Ended 30 June 2013

2012-13	Equity at 1 July 2012	Comprehensive Result	Transfers between equity classes	Transactions with owners as owners	Equity at 30 June 2013
	$m	$m	$m	$m	$m
General Government Sector
Accumulated funds	10,650	12,383	(1,021)	—	22,012
Asset revaluation reserve	54,248	3,499	1,040	—	58,787
Equity investment revaluation reserve	2,269	141	(16)	—	2,394
Hedging reserve	—	—	—	—	—
Available for sale reserve	77,452	5,250	(3)	—	82,699
Equity relating to assets held for sale	892	(107)	—	—	785
	145,511	21,166	—	—	166,677
Public Non-Financial Corporation Sector
Accumulated funds	43,047	5,041	2,897	(7,800)	43,185
Asset revaluation reserve	40,465	5,158	(2,495)	—	43,128
Equity investment revaluation reserve	—	—	—	—	—
Hedging reserve	(92)	505	(402)	—	11
Available for sale reserve	—	—	—	—	—
Equity relating to assets held for sale	10	34	—	—	44
	83,430	10,738	—	(7,800)	86,368
Public Financial Corporation Sector
Accumulated funds	(5,124)	2,312	—	(51)	(2,863)
Asset revaluation reserve	—	—	—	—	—
Equity investment revaluation reserve	—	—	—	—	—
Hedging reserve	—	—	—	—	—
Available for sale reserve	—	—	—	—	—
Equity relating to assets held for sale	—	—	—	—	—
	(5,124)	2,312	—	(51)	(2,863)
Eliminations	(78,306)	(13,050)	—	7,851	(83,505)
Total State Sector	145,511	21,166	—	—	166,677

5 - 148	Total State Sector Accounts

Note 35

The NSW Total State Sector Accounts Statement of Changes in Equity for the Whole of Government by Sector for the Year Ended 30 June 2012

2011-12	Equity at 1 July 2011	Comprehensive Result	Transfers between equity classes	Transactions with owners as owners	Equity at 30 June 2012
	$m	$m	$m	$m	$m
General Government Sector
Accumulated funds	30,437	(22,277)	2,490	—	10,650
Asset revaluation reserve	49,497	7,274	(2,523)	—	54,248
Equity investment revaluation reserve	1,732	547	(10)	—	2,269
Hedging reserve	—	—	—	—	—
Available for sale reserve	84,232	(5,943)	—	—	77,452
Equity relating to assets held for sale	12	—	43	—	892
	165,910	(20,399)	—		145,511
Public Non-Financial Corporation Sector
Accumulated funds	44,346	392	70	(1,761)	43,047
Asset revaluation reserve	40,751	(223)	(63)	—	40,465
Equity investment revaluation reserve	—	—	—	—	—
Hedging reserve	12	(100)	(4)	—	(92)
Available for sale reserve	—	—	—	—	—
Equity relating to assets held for sale	13	—	(3)	—	10
	85,122	69	—	(1,761)	83,430
Public Financial Corporation Sector
Accumulated funds	(890)	(4,184)	—	(50)	(5,124)
Asset revaluation reserve	—	—	—	—	—
Equity investment revaluation reserve	—	—	—	—	—
Hedging reserve	—	—	—	—	—
Available for sale reserve	—	—	—	—	—
Equity relating to assets held for sale	—	—	—	—	—
	(890)	(4,184)	—	(50)	(5,124)
Eliminations	(84,232)	4,115	—	1,811	(78,306)
Total State Sector	165,910	(20,399)	—	—	145,511

Total State Sector Accounts	5 - 149

Note 35

Information on Expenses and Assets by Function

	General Government Sector		Total State Sector
	2012-13 $m	2011-12(a) $m	2012-13 $m	2011-12(a) $m
Total Expenses (excluding losses) by Function (Policy Area)(b)
General Public Services	2,413	2,492	2,600	2,577
Public Order and Safety	6,396	6,329	6,400	6,343
Education	13,240	12,799	13,100	12,666
Health	16,835	15,890	16,815	15,871
Social Security and Welfare	4,923	5,152	4,740	4,971
Housing and Community Amenities(c)	2,121	2,175	4,579	4,557
Recreation and Culture(c)	1,395	1,173	1,555	1,461
Fuel and Energy	29	27	4,629	4,336
Agriculture, Forestry, Fishing and Hunting(c)	774	640	956	796
Mining, Mineral Resources, Manufacturing and Construction	194	160	194	160
Transport and Communications	7,394	6,596	8,028	7,589
Other Economic Affairs	1,080	1,200	1,435	1,610
Other Purposes	3,129	3,761	4,365	5,790
Total Expenses (excluding losses) from Continuing Operations	59,923	58,394	69,396	68,727

Total Assets by Function (Policy Area)(b)
General Public Services	29,623	24,971	14,066	9,409
Public Order and Safety	6,757	6,463	6,659	6,293
Education	26,369	27,820	26,369	27,820
Health	14,525	12,994	14,133	12,653
Social Security and Welfare	1,201	1,146	1,079	1,006
Housing and Community Amenities	4,975	4,436	59,906	57,206
Recreation and Culture	9,192	9,438	14,254	14,004
Fuel and Energy		—	40,474	36,102
Agriculture, Forestry, Fishing and Hunting	7,484	7,784	9,399	9,582
Mining, Mineral Resources, Manufacturing and Construction	767	617	62	15
Transport and Communications	75,280	68,369	104,434	99,104
Other Economic Affairs	3,122	3,234	2,336	2,542
Other Purposes(d)	85,905	80,433	29,329	27,772
Total Assets	265,200	247,705	322,500	303,508
(a)	Adjustments have been made to some 2011-12 disclosures, due to the recasting of some agency service groups, which more appropriately reflects the purpose and underlying GPC codes, and therefore aligns with 2012-13 classifications.
(b)	The aggregate expenses and assets for the general government sector can be greater than the total state sector aggregates due to the elimination of inter sector expenses and asset balances from the total state aggregates.
(c)	Between 2011-12 and 2012-13 expenditures have been reclassified expenditures between functions.
(d)	Other Purposes for the general government sector, includes the State’s equity investment in the PNFC/PFC sectors which is eliminated in Total State Sector assets.

The aggregate amount of the comprehensive result attributable to the GGS from the PNFC and PFC sector entities in 2012-13 is $13,051 million net income (2011-12 $4,115 million net deficit). It comprises the sum of inter-sector GGS inter-sector expenses (grants, interest on borrowings, and purchases) less the sum of GGS revenues (dividends, income and other tax revenues, revenues from sale of goods and services, interest from inter-sector loans, and gains on the equity investment in the PNFC/PFC sectors).

5 - 150	Total State Sector Accounts

Note 36

Note 36:	Key Fiscal Aggregates and Reconciliations to Government Finance Statistics

	Footnote	General Government Sector 2012-13 $m	Public Non- Financial Corporations 2012-13 $m	Public Financial Corporations 2012-13 $m	Total State Sector 2012-13 $m
Reconciliation to GFS Net Operating Balance

Net Result from Transactions - Net Operating Balance		239	3,123	445	2,082
Convergence differences
Low interest loans	a	(1)	14	—	13
Other obligation payments	k	300	—	—	300
PNFC/PFC dividends accrued	b	—	(1,664)	(61)	—
Total Convergence Differences		299	(1,649)	(61)	313
GFS Net Operating Balance		538	1,473	384	2,395

Reconciliation to GFS Net Lending/(Borrowing)

Net Lending/(Borrowing)		(2,168)	(1,248)	447	(4,684)
Convergence differences Relating to net operating balance		299	(1,649)	(61)	313
Total Convergence Differences		299	(1,649)	(61)	313
GFS Net Lending/(Borrowing)		(1,869)	(2,897)	386	(4,372)

Reconciliation to GFS Total Change in Net Worth

Comprehensive Result - Total Change in Net Worth		21,166	10,738	2,312	21,166
Convergence differences
In AASB 1049 Comprehensive Result, but not in GFS Change in Net Worth
Low interest loans	a	(2)	51	—	49
Allowance for doubtful debts	c	168	4	1	172
Prepaid Licence Income	d	(6)	—	—	(6)
Provisions for remediation	e	—	—	—	—
Other settlement provisions and obligation payments	k	896	—	—	896
Deferred tax assets/liabilities	f	(720)	722	(2)	0
Equity investment in the PFNC/PFC sectors for net assets not recognised under GFS	g	775	—	—	—
In GFS Change in Net Worth, but not in AASB 1049 Comprehensive Result
Transactions with Owners as Owners	h	—	(7,800)	(51)	—
Classification of GFS PNFC/PFC net worth as a liability	i	—	(3,715)	(2,259)	—
Total Convergence Differences		1,110	(10,737)	(2,312)	1,111
GFS Total Change in Net Worth		22,276	0	0	22,276

Reconciliation to GFS Cash Surplus/(Deficit)

Cash Surplus/(Deficit)		(2,202)	(1,501)	677	(3,094)
Convergence differences
Finance leases and similar arrangements	j	(747)	(736)	—	(1,537)
Total Convergence differences		(747)	(736)	—	(1,537)
GFS Cash Surplus/(Deficit)		(2,949)	(2,237)	677	(4,631)

Total State Sector Accounts	5 - 151

Note 36

	Footnote	General Government Sector 2013 $m	Public Non- Financial Corporations 2013 $m	Public Financial Corporations 2013 $m	Total State Sector 2013 $m
Reconciliation to GFS Net Worth

Net Worth		166,677	86,368	(2,863)	166,677
Convergence differences
In AASB 1049 Net Worth, but not in GFS
Low interest loans	a	(70)	(342)	—	(412)
Allowance for doubtful debts	c	358	35	2	394
Prepaid Licence Income	d	230	—	—	230
Other settlement provisions and obligation payments	k	896	—	—	896
Provision liabilities for remediation	e	329	276	—	605
Assets associated with provisions for remediation	e	(329)	(276)	—	(605)
Deferred tax assets/liabilities	f	(4,673)	4,675	(2)	(0)
Equity investment in the PFNC/PFC sectors for net assets					—
	g	4,367	—	—	—
In GFS Net Worth, but not in AASB 1049					—
Classification of GFS PNFC/PFC net worth as a liability	i	—	(90,737)	2,863	—
Total Convergence Differences		1,107	(86,369)	2,863	1,108
GFS Net Worth		167,784	(0)	(0)	167,784

5 - 152	Total State Sector Accounts

Note 36

	Footnote	General Government Sector 2011-12 $m	Public Non- Financial Corporations 2011-12 $m	Public Financial Corporations 2011-12 $m	Total State Sector 2011-12 $m
Reconciliation to GFS Net Operating Balance

Net Result from Transactions - Net Operating Balance		660	1,891	415	1,664
Convergence differences
PNFC/PFC dividends accrued	b	—	(1,259)	(51)	—
Total Convergence Differences		—	(1,259)	(51)	—
GFS Net Operating Balance		660	632	364	1,664

Reconciliation to GFS Net Lending/(Borrowing)

Net Lending/(Borrowing)		(2,043)	(2,267)	413	(5,201)
Convergence differences
Relating to net operating balance		—	(1,259)	(51)	—
Total Convergence Differences		—	(1,259)	(51)	—
GFS Net Lending/(Borrowing)		(2,043)	(3,526)	362	(5,201)

Reconciliation to GFS Total Change in Net Worth

Comprehensive Result - Total Change in Net Worth		(20,399)	68	(4,184)	(20,399)
Convergence differences
In AASB 1049 Comprehensive Result, but not in GFS Change in Net Worth
Low interest loans	a	4	(23)	—	(19)
Allowance for doubtful debts	c	(123)	(2)	—	(125)
Prepaid Licence Income	d	(6)	—	—	(6)
Initial Provisions for remediation	e	—	—	—	—
Deferred tax assets/liabilities	f	750	(750)	—	—
Equity investment in the PFNC/PFC sectors for net assets not recognised under GFS	g	(775)	—	—	—
In GFS Change in Net Worth, but not in AASB 1049 Comprehensive Result
Transactions with Owners as Owners	h	—	(1,760)	(50)	—
Classification of GFS PNFC/PFC net worth as a liability	i	—	2,467	4,234	—
Total Convergence Differences		(150)	(68)	4,184	(150)
GFS Total Change in Net Worth		(20,549)	0	(0)	(20,549)

Reconciliation to GFS Cash Surplus/(Deficit)

Cash Surplus/(Deficit)		(5,731)	(2,608)	737	(7,436)
Convergence differences
Finance leases and similar arrangements	j	(69)	(258)	—	(59)
Total Convergence Differences		(69)	(258)	—	(59)
GFS Cash Surplus/(Deficit)		(5,800)	(2,866)	737	(7,495)

Total State Sector Accounts	5 - 153

Note 36

	Footnote	General Government Sector 2012 $m	Public Non- Financial Corporations 2012 $m	Public Financial Corporations 2012 $m	Total State Sector 2012 $m
Reconciliation to GFS Net Worth

Net Worth		145,511	83,430	(5,124)	145,511
Convergence differences
In AASB 1049 Net Worth, but not in GFS
Low interest loans	a	(68)	(393)	—	(461)
Allowance for doubtful debts	c	190	31	1	222
Prepaid Licence Income	d	236	—	—	236
Provision liabilities for remediation	e	341	243	—	584
Assets associated with provisions for remediation	e	(341)	(243)	—	(584)
Deferred tax assets/liabilities	f	(3,953)	3,953	—	—
Equity investment in the PFNC/PFC sectors for net assets not recognised under GFS	g	3,593	—	—	—
In GFS Net Worth, but not in AASB 1049					—
Classification of GFS PNFC/PFC net worth as a liability	i	—	(87,021)	5,123	—
Total Convergence Differences		(2)	(83,430)	5,124	(3)
GFS Net Worth		145,509	0	(0)	145,508
(a)	Under GFS, interest free or low interest loans are recognised based on the original amount lent, and interest is recognised based on any cash interest paid. In contrast, under AGAAP, loans are recognised initially at fair value and thereafter at amortised cost. Any difference between the original amount lent and the fair value is initially recognised to the operating result and subsequently amortised over the life of the loan. This results in the value of GFS advances being higher than AGAAP advances. In 2012-13 AASB1049 was revised to recognise that the interest free component (and its amortisation) are transaction and not other economic flows. This has been adjusted prospectively in the TSSA as the 2011-12 amounts are not considered material.
(b)	GFS recognises dividends to owners by the PNFC and PFC sectors as a GFS expense, whereas under AGAAP they are treated as a distribution to owners and therefore a direct reduction of accumulated funds. This difference does not flow through to the total state sector as dividends are eliminated on consolidation.
(c)	GFS does not recognise an allowance for doubtful debts as it is not a mutually agreed transaction, whereas under AGAAP an allowance for doubtful debts is recognised in the statement of financial position and doubtful debts are recognised in the statement of comprehensive income as other economic flows.
(d)	AGAAP recognises the prepaid income liability for unamortised prepaid licences in the statement of financial position. This liability is excluded from the GFS balance sheet as the prepaid income is treated as an upfront sale of a non-produced intangible asset for GFS purposes.
(e)	GFS does not recognise provisions for restoration and remediation as there is no present counterparty to the transaction. The provision liabilities (and any related capitalised asset values) are therefore lower under GFS as a result of the exclusion.
(f)	AGAAP adopts tax effect accounting whereby timing differences between accounting profit and tax profit are deferred as future income tax benefit assets or provisions for deferred tax liabilities. GFS does not recognise deferred tax. As the State’s PNFCs revalue their infrastructure, this can create large provisions for deferred tax liabilities and result in significant differences between the GFS and the AASB 1049 sector aggregates. This convergence difference also flows through to the GGS, as the GGS is the counterparty to the tax effect accounting entries recognised by the PNFC/PFC entities. However, this difference does not flow through to the total state sector as income tax equivalents are eliminated on consolidation.
(g)	In the absence of a market value for PNFC/PFCs, the value of net assets is applied as a surrogate for the general government’s equity investment in other sectors. GFS net assets do not equal AGAAP net assets because GFS balance sheets exclude certain items such as deferred taxes, allowance for doubtful debts and restoration provisions. This results in differences between the GFS and the AGAAP values for the general government’s equity investment in other sectors.
(h)	Transactions with owners as owners are excluded for the comprehensive result, however are included in the movement in GFS net worth. These type of transactions result in a convergence difference as the total change in net worth under AGAAP is disclosed before transactions with owners as owners, while under GFS, transactions with owners as owners is included in the movement in GFS net worth.
(i)	The PFNC/PFC sectors report zero net worth for GFS purposes as GFS treats the ownership interest (contributed equity) as a liability.
(j)	The Australian Bureau of Statistics requires that for the calculation of the GFS cash surplus/deficit an adjustment is made to deduct the value of assets acquired using finance leases to recognise a notional cash outflow relating to new finance leases. Under AGAAP the cash flow statement does not recognise notional cash flows, as these are non-cash transactions.
(k)	GFS does not recognise other settlement provisions and obligation payments as there is no present counterparty to the transaction. The provisions and other liabilities are therefore lower under GFS as a result of the exclusion.

5 - 154	Total State Sector Accounts

Note 36

Reclassifications

The following classification differences exist, between lines presented in this AASB 1049 Whole of Government and General Government Sector Financial Reporting report and GFS line presentations. While these classification differences do not affect the net operating results nor net worth aggregates, they result in different line presentations between GFS and the AASB 1049 (i.e. AGAAP) reports.

2012-13		General Government Sector	Public Non- Financial Corporations	Public Financial Corporations	Total State Sector

Items Grossed up in GFS Operating Statements - Not in AGAAP
Statements of Comprehensive Income
Transfer Payments	a	3,438	—	—	3,438
Environmental Levies	b	6	—	—	6
Transport and energy subsidies	c	—	—	—	395

Items Grossed up in AGAAP Statements of Comprehensive Income - Not in GFS
GG employee expenses and revenues - for services to PNFCs	d	140	—	—	—

Other Reclassifications on the Statements of Comprehensive Income
Dividends accrued in GFS results, but a direct movement in AGAAP	e	—	1,664	61	—
Income tax equivalents - return of capital in GFS, deferred income tax equivalent in AGAAP	f	—	—	—	—
Statements of Financial Position
Deferred income - payables in GFS, other liabilities in AGAAP	g	1,095	182	—	1,277
Prepaid expenses - receivables in GFS, other Non-financial assets in AGAAP	g	304	129	2	434
Rental bond assets and liabilities in GFS, but off balance sheet (trust funds) in AGAAP	h	1,060	—	—	1,060
AGAAP Equity investments in multi jurisdictional general government agencies are advance assets for GFS	i	999	—	—	999
Salaries accrued & employee on costs are provision liabilities in GFS, but payables for AGAAP	j	787	119	—	890

2011-12
Items Grossed up in GFS Operating Statements - Not in AGAAP
Statements of Comprehensive Income
Transfer Payments	a	3,537	—	—	3,537
Environmental Levies	b	6	—	—	6
Transport and energy subsidies	c	—	—	—	360

Items Grossed up in AGAAP Statements of Comprehensive Income - Not in GFS
GG employee expenses and revenues - for services to PNFCs	d	—	—	—	—

Other Reclassifications on the Statements of Comprehensive Income
Dividends accrued in GFS results, but a direct movement in AGAAP	e	—	1,259	51	—
Income tax equivalents - return of capital in GFS, deferred income tax equivalent in AGAAP	f	78	78	—	—
Statements of Financial Position
Deferred income - payables in GFS, other liabilities in AGAAP	g	1,409	296	—	1,555
Prepaid expenses - receivables in GFS, other Non-financial assets in AGAAP	g	288	294	1	433
Rental bond assets and liabilities in GFS, but off balance sheet (trust funds) in AGAAP	h	975	—	—	975
AGAAP Equity investments in multi jurisdictional general government agencies are advance assets for GFS	i	895	—	—	895
Salaries accrued & employee on costs are provision liabilities in GFS, but payables for AGAAP	j	715	122	—	817

Total State Sector Accounts	5 - 155

Note 36

(a)	New South Wales receives certain transfer payments from the Australian Government which are required to be on-passed to recipients as determined by the Australian Government. Most of these transfer payments relate to grants from the Australian Government for specific non-government schools or for local government authorities. As New South Wales has no control over the transfer payments, they are not recognised as State revenues and expenses. However, the ABS has determined that for GFS purposes the transfer payments be recognised as GFS revenues and expenses of the States and Territories. New South Wales publishes information on these excluded transfer payments as a footnote to the grants revenue and expense notes to assist users understand the full value of the amounts on-passed.
(b)	GFS requires that certain environmental levies reported by PNFCs be also recognised and grossed up in the GG sector as tax revenue and as an equivalent subsidy expense paid back to the PNFC sector, for GFS purposes only.
(c)	For Total State reporting purposes only, transport and energy subsidies paid from GGs to PNFCs for students and pensioners are eliminated from AGAAP statements. However, GFS treats the payment by the State as a gross expense, relating to a benefit paid to the household sector, and as gross revenue from the household sector for electricity sales and travel fares.
(d)	Certain staff employed in the GG sector provide services to PNFCs. Under GFS, the employee expense related to these personnel is recognised in the PNFC sector. However, under AGAAP, the employee expense and the revenue recoverable from the PNFC sector is reported in the GG sector. Similarly under AGAAP, the PNFCs record a provision expense to the GG sector, rather than an employee related expense 2011-12 figure of $150 million was not shown in the last year.
(e)	Under AGAAP, dividends accrued are a direct adjustment to equity, whereas under GFS they are reported as an expense for the PNFC and PFC sectors.
(f)	Under GFS, the component of income tax equivalents related to the disposal of discontinuing operations is reported as a return of capital, rather than as a transaction. Under AGAAP, this is reported as another economic flow, similar to deferred taxes. This reclassification difference impacts both GGS and PNFC entities, as the GGS sector is the counterparty to the entries recognised in the PNFC sector.
(g)	GFS requires that deferred income and deferred expenses be classified as payables and receivables. However, they are reported as other assets and other liabilities under AASB 1049 and not as receivables/payables, as there is no present obligation to repay the deferred items.
(h)	NSW excludes rental bond assets and an equal value of deposit liabilities from the AGAAP statements of financial position as they are considered to be trust monies. However, the Australian Bureau of Statistics has advised that rental bond monies are to be recognised on balance sheet for GFS purposes, and not treated off balance sheet as trust monies. This difference does not impact key fiscal aggregates, however it results in the GFS total assets and total liabilities being grossed up compared to the AGAAP aggregates.
(i)	Certain investments in associates (to multi-jurisdictional general government entities) are not recognised in GFS as equity investments, but are treated in GFS as advances. This reclassification creates a difference between GFS and AGAAP net debt, but does not affect net financial liabilities nor net worth aggregates.
(j)	Salaries accruals and certain employee on-costs reported as payables under AGAAP are required to be classified as provision liabilities for GFS reporting purposes.

5 - 156	Total State Sector Accounts

Note 37

Note 37:	Budgetary Information on 2012-13 General Government Sector Financial Statements

THE NSW GENERAL GOVERNMENT
STATEMENT OF COMPREHENSIVE INCOME
FOR THE YEAR ENDED 30 JUNE 2013

FROM CONTINUING OPERATIONS	Original Budget(a) $m	Actual $m	Budget Variance $m	Restated Budget(b) $m

Revenue from Transactions
Taxation	22,111	21,980	(131)	22,111
Grants and Subsidies
Commonwealth General Purpose	14,826	14,777	(49)	14,826
Commonwealth Specific Purpose Payments	7,203	7,153	(50)	7,203
Commonwealth National Partnership Payments	2,667	2,536	(131)	2,667
Other Grants and Subsidies	698	941	243	698
Sale of Goods and Services	5,066	5,434	368	5,066
Interest	367	406	39	391
Dividend and Income Tax Equivalents from Other Sectors	2,367	2,648	281	2,368
Other Dividends and Distributions	546	595	49	546
Fines, Regulatory Fees and Other	3,876	3,662	(214)	3,876
	59,727	60,131	404	59,752

Expenses from Transactions
Employee	26,541	26,195	(346)	26,541
Superannuation
Superannuation Interest Cost	201	(161)	(362)	201
Other Superannuation	2,346	2,349	3	2,346
Depreciation and Amortisation	3,294	3,667	373	3,294
Interest	2,147	2,220	73	2,169
Other Property	1		(1)	1
Other Operating	14,197	14,245	48	14,197
Grants and Subsidies
Current Grants and Subsidies	9,264	9,071	(193)	9,243
Capital Grants	2,561	2,336	(225)	2,560
	60,552	59,923	(629)	60,551

TRANSACTIONS FROM DISCONTINUING OPERATIONS	—	30	30	—
NET RESULT FROM TRANSACTIONS
NET OPERATING BALANCE (BUDGET RESULT FOR THE GENERAL GOVERNMENT SECTOR)	(824)	239	1,063	(800)
(a)	Original Budget for 2012-13 as presented in the 2012-13 Budget Papers.
(b)	Restated Budget for 2012-13 was due to changes to AASB 2011-13, resulting in a revised treatment of concessionary loans.

Total State Sector Accounts	5 - 157

Note 37

	Original Budget(a) $m	Actual $m	Budget Variance $m	Restated Budget(b) $m

NET OPERATING BALANCE	(824)	239	1,063	(800)

OTHER ECONOMIC FLOWS - INCLUDED IN THE OPERATING RESULT
Gain/(Loss) from Other Liabilities	387	445	58	387
Other Net Gains/(Losses)	411	331	(80)	413
Share of Earnings from Associates (excluding Dividends)	(89)	(137)	(48)	(89)
Dividends from Asset Sale Proceeds	—	151	151	—
Deferred Income Tax from Other Sectors	—	634	634	—
Other	128	44	(84)	102
Discontinuing Operations - Other Economic Flows	—	—	—	—
Other Economic Flows - included in Operating Result	837	1,467	630	813

OPERATING RESULT	13	1,706	1,693	13

OTHER ECONOMIC FLOWS - OTHER COMPREHENSIVE INCOME

Items that will not be reclassified to operating result
Revaluations	1,142	3,020	1,878	1,142
Share of Earnings from Associates from Revaluations	—	141	141
Actuarial Gain/(Loss) from Superannuation	6,829	5,613	(1,216)	6,829
Items that may be reclassified subsequently to operating result
Net Gain/(Loss) on Equity Investments in Other Sectors	2,431	11,109	8,678	2,431
Net Gain/(Loss) on Equity Investments in Other Sectors discontinued	—	92	92	—
Net Gain/(Loss) on Financial Instruments at Fair Value	—	(3)	(3)	—
Other	(34)	(513)	(479)	(34)
Other Economic Flows - Other Comprehensive Income	10,369	19,460	9,091	10,369

COMPREHENSIVE RESULT - TOTAL CHANGE IN NET WORTH BEFORE TRANSACTIONS WITH OWNERS AS OWNERS	10,382	21,166	10,784	10,382

KEY FISCAL AGGREGATES
COMPREHENSIVE RESULT - TOTAL CHANGE IN NET WORTH BEFORE TRANSACTIONS WITH OWNERS AS OWNERS	10,382	21,166	10,784	10,382
Less: Net Other Economic Flows	(11,206)	(20,927)	(9,721)	(11,181)
NET OPERATING BALANCE	(824)	239	1,063	(800)

Less: Net Acquisition of Non-Financial Assets
Purchases of Non-Financial Assets	6,227	7,163	936	6,227
Sales of Non-Financial Assets	(536)	(1,023)	(487)	(536)
Less: Depreciation	(3,294)	(3,667)	(373)	(3,294)
Plus: Change in Inventories	(3)	(17)	(14)	(3)
Plus: Other Movements in Non-Financial Assets
Assets Acquired using Finance Leases	129	709	580	129
Other	125	(759)	(884)	125
Equals Total Net Acquisition of Non-Financial Assets	2,648	2,407	(241)	2,648
EQUALS: NET LENDING/(BORROWING)	(3,473)	(2,168)	1,305	(3,448)
(a)	Original Budget for 2012-13 as presented in the 2012-13 Budget Papers.
(b)	Restated Budget for 2012-13 was due to changes to AASB 2011-13, resulting in a revised treatment of concessionary loans.

5 - 158	Total State Sector Accounts

Note 37

Analysis of the General Government Sector Results

Net Operating Balance (Budget Result)

	Original Budget(a) $m	Actual $m	Variation $m	Restated Budget(b) $m

Total Revenues	59,727	60,131	404	59,752
Total Expenses	60,552	59,923	(629)	60,551
Transactions from Discontinuing Operations	—	30	30	—
Net Operating Balance (Budget Result)	(824)	239	1,063	(800)
(a)	Original Budget for 2012-13 as presented in the 2012-13 Budget Papers.
(b)	Restated Budget for 2012-13 was due to changes to AASB 2011-13, resulting in a revised treatment of concessionary loans.

The Budget result for the financial year ended 30 June 2013 was a surplus of $239 million. This represented a $1,063 million increase on the original 2012-13 deficit estimate of $824 million.

An analysis of the result compared to the original Budget is outlined below.

Total Revenues

Total Revenues increased by $404 million against Budget as outlined below.

	Original Budget(a) $m	Actual $m	Variation $m	Restated Budget(b) $m
Total Revenues
Taxation	22,111	21,980	(131)	22,111
Grants and Subsidies
Commonwealth General Purpose	14,826	14,777	(49)	14,826
Commonwealth Specific Purpose Payments	7,203	7,153	(50)	7,203
Commonwealth National Partnership Payments	2,667	2,536	(131)	2,667
Other Grants and Subsidies	698	941	243	698
Sale of Goods and Services	5,066	5,434	368	5,066
Interest	367	406	39	391
Dividend and Income Tax Equivalents from Other Sectors	2,367	2,648	281	2,368
Other Dividends and Distributions	546	595	49	546
Fines, Regulatory Fees and Other	3,876	3,662	(214)	3,876
Total Revenues	59,727	60,131	404	59,752
(a)	Original Budget for 2012-13 as presented in the 2012-13 Budget Papers.
(b)	Restated Budget for 2012-13 was due to changes to AASB 2011-13, resulting in a revised treatment of concessionary loans.

Total State Sector Accounts	5 - 159

Note 37

Taxation was $131 million lower than Budget.

▪	Land Tax was $226 million less than forecast mainly due to lower than expected growth of land values.

▪	Payroll Tax was $78 million less than Budget with revenues falling short of expectations particularly in the June quarter, when the growth of full-time employment slowed while growth of part-time employment increased. Growth of hourly rates of pay also slowed noticeably in the second half of the financial year.

▪	Strong investment returns reducing future expected levies ($46 million) for the Workers Compensation (Dust Diseases Board).

▪	Residential and commercial property market activity recovered strongly in June quarter, and finished the year $107 million above Budget primarily on the back of a one-off tax receipt of $215 million from the lease of Port Kembla and Port Botany assets.

▪	Revenues were also above Budget from motor vehicle weight tax ($39 million) and revenue from waste levy and load based licenses ($47 million).

Grants and Subsidies

Grants and Subsidies were $12 million higher than the original Budget estimate.

General Purpose Grants were $49 million lower than budget. Slower growth in GST revenues reflected more subdued economic activity, partly offset by an adjustment for an underpayment in 2011-12 ($52 million).

Grants and Subsidies (other than General Purpose Grants) were $61 million greater than budget reflecting a bring forward of Commonwealth funding for rail and road projects ($189 million) offset by lower Commonwealth funding for the National Healthcare National Agreement following changes in population growth methodology for 2011-12 and 2012-13 ($98 million) and changes in health price inflation ($41 million). The remaining variance was primarily associated with lower Natural Disaster funding.

Sale of Goods and Services

Sale of Goods and Services includes revenue from the use of government assets as well as revenue generated by agencies in their normal trading activities.

Sales of Goods and Services exceeded the Budget estimate by $368 million. This is mainly due to revised administrative arrangements for the delivery of transport infrastructure ($296 million) and recoupment of costs for administration services provided to RailCorp ($79 million). Both these revenues have offsetting expenditures.

5 - 160	Total State Sector Accounts

Note 37

Financial Distributions (Dividends and Income Tax Equivalents)

Dividends and Income Tax Equivalent payments are paid by commercial Government businesses to ensure competitive neutrality with the private sector and encourage these businesses to make commercial investment decisions.

Dividends and Taxes exceeded Budget by $281 million in 2012-13. The majority of the variance ($225 million) was from the electricity distribution and generation sector, where savings from the integration of the electricity distribution businesses exceeded forecasts, but dividends remained within the Government’s Dividend Cap. Sydney Water also paid a higher dividends and taxes ($40 million) reflecting improved operating performance from increased sales in the unexpectedly warm, dry weather, and lower operating expenditure.

Fines, Regulatory Fees and Other

Revenue from Fines, Regulatory Fees and Other revenues were $214 million lower than the original Budget estimates.

Mining royalties were $560 million less than expected, largely driven by lower coal prices, a higher exchange rate and no revenue being received from supplementary coal royalties. This was offset by higher motor vehicle traffic fine revenue ($98 million) and higher revenues across a range of agencies mainly associated with industry, developer and private sector contributions.

Expenses

Total Expenses were lower than Budget by $629 million as outlined below.

	Original			Restated
	Budget(a)	Actual	Variation	Budget(b)
	$m	$m	$m	$m

Total Expenses
Employee Expenses (exc Superannuation)	26,541	26,195	(346)	26,541
Superannuation Interest Cost	201	(161)	(362)	201
Other Superannuation	2,346	2,349	3	2,346
Depreciation and Amortisation	3,294	3,667	373	3,294
Interest Expense	2,147	2,220	73	2,169
Other Property Expense	1		(1)	1
Other Operating Expense	14,197	14,245	48	14,197
Current Grants Subsidies and Other Transfers Expense	9,264	9,071	(193)	9,243
Capital Grants and Transfer Expense	2,561	2,336	(225)	2,560
Total Expenses	60,552	59,923	(629)	60,551
(a)	Original Budget for 2012-13 as presented in the 2012-13 Budget Papers.
(b)	Restated Budget for 2012-13 was due to changes to AASB 2011-13, resulting in a revised treatment of concessionary loans.

Total State Sector Accounts	5 - 161

Note 37

Employee Expenses (excluding Superannuation)

Employee Expenses were $346 million lower than Budget.

▪	Lower expenses in the Crown Finance Entity ($425 million) mainly associated with salaries and redundancy expenses now reported by other agencies, offset by an increase in long service leave expenses.

▪	Lower employee expenses were recorded on a number of Commonwealth funded programs with delays in Early Childhood Education and Skills Reform National Partnerships in line with the provision of funding ($120 million). This is partially offset by an increase in voluntary redundancy payments of $36 million.

▪	Police expenses were less than budget mainly due to the impact of decreased Death and Disability and other salary related expenses ($105 million) offset by increased salaries expense for Police Officers who were exempted from the Government's wages policy ($38 million).

▪	Department of Finance and Services employee costs were lower ($73 million) primarily due to the implementation of Change Management Plans by Public Works, delays in recruitment in Land and Property Information and vacant positions in across NSW Fair Trading, NSW Procurement and Office of State Revenue, staff transfers to ServiceNSW and reclassification from Contractors to Other Operating expenses.

▪	Increase in TMF Worker’s Compensation claims ($112 million) due to additional medical benefit, common law payments and higher liabilities resulting from the Goudappel Court Appeal.

▪	Health salaries and wages were higher than initial Budget estimates ($83 million) largely related to an increase in in-year hospital inpatient activity and meeting higher levels of emergency department attendances. This includes voluntary redundancy payment of $12 million.

Superannuation Interest Cost and Other Superannuation

Superannuation Interest and Other Superannuation Costs were $359 million lower than Budget mainly due to revised actuarial assessments.

Depreciation and Amortisation

Depreciation and Amortisation was $373 million higher than Budget.

A Componentisation Review of road corridor assets by Roads and Maritime Services resulted in increased depreciation of $274 million. An asset revaluation with changes to the estimated useful lives on average property assets by the Department of Education and Communities resulted in increase in depreciation expense of $148 million.

5 - 162	Total State Sector Accounts

Note 37

Interest Expense

Interest Expense was $73 million higher than Budget.

Interest costs are higher than budgeted due to higher borrowing levels from the Crown Finance Entity ($33 million).

Other Operating Expense

Other Operating Expense was $48 million higher than Budget.

Higher than expected expenses reflected revised arrangements for delivery of rail infrastructure ($275 million), functions transferred from other transport entities ($127 million) and reclassification of payments for new privately operated Sydney ferry services, partly offset by lower costs from renegotiated private bus operator contracts.

An obligation arose of $300 million as part of the Cobbora Mine Project was recognised.

There were delays in Education expenditures ($151 million) and Health expenditures ($183 million), in line with Commonwealth funding.

There was also lower expenditure within Roads and Maritime Services mainly due to reclassification of recurrent maintenance expenditure as capital expenditure ($152 million) and reduction in TMF Public Liability claims ($185 million) mainly due to change in actuarial forecast to reflect lower claims number, average size and superimposed inflation in close alignment with the latest claim experiences.

Capital and Current Grants Subsidies and Other Transfers Expense

Capital and Current Grants Subsidies and Other Transfers Expense were $418 million lower than Budget.

A lower than expected result in Education ($163 million) reflected mainly delayed spending on Commonwealth funded programs largely due to delayed funding.

Under-expenditure also occurred on the State Investment Attraction Scheme and Regional Industries Investment Fund partly due to milestones not being achieved in full or on time ($82 million), lower than budgeted expenses mainly in the Climate Change Fund due to cessation of contributions from water utilities and Solar Bonus Scheme reimbursement costs ($61 million) and there was a change in accounting treatment for Aboriginal Land Claims ($70 million).

Operating Result

The Operating result is the Budget result (net operating balance) less the sum of Other Economic Flows.

The Operating result for 2012-13 was a surplus of $1,706 million. This was $1,693 million better than the Budget estimate. This includes the Budget result which was $1,063 million better than Budget plus an improvement in other Economic Flows of $630 million.

Total State Sector Accounts	5 - 163

Note 37

The Other Economic Flow improvements include:

▪	The impact of higher bond yields on the valuation of long service leave liabilities and insurance liabilities of $58 million.

▪	An decrease in Other Net Gains of $80 million following write offs and revaluations by Roads and Maritime Services, take up of University superannuation liabilities and losses arising from borrowings administered by the Crown Finance Entity, investment gains by the NSW Self Insurance Corporation and the consolidation of immaterial General Government agency assets.

▪	A $48 million lower Share of Earnings from Associates, minor variations across agencies.

▪	Dividends from Asset Sale Proceeds of $151 million mainly associated with the Sydney Desalination Plant lease ($126 million).

▪	Deferred Income Tax from Other Sectors included gains of $634 million, mostly due to increases in income tax equivalents from PTE’s primarily from asset revaluations which were made in line with industry revaluation methodologies (Ausgrid and Transgrid) and as part of IPART determination (Hunter Water).

▪	Impairment of Receivables ($84 million).

Comprehensive Result

The Comprehensive result is the Operating result less the sum of Other Economic Flows.

The Comprehensive result for 2012-13 was a surplus of $21.2 billion. This was $10.8 billion better than the Budget estimate. This includes the Operating result which was $1,693 million better than Budget plus an improvement in other Economic Flows of $9.1 billion.

The Other Economic Flow improvements include:

▪	The impact of higher than anticipated revaluations on property plant and equipment, largely relating to the valuation of infrastructure systems ($1.9 billion).

▪	Higher than forecast gains ($8.7 billion) on Equity Investments in Other Sectors primarily for the 99-year lease of Port assets.

▪	A $5.6 billion actuarial gain from superannuation. This is $1.2 billion lower than forecast due to lower than expected bond yields on the valuation of superannuation liabilities.

Net Lending

The Net Lending result is the Budget result (Net Operating Balance) adjusted for Acquisition and Sale of Non-Financial Assets.

Net Lending was $1,305 million lower than the Budget estimate primarily due to an improvement of $1,063 million in the Budget result. The additional improvement $241 million, was due mainly to higher sales of non-financial assets ($487 million), higher depreciation expenses ($373 million), higher non-cash capital grant payments ($884 million) offset by higher capital expenditures ($1,516 million).

5 - 164	Total State Sector Accounts

Note 37

THE NSW GENERAL GOVERNMENT SECTOR
STATEMENT OF FINANCIAL POSITION
AS AT 30 JUNE 2013

	Original	Actual	Budget	Restated
	Budget(a)		Variance	Budget(b)
	$m	$m	$m
ASSETS
Financial Assets
Cash and Cash Equivalent Assets	3,930	8,967	5,037	3,930
Receivables	6,018	6,492	474	6,018
Tax Equivalents Receivable	274	472	198	274
Financial Assets at Fair Value	9,287	9,071	(216)	9,287
Advances Paid	1,198	913	(285)	1,198
Deferred Tax Equivalents	4,929	5,307	378	4,929
Equity
Investments in Other Public Sector Entities	82,904	82,721	(183)	82,904
Investments in Other Public Sector Entities - Held for Sale	—	784	784	—
Investments in Associates	1,282	4,324	3,042	1,282
Other	29	14	(15)	29
Total Financial Assets	109,851	119,065	9,214	109,851

Non-Financial Assets
Inventories	278	271	(7)	278
Forestry Stock and Other Biological Assets	9	7	(2)	9
Assets Classified as Held for Sale	188	235	47	188
Investment Properties	228	125	(103)	228
Property, Plant and Equipment
Land and Buildings	57,547	61,208	3,661	57,547
Plant and Equipment	9,516	9,418	(98)	9,516
Infrastructure Systems	64,280	70,861	6,581	64,280
Intangibles	1,808	2,062	254	1,808
Other	1,675	1,948	273	1,675
Total Non-financial Assets	135,529	146,135	10,606	135,529
TOTAL ASSETS	245,380	265,200	19,820	245,380

LIABILITIES
Deposits Held	1,069	1,072	3	1,069
Payables	3,965	4,689	724	3,965
Tax Equivalents Payable	—	21	21	—
Borrowings and Derivatives at Fair Value	80	12	(68)	80
Borrowings at Amortised Cost	30,037	29,048	(989)	30,037
Advances Received	730	725	(5)	730
Employee Provisions	11,902	13,130	1,228	11,902
Superannuation Provision	31,266	40,327	9,061	31,266
Deferred Tax Equivalent Provision	712	634	(78)	712
Other Provisions	6,211	6,877	666	6,211
Other	2,134	1,989	(145)	2,134
TOTAL LIABILITIES	88,108	98,523	10,415	88,108

NET ASSETS	157,272	166,677	9,405	157,272

Total State Sector Accounts	5 - 165

Note 37

	Original	Actual	Budget	Restated
	Budget(a)		Variance	Budget(b)
	$m	$m	$m
NET WORTH
Accumulated Funds	26,753	22,012	(4,741)	26,753
Reserves	130,519	144,665	14,146	130,519
TOTAL NET WORTH	157,272	166,677	9,405	157,272

OTHER FISCAL AGGREGATES
Net Debt	17,502	11,907	(5,595)	17,502
Net Financial Liabilities	61,161	62,963	1,802	61,161

(a)	Original Budget for 2012-13 as presented in the 2012-13 Budget Papers.
(b)	Restated Budget for 2012-13 was due to changes to AASB 2011-13, resulting in a revised treatment of concessionary loans.

Analysis of the General Government Sector Statement of Financial Position

Net Debt

Net Debt was $11.9 billion at 30 June 2013. This was $5.6 billion lower than the Budget estimate and reflects the improvement in the budgeted cash result ($1.8 billion), the proceeds from the 99-year lease of Port Assets ($5 billion) and gains on financial assets offset by the impact of the recognition of Royal North Shore as a finance lease in 2012-13 ($620 million).

Net Financial Liabilities

Net Financial Liabilities were $63 billion at 30 June 2013. This reflects the impact of lower than expected bond yields on the valuation of superannuation liabilities offset by the improvement in Net Debt.

Net Worth

Net Worth was $166.7 billion at 30 June 2013. This was $9.4 billion higher than the Budget estimate.

The increase in Net Worth reflects a stronger Operating result, higher Equity Value of the PTE/PFE sector, higher Valuation of Non-financial Assets partly offset by lower than expected Superannuation Gains compared to the original Budget.

5 - 166	Total State Sector Accounts

Note 37

THE NSW GENERAL GOVERNMENT SECTOR
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED 30 JUNE 2013

	Original	Actual	Budget	Restated
	Budget(a)		Variance	Budget(b)
	$m	$m	$m
CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Taxation	22,103	21,969	(134)	22,103
Sale of Goods and Services	5,270	5,412	142	5,267
Grants and Subsidies	25,516	25,241	(275)	25,515
Interest	370	385	15	370
Dividends and Income Tax Equivalents from Other Sectors	2,353	2,092	(261)	2,354
Other	5,980	6,577	597	5,980
Total Receipts	61,592	61,676	84	61,589
Payments
Employee Related	(26,573)	(25,567)	1,006	(26,573)
Superannuation	(3,157)	(3,273)	(116)	(3,157)
Payments for Goods and Services	(15,758)	(14,697)	1,061	(15,733)
Grants and Subsidies	(9,888)	(8,683)	1,205	(9,915)
Interest	(1,576)	(1,625)	(49)	(1,576)
Other	(2,922)	(3,931)	(1,009)	(2,918)
Total Payments	(59,875)	(57,777)	2,097	(59,872)

NET CASH FLOWS FROM OPERATING ACTIVITIES	1,717	3,900	2,182	1,717

CASH FLOWS FROM INVESTING ACTIVITIES

Non-financial Assets
Proceeds from Sale of Non-Financial Assets	520	954	434	520
Purchases	(6,265)	(7,056)	(791)	(6,265)
Net Cash Flows from Investments in Non-Financial Assets	(5,744)	(6,102)	(357)	(5,744)

Financial Assets (Policy Purposes)
Receipts	271	5,221	4,950	271
Payments	(181)	(112)	69	(214)
Net Cash Flows from Investments in Financial Assets (Policy Purposes)	91	5,109	5,019	57

Financial Assets (Liquidity Purposes)
Proceeds from Sale of Investments	1,271	272	(999)	1,271
Purchase of Investments	(770)	(759)	11	(770)
Net Cash Flows from Investments in Financial Assets (Liquidity Purposes)	501	(487)	(988)	501

NET CASH FLOWS FROM INVESTING ACTIVITIES	(5,152)	(1,480)	3,674	(5,186)

Total State Sector Accounts	5 - 167

Note 37

	Original	Actual	Budget	Restated
	Budget(a)		Variance	Budget(b)
	$m	$m	$m
CASH FLOWS FROM FINANCING ACTIVITIES
Advances Received	—	—	—	—
Advances Repaid	(52)	(52)	(0)	(52)
Proceeds from Borrowings	3,775	3,450	(325)	3,775
Repayments of Borrowings	(516)	(3,163)	(2,647)	(516)
Deposits Received (net)	(146)	(144)	2	(146)
Other (net)	—	(4)	(4)	—
NET CASH FLOWS FROM FINANCING ACTIVITIES	3,061	87	(2,974)	3,061

NET INCREASE/(DECREASE) IN CASH HELD	(375)	2,506	2,881	(408)
Opening Cash and Cash Equivalents	4,303	6,576	2,273	4,336
Reclassification of Cash Equivalents	2	(115)	(117)	2

CLOSING CASH BALANCE	3,930	8,967	5,037	3,930

DERIVATION OF CASH RESULT
Net Cash Flows from Operating Activities	1,717	3,900	2,183	1,717
Net Cash Flows from Investments in Non-Financial Assets	(5,744)	(6,102)	(358)	(5,744)
CASH SURPLUS/(DEFICIT)	(4,027)	(2,202)	1,825	(4,027)
(a)	Original Budget for 2012-13 as presented in the 2012-13 Budget Papers.
(b)	Restated Budget for 2012-13 was due to changes to AASB 2011-13, resulting in a revised treatment of concessionary loans.

Analysis of the General Government Sector Statement of Cash Flows

Cash Result

The cash deficit was $2.2 billion at 30 June 2013. This was $1.8 billion lower than the Budget cash deficit estimate of $4 billion.

This improvement in the cash result is largely driven by lower cash payments across both operating and capital expenditure activities (after taking into account new arrangements for funding RailCorp capital expenditure) as well as higher asset sales.

5 - 168	Total State Sector Accounts

Note 38

Note 38:	Restated Comparative Financial Statements due to Corrections of Prior Period Errors and Discontinued Operations

The following tables report the 2011-12 financial statements restated on a line item basis and compares them to those published in the audited 2011-12 Total State Sector Accounts. The column headed ‘corrections and reclassifications’ relates to amendments that have been adjusted to the 2011-12 comparatives.

The 2011-12 General Government Sector Budget Result is $660 million surplus compared to the $680 million surplus in the 2011-12 Total State Sector Accounts. The following adjustments to disclosures have been made and where possible all associated notes have been amended.

Changes in Accounting Policy

In 2012-13, no changes in accounting policy materially impacted the financial statements.

Corrections of Prior Period Errors

In 2012-13, no prior period errors materially impacted the financial statements.

Reclassifications

General Government and Total State Sector

Due to clarification amendments to AASB 1049 applicable to annual reporting periods beginning 1 July 2012, restatements relating to the treatment of prepaid licenses and concessional loans were made to comparatives.

During the Financial Year, Aboriginal Land Claims were reviewed and claims are now treated as an impairment of the Land in question. For consistency with 2012-13 presentation, the Statement of Financial Positions for 2011-12 has been amended to reclassify Land down by $628 million and reduce Other Liabilities by $628 million.

The 2011-12 Compulsory Third Party premium levy of $429 million for Lifetime Care and Support has been reclassified from sale of goods and services to taxation revenue in the Total State Sector State of Comprehensive Income for consistency with 2012-13 presentation.

In addition to changes from corrections of errors and reclassifications, the line items in the Statement of Comprehensive Income disclosed in this report have changed from those published in the 2011-12 Total State Sector Accounts due to the reclassification of discontinuing operations. This change results because accounting standards require the reclassification of previous year revenue and expenses for discontinuing operations, to an aggregate result for ‘transactions from discontinuing operations’ at the foot of the statement. This change in classification affects line by line presentation, however does not impact the operating result in the Statement of Comprehensive Income. While the changes do not relate to any corrections of errors, they are disclosed for completeness to reconcile to the statement of comprehensive income (and Note 34 Discontinuing Operations), as published in the 2011-12 Total State Sector Accounts.

Total State Sector Accounts	5 - 169

Note 38

General Government Sector Statement of Comprehensive Income

			2011-12
	Previously	Corrections	Comparative
	reported for	and	reported in
	2011-12	Reclassifications	2012-13
	$m	$m	$m
FROM CONTINUING OPERATIONS
Revenue from Transactions
Taxation	20,660	—	20,660
Grants and Subsidies
Commonwealth General Purpose	14,289	—	14,289
Commonwealth Specific Purpose Payments	6,806	—	6,806
Commonwealth National Partnership Payments	4,948	—	4,948
Other Grants and Subsidies	700	—	700
Sale of Goods and Services	4,961	—	4,961
Interest	530	22	552
Dividend and Income Tax Equivalents from Other Sectors(a)	2,138	(50)	2,088
Other Dividends and Distributions	410	—	410
Fines, Regulatory Fees and Other	3,590	1	3,591
	59,032	(27)	59,005

Expenses from Transactions
Employee	25,425	—	25,425
Superannuation
Superannuation Interest Cost	821	—	821
Other Superannuation	2,294	—	2,294
Depreciation and Amortisation	2,978	—	2,978
Interest	2,061	21	2,082
Other Property	1	—	1
Other Operating	13,409	—	13,409
Grants and Subsidies
Current Grants and Subsidies	9,220	20	9,240
Capital Grants	2,143	—	2,143
	58,352	42	58,394

TRANSACTIONS FROM DISCONTINUING
OPERATIONS	—	49	49
NET RESULT FROM TRANSACTIONS -
NET OPERATING BALANCE (BUDGET RESULT)	680	(20)	660
(a)	Reclassification of discontinuing operations.

5 - 170	Total State Sector Accounts

Note 38

General Government Sector Statement of Comprehensive Income (continued)

			2011-12
	Previously	Corrections	Comparative
	reported for	and	reported in
	2011-12	Reclassifications	2012-13
	$m	$m	$m

NET OPERATING BALANCE	680	(20)	660

OTHER ECONOMIC FLOWS - INCLUDED IN THE OPERATING RESULT
Gain/(Loss) from Liabilities	(1,074)	—	(1,074)
Other Net Gains/(Losses)	(824)	9	(815)
Share of Earnings from Associates (excluding Dividends)	(22)	(1)	(23)
Dividends from Asset Sale Proceeds	12	—	12
Deferred Income Tax from Other Sectors	(727)	—	(727)
Other	96	12	108
Discontinuing Operations - Other Economic Flows	—	—	—
Other Economic Flows - included in Operating Result	(2,539)	20	(2,519)

OPERATING RESULT	(1,859)	0	(1,859)

OTHER ECONOMIC FLOWS - OTHER COMPREHENSIVE INCOME
Items that will not be reclassified to operating result
Revaluations	5,838	(1)	5,837
Share of Earnings from Associates from Revaluations	546	—	546
Actuarial Gain/(Loss) from Superannuation	(19,407)	—	(19,407)
Items that may be reclassified subsequently to operating result
Net Gain/(loss) on equity investments in other sectors	(5,479)	(138)	(5,617)
Net Gain/(Loss) on Equity Investments in Other Sectors discontinued	—	138	138
Net Gain/(loss) on financial instruments at fair value	3	—	3
Other	(41)	1	(40)
Other Economic Flows - other comprehensive income	(18,540)	—	(18,540)

COMPREHENSIVE RESULT - TOTAL CHANGE IN NET WORTH	(20,399)	0	(20,399)

Total State Sector Accounts	5 - 171

Note 38

General Government Sector Statement of Financial Position

			2011-12
	Previously	Corrections	Comparative
	reported for	and	reported in
	2011-12	Reclassifications	2012-13
	$m	$m	$m
ASSETS
Financial Assets
Cash and Cash Equivalent Assets	6,576	—	6,576
Receivables	6,012	—	6,012
Tax Equivalents Receivable	470	—	470
Financial Assets at Fair Value	7,235	—	7,235
Advances paid	936	—	936
Deferred Tax Equivalents	4,733	—	4,733
Equity
Investments in Other Public Sector Entities	78,306	—	78,306
Investments in Other Public Sector - Held for Sale	—	—	—
Investments in Associates	4,224	—	4,224
Other	12	—	12
Total Financial Assets	108,504	—	108,504

Non-Financial Assets
Inventories	284	—	284
Forestry Stock and Other Biological Assets	8	—	8
Assets Classified as Held for Sale	432	—	432
Investment Properties	169	—	169
Property, Plant and Equipment
Land and Buildings	62,020	(628)	61,392
Plant and Equipment	9,828	—	9,828
Infrastructure Systems	63,883	(1)	63,882
Intangibles	1,710	—	1,710
Other	1,495	—	1,495
Total Non-financial Assets	139,829	(628)	139,201
TOTAL ASSETS	248,333	(628)	247,705

5 - 172	Total State Sector Accounts

Note 38

General Government Sector Statement of Financial Position (continued)

			2011-12
	Previously	Corrections	Comparative
	reported for	and	reported in
	2011-12	Reclassifications	2012-13
	$m	$m	$m
LIABILITIES
Deposits Held	1,233	—	1,233
Payables	4,423	—	4,423
Tax Equivalents Payable	18	—	18
Liabilities Directly Associated with Assets Held for Sale	—	—	—
Borrowings and Derivatives at Fair Value	16	—	16
Borrowings at Amortised Cost	26,870	—	26,870
Advances Received	755	—	755
Employee Provisions	12,802	—	12,802
Superannuation Provision	47,181	—	47,181
Deferred Tax Equivalent Provision	780	—	780
Other Provisions	6,252	—	6,252
Other	2,492	(628)	1,864
TOTAL LIABILITIES	102,822	(628)	102,194

NET ASSETS	145,511	(0)	145,511
NET WORTH
Accumulated Funds	10,650	—	10,650
Reserves	134,861	—	134,861
TOTAL NET WORTH	145,511	—	145,511

Total State Sector Accounts	5 - 173

Note 38

Total State Sector Statement of Comprehensive Income

				2011-12
	Previously	Corrections	Discontinuing	Comparative
	reported for	and	Operations	Reported in
	2011-12	Reclassifications	reclassified	2012-13
	$m	$m	$m	$m
FROM CONTINUING OPERATIONS
Revenue from Transactions
Taxation	19,858	429	—	20,287
Grants and Subsidies
Commonwealth General Purpose	14,289	—	—	14,289
Commonwealth National Agreements	6,817	—	—	6,817
Commonwealth National Partnership Payments	4,948	—	—	4,948
Other Grants and Subsidies	500	—	—	500
Sale of Goods and Services	18,625	(429)	(1,343)	16,853
Interest	1,203	9	(9)	1,203
Dividend and Income Tax Equivalents from Other Sectors	—	—	—	—
Other Dividends and Distributions	446	—	—	446
Fines, Regulatory Fees and Other	4,543	—	(29)	4,514
	71,229	9	(1,381)	69,856

Expenses from Transactions
Employee	29,204	—	(116)	29,088
Superannuation
Superannuation Interest Cost	758	—	—	758
Other Superannuation	2,709	—	(2)	2,707
Depreciation and Amortisation	6,078	—	(30)	6,048
Interest	4,188	22	12	4,222
Other Property	1	—	—	1
Other Operating	19,418	1	(809)	18,610
Grants and Subsidies
Current Grants and Subsidies	6,620	20	(4)	6,636
Capital Grants	657	—	—	657
	69,633	43	(949)	68,727

TRANSACTIONS FROM DISCONTINUING OPERATIONS	103	—	432	535
NET RESULT FROM TRANSACTIONS -
NET OPERATING BALANCE	1,699	(35)	—	1,664

5 - 174	Total State Sector Accounts

Note 38

Total State Sector Statement of Comprehensive Income (continued)

				2011-12
	Previously	Corrections	Discontinuing	Comparative
	reported for	and	Operations	Reported in
	2011-12	Reclassifications	reclassified	2012-13
	$m	$m	$m	$m
NET OPERATING BALANCE	1,699	(35)	—	1,664

OTHER ECONOMIC FLOWS - INCLUDED IN THE OPERATING RESULT
Gain/(Loss) from Liabilities	(1,133)	—	—	(1,133)
Other Net Gains/(Losses)	(5,429)	21	17	(5,391)
Share of Earnings from Associates (excluding Dividends)	(22)	(1)		(23)
Dividends from Asset Sale Proceeds	—	—	—	—
Other	94	14	1	109
Discontinuing Operations - Other Economic Flows	(26)		(18)	(44)
Other Economic Flows - included in Operating Result	(6,516)	35	—	(6,481)

OPERATING RESULT	(4,817)	—	—	(4,817)

OTHER ECONOMIC FLOWS - OTHER COMPREHENSIVE INCOME
Items that will not be reclassified to operating result
Revaluations	5,647	(1)	—	5,646
Share of Earnings from Associates from Revaluations	546	—	—	546
Actuarial Gain/(Loss) from Superannuation	(21,574)	—	—	(21,574)
Items that may be reclassified subsequently to operating result
Net Gain/(loss) on equity investments in other sectors	—	—	—	—
Net Gain/(Loss) on Equity Investments in Other Sectors discontinued	—	—	—	—
Net Gain/(loss) on financial instruments at fair value	(97)	—	—	(97)
Other	(104)	1	—	(103)
Other Economic Flows - other comprehensive income	(15,582)	—	—	(15,582)

COMPREHENSIVE RESULT - TOTAL CHANGE IN NET WORTH	(20,399)	—	—	(20,399)

Total State Sector Accounts	5 - 175

Note 38

Total State Sector Statement of Financial Position

			2011-12
	Previously	Corrections	Comparative
	reported for	and	Reported in
	2011-12	Reclassifications	2012-13
	$m	$m	$m
ASSETS
Financial Assets
Cash and Cash Equivalent Assets	9,975	—	9,975
Receivables	5,902	—	5,902
Tax Equivalents Receivable	—	—	—
Financial Assets at Fair Value	20,777	—	20,777
Advances paid	454	—	454
Deferred Tax Equivalents	—	—	—
Equity
Investments in Other Public Sector Entities	—	—	—
Investments in Other Public Sector - Held for Sale	—	—	—
Investments in Associates	4,224	—	4,224
Other	16	—	16
Total Financial Assets	41,348	—	41,348

Non-Financial Assets
Inventories	1,451	—	1,451
Forestry Stock and Other Biological Assets	746	—	746
Assets Classified as Held for Sale	504	—	504
Investment Properties	749	—	749
Property, Plant and Equipment
Land and Buildings	113,172	(628)	112,544
Plant and Equipment	14,445	—	14,445
Infrastructure Systems	126,692	—	126,692
Intangibles	3,251	—	3,251
Other	1,778	—	1,778
Total Non-financial Assets	262,788	(628)	262,160
TOTAL ASSETS	304,136	(628)	303,508

5 - 176	Total State Sector Accounts

Note 38

Total State Sector Statement of Financial Position (continued)

			2011-12
	Previously	Corrections	Comparative
	reported for	and	Reported in
	2011-12	Reclassifications	2012-13
	$m	$m	$m
LIABILITIES
Deposits Held	1,847	—	1,847
Payables	6,053	—	6,053
Tax Equivalents Payable	—	—	—
Liabilities Directly Associated with Assets Held for Sale	—	—	—
Borrowings and Derivatives at Fair Value	69,444	—	69,444
Borrowings at Amortised Cost	2,899	—	2,899
Advances Received	755	—	755
Employee Provisions	15,289	—	15,289
Superannuation Provision	50,922	—	50,922
Deferred Tax Equivalent Provision	—	—	—
Other Provisions	8,571	—	8,571
Other	2,845	(628)	2,217
TOTAL LIABILITIES	158,625	(628)	157,997

NET ASSETS	145,511	—	145,511
NET WORTH
Accumulated Funds	44,904	—	44,904
Reserves	100,607	—	100,607
TOTAL NET WORTH	145,511	—	145,511

Changes in Accounting Estimates

Changes in accounting estimates are recognised in the period when the estimate is revised. Such changes are not adjusted retrospectively to the financial statements.

In 2011-12 data was not consolidated for a number of small entities (as per Note 39 (*)) controlled by the state government as they were not considered material for the whole-of-government purposes. For this financial year, these entities have been consolidated as part of the State reporting entity. The net assets recognised in 2012-13 are $461 million in the General Government Sector and $608 million in the Total State Sector, previously these entities were estimated at nil value due to their immateriality.

Total State Sector Accounts	5 - 177

Note 39

Note 39: Details of Consolidated Entities

The Total State Sector comprises the following entities and the entities that they control. Unless stated otherwise, the State has a full ownership interest in the controlled entities. In previous years data was not consolidated for a number of small entities controlled by the State Government (identified with an asterisk) as they were not considered material for the whole-of-government purposes. For 2012-13 for completeness, these small entities have been consolidated as part of the State reporting entity.

Four controlled entities have a reporting date dissimilar to the 30 June Total State Sector Accounts reporting date. The reporting dates for National Art School, Technical Education Trust Fund and the Wild Dog Destruction Board are the 31 December. The reporting date for the Sydney Cricket and Sports Ground Trust is the 28 February as it is aligned to the sporting year associated with its primary activities. It is considered not material to the results and financial position of the Total State Sector Accounts to attempt to align the reporting period of these reporting entities to 30 June. Accordingly the annual financial results of these reporting entities previous year (ending December or February) have been consolidated into 30 June based on Total State Sector Accounts.

5 - 178	Total State Sector Accounts

Note 39

General Government Sector Agencies

Aboriginal Housing Office	Electricity Assets Ministerial Holding Corporation(b)(*)
Agricultural Scientific Collections Trust	Energy Corporation of New South Wales(*)
Art Gallery of New South Wales Trust	Energy Corporation Division
The Australian Institute of Asian Culture and Visual	Environment Protection Authority
Arts Limited	Office of the Environment Protection Authority
Art Gallery of NSW Foundation(*)	Environment Protection Authority Special Purpose
Australian Museum Trust	Division
Barangaroo Delivery Authority	Environmental Trust
Office of the Barangaroo Authority	Events New South Wales Pty Limited(x)
Belgenny Farm Agricultural Heritage Centre Trust(*)	Exhibited Animals Advisory Committee
Benerembah Irrigation District Environment	Financial Counselling Trust Fund(*)
Protection Trust(*)	Fire and Rescue NSW
Benerembah Irrigation District Environment	Fisheries Administration Ministerial Corporation(*)
Protection Trust Division	Gaagal Wanggaan (South Beach) National Park Board
Biamanga National Park Board of Management(*)(aa)	of Management (*)(aa)
Border Rivers-Gwydir Catchment Management Authority	Game Council of New South Wales(*)
Building Insurers’ Guarantee Corporation	Game Council Division
C.B. Alexander Foundation(*)	Government Property NSW(c)
Centennial Park and Moore Park Trust	Gulaga National Park Board of Management(*)(aa)
Central Coast Regional Development Corporation(*)	Hawkesbury-Nepean Catchment Management
Central West Catchment Management Authority	Authority
Chief Investigator of the Office of Transport Safety	Health Care Complaints Commission
Investigations	Office of the Health Care Complaints Commission
Chipping Norton Lake Authority(*)	Health Foundation of NSW(*)
Combat Sports Authority of New South Wales(*)	Health Professional Councils Authority Division(*)
Boxing Authority Casual Staff Division	Historic Houses Trust of New South Wales
Commercial Fishing Trust Fund	Foundation for the Historic Houses Trust of
Community Relations Commission	New South Wales
Office of the Community Relations Commission	Foundation for the Historic Houses Trust of
Corporation Sole ‘Minister Administering	New South Wales Limited
Environmental Planning and Assessment Act, 1979’	Hamilton Rouse Hill Trust
Corporation Sole ‘Minister Administering the Heritage	Rouse Hill Hamilton Collection Pty Limited
Act, 1977’(*)	Home Care Service of New South Wales
Crown Entity, including the Consolidated Fund and	Home Care Service Division
Crown Finance Entity	Home Purchase Assistance Fund
Dams Safety Committee(*)	Hunter Development Corporation
Department of Attorney General and Justice	Hunter-Central Rivers Catchment Management
Department of Education and Communities	Authority
Commission for Children and Young People	Hunter Water Ministerial Corporation(*)
New South Wales Technical and Further Education	Independent Commission Against Corruption
Commission	Independent Liquor and Gaming Authority
Department of Family and Community Services	Independent Pricing and Regulatory Tribunal
John Williams Memorial Charitable Trust	Independent Pricing and Regulatory Tribunal
Department of Finance and Services	Division
Department of Planning and Infrastructure	Independent Transport Safety Regulator
Department of Premier and Cabinet	Independent Transport Safety Regulator Division
Department of Rural Fire Service	Information and Privacy Commission
Department of Trade and Investment, Regional	Infrastructure NSW
Infrastructure and Services	Infrastructure Special Officers Group
Milk Marketing (NSW) Pty Limited	Office of Infrastructure NSW
Department of Transport	Internal Audit Bureau of New South Wales(*)
Transport for NSW	Internal Audit Bureau Division
Transport Service of NSW	Judicial Commission of New South Wales
Transport Special Services Group	Lachlan Catchment Management Authority
Roads and Maritime Services	Lake Illawarra Authority(*)
Roads and Maritime Services Division	Lands Administration Ministerial Corporation(*)
Destination NSW	Legal Aid Commission of New South Wales
Destination NSW Division	Legal Aid Commission Temporary Staff Division
Destination NSW Special Employment Division	Office of the Legal Aid Commission
Election Funding Authority of New South Wales	Liability Management Ministerial Corporation

Total State Sector Accounts	5 - 179

Note 39

Library Council of New South Wales	New South Wales Government Telecommunications
State Library of New South Wales Foundation	Authority(w)
Livestock Health and Pest Authorities Division(*)	TELCO Special Purpose Division
Long Service Corporation	Australian Centre for Advanced Computing and
Building and Construction Industry Long Service	Communications Pty Limited
Payments Corporation Casual Staff Division	New South Wales Institute of Psychiatry(*)
Lord Howe Island Board(*)	NSW Institute of Psychiatry Division
Lotteries Assets Ministerial Holding Corporation(*)	New South Wales Institute of Sport(*)
Lower Murray-Darling Catchment Management	Institute of Sport Division
Authority(d)	New South Wales Rural Assistance Authority
Luna Park Reserve Trust	Office of the Rural Assistance Authority
Marine Parks Authority	Northern Rivers Catchment Management Authority
Mental Health Commission(e)	NSW Businesslink Pty Ltd
Mental Health Commission Division	NSW Food Authority
Mine Subsidence Board(*)	Office of the NSW Food Authority
Ministerial Corporation for Industry	NSW Innovation and Productivity Council
Ministerial Holding Corporation(*)	NSW Institute of Teachers(*)
Ministry for Police and Emergency Services	Institute of Teachers Special Purpose Division
Ministry of Health(dd)	Office of the Institute of Teachers
Bureau of Health Information	NSW Police Force
Cancer Institute (NSW) (a)	NSW Self Insurance Corporation
Cancer Institute Division(a)	NSW Trustee and Guardian
Central Coast Local Health District	NSW Ovine Johne’s Disease Transaction Based
Clinical Excellence Commission	Contribution Scheme
Far West Local Health District	Office of the Board of Studies
Health Administration Corporation	Board of Studies Casual Staff Division
Health Education and Training Institute	Board of Studies Inspectors Division
Hunter New England Local Health District	Office of the Children’s Guardian(v)
Illawarra Shoalhaven Local Health District	Office of the Director of Public Prosecutions
Justice Health and Forensic Mental Health Network(s)	Ombudsman’s Office
Mid North Coast Local Health District	Parramatta Park Trust(*)
Murrumbidgee Local Health District	Police Integrity Commission
Nepean Blue Mountains Local Health District	Office of the Police Integrity Commission
Northern NSW Local Health District	Police Integrity Commission Division
Northern Sydney Local Health District	Poultry Meat Industry Committee
NSW Kids and Families(f)	Ports Assets Ministerial Holding Corporation(g)
South Eastern Sydney Local Health District	Port Botany Lessor Pty Limited
South Western Sydney Local Health District	Port Kembla Lessor Pty Limited
Southern NSW Local Health District	Public Service Commission
Sydney Local Health District	Rental Bond Board
The Agency for Clinical Innovation	Rental Bond Board Special Purpose Division
The Sydney Children’s Hospital District (Randwick	Royal Botanic Gardens and Domain Trust
and Westmead) (incorporating The Royal Alexandra	Safety, Return to Work and Support Division(h)
Hospital for Children)	Service NSW Division(y)
Western NSW Local Health District	Small Business Development Corporation of
Western Sydney Local Health District	New South Wales
Motor Accidents Authority of New South Wales	Soil Conservation Service
Motor Accidents Authority Casual Staff Division	Southern Rivers Catchment Management Authority
Mt Grenfell Board of Management(*)(aa)	Sporting Injuries Committee(i)(*)
Murray Catchment Management Authority	State Emergency Service
Murrumbidgee Catchment Management Authority	State Management Council of Livestock Health and
Mutawintji Board of Management(*)(aa)	Pest Authorities(*)
Namoi Catchment Management Authority	State Management Council of Livestock Health and
National Art School(*)	Pest Authorities Division
Natural Resources Commission	State Records Authority
Natural Resources Commission Division	State Rescue Board of New South Wales(*)
New South Wales Board of Vocational Education and	Sydney Metropolitan Catchment Management
Training(*)	Authority(j)
New South Wales Crime Commission	Sydney Olympic Park Authority
Office of the New South Wales Crime Commission	Sydney Olympic Park Authority Casual Staff Division
New South Wales Crime Commission Division	Technical Education Trust Fund(*)
New South Wales Electoral Commission	The Audit Office of New South Wales
Office of the New South Wales Electoral Commission	The Legislature
New South Wales Film and Television Office

5 - 180	Total State Sector Accounts

Note 39

The Sesquicentenary of Responsible Government	Water Investment Trust Fund (*)
Trust Fund(*)	Western Catchment Management Authority
The Treasury	Western Sydney Parklands Trust
Trustees of the Anzac Memorial Building(*)	Wild Dog Destruction Board(*)
Trustees of the Museum of Applied Arts and Sciences	Wild Dog Destruction Board Division
UrbanGrowth NSW Development Corporation(k)	WorkCover Authority
Office of the UrbanGrowth NSW Development(l)	WorkCover Authority Casual Staff Division
Corporation	Worimi Board of Management (*)(aa)
Australian Technology Park Sydney Limited	Workers Compensation Commission of New South Wales
Water Administration Ministerial Corporation	Workers’ Compensation (Dust Diseases) Board

Public Non-Financial Corporations

Ausgrid	New South Wales Land and Housing Corporation
Ausgrid Pty Limited	Rental Housing Assistance Fund
City West Housing Pty Ltd	Port Kembla Port Corporation
Cobar Water Board (*)	Public Transport Ticketing Corporation(o)
Cobar Water Board Division	Rail Corporation New South Wales
Cobbora Holding Company Pty Ltd	NSW Trains(t)
Cobbora Coal Mine Pty Limited	Sydney Trains(t)
Cobbora Rail Company Pty Limited	Trainworks Limited
CCP Holdings Pty Limited(z)	Transport Cleaning Services(t)
Cobbora Coal Unit Trust(z)	Residual Business Management Corporation
Cobbora Management Company Pty Limited(z)	State Rail Authority Residual Holding Corporation (*)
Mid West Primary Pty Ltd(z)	State Sporting Venues Authority
Midwest Development Corporation Pty Ltd(z)	State Transit Authority of New South Wales(r)
Rocky Point Holdings Pty Ltd(z)	State Transit Authority Division
Country Rail Infrastructure Authority(m)(r)	Western Sydney Buses
Delta Electricity	Western Sydney Buses Division
Endeavour Energy	State Water Corporation
Eraring Energy	Sydney Catchment Authority
Essential Energy	Sydney Catchment Authority Division
NorthPower Energy Services Pty Limited	Sydney Cricket and Sports Ground Trust
Forestry Corporation of New South Wales(n)	Sydney Cricket and Sports Ground Trust Division
Forestry Commission Division	Sydney Ferries(r)
Forestry Special Employment Division	Sydney Harbour Foreshore Authority
Green State Power Pty Limited(ee)	Cooks Cove Development Corporation
Hunter Water Corporation	Sydney Harbour Foreshore Authority Casual Staff
Hunter Water Australia Pty Ltd	Division
Jenolan Caves Reserves Trust(*)	Sydney Metro (p)(r)
Jenolan Caves Reserve Trust Division	Sydney Opera House Trust
Landcom	Sydney Ports Corporation
Macquarie Generation	Sydney Water Corporation
MTS Holding Company Pty Limited (r)(u)	Australian Water Technologies Pty Limited(bb)
Light Rail Construction Company Pty Limited	Teacher Housing Authority of New South Wales
Metro Transport Sydney Pty Limited	TransGrid
Metro Transport Security Company Pty Limited	Venues NSW
Pyrmont Light Rail Company Pty Limited	Newcastle International Sports Centre Club
SLR Corporate Development Pty Limited	Waste Assets Management Corporation
Sydney Light Rail Company Pty Limited	Wentworth Park Sporting Complex Trust(*)
Networks NSW Pty Limited(cc)	Zoological Parks Board of New South Wales
Newcastle Port Corporation	Zoological Parks Board Division

Public Financial Corporations

Fair Trading Administration Corporation	New South Wales Treasury Corporation
First Australian Mortgage Acceptance Corporation	Treasury Corporation Division
(FANMAC) Trusts	TCorp Nominees Pty Limited
Lifetime Care and Support Authority of New South	Superannuation Administration Corporation(q)
Wales

Total State Sector Accounts	5 - 181

Note 39

(*)	In previous years data was not consolidated for a number of small entities controlled by the state government (identified with an asterisk) as they were not considered material for the whole-of-government purposes. From 2012-13 onwards for completeness, these small entities’ have been consolidated as part of the State reporting entity.
(a)	Ministry of Health assumed control of the Cancer Institute (NSW) as of 31 March 2013 which will be followed by a transfer of employment responsibilities on 1 July 2013 as per the Cancer Institute (NSW) Amendment Act 2012.
(b)	Electricity Assets Ministerial Holding Corporation was established on 5 June 2012 as per the Electricity Generator Assets (Authorised Transactions) Act 2012.
(c)	State Property Authority has changed its name to Government Property NSW effective 12 December 2012 as per Government Property NSW Act 2006.
(d)	Lower Murray-Darling Catchment Management Authority was abolished on 19 October 2012 as per Catchment Management Authorities Amendment Order 2012.
(e)	Mental Health Commission and its Division were established on 1 July 2012 as per the Mental Health Commission Act 2012.
(f)	NSW Kids and Families was established on 1 July 2012 as per the Health Services (NSW Kids and Families) Order 2012.
(g)	Ports Assets Ministerial Holding Corporation was established on 26 November 2012 as per the Ports Assets (Authorised Transactions) Act 2012. Port Botany Lessor Pty limited was registered on 13 November 2012 and Port Kembla Lessor Pty Limited was registered on 15 November 2012. The Corporation and its subsidiaries were established as a result of the long term lease of Port Botany and Port Kembla within the 2012-13 financial year.
(h)	Safety, Return to Work and Support Division has replaced the Compensation Authorities Staff Division on 1 August 2012 as per Return to Work and Support Board Act 2012.
(i)	Sporting Injuries Committee was abolished on 1 August 2012 as per the Safety, Return to Work and Support Board Act 2012.
(j)	Sydney Metropolitan Catchment Management Authority was abolished on 19 October 2012 as per the Catchment Management Authorities Amendment Order 2012.
(k)	Sydney Metropolitan Development Authority has changed its name to UrbanGrowth NSW Development Corporation effective 1 of January 2013 as per the Growth Centres (Development Corporations) Amendment (UrbanGrowth NSW Development Corporation) Order 2012.
(l)	Office of the Sydney Metropolitan Development Authority has changed its name to Office of the UrbanGrowth NSW Development Corporation effective 1 January 2013 as per the Public Sector Employment and Management (Office of the UrbanGrowth NSW Development Corporation and Other Matters) Order 2012.
(m)	Country Rail Infrastructure Authority (CRIA) ceased operations on 1 July 2012. All assets, rights and liabilities of CRIA were transferred to Transport for NSW as per the Transport Legislation Amendment Act 2011.
(n)	Forests NSW was restructured as a State Owned Corporation under the name of the Forestry Corporation of New South Wales on 1 January 2013 as per the Forestry Act 2012. The Forestry Commission Division was also replaced by the Forestry Special Employment Division.
(o)	Public Transport Ticketing Corporation was abolished on 1 July 2012 all assets, rights and liabilities were transferred to Transport for NSW as per the Transport Administration (Public Transport Ticketing Corporation) Proclamation 2012.
(p)	Sydney Metro was dissolved on 1 July 2013 as per the Transport Administration (Dissolution of Sydney Metro) Proclamation 2013. All assets, rights and liabilities have been transferred to Transport for NSW on 29 June 2013 as per Ministerial Order No. 2013/16 pursuant to the Transport Administration Act 1988 (NSW).
(q)	Superannuation Administration Corporation has been reclassified as a Public Financial Corporation as of 1 July 2012 for GFS purposes.
(r)	Controlled entities of Department of Transport.
(s)	“Justice and Forensic Mental Health Network” renamed as the “Justice Health and Forensic Mental Health Network” effective 20 March 2013 as per the Health Services Amendment (Justice Health and Forensic Mental Health Network) Order 2013.
(t)	NSW Trains and Sydney Trains were established on 7 December 2012 as per the Transport Administration (General) Amendment (Sydney Trains and NSW Trains) Regulation 2012. Transport Cleaning Services was established on 28 September 2012 as per the Transport Administration (General) Amendment (Transport Cleaning Services) Regulation 2012.
(u)	A.C.N 156 211 906 Pty Ltd has changed its name to MTS Holding Company Pty Limited effective 16 April 2013.
(v)	Office of the Children’s Guardian was established on 15 May 2013 as a Division of the Government Service responsible to the Minister for Family and Community Services as per the Public Sector Employment and Management (Children’s Guardian and Other Matters) Order 2013.
(w)	The New South Wales Government Telecommunications Authority was previously consolidated within Department of Finance and Services (DFS). As of 1 July 2012 it is considered a separate reporting entity as a board of management was appointed which removed the governance and oversight function from DFS.
(x)	Events New South Wales Pty Limited has been deregistered as of 5 May 2013.
(y)	Service NSW Division was established on 18 March 2013 as per the Public Sector Employment and Management (Service NSW Division) Order 2013.
(z)	Cobbora Holding Company Pty Ltd subsidiaries deregistered or wound-up during the financial year ending 30 June 2013.
(aa)	National Park Boards of Management as per the National Parks and Wildlife Act 1974.
(bb)	Australian Water Technologies Pty Limited deregistered as of 13 October 2012.
(cc)	Networks NSW Pty Limited was registered on 22 June 2012.
(dd)	The Special Purpose Service Entities of the Local Health Districts have not been listed.
(ee)	Green State Power Pty Limited registered on 4 June 2013.

5 - 182	Total State Sector Accounts

Note 40

Note 40:	Key Technical Terms used in the Financial Statements

ABS GFS Manual: The Australian Bureau of Statistics (ABS) publication Australian System of Government Finance Statistics: Concepts, Sources and Methods as updated from time to time.

advances: loans acquired or made for policy purposes rather than liquidity management purposes.

cash surplus/(deficit): net cash flows from operating activities plus net cash flows from acquisition and disposal of non-financial assets less distributions paid.

comprehensive result (total change in net worth before transactions with owners as owners): net result of all items of income and expense recognised for the period. It is the aggregate of the operating result and other movements in equity, other than transactions with owners as owners.

convergence difference: the difference between the amounts recognised in the financial statements compared with the amounts determined for GFS purposes as a result of differences in definition, recognition, measurement, classification and consolidation principles and rules.

financial asset is any asset that is:

(a)	cash;
(b)	an equity instrument of another entity;
(c)	a contractual right:
	(i)	to receive cash or another financial asset from another entity; or
	(ii)	to exchange financial assets or financial liabilities with another entity under conditions that are potentially favourable to the entity; or
(d)	a contract that will or may be settled in the entity’s own equity instruments and is:
	(i)	a non-derivative for which the entity is or may be obliged to receive a variable number of the entity’s own equity instruments; or
	(ii)	a derivative that will or may be settled other than by the exchange of a fixed amount of cash or another financial asset for a fixed number of the entity’s own equity instruments. For this purpose the entity’s own equity instruments do not include instruments that are themselves contracts for the future receipt or delivery of the entity’s own equity instruments.

General Government Sector (GGS): an ABS classification of agencies that provide public services (such as health, education and police) or perform a regulatory function. Agencies in the GGS are funded in the main by taxation (directly or indirectly).

Government Finance Statistics (GFS): system of financial reporting developed by the International Monetary Fund and used by the Australian Bureau of Statistics to classify the financial transactions of governments and measure their impact on the rest of the economy.

key fiscal aggregates: balances useful for macro-economic analysis purposes, including assessing the impact of a government and its sectors on the economy. AASB 1049 Whole of Government and General Government Sector Financial Reporting prescribes: net worth, net operating balance, net lending/(borrowing), total change in net worth, and cash surplus/(deficit).

Total State Sector Accounts	5 - 183

Note 40

net cash flows from investments in financial assets (liquidity management purposes): cash receipts from liquidation or repayment of investments in financial assets for liquidity management purposes less cash payments for such investments. Investment for liquidity management purposes means making funds available to others with no policy intent and with the aim of earning a commercial rate of return.

net cash flows from investments in financial assets (policy purposes): cash receipts from the repayment and liquidation of investments in financial assets for policy purposes less cash payments for acquiring financial assets for policy purposes. Acquisition of financial assets for policy purposes is distinguished from investments in financial assets (liquidity management purposes) by the underlying government motivation for acquiring the assets. Acquisition of financial assets for policy purposes is motivated by government policies such as encouraging the development of certain industries or assisting citizens affected by natural disaster.

net debt: calculated as the sum of the following financial liabilities (deposits held, borrowings and derivatives and advances received) less the sum of the following financial assets (cash and deposits, advances paid and investments loans and placements).

net financial liabilities: calculated as total liabilities, less financial assets, other than equity in PNFCs and PFCs. This measure is broader than net debt as it includes significant liabilities other than borrowings such as superannuation and employee provisions, and insurance claim obligations.

net gain on equity investments in other sectors: comprises the net gains relating to the equity held by the GGS in other sector entities. It arises from a change in the carrying amount of net assets of the subsidiaries. The net gains are measured (in the absence of market values) based on the carrying amount of net assets/(liabilities) before elimination of intersector balances.

net lending/(borrowing): the financing requirement of government, calculated as the net operating balance less the net acquisition of non-financial assets. A positive result reflects a net lending position and a negative result reflects a net borrowing position.

net operating balance (net result from transactions): calculated as revenue from transactions minus expenses from transactions. It excludes gains and losses resulting from changes in price levels and other changes in the volume of assets.

net worth: an economic measure of wealth and is equal to total assets less total liabilities.

operating result: a measure of financial performance from the operations for the period. It is the net result of items of revenue, gains and expenses (including losses) recognised for the period, excluding those that are classified as ‘other comprehensive income’.

other economic flows: changes in the volume or value of an asset or liability that do not result from transactions (i.e. revaluations and other changes in the volume of assets).

5 - 184	Total State Sector Accounts

Note 40

Public Financial Corporations (PFC) sector: an ABS sector classification of government controlled agencies that have one or more of the following functions:

▪	that of a central bank

▪	the acceptance of demand, time or savings deposits, or

▪	the authority to incur liabilities (such as insurance) and acquire financial assets in the market on their own account.

The sector is also commonly referred to as the Public Financial Enterprise (PFE) sector.

Public Non-Financial Corporations (PNFC) sector: an ABS sector classification of government controlled agencies where user charges represent a significant proportion of revenue, and the agencies operate within a broadly commercial orientation. The sector is also commonly referred to as the Public Trading Enterprise (PTE) sector.

transactions: interactions between two institutional units by mutual agreement or actions within a unit that it is analytically useful to treat as transactions, such as depreciation expense. Unlike revaluations, transactions generally reflect economic events that impact the economy.

End of Audited Financial Statements

Total State Sector Accounts	5 - 185

Outcomes Report
2012 - 2013

Outcomes Report	6 - 1

Uniform Presentation Framework: Outcomes Report

Purpose

The Outcomes Report presents financial aggregates according to the revised Uniform Presentation Framework (UPF) agreed by the Australian Loan Council in March 2008.

The Australian Loan Council includes each state and territory Treasurer and the Australian Treasurer. It monitors public sector finances, particularly the forecast cash surplus/deficit of governments and their future financing/investing requirements. Accordingly, the objective of the UPF is to “facilitate a better understanding of budget papers and provide for more meaningful comparisons of each government’s financial results and projections”.

The UPF financial aggregates serve a number of purposes including:

▪	allowing comparisons between the financial position of Australian governments on a consistent basis

▪	facilitating time series comparisons since they are relatively unaffected by changes in public sector administrative structures and

▪	permitting an assessment of the impact of NSW public sector transactions on the economy by providing data classified by economic type.

Relationship with other reporting

Information in the Outcomes Report is not audited, however it has been prepared consistent with the audited Total State Sector Accounts.

The format of the aggregates is based on a reporting standard issued by the Australian Accounting Standards Board – AASB 1049 Whole of Government and General Government Sector Financial Reporting.

Several tables in the Outcomes Report are similar with those reported in the Total State Sector Accounts but are repeated here for completeness.

The Outcomes Report compares for 2012-13 the published NSW Budget with the outcome for the year. Financial aggregates are published for the following:

▪	general government sector

▪	public non-financial corporation (PNFC) sector

▪	non-financial public sector

▪	public financial corporation (PFC) sector.

6 – 2	Outcomes Report

Budget estimates for the NSW Public Financial Corporations Sector are not provided as data is not available. In addition to the reporting requirements, a consolidated NSW Total State Public Sector Statement of Financial Position by sector (Table 1) has been included. This assists in analysis of the Statement of Financial Position for the Total State Sector.

Since the time the budget was prepared, some disclosures have been refined to provide further information. Where appropriate, budget amounts have been reclassified to report information consistent with the outcome presentation as well as to correct any misclassifications.

Loan Council Reporting

Table 19 compares the NSW Loan Council Allocation (LCA) at the time of the Budget with the result for 2012-13.

As confirmed at the 1997 Loan Council meeting, governments are to report their full contingent exposure to infrastructure projects with private sector involvement. Exposure is to be measured by the Government’s termination liabilities and disclosed as a footnote to, rather than as a component of LCAs.

Table 19 shows a LCA outcome for 2012-13 of $1 billion surplus compared with the Budget-time estimate deficit of $10.3 billion. The result exceeds the tolerance limit of $1.5 billion. This tolerance limit is calculated as 2 per cent of cash receipts from operating activities for the non-financial public sector.

The main reason for the change between the budget time estimate and the actual outcome is the recognition of the $5 billion ports transactions (inclusive of stamp duty). In accordance with normal practice, such transactions are not included in budget estimates for commerciality reasons. The other variances are largely due to a net reduction in capital spent of $0.9 billion mainly from the regulated electricity sector, higher sales of government properties of $0.3 billion, an increase in other receipts of $1.5 billion and a reduction in employee payments of $0.8 billion.

The memorandum items included in the LCA were mainly impacted by an increase in the value of financial assets of $3.5 billion, largely due to the high rate of earnings by State Super. This was partially offset by an increase in the value of operating lease and university borrowings. The actual superannuation earnings were 17.1 per cent in 2012-13, 8.8 per cent higher than the 8.3 per cent estimate at budget time.

Outcomes Report	6 - 3

Table 1:	NSW Public Sector Statement of Financial Position at 30 June 2013(a)

	General Government Sector $m	Public Non-Financial Corporations $m	Non-Financial Public Sector $m	Public Financial Corporations $m	Total State Sector $m
Assets
Financial Assets
Cash and Cash Equivalent Assets	8,967	2,001	10,968	1,270	12,110
Receivables	6,492	2,270	6,175	900	6,223
Tax Equivalents Receivable	472	21	—	—	—
Financial Assets at Fair Value	9,071	1,135	9,714	69,652	24,492
Advances Paid	913	12	441	1	440
Deferred Tax Equivalents Asset	5,307	631	1	3	—
Equity
Investments in Other Public Sector Entities	82,721	—	(2,863)	—	—
Investments in Other Public Sector Entities
- Held for Sale	784	—	—	—	—
Investments in Associates	4,324	—	4,324	2	4,326
Other Financial Assets	14	2	16	—	16
Total Financial Assets	119,065	6,073	28,776	71,828	47,608
Non-Financial Assets
Inventories	271	1,196	1,468	—	1,468
Forestry Stock and Other Biological Assets	7	708	715	—	715
Assets Classified as Held for Sale	235	1,264	1,499	—	1,499
Investment Properties	125	436	562	—	562
Property, Plant and Equipment
Land and Buildings	61,208	52,242	113,450	20	113,470
Plant and Equipment	9,418	5,658	15,075	7	15,082
Infrastructure Systems	70,861	65,413	136,274	—	136,274
Intangibles	2,062	1,620	3,683	5	3,688
Other Non-Financial Assets	1,948	232	2,133	3	2,136
Total Non-Financial Assets	146,135	128,770	274,858	35	274,893
Total Assets	265,200	134,843	303,634	71,862	322,500

Liabilities
Deposits Held	1,072	103	1,175	219	1,289
Payables	4,689	2,970	6,729	163	6,105
Tax Equivalents Payable	21	465	—	7	—
Liabilities Directly Associated with Assets Held for Sale	—	182	182	—	182
Borrowings and Derivatives at Fair Value	12	182	194	72,168	72,314
Borrowings at Amortised Cost	29,048	30,563	59,119	18	4,287
Advances Received	725	486	728	—	726
Employee Provisions	13,130	2,391	15,475	15	15,491
Superannuation Provision(b)	40,327	2,859	43,186	(0)	43,186
Deferred Tax Equivalent Provision	634	5,306	3	1	—
Other Provisions	6,877	2,521	7,788	2,129	9,860
Other Liabilities	1,989	446	2,379	4	2,383
Total Liabilities	98,523	48,474	136,957	74,725	155,823

NET ASSETS	166,677	86,368	166,677	(2,863)	166,677

6 – 4	Outcomes Report

Table 1:	NSW Public Sector Statement of Financial Position at 30 June 2013 (cont)

	General Government Sector $m	Public Non-Financial Corporations $m	Non-Financial Public Sector $m	Public Financial Corporations $m	Total State Sector $m
Net Worth
Accumulated Funds	22,012	43,186	61,084	(2,870)	58,214
Reserves	144,665	43,183	105,593	7	108,462
TOTAL NET WORTH	166,677	86,368	166,677	(2,863)	166,677
OTHER FISCAL AGGREGATES
Net Financial Worth(c)	20,542	(42,402)	(108,181)	(2,897)	(108,216)
Net Financial Liabilities(d)	62,963	42,402	105,318	2,897	108,216
Net Debt (e)	11,907	28,186	40,093	1,482	41,574
(a)	This table has been presented on a liquidity basis as per AASB 1049. Amounts may not add across due to inter sector eliminations.
(b)	Superannuation Liabilities are reported net of prepaid contribution assets.
(c)	Net financial worth equals total financial assets minus total liabilities.
(d)	Net financial liabilities equals total liabilities less financial assets excluding equity investments in other public sector entities.
(e)	Net Debt equals the sum of deposits held, advances received and borrowings, minus the sum of cash, advances paid and financial assets at fair value.

Outcomes Report	6 - 5

Table 2:	NSW General Government Sector Statement of Comprehensive Income

	2012-13 $m (Budget)	2012-13 $m (Actual)
Revenue from Transactions
Taxation	22,111	21,980
Grant and Subsidies
Commonwealth - General Purpose	14,826	14,777
Commonwealth - Specific Purpose Payments	7,203	7,153
Commonwealth - National Partnership Payments	2,667	2,536
Other Grants and Subsidies	698	941
Sale of Goods and Services	5,066	5,434
Interest	367	406
Dividend and Income Tax Equivalent Income from Other Sectors	2,367	2,648
Other Dividends and Distributions	546	595
Fines, Regulatory Fees and Other	3,876	3,662
Total Revenue from Transactions	59,727	60,131

less Expenses from transactions
Employee	26,541	26,195
Superannuation
Superannuation Interest Cost	201	(161)
Other Superannuation	2,346	2,349
Depreciation and Amortisation	3,294	3,667
Interest	2,147	2,220
Other Property	1	—
Other Operating	14,197	14,245
Grants and Transfers
Current Grants and Transfers	9,264	9,071
Capital Grants and Transfers	2,561	2,336
Total Expenses from Transactions	60,552	59,923
Transactions from Discontinuing Operations	—	30
BUDGET RESULT - SURPLUS/(DEFICIT) [Net Operating Balance]	(824)	239
Other Economic Flows included in the Operating Result
Gain/(Loss) from Other Liabilities	387	445
Other Net Gains/(Losses)	411	331
Share of Earnings from Associates (excluding Dividends)	(89)	(137)
Dividends from Asset Sale Proceeds	—	151
Deferred Income Tax from Other Sectors	128	634
Other	—	44
Operating Result (Accounting Basis)	13	1,706

Other Economic Flows - Other Comprehensive Income
Items that will not be reclassified to Operating Result
Superannuation Actuarial Gains/(Loss)	6,829	5,613
Deferred Tax Direct to Equity	—	—
Revaluations	1,142	3,020
Share of Earnings from Associates from Revaluations	—	141
Items that may be reclassified subsequently to Operating Result
Net Gain/(Loss) on Equity Investments in Other Sectors	2,431	11,109
Net Gain/(Loss) on Equity Investments in Other Sectors (Discontinued)	—	92
Net Gain/(Loss) on Financial Instruments at Fair Value	—	(3)
Other	(34)	(513)
COMPREHENSIVE RESULT - TOTAL CHANGE IN NET WORTH	10,382	21,166

6 - 6	Outcomes Report

Table 2:	NSW General Government Sector Statement of Comprehensive Income (cont)

		2012-13 $m (Budget)	2012-13 $m (Actual)
KEY FISCAL AGGREGATES

Comprehensive Result - Total Change in Net Worth		10,382	21,166
Less:	Net Other Economic Flows	(11,206)	(20,927)
Equals:	Budget Result - Net Operating Balance	(824)	239
Less:	Net Acquisition of Non-Financial Assets
	Purchases of Non-Financial Assets	6,227	7,163
	Sales of Non-Financial Assets	(536)	(1,023)
	less: Depreciation	(3,294)	(3,667)
Plus:	Change in Inventories	(3)	(17)
Plus:	Other Movements in Non-Financial Assets
	- Assets Acquired Utilising Finance Leases	129	709
	- Other	125	(759)
Equals:	Total Net Acquisition of Non-Financial Assets	2,648	2,407
Equals:	Net Lending/(Borrowing) [Fiscal Balance]	(3,473)	(2,168)

Outcomes Report	6 - 7

Table 3:	NSW General Government Sector Statement of Financial Position at 30 June(a)

	2013 $m (Budget)	2013 $m (Actual)

Assets
Financial Assets
Cash and Cash Equivalent Assets	3,930	8,967
Receivables	6,018	6,492
Tax Equivalents Receivable	274	472
Financial Assets at Fair Value	9,287	9,071
Advances Paid	1,198	913
Deferred Tax Equivalents Asset	4,929	5,307
Equity
Investments in Other Public Sector Entities	82,904	82,721
Investments in Other Public Sector Entities - Held for Sale	—	784
Investments in Associates	1,282	4,324
Other Financial Assets	29	14
Total Financial Assets	109,851	119,065

Non-Financial Assets
Inventories	278	271
Forestry Stock and Other Biological Assets	9	7
Assets Classified as Held for Sale	188	235
Investment Properties	228	125
Property, Plant and Equipment
Land and Buildings	57,547	61,208
Plant and Equipment	9,516	9,418
Infrastructure Systems	64,280	70,861
Intangibles	1,808	2,062
Other Non-Financial Assets	1,675	1,948
Total Non-Financial Assets	135,529	146,135
Total Assets	245,380	265,200

Liabilities
Deposits Held	1,069	1,072
Payables	3,965	4,689
Tax Equivalents Payable	—	21
Borrowings and Derivatives at Fair Value	80	12
Borrowings at Amortised Cost	30,037	29,048
Advances Received	730	725
Employee Provisions	11,902	13,130
Superannuation Provision(b)	31,266	40,327
Deferred Tax Equivalent Provision	712	634
Other Provisions	6,211	6,877
Other Liabilities	2,134	1,989
Total Liabilities	88,108	98,523

NET ASSETS	157,272	166,677

6 - 8	Outcomes Report

Table 3:	NSW General Government Sector Statement of Financial Position at 30 June (cont)

	2013 $m (Budget)	2013 $m (Actual)
Net Worth
Accumulated Funds	26,753	22,012
Reserves	130,519	144,665
TOTAL NET WORTH	157,272	166,677

OTHER FISCAL AGGREGATES
Net Financial Worth(c)	21,743	20,542
Net Debt (d)	17,502	11,907
Net Financial Liabilities(e)	61,161	62,963

(a)	This table has been presented on a liquidity basis as per AASB 1049.
(b)	Superannuation liabilities are reported net of prepaid contribution assets.
(c)	Net financial worth equals total financial assets minus total liabilities.
(d)	Net Debt equals the sum of deposits held, advances received and borrowings, minus the sum of cash, advances paid and financial assets at fair value.
(e)	Net financial liabilities equals net financial worth excluding equity investments in other public sector entities.

Outcomes Report	6 - 9

Table 4:	NSW General Government Sector Statement of Cash Flows

	2012-13 $m (Budget)	2012-13 $m (Actual)
CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Taxes Received	22,103	21,969
Receipts from Sales of Goods and Services	5,270	5,412
Grants and Subsidies Received	25,516	25,241
Interest Receipts	370	385
Dividends and Income Tax Equivalents	2,353	2,092
Other Receipts	5,980	6,577
Total Receipts	61,592	61,676

Payments
Payments for Employees	(26,573)	(25,567)
Payments for Superannuation	(3,157)	(3,273)
Payments for Goods and Services	(15,758)	(14,697)
Grants and Subsidies Paid	(9,888)	(8,683)
Interest Paid	(1,576)	(1,625)
Other Payments	(2,922)	(3,931)
Total Payments	(59,875)	(57,777)
NET CASH FLOWS FROM OPERATING ACTIVITIES	1,717	3,900

CASH FLOWS FROM INVESTING ACTIVITIES
Cash Flows from Investments in Non-Financial Assets
Sales of Non-Financial Assets	520	954
Purchases of Non-Financial Assets	(6,265)	(7,056)
Net Cash Flows from Investments in Non-Financial Assets	(5,744)	(6,102)

Cash Flows from Investments in Financial Assets for Policy Purposes
Receipts	271	5,221
Payments	(181)	(112)
Net Cash Flows from Investments in Financial Assets for Policy Purposes	91	5,109

Cash Flows from Investments in Financial Assets for Liquidity Purposes
Proceeds from Sale of Investments	1,271	272
Purchase of Investments	(770)	(759)
Net Cash flows from Investments in Financial Assets for Liquidity Purposes	501	(487)
NET CASH FLOWS FROM INVESTING ACTIVITIES	(5,153)	(1,480)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances Received/Repaid (net)	(52)	(52)
Proceeds from Borrowings	3,775	3,450
Repayments of Borrowings	(516)	(3,163)
Deposits Received (net)	(146)	(144)
Other (net)	—	(4)
NET CASH FLOWS FROM FINANCING ACTIVITIES	3,061	87

NET INCREASE/(DECREASE) IN CASH HELD	(375)	2,506

6 - 10	Outcomes Report

Table 4:	NSW General Government Sector Statement of Cash Flows (cont)

	2012-13 $m (Budget)	2012-13 $m (Actual)
Derivation of Cash Result
Net Cash Flows from Operating Activities	1,717	3,900
Net Cash Flows from Investments in Non-Financial Assets	(5,744)	(6,102)
CASH SURPLUS/(DEFICIT)	(4,027)	(2,202)

Derivation of ABS GFS General Government Cash Surplus/(Deficit)
Cash Surplus/(Deficit)	(4,027)	(2,202)
Assets Acquired under Finance Leases	(129)	(709)
Other Financing Arrangements(a)	53	(38)
ABS GFS CASH SURPLUS/(DEFICIT)	(4,104)	(2,949)
(a)	Comprises of movements in payables and receivables of a capital nature.

Outcomes Report	6 - 11

Table 5:	NSW General Government Sector Taxes

	2012-13 $m (Budget)	2012-13 $m (Actual)

Taxes on Employers’ Payroll and Labour Force	7,024	6,946
Taxes on Property
Land Taxes	2,559	2,333
Stamp Duties on Financial and Capital Transactions	5,188	5,269
Financial Institutions’ Transaction Taxes	—	—
Other	116	110
Total Taxes on Property	7,863	7,711

Taxes on the Provision of Goods and Services
Excises and Levies	—	—
Taxes on Gambling	1,872	1,873
Taxes on Insurance	2,042	2,029
Total Taxes on the Provision of Goods and Services	3,915	3,902

Taxes on Use of Goods and Performance of Activities
Motor Vehicle Taxes	2,666	2,728
Franchise Taxes	3	3
Other	640	—
Total Taxes on Use of Goods and Performance of Activities	3,310	3,422
Total Taxation Revenue	22,111	21,980

6 - 12	Outcomes Report

Table 6:	NSW General Government Sector Dividend and Income Tax Equivalent Income

	2012-13 $m (Budget)	2012-13 $m (Actual)

Dividend and Income Tax Equivalent Income from the PNFC Sector	2,288	2,549
Dividend and Income Tax Equivalent Income from the PFC Sector	80	99
Other Dividend Income	546	595
Total Dividend and Income Tax Equivalent Income	2,913	3,243

Outcomes Report	6 - 13

Table 7:	NSW General Government Sector Grant Revenue and Expense

	2012-13 $m (Budget)	2012-13 $m (Actual)
Current Grants and Subsidies
Current Grants from the Commonwealth(a)
General Purpose Grants	14,826	14,777
Specific Purpose Payments	7,203	7,132
National Partnership Payments	1,728	1,439
Total	23,757	23,348
Other Grants and Subsidies	672	885
Total current grants and subsidies revenue	24,429	24,233
Capital Grants and Subsidies
Capital Grants from the Commonwealth(a)
General Purpose Grants	—	—
Specific Purpose Payments	—	20
National Partnership Payments	939	1,097
Total	939	1,117
Other Grants and Subsidies	26	56
Total Capital Grants and Subsidies Revenue	965	1,173
Total Grant Revenue	25,394	25,406

Current Grants, Subsidies, and Transfer Payments to:
State/Territory Government	—	—
Local Government(a)	591	595
Private and Not-for-Profit Sector(a)	6,137	6,038
Other Sectors of Government	2,535	2,439
Total Current Grants, Subsidies, and Transfer Payments Expense	9,264	9,071
Capital Grants, Subsidies, and Transfer Payments to:
State/Territory Government	—	—
Local Government(a)	242	165
Private and Not-for-Profit Sector(a)	420	258
Other Sectors of Government	1,900	1,913
Total Capital Grants, Subsidies, and Transfer Payments Expense	2,561	2,336
Total Grant Expense	11,825	11,407
(a)	Grant revenue and expenses above exclude the following transfer payments from the Commonwealth government that New South Wales on-passes to third parties. They are not recorded as New South Wales revenue and expense as the State has no control over the amounts that it on-passes.

Transfer Receipts
Current Transfer Receipts for Specific Purposes	3,163	3,405
Capital Transfer Receipts for Specific Purposes	1	33
Total Receipts	3,165	3,438
Current Transfer Payments to:
Local Government	473	674
Private and Not-for Profit Sector	2,690	2,731
Capital Transfer Payments to:
Local Government	—	—
Private and Not-for Profit Sector	1	33
Total Payments	3,165	3,438

6 - 14	Outcomes Report

Table 8:	NSW General Government Sector Expenses by Function

	2012-13 $m (Budget)(b)	2012-13 $m (Actual)
General Public Services
Government superannuation benefits	65	42
Other general public services	2,166	2,371
Total Other General Public Services	2,231	2,413

Public Order and Safety
Police and fire protection services
Police services	2,971	3,022
Fire protection services	919	882
Law courts and legal services	1,211	1,194
Prisons and corrective services	1,171	1,197
Other public order and safety	109	101
Total Public Order and Safety	6,381	6,396

Education
Primary and secondary education
Primary education	4,428	4,400
Secondary education	4,576	4,507
Primary and secondary education n.e.c.	133	148
Tertiary education
University education	22	—
Technical and further education	1,758	1,807
Tertiary education n.e.c.
Pre-school education and education not definable by level	—	—
Pre-school education	373	229
Special education	1,407	1,382
Other education not definable by level	80	71
Transportation of students
Transportation of non-urban school children	525	519
Transportation of other students	171	178
Education n.e.c.	—	—
Total Education	13,474	13,240

Health
Acute care institutions
Admitted patient services in acute care institutions	9,792	9,181
Non-admitted patient services in acute care institutions	2,269	2,901
Mental health institutions	123	140
Nursing homes for the aged	101	117
Community health services
Community health services (excluding community mental health)	1,563	1,299
Community mental health	496	479
Patient transport	595	657
Public health services	465	556
Pharmaceuticals, medical aids and appliances	1,192	1,351
Health research	138	90
Health administration n.e.c.	109	65
Total Health	16,843	16,835

Outcomes Report	6 - 15

Table 8:	NSW General Government Sector Expenses by Function (cont)

	2012-13 $m (Budget)(b)	2012-13 $m (Actual)

Social Security
Social Security	425	401
Welfare services
Family and children services	1,175	1,353
Welfare services for the aged	457	457
Welfare services for people with a disability	2,390	2,422
Welfare services n.e.c.	334	102
Social security and welfare n.e.c.	195	188
Total Social Security	4,976	4,923

Housing and Community Amenities
Housing and community development
Housing	1,096	999
Community Development	199	263
Water supply	81	63
Sanitation and protection of the environment	981	796
Other community amenities	—	—
Total Housing and Community Amenities	2,356	2,121

Recreation and Culture
Recreation facilities and services
National parks and wildlife	374	425
Recreation facilities and services n.e.c.	417	433
Cultural facilities and services	459	497
Broadcasting and film production	9	11
Recreation and culture n.e.c.	27	29
Total Recreation and Culture	1,286	1,395

Fuel and Energy
Fuel affairs and services
Coal/Petroleum/Nuclear affairs, Fuel affairs and services n.e.c.	7	3
Gas	—	—
Electricity and other energy
Electricity	33	26
Other energy	—	—
Fuel and Energy n.e.c.	—	—
Total Fuel and Energy	40	29

6 - 16	Outcomes Report

Table 8:	NSW General Government Sector Expenses by Function (cont)

	2012-13 $m (Budget)(b)	2012-13 $m (Actual)

Agriculture, Forestry, Fishing and Hunting
Agriculture	548	647
Forestry, fishing and hunting	129	127
Total Agriculture, Forestry, Fishing and Hunting	677	774

Mining and Mineral Resources other than Fossil Fuels; Manufacturing and Construction
Mining and mineral resources other than fuels	109	65
Manufacturing	—	—
Construction	124	129
Total Mining and Mineral Resources other than Fossil Fuels; Manufacturing and Construction	233	194

Transport and Communications Road transport
Road maintenance(c)	2,018	1,857
Road transport n.e.c.(c)	939	1,066
Water transport
Other water transport services	1	17
Urban water transport services	78	153
Rail transport
Urban rail transport services	3,000	3,256
Non-urban rail transport freight services	—	107
Non-urban rail transport passenger services	104	104
Air transport	—	—
Pipelines	—	—
Other transport
Multi-mode urban transport	711	804
Other transport n.e.c.	—	—
Communications	—	31
Total Transport and Communications	6,850	7,394

Other Economic Affairs
Storage, saleyards and markets	—	—
Tourism and area promotion	401	319
Labour and employment affairs
Vocational training	361	252
Other labour and employment affairs	370	281
Other economic affairs	221	228
Total Other Economic Affairs	1,353	1,080

Outcomes Report	6 - 17

Table 8:	NSW General Government Sector Expenses by Function (cont)

	2012-13 $m (Budget)(b)	2012-13 $m (Actual)

Other Purposes
Public debt transactions	2,373	2,058
General purpose inter-government transactions	758	420
Natural disaster relief	82	115
Other purposes n.e.c.(a)(c)	637	537
Total Other Purposes	3,850	3,129
Total Expenses	60,552	59,923

Notes:

n.e.c. not elsewhere classified.

(a)	The original budget included $150 million Advance to the Treasurer which was allocated across functions as the funds were spent in the actual year.
(b)	The Budget for 2012-13 has, in some cases, been recast to reflect a more accurate dissection of expenses. In addition, with improvements in financial management systems and practices, differences between the recast budget and actual expenditure may also reflect greater accuracy in the dissection of final data for 2012-13.
(c)	Road transport and maintenance expenses totalling $251 million in 2012-13 (actual) associated with natural disasters have been included in ‘Other Purposes’.

6 - 18	Outcomes Report

Table 9:	NSW General Government Sector Capital Expenditure by Function(a)

	2012-13 $m (Budget)(c)	2012-13 $m (Actual)
Purchases of Non-Financial Assets
General Public Services	399	325
Public Order and Safety	450	409
Education	533	537
Health	1,008	981
Social Security and Welfare	194	142
Housing and Community Amenities	154	121
Recreation and Culture	134	150
Fuel and Energy	2	1
Agriculture, Forestry, Fishing and Hunting	25	25
Mining, Manufacturing and Construction	3	2
Transport and Communications	3,126	4,424
Other Economic Affairs	37	21
Other Purposes(b)	161	23
Total Purchases of Non-Financial Assets	6,227	7,163
Assets Acquired under Finance Leases

Education	2	—
Health	—	620
Transport and Communications	127	89
Total Assets Acquired under Finance Leases	129	709

Total Capital Expenditure	6,356	7,873
(a)	This table comprises purchases of non-financial assets as required by the UPF, effectively excluding assets acquired under finance leases. The following table provides details of the assets acquired under finance leases, sorted by policy areas, for reconciliation to the general government sector capital expenditure program.
(b)	The original budget included $135 million Advance to the Treasurer which was allocated across functions as the funds were spent in the actual year.
(c)	The Budget for 2012-13 has, in some cases, been recast to reflect a more accurate dissection of expenses. In addition, with improvements in financial management systems and practices, differences between the recast budget and actual expenditure may also reflect greater accuracy in the dissection of final data for 2012-13.

Outcomes Report	6 - 19

Table 10:	NSW Public Non-Financial Corporation Sector Statement of Comprehensive Income

	2012-13 $m (Budget)	2012-13 $m (Actual)

Revenue from Transactions
Taxation	—	—
Grant and Subsidies	—	—
Commonwealth - General Purpose	—	—
Commonwealth - Specific Purpose Payments	11	140
Commonwealth - National Partnership Payments	—	—
Other Grants and Subsidies	4,119	3,140
Sale of Goods and Services	15,784	14,240
Interest	115	148
Dividend and Income Tax Equivalent Income from Other Sectors	—	—
Other Dividends and Distributions	7	—
Fines, Regulatory Fees and Other	692	2,000
Total Revenue from Transactions	20,727	19,668

Expenses from Transactions
Employee	3,447	3,391
Superannuation	—	—
Superannuation Interest Cost	(39)	(122)
Other Superannuation	394	407
Depreciation and Amortisation	3,198	3,101
Interest	2,162	1,772
Income Tax Expense	852	874
Other Property	—	—
Other Operating	8,431	7,012
Grants and Transfers	—	—
Current Grants and Transfers	188	254
Capital Grants and Transfers	1,035	39
Total Expenses from Transactions	19,669	16,727
Transactions from Discontinuing Operations	—	182
Net Operating Balance - Surplus After Tax	1,058	3,123

Other Economic Flows included in the Operating Result
Gain/(Loss) from Other Liabilities	—	49
Other Net Gains/(Losses)	165	1,921
Share of Earnings from Associates (excluding Dividends)	—	—
Dividends from Asset Sale Proceeds	—	—
Other	8	(35)
Discontinuing Operations	—	(16)
Operating Result (Accounting Basis)	1,231	5,042

Other Economic Flows - Other Comprehensive Income
Items that will not be reclassified to Operating Result
Superannuation actuarial gains/(loss)	1,052	819
Deferred tax direct to equity	(150)	(650)
Revaluations	1,645	5,156
Items that may be reclassified subsequently to Operating Result
Net Gain/(Loss) on Equity Investments in Other Sectors	—	—
Net Gain/(Loss) on Financial Instruments at Fair Value	(29)	93
Other	(2)	277
Comprehensive Result - Total Change in Net Worth before Transactions with Owners(a)	3,747	10,738

6 - 20	Outcomes Report

Table 10:	NSW Public Non-Financial Corporation Sector Statement of Comprehensive Income (cont)

	2012-13 $m (Budget)	2012-13 $m (Actuals)
KEY FISCAL AGGREGATES
Comprehensive Result - Total Change in Net Worth before Transactions with Owners(a)	3,747	10,738
Less: Net Other Economic Flows	(2,690)	(7,615)
Equals: Budget Result - Net Operating Balance	1,058	3,123
Less: Net Acquisition of Non-Financial Assets
Purchases of Non-Financial Assets	8,105	5,426
Sales of Non-Financial Assets	(303)	(277)
less: Depreciation	(3,198)	(3,101)
Plus: Change in Inventories	107	67
Plus: Other Movements in Non-Financial Assets	—	—
- Assets Acquired Utilising Finance Leases	547	854
- Other	(807)	1,402
Equals: Total Net Acquisition of Non-Financial Assets	4,451	4,371
Equals: Net Lending/(Borrowing) [Fiscal Balance]	(3,393)	(1,248)
(a)	‘Total change in net worth’ is before transactions with owners as owners. Therefore, it may not equal the movement in Statement of Financial Position net worth.

Outcomes Report	6 - 21

Table 11:	NSW Public Non-Financial Corporation Sector Statement of Financial Position at 30 June(a)

	2013 $m (Budget) $m	2013 $m (Actual) $m
Assets
Financial Assets
Cash and Cash Equivalent Assets	987	2,001
Receivables	2,467	2,270
Tax Equivalents Receivable	—	21
Financial Assets at Fair Value	1,972	1,135
Advances Paid	17	12
Deferred Tax Equivalents Asset	709	631
Equity
Investments in Other Public Sector Entities	—	—
Investments in Other Public Sector Entities	—	—
Investments in Associates	7	2
Other Financial Assets	6,159	6,073

Total Financial Assets

Non-Financial Assets
Inventories	1,267	1,196
Forestry Stock and Other Biological Assets	751	708
Assets Classified as Held for Sale	66	1,264
Investment Properties	557	436
Property, Plant and Equipment	—	—
Land and Buildings	49,969	52,242
Plant and Equipment	5,774	5,658
Infrastructure Systems	66,380	65,413
Intangibles	1,890	1,620
Other Non-Financial Assets	417	232
Total Non-Financial Assets	127,071	128,770
Total Assets	133,230	134,843

Liabilities
Deposits Held	76	103
Payables	3,529	2,970
Tax Equivalents Payable	268	465
Liabilities Directly Associated with Assets Held for Sale	—	182
Borrowings and Derivatives at Fair Value	78	182
Borrowings at Amortised Cost	33,681	30,563
Advances Received	492	486
Employee Provisions	2,310	2,391
Superannuation Provision(b)	2,024	2,859
Deferred Tax Equivalent Provision	4,929	5,306
Other Provisions	1,826	2,521
Other	449	446
Total Liabilities	49,660	48,474

NET ASSETS	83,570	86,368

6 - 22	Outcomes Report

Table 11:	NSW Public Non-Financial Corporation Sector Statement of Financial Position at 30 June (cont)

	2013 $m (Budget)	2013 $m (Actual)
Net Worth
Accumulated Funds	41,780	43,186
Reserves	41,790	43,183
TOTAL NET WORTH	83,570	86,368

OTHER FISCAL AGGREGATES
Net Financial Worth(c)	(43,501)	(42,402)
Net Debt(d)	31,351	28,186
Net Financial Liabilities(e)	43,501	42,402

(a)	This table has been presented on a liquidity basis as per AASB 1049.
(b)	Superannuation liabilities are reported net of prepaid contribution assets.
(c)	Net financial worth equals total financial assets minus total liabilities.
(d)	Net Debt equals the sum of deposits held, advances received and borrowing, minus the sum of cash, advances paid, and financial assets at fair value.
(e)	Net financial liabilities equals total liabilities minus total financial assets.

Outcomes Report	6 - 23

Table 12:	NSW Public Non-Financial Corporation Statement of Cash Flows

	2012-13 $m (Budget)	2012-13 $m (Actual)
CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Receipts from Sales of Goods and Services	15,576	15,576
Grants and Subsidies Received	4,129	3,291
Interest Receipts	115	143
Other Receipts	1,849	2,694
Total Operating Receipts	21,670	21,704

Payments
Payments for Employees	(3,685)	(3,866)
Payments for Superannuation	(386)	(346)
Payments for Goods and Services	(7,966)	(7,799)
Grants and Subsidies Paid	(188)	(254)
Interest Paid	(2,078)	(1,714)
Income Tax Equivalents Paid	(1,067)	(789)
Other Payments	(1,459)	(2,025)
Total Cash Operating Payments	(16,830)	(16,794)
NET CASH FLOWS FROM OPERATING ACTIVITIES	4,840	4,910

CASH FLOWS FROM INVESTING ACTIVITIES
Cash Flows from Investments in Non-Financial Assets
Sales of Non-Financial Assets	304	276
Purchases of Non-Financial Assets	(8,106)	(5,542)
Net Cash Flows from Investments in Non-Financial Assets	(7,803)	(5,267)

Cash Flows from Investments in Financial Assets for Policy Purposes
Receipts	12	18
Payments	(14)	(14)
Net Cash Flows from Investments in Financial Assets for Policy Purposes	(3)	4

Cash Flows from Investments in Financial Assets for Liquidity Purposes
Proceeds from Sale of Investments	125	209
Purchase of Investments	(108)	(200)
Net Cash flows from Investments in Financial Assets for Liquidity Purposes	17	9
NET CASH FLOWS FROM INVESTING ACTIVITIES	(7,788)	(5,254)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances Received	0	1
Advances Repaid	(234)	(341)
Proceeds from Borrowings	4,676	4,598
Repayments of Borrowings	(443)	(2,684)
Dividends Paid	(1,194)	(1,144)
Deposits Received (net)	(9)	12
Other Financing (net)	—	—
NET CASH FLOWS FROM FINANCING ACTIVITIES	2,795	442

NET INCREASE/(DECREASE) IN CASH HELD	(153)	99

6 - 24	Outcomes Report

Table 12:	NSW Public Non-Financial Corporation Statement of Cash Flows (cont)

	2012-13 $m (Budget)	2012-13 $m (Actual)
Derivation of Cash Result
Net Cash Flows from Operating Activities	4,840	4,910
Net Cash Flows from Investments in Non-Financial Assets	(7,803)	(5,267)
Dividends Paid	(1,194)	(1,144)
CASH SURPLUS/(DEFICIT)	(4,157)	(1,501)

Derivation of ABS GFS Public Non-financial Sector Cash Surplus/(Deficit)
Cash Surplus/(Deficit)	(4,157)	(1,501)
Assets Acquired under Finance Leases	(547)	(854)
Other Financing Arrangements(a)	1	118
ABS GFS CASH SURPLUS/(DEFICIT)	(4,703)	(2,237)
(a)	Comprises of movements in payables and receivables of a capital nature.

Outcomes Report	6 - 25

Table 13:	NSW Non-Financial Public Sector Statement of Comprehensive Income

	2012-13 $m (Budget)	2012-13 $m (Actual)
Revenue from Transactions
Taxation	21,292	21,105
Grant and Subsidies
Commonwealth - General Purpose	14,826	14,777
Commonwealth - Specific Purpose Payments	7,214	7,273
Commonwealth - National Partnership Payments	2,667	2,536
Other Grants and Subsidies	385	655
Sale of Goods and Services	19,844	18,323
Interest	413	470
Dividend and Income Tax Equivalent Income from Other Sectors	79	99
Other Dividends and Distributions	553	595
Fines, Regulatory Fees and Other	4,524	4,517
Total Revenue from Transactions	71,797	70,349

Expenses from Transactions
Employee	29,969	29,441
Superannuation
Superannuation Interest Cost	161	(284)
Other Superannuation	2,740	2,756
Depreciation and Amortisation	6,492	6,768
Interest	4,240	3,909
Other Property	1	—
Other Operating	20,832	19,078
Grants and Transfers
Current Grants and Transfers	6,901	6,778
Capital Grants and Transfers	1,662	423
Total Expenses from Transactions	72,998	68,869
Transactions from Discontinuing Operations	—	218
Net Operating Balance - Surplus/(Deficit)	(1,201)	1,699

Other Economic Flows included in the Operating Result
Gain/(Loss) from Superannuation	—	2
Gain/(Loss) from Other Liabilities	387	494
Other Net Gains/(Losses)	575	2,250
Share of Earnings from Associates (excluding Dividends)	(89)	(137)
Dividends from Asset Sale Proceeds	—	—
Other	(14)	38
Discontinuing Operations	—	(61)
Operating Result (Accounting Basis)	(342)	4,284

Other Economic Flows - Other Comprehensive Income
Items that will not be reclassified to Operating Result
Superannuation actuarial gains/(loss)	7,881	6,433
Deferred tax direct to equity	—	0
Revaluations	2,786	8,317
Items that may be reclassified subsequently to Operating Result
Net Gain/(Loss) on Equity Investments in Other Sectors	133	2,261
Net Gain/(Loss) on Financial Instruments at Fair Value	(29)	91
Other	(35)	(237)
Comprehensive Result - Total Change in Net Worth	10,395	21,149

6 - 26	Outcomes Report

Table 13:	NSW Non-Financial Public Sector Statement of Comprehensive Income (cont)

		2012-13 $m (Budget)	2012-13 $m (Actual)
KEY FISCAL AGGREGATES
Comprehensive Result - Total Change in Net Worth before Transactions with Owners(a)		10,395	21,149
Less: Net Other Economic Flows		(11,595)	(19,450)
Equals: Net Operating Balance		(1,201)	1,699
Less: Net Acquisition of Non-Financial Assets
	Purchases of Non-Financial Assets	14,323	12,580
	Sales of Non-Financial Assets	(839)	(1,299)
	less: Depreciation	(6,492)	(6,768)
Plus: Change in Inventories		104	50
Plus: Other Movements in Non-Financial Assets
	- Assets Acquired Utilising Finance Leases	677	1,563
	- Other	(682)	643
Equals:	Total Net Acquisition of Non-Financial Assets	7,091	6,769
Equals:	Net Lending/(Borrowing) [Fiscal Balance]	(8,292)	(5,070)

Outcomes Report	6 - 27

Table 14:	NSW Non-Financial Public Sector Statement of Financial Position at 30 June(a)

	2013 $m (Budget) $m	2013 $m (Actual) $m
Assets
Financial Assets
Cash and Cash Equivalent Assets	4,916	10,968
Receivables	6,315	6,175
Financial Assets at Fair Value	10,678	9,714
Advances Paid	723	441
Equity
Investments in Other Public Sector Entities	(666)	(2,863)
Investments in Associates	1,282	4,324
Other Financial Assets	37	17
Total Financial Assets	23,284	28,776

Non-Financial Assets
Inventories	1,545	1,468
Forestry Stock and Other Biological Assets	759	715
Assets Classified as Held for Sale	254	1,499
Investment Properties	784	562
Property, Plant and Equipment
Land and Buildings	107,516	113,450
Plant and Equipment	15,290	15,075
Infrastructure Systems	130,660	136,274
Intangibles	3,698	3,683
Other Non-Financial Assets	1,908	2,133
Total Non-Financial Assets	262,416	274,858
Total Assets	285,700	303,634

Liabilities
Deposits Held	1,145	1,175
Payables	6,858	6,729
Liabilities Directly Associated with Assets Held for Sale	—	182
Borrowings and Derivatives at Fair Value	158	194
Borrowings at Amortised Cost	63,137	59,119
Advances Received	730	728
Employee Provisions	14,178	15,475
Superannuation Provision(b)	33,291	43,186
Deferred Tax Equivalent Provision	3	3
Other Provisions	6,539	7,788
Other Liabilities	2,390	2,379
Total Liabilities	128,429	136,957

NET ASSETS	157,272	166,677

6 - 28	Outcomes Report

Table 14:	NSW Non-Financial Public Sector Statement of Financial Position at 30 June (cont)

	2013 $m (Budget)	2013 $m (Actual)
Net Worth
Accumulated Funds	64,834	61,084
Reserves	92,438	105,593
TOTAL NET WORTH	157,272	166,677

OTHER FISCAL AGGREGATES
Net Financial Worth(c)	(105,144)	(108,181)
Net Debt(d)	48,853	40,093
Net Financial Liabilities(e)	104,478	105,318

(a)	This table has been presented on a liquidity basis as per AASB 1049.
(b)	Superannuation liabilities are reported net of prepaid contribution assets.
(c)	Net financial worth equals total financial assets minus total liabilities.
(d)	Net Debt equals the sum of deposits held, advances received and borrowings, minus the sum of cash, advances paid and financial assets at fair value.
(e)	Net financial liabilities equals total liabilities less total financial assets excluding equity investments in other public sector entities.

Outcomes Report	6 - 29

Table 15:	NSW Non-Financial Public Sector Statement of Cash Flows

	2012-13 $m (Budget)	2012-13 $m (Actual)

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Taxes Received	21,298	21,104
Receipts from Sales of Goods and Services	20,275	20,126
Grants and Subsidies Received	25,224	25,048
Interest Receipts	416	455
Dividends and Income Tax Equivalents	76	110
Other Receipts	7,804	9,272
Total Operating Receipts	75,092	76,115

Cash payments for operating activities
Payments for Employees	(29,983)	(29,079)
Payments for Superannuation	(3,543)	(3,620)
Payments for Goods and Services	(22,550)	(21,123)
Grants and Subsidies Paid	(5,785)	(5,605)
Interest Paid	(3,586)	(3,266)
Other Payments	(4,292)	(5,825)
Total Cash Operating Payments	(69,739)	(68,517)
NET CASH FLOWS FROM OPERATING ACTIVITIES	5,353	7,599

CASH FLOWS FROM INVESTING ACTIVITIES
Cash Flows from Investments in Non-Financial Assets
Sales of Non-Financial Assets	839	1,245
Purchases of Non-Financial Assets	(14,378)	(12,551)
Net Cash Flows from Investments in Non-Financial Assets	(13,539)	(11,307)

Cash Flows from Investments in Financial Assets for Policy Purposes
Receipts	45	4,883
Payments	(195)	(126)
Net Cash Flows from Investments in Financial Assets for Policy Purposes	(150)	4,757

Cash Flows from Investments in Financial Assets for Liquidity Purposes
Proceeds from Sale of Investments	1,312	412
Purchase of Investments	(853)	(919)

Net Cash flows from Investments in Financial Assets for Liquidity Purposes	459	(507)
NET CASH FLOWS FROM INVESTING ACTIVITIES	(13,230)	(7,056)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances Received	—	0
Advances Repaid	(52)	(53)
Proceeds from Borrowings	8,455	8,049
Repayments of Borrowings	(934)	(5,818)
Deposits Received (net)	(154)	(132)
Other (net)	—	94
NET CASH FLOWS FROM FINANCING ACTIVITIES	7,315	2,141

NET INCREASE/(DECREASE) IN CASH HELD	(563)	2,684

6 - 30	Outcomes Report

Table 15:	NSW Non-Financial Public Sector Statement of Cash Flows (cont)

	2012-13 $m (Budget)	2012-13 $m (Actual)

Derivation of Cash Result
Net Cash Flows from Operating Activities	5,353	7,599
Net Cash Flows from Investments in Non-Financial Assets	(13,539)	(11,307)
CASH SURPLUS/(DEFICIT)	(8,186)	(3,708)

Derivation of ABS GFS Public Non-financial Sector Cash Surplus/(Deficit)
Cash Surplus/(Deficit)	(8,186)	(3,708)
Assets Acquired under Finance Leases	(677)	(1,563)
Other Financing Arrangements(a)	54	26
ABS GFS CASH SURPLUS/(DEFICIT)	(8,808)	(5,245)
(a)	Comprises of movements in payables and receivables of a capital nature.

Outcomes Report	6 - 31

Table 16:	NSW Public Financial Corporations Statement of Comprehensive Income(a)

2012-13 $m (Actual)
Revenue from Transactions
Taxation	470
Grant and Subsidies	—
Commonwealth - General Purpose	—
Commonwealth - Specific Purpose Payments	—
Commonwealth - National Partnership Payments	—
Other Grants and Subsidies	—
Sale of Goods and Services	99
Interest	3,529
Dividend and Income Tax Equivalent Income from Other Sectors	—
Other Dividends and Distributions	71
Fines, Regulatory Fees and Other	12
Total Revenue from Transactions	4,181

Expenses from Transactions
Employee	79
Superannuation Interest Cost	—
Superannuation	6
Depreciation and Amortisation	8
Interest	3,203
Income Tax Expense	38
Other Property	0
Other Operating	397
Curent Grants and Subsidies	5
Capital Grants and Transfers	—
Total Expenses from transactions	3,736
Net Operating Balance	445

Other Economic Flows included in the Operating Result
Gain/(Loss) from Superannuation	—
Gain/(Loss) from Other Liabilities	—
Other Net Gains/(Losses)	1,868
Share of Earnings from Associates (excluding Dividends)	0
Dividends from Asset Sale Proceeds	—
Other	—
Discontinuing Operations	—
Operating Result (Accounting Basis)	2,312

Other Economic Flows - Other Comprehensive Income
Items that will not be reclassified to Operating Result
Superannuation actuarial gains/(loss)	—
Deferred tax direct to equity	—
Revaluations	—
Items that may be reclassified subsequently to Operating Result
Net Gain/(Loss) on Equity Investments in Other Sectors	—
Net Gain/(Loss) on Financial Instruments at Fair Value	—
Other	—
Comprehensive Result - Total Change in Net Worth before Transactions with Owners	2,312

6 - 32	Outcomes Report

Table 16:	NSW Public Financial Corporations Statement of Comprehensive Income (cont)

		2012-13 $m (Actual)
KEY FISCAL AGGREGATES

Comprehensive Result - Total Change in Net Worth before Transactions with Owners(a)		2,312
Less: Net Other Economic Flows		(1,867)
Equals: Net Operating Balance		445
Less: Net Acquisition of Non-Financial Assets		—
	Purchases of Non-Financial Assets	6
	Sales of Non-Financial Assets	(0)
	less: Depreciation	(8)
Plus: Change in Inventories		—
Plus: Other Movements in Non-Financial Assets		—
	- Assets Acquired Utilising Finance Leases	—
	- Other	—
Equals:	Total Net Acquisition of Non-Financial Assets	(2)
Equals:	Net Lending/(Borrowing) [Fiscal Balance]	447
(a)	The Uniform Presentation Framework does not require the publishing of the results of the Public Financial Corporation Sector at budget time and mid-year; therefore a Budget column is not available.

Outcomes Report	6 - 33

Table 17:	NSW Public Financial Corporations Sector Statement of Financial Position at 30 June(a)(b)

2013 $m (Actual)

Assets
Financial Assets
Cash and Cash Equivalent Assets	1,270
Receivables	900
Financial Assets at Fair Value	69,652
Advances Paid	1
Deferred Tax Equivalents	3
Equity	—
Investments in Associates	2
Other Financial Assets	—
Total Financial Assets	71,828

Non-Financial Assets
Inventories	—
Investments	—
Property, Plant and Equipment	—
Land and Buildings	20
Plant and Equipment	7
Infrastructure Systems	—
Intangibles	5
Other Non-Financial Assets	3
Total Non-Financial Assets	35
Total Assets	71,862

Liabilities
Deposits Held	219
Payables	163
Tax Equivalents Payable	7
Liabilities Directly Associated with Assets Held for Sale	—
Borrowings and Derivatives at Fair Value	72,168
Borrowings at Amortised Cost	18
Advances Received	—
Employee Provisions	15
Superannuation Provision(c)	(0)
Deferred Tax Equivalent Provision	1
Other Provisions	2,129
Other Liabilities	4
Total Liabilities	74,725

NET ASSETS	(2,863)

6 - 34	Outcomes Report

Table 17:	NSW Public Financial Corporations Sector Statement of Financial Position at 30 June (cont)

2013 $m (Actual)
Net Worth
Accumulated Funds	(2,870)
Reserves	7
TOTAL NET WORTH	(2,863)

OTHER FISCAL AGGREGATES
Net Financial Worth(d)	(2,897)
Net Debt(e)	1,482
Net Financial Liabilities(f)	2,897

(a)	The Uniform Presentation Framework does not require the publishing of the results of the Public Financial Corporation Sector at budget time and mid-year, therefore a Budget column is not available.
(b)	This table has been presented on a liquidity basis as per AASB 1049.
(c)	Superannuation liabilities are reported net of prepaid contribution assets.
(d)	Net financial worth equals total financial assets minus total liabilities.
(e)	Net Debt equals the sum of deposits held, advances received and borrowings, minus the sum of cash advances paid on financial assets of fair value.
(f)	Net financial liabilities equals total liabilities minus financial assets.

Outcomes Report	6 - 35

Table 18:	NSW Public Financial Corporations Sector Statement of Cash Flows(a)

2012-13 $m (Actual)
CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Taxation	470
Receipts from Sales of Goods and Services	104
Grants and Subsidies Received	—
Interest Receipts	3,503
Other Receipts	104
Total Receipts	4,182

Payments
Payments for Employees	(74)
Payments for Superannuation	(7)
Payments for Goods and Services	(108)
Grants and Subsidies	(2)
Interest Paid	(3,200)
Income Tax Equivalents Paid	(38)
Other Payments	(14)
Total Payments	(3,443)
NET CASH FLOWS FROM OPERATING ACTIVITIES	739

CASH FLOWS FROM INVESTING ACTIVITIES
Cash Flows from Investments in Non-Financial Assets
Sales of Non-Financial Assets	0
Purchases of Non-Financial Assets	(6)
Net Cash Flows from Investments in Non-Financial Assets	(6)

Cash Flows from Investments in Financial Assets for Policy Purposes	—

Cash Flows from Investments in Financial Assets for Liquidity Purposes
Proceeds from Sale of Investments	5,595
Purchase of Investments	(10,775)
Net Cash flows from Investments in Financial Assets for Liquidity Purposes	(5,180)
NET CASH FLOWS FROM INVESTING ACTIVITIES	(5,186)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances Received (net)	—
Proceeds from Borrowings	61,669
Repayments of Borrowings	(57,834)
Dividends Paid	(55)
Deposits Received (net)	—
Other (net)	—
NET CASH FLOWS FROM FINANCING ACTIVITIES	3,780

NET INCREASE/(DECREASE) IN CASH HELD	(668)

6 - 36	Outcomes Report

Table 18:	NSW Public Financial Corporations Sector Statement of Cash Flows (cont)

2012-13 $m (Actual)
Derivation of Cash Result
Net Cash Flows from Operating Activities	739
Net Cash Flows from Investments in Non-Financial Assets	(6)
Dividends Paid	(55)
CASH SURPLUS/(DEFICIT)	677

Derivation of ABS GFS Public Non-financial Sector Cash Surplus/(Deficit)
Cash Surplus/(Deficit)	677
Assets Acquired under Finance Leases	—
Other Financing Arrangements(b)	—
ABS GFS CASH SURPLUS/(DEFICIT)	677
(a)	Publication of budget estimates for the Public Financial Corporation Sector is not required under the Uniform Presentation Framework due to their great inherent uncertainty.
(b)	Comprises of movements in payables and receivables of a capital nature.

Outcomes Report	6 - 37

Table 19:	2012-13 Loan Council Allocation Estimates for NSW

		Budget-time Estimate 2012-13 $m	Actual 2012-13 $m

General Government Sector Cash (Surplus) / Deficit		4,027	2,202
PNFC Sector Cash (Surplus) / Deficit(a)		4,157	1,501
Non-Financial Public Sector Cash (Surplus) / Deficit(b)		8,186	3,708
Acquisitions under finance leases and similar arrangements(c)		623	1,537
Equals ABS GFS cash (surplus) / deficit		8,808	5,245
Minus	Net cash flows from investments in financial
	assets for policy purposes(d)	(150)	4,757
Plus	Memorandum items(e)	1,374	(1,467)
Loan Council Allocation (LCA)		10,332	(980)
(a)	Public Non-financial Corporation (PNFC) Sector.
(b)	Does not directly equate to the sum of the General Government and PNFC cash deficits due to intersectoral transfers which are netted out.
(c)	Finance leases and similar arrangements are shown separately as they are deducted from the AASB 1049 cash surplus to derive the ABS GFS cash surplus/deficit.
(d)	This item is the negative of net advances paid under a cash accounting framework.
(e)	Memorandum items are used to adjust the ABS deficit to include in LCAs certain transactions, such as operating leases, Local Government and University Borrowings that have many of the characteristics of public sector borrowings but do not constitute formal borrowings. They are also used, where appropriate, to deduct from the ABS deficit certain transactions that Loan Council has agreed should not be included in LCAs - for example, the funding of more than employers' emerging costs under public sector superannuation schemes, or borrowings by entities such as statutory marketing authorities.

6 - 38	Outcomes Report

Private Sector Infrastructure

As approved at the 1997 Loan Council Meeting, States are to report their full contingent exposure to Public Private Partnerships for new contracts entered into, that have not previously been reported. Exposure is to be measured by the Government’s termination liabilities in a case of private sector default, and disclosed as a footnote to, rather than a component of, Loan Council Allocations.

Information on new finance leases entered into (and other capital expenditure reported on balance sheet) is also reported within the Loan Council Allocation.

Therefore, only new PPP off-balance sheet projects are reported below as Memo Items.

Contracts entered into in 2012-13.

M2 Motorway: Lane Cove Road On-Ramp

The Government entered an M2 Amending Deed in May 2013 with the current owner and operator of the M2 Motorway, Hills Motorway Limited.

Under the Amending Deed, Hills will finance, design, construct, operate and maintain a new on-ramp from Lane Cove Road to the eastbound carriageway of the M2, with an estimated construction cost of $22m.

It is anticipated that the opening toll prices will be $1.80 for cars and $5.50 for trucks and heavy vehicles.

Government Contingent Liability	Nil

Outcomes Report	6 - 39